Exhibit 4.8

LCPR SENIOR SECURED FINANCING DESIGNATED ACTIVITY COMPANY
$1,200,000,000 6.750% Senior Secured Notes due 2027

INDENTURE
Dated as of October 25, 2019

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED
Trustee
THE BANK OF NEW YORK MELLON, LONDON BRANCH
Principal Paying Agent
THE BANK OF NEW YORK MELLON
Transfer Agent and Registrar
THE BANK OF NOVA SCOTIA
Security Trustee

TABLE OF CONTENTS
Page
ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01    Definitions    1
Section 1.02    Other Definitions.    61
Section 1.03    Rules of Construction    63
ARTICLE 2.
THE NOTES
Section 2.01    Form and Dating    63
Section 2.02    Execution and Authentication    64
Section 2.03    Paying Agent and Registrar    66
Section 2.04    Holders to Be Treated as Owners; Payments of Interest    66
Section 2.05    Paying Agent to Hold Money    67
Section 2.06    Holder Lists    67
Section 2.07    Transfer and Exchange    67
Section 2.08    Replacement Notes    75
Section 2.09    Outstanding Notes    76
Section 2.10    Treasury Notes    76
Section 2.11    Temporary Notes    76
Section 2.12    Cancellation    76
Section 2.13    Defaulted Interest    77
Section 2.14    CUSIP, ISIN or Common Code Number    77
Section 2.15    Deposit of Moneys    77
Section 2.16    Actions of Agents    77
ARTICLE 3.
REDEMPTION AND PREPAYMENT
Section 3.01    Notices to Trustee    78
Section 3.02    Selection of Notes to Be Redeemed or Purchased; Notices    78
Section 3.03    Notice of Redemption    78
Section 3.04    Effect of Notice of Redemption    79
Section 3.05    Deposit of Redemption or Purchase Price    79
Section 3.06    Notes Redeemed or Repurchased in Part    80
Section 3.07    Optional Redemption    80
Section 3.08    Optional Redemption upon Certain Tender Offers    82
Section 3.09    Special Mandatory Redemption    83
Section 3.10    Mandatory Redemption    83
Section 3.11    Redemption for Taxation Reasons    83
Section 3.12    Offer to Purchase by Application of Excess Proceeds    84
ARTICLE 4.
COVENANTS
Section 4.01    Payments on the Notes    87
i

Section 4.02    Maintenance of Office or Agency    87
Section 4.03    Reports    88
Section 4.04    Compliance Certificate    90
Section 4.05    Taxes    90
Section 4.06    Stay, Extension and Usury Laws    90
Section 4.07    Limitation on Restricted Payments    91
Section 4.08    Limitation on Restrictions on Distributions from Restricted Subsidiaries    99
Section 4.09    Limitation on Indebtedness    102
Section 4.10    Limitation on Sales of Assets and Subsidiary Stock    109
Section 4.11    Limitation on Affiliate Transactions    111
Section 4.12    Limitation on Liens    115
Section 4.13    Corporate Existence    116
Section 4.14    Change of Control    116
Section 4.15    Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries    118
Section 4.16    Payments for Consents    119
Section 4.17    Impairment of Liens    119
Section 4.18    Additional Amounts    121
Section 4.19    Suspension of Covenants on Achievement of Investment Grade Status    124
Section 4.20    Further Instruments and Acts    124
Section 4.21    Listing    124
Section 4.22    Collateral Sharing Agreement; Additional Collateral Sharing Agreements    125
Section 4.23    Intercreditor Agreement; Additional Intercreditor Agreement    126
Section 4.24    Limitation on Issuer Activities    128
Section 4.25    Limitation on Layering    130
Section 4.26    Limited Condition Transaction    130
Section 4.27    Debt Pushdown    131
ARTICLE 5.
SUCCESSORS
Section 5.01    Merger and Consolidation    132
Section 5.02    Successor Corporation Substituted    133
Section 5.03    Assumption of Note Obligations by the Fold-In Issuer and Proceeds Loan Obligors    134
ARTICLE 6.
DEFAULTS AND REMEDIES
Section 6.01    Events of Default    135
Section 6.02    Acceleration    138
Section 6.03    Other Remedies    138
Section 6.04    Waiver of Past Defaults    139
Section 6.05    Control by Majority    139
Section 6.06    Limitation on Suits    139
Section 6.07    Rights of Holders of Notes to Receive Payment    140

Section 6.08    Collection Suit by Trustee    140
Section 6.09    Trustee May File Proofs of Claim    140
Section 6.10    Priorities    140
Section 6.11    Undertaking for Costs    141
ARTICLE 7.
TRUSTEE
Section 7.01    Duties of Trustee    141
Section 7.02    Rights of Trustee    142
Section 7.03    Individual Rights of Trustee    144
Section 7.04    Trustee’s Disclaimer    144
Section 7.05    Notice of Defaults    145
Section 7.06    [Reserved]    145
Section 7.07    Compensation and Indemnity    145
Section 7.08    Replacement of Trustee    146
Section 7.09    Successor Trustee by Merger, etc.    147
Section 7.10    Agents; Resignation of Agents    147
Section 7.11    Eligibility; Disqualification    147
Section 7.12    Contractual Recognition of Bail-In Powers    147
Section 7.13    Tax Matters    148
ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance    149
Section 8.02    Legal Defeasance and Discharge    149
Section 8.03    Covenant Defeasance    149
Section 8.04    Conditions to Legal or Covenant Defeasance    150
Section 8.05    Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions    151
Section 8.06    Repayment to Issuer    151
Section 8.07    Reinstatement    152
ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders    152
Section 9.02    With Consent of Holders    154
Section 9.03    Specified Consents and Amendments    156
Section 9.04    Revocation and Effect of Consents    156
Section 9.05    Notation on or Exchange of Notes    156
Section 9.06    Trustee/Security Trustee to Sign Amendments, etc.    156
ARTICLE 10.
GUARANTEES
Section 10.01    Note Guarantee    157
Section 10.02    Limitation on Guarantor Liability    158
Section 10.03    Execution and Delivery of Note Guarantee    158
Section 10.04    Note Guarantee Releases    158

Section 10.05    Proceeds Loan Guarantee Releases.    159
Section 10.06    Additional Parent Proceeds Loan Guarantees    160
Section 10.07    Additional Subsidiary Proceeds Loan Guarantees    161
Section 10.08    Permitted Affiliate Parent and Affiliate Subsidiaries    161
ARTICLE 11.
SECURITY
Section 11.01    Note Security Documents    162
Section 11.02    Release of the Note Collateral    162
Section 11.03    Release of the Proceeds Loan Collateral    163
Section 11.04    Limitations on the Collateral    164
Section 11.05    Authorization of Actions to Be Taken by the Security Trustee    165
Section 11.06    Authorization of Receipt of Funds by the Security Trustee Under the Note Security Documents    165
Section 11.07    Waiver of subrogation    165
Section 11.08    Termination of Security Interest    166
ARTICLE 12.
SATISFACTION AND DISCHARGE
Section 12.01    Satisfaction and Discharge    166
Section 12.02    Application of Trust Money    167
ARTICLE 13.
LIMITED RECOURSE OBLIGATIONS
Section 13.01    Limited Recourse Obligations    167
ARTICLE 14.
MISCELLANEOUS
Section 14.01    Notices    168
Section 14.02    Communication by Holders with Other Holders    170
Section 14.03    Certificate and Opinion as to Conditions Precedent    170
Section 14.04    Statements Required in Certificate or Opinion    170
Section 14.05    Rules by Trustee and Agents    171
Section 14.06    No Personal Liability of Directors, Officers, Employees and Stockholders    171
Section 14.07    Currency Indemnity    171
Section 14.08    Governing Law    171
Section 14.09    Submission to Jurisdiction; Appointment of Agent for Service    171
Section 14.10    No Adverse Interpretation of Other Agreements    172
Section 14.11    Successors    172
Section 14.12    Severability    172
Section 14.13    Counterpart Originals    172
Section 14.14    Table of Contents, Headings, etc.    172
Section 14.15    Prescription    173
Section 14.16    USA PATRIOT Act    173

v

EXHIBITS
(ATTACHED SEPARATELY HERETO)
Exhibit A    FORM OF GLOBAL NOTE
Exhibit B    FORM OF DEFINITIVE REGISTERED NOTE
Exhibit C    FORM OF CERTIFICATE OF TRANSFER
Exhibit D    FORM OF CERTIFICATE OF EXCHANGE
Exhibit E    FORM OF SUPPLEMENTAL INDENTURE (SUBSEQUENT GUARANTORS)
Exhibit F    FORM OF SUPPLEMENTAL INDENTURE (FOLD-IN ISSUER AND GUARANTOR[S])
Exhibit G    FORM OF SOLVENCY CERTIFICATE
Exhibit H    FOLD-IN INDENTURE SCHEDULE

INDENTURE dated as of October 25, 2019 among LCPR Senior Secured Financing Designated Activity Company, a designated activity company incorporated under the laws of Ireland with registered number 657415 and any successors thereto (the “Issuer”), LCPR Loan Financing LLC (the “Guarantor”), BNY Mellon Corporate Trustee Services Limited, not in its individual capacity but solely as trustee (the “Trustee”), The Bank of New York Mellon, London Branch as principal paying agent (the “Principal Paying Agent”), The Bank of New York Mellon as transfer agent and notes registrar (the “Transfer Agent” and “Registrar,” respectively) and The Bank of Nova Scotia as security trustee (the “Security Trustee”).
The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Issuer’s 6.750% Senior Secured Notes due 2027 issued hereunder (the “Notes”):
ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01    Definitions
“144A Global Note” means one or more Global Notes substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of the Depositary or its nominee issued in an aggregate principal amount equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 144A.
“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.
“Acquisition” refers to the acquisition of Beach Holding Corporation by Leo Cable LP (or its assignee) pursuant to the Acquisition Agreement.
“Acquisition Agreement” refers to the stock purchase agreement, dated October 9, 2019, between, among others, Leo Cable LP, Liberty Latin America, AT&T Corp., AT&T International Holdings, LLC and SBC Telecom, Inc., pursuant to which Leo Cable LP agreed to acquire, directly or indirectly, all of the outstanding shares of Beach Holding Corporation.
“Additional Assets” means:
(1)    any property or assets (other than Indebtedness and Capital Stock) to be used by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary in a Related Business or are otherwise useful in a Related Business (it being understood that capital expenditure on property or assets already used in a Related Business or to replace any property or assets that are the subject of such Asset Disposition or any operating expenses Incurred in the day-to-day operations of a Related Business shall be deemed an Investment in Additional Assets);

(2)    the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary; or
(3)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01(e), 2.02 and 4.09, as part of the same series as the Initial Notes.
“Additional SPV Debt” means (i) Public Debt and (ii) other Indebtedness Incurred under Credit Facilities, in each case Incurred by the Issuer or the Guarantor.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Affiliate Subsidiary” refers to any Subsidiary of the Ultimate Parent (other than a Subsidiary of the Company or any Permitted Affiliate Parent) that provides a Proceeds Loan Guarantee following the Issue Date and that is designated as an Affiliate Subsidiary in accordance with this Indenture.
“Agent” means any Registrar, Transfer Agent, co-registrar, Principal Paying Agent or additional Paying Agent.
“Applicable Premium” means with respect to a Note at any Redemption Date prior to October 15, 2022, the excess of (1) the present value at such Redemption Date of (a) the redemption price of such Note on October 15, 2022 (such redemption price being described under Section 3.07(c) exclusive of any accrued and unpaid interest) plus (b) all required remaining scheduled interest payments due on such Note through October 15, 2022 (but excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (2) the principal amount of such Note on such Redemption Date.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.
“Approved Jurisdiction” means any of the following: any member state of the European Union that is a member of the European Union on the Issue Date, Barbados, Bermuda, the Cayman Islands, England and Wales, the Netherlands, Puerto Rico, the United States of America, any State of the United States of America or the District of Columbia.
“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or shares required by applicable Law to be held by a Person other than the Company, any Permitted Affiliate Parent or a Restricted Subsidiary), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:
(1)    a disposition by a Restricted Subsidiary to the Company or any Permitted Affiliate Parent, by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity) to a Restricted Subsidiary, by the Company to any Permitted Affiliate Parent or by any Permitted Affiliate Parent to the Company;
(2)    the sale or disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;
(3)    a disposition of inventory, equipment, trading stock, communications capacity or other assets in the ordinary course of business;
(4)    a sale, lease, transfer or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of obsolete, surplus, or worn out equipment or other equipment and assets that are no longer useful in the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries;
(5)    transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;
(6)    an issuance of Capital Stock or other securities by a Restricted Subsidiary to the Company, any Permitted Affiliate Parent or to another Restricted Subsidiary;
(7)    (a) for purposes of Section 4.10 only, the making of a Permitted Investment or a disposition permitted to be made under Section 4.07 or (b) solely for the purpose of Section 4.10(b)(3), a disposition, the proceeds of which are used to make Restricted Payments permitted to be made under Section 4.07 or Permitted Investments;
(8)    dispositions of assets of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, or the issuance or sale of Capital Stock of any Restricted Subsidiary in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than the greater of $45.0 million and 3.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of $45.0 million and 3.0% of Total Assets of carried over amounts for any calendar year);
(9)    dispositions in connection with Permitted Liens;
(10)    dispositions of Receivables or related assets in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11)    the assignment, licensing or sublicensing of intellectual property or other general intangibles and assignments, licenses, sublicenses, leases or subleases of spectrum or other property;
(12)    foreclosure, condemnation or similar action with respect to any property, securities or other assets;
(13)    the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of Receivables arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;
(14)    sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, and Investments in a Receivables Entity consisting of cash or Securitization Obligations;
(15)    a transfer of Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;
(16)    any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;
(17)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company, any Permitted Affiliate Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(18)    any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(19)    (a) disposals of assets, rights or revenue not constituting part of the Distribution Business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, and (b) other disposals of non-core assets acquired in connection with any acquisition permitted under this Indenture;
(20)    any disposition or expropriation of assets or Capital Stock which the Company, any Permitted Affiliate Parent or any Restricted Subsidiary is required by, or made in response to concerns raised by, a regulatory authority or court of competent jurisdiction;
(21)    any disposition of other interests in other entities in an amount not to exceed $10.0 million;
(22)    any disposition of real property, provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of

$45.0 million and 3.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year, subject to a maximum of the greater of $45.0 million and 3.0% of Total Assets of carried over amounts for any calendar year);
(23)    any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary to such Person;
(24)    any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such disposition is applied in accordance with Section 4.10;
(25)    any sale or disposition with respect to property built, repaired, improved, owned or otherwise acquired by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Indenture;
(26)    contractual arrangements under long-term contracts with customers entered into by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;
(27)    any disposition reasonably required in connection with the Spin-Off (including any transfer of assets to Affiliates of the Company, any Permitted Affiliate Parent and any Restricted Subsidiary prior to the completion of any Spin-Off);
(28)    the sale or disposition of the Towers Assets;
(29)    any dispositions constituting the surrender of tax losses by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (A) to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary; (B) to the Ultimate Parent or any of its Subsidiaries (other than the Company, any Permitted Affiliate Parent or a Restricted Subsidiary); or (C) in order to eliminate, satisfy or discharge any tax liability of any Person that was formerly a Subsidiary of the Ultimate Parent which has been disposed of pursuant to which a disposal permitted by the terms of this Indenture, to the extent that the Company, any Permitted Affiliate Parent or a Restricted Subsidiary would have a liability (in the form of an indemnification obligation or otherwise) to one or more Persons in relation to such tax liability if not so eliminated, satisfied or discharged; and
(30)    any other disposition of assets comprising in aggregate percentage value of 10.0% or less of Total Assets.
In the event that a transaction (or any portion thereof) meets the criteria of a disposition permitted under clauses (1) through (30) above and would also be a Restricted Payment permitted to be made under Section 4.07 or a Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition permitted under clauses (1) through (30) above and/or one or more of the types of Restricted Payments permitted to be made under Section 4.07 or Permitted Investments.
“Authenticating Agent” means each Person authorized pursuant to Section 2.02 to authenticate Notes and any Person authorized pursuant to Section 2.02 to act on behalf of the Trustee to authenticate Notes.
“Authorized Person” means any person who is designated by the Issuer to give Instructions to the Trustee or the Agents under the terms of this Indenture pursuant to one or more incumbency certificates (which may be amended or updated from time to time) delivered to the Trustee and the Agents containing the specimen signature of such person.
“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing Law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.
“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.
“Bank Products” means (i) any facilities or services related to cash management, cash pooling, treasury, depositary, overdraft, commodity trading or brokerage accounts, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in respect of banking and treasury arrangements entered into in the ordinary course of business.
“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state Law or relevant Law in any jurisdiction or organization or similar foreign Law (including, without limitation, Laws of Ireland relating to moratorium, bankruptcy, insolvency, receivership, examinership, winding up, liquidation, reorganization or relief of debtors) or any amendment to, succession to or change in any such Law.
“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially held,” “beneficially holding” and “beneficial ownership” have a corresponding meaning.
“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof; provided, that (i) if and for so long as the Company or any Permitted Affiliate Parent is a Subsidiary of the Ultimate Parent, any action required to be taken under this Indenture by the Board of Directors of the Company or any Permitted Affiliate Parent can, in the alternative, at the option of the Company, or any Permitted Affiliate Parent, be taken by the Board of Directors of the Ultimate Parent and (ii) following consummation of a Spin-Off, any action required to be taken under this Indenture by the Board of Directors of the Company, or any Permitted Affiliate Parent can, in the alternative, at the option of the Company, or any Permitted Affiliate Parent, be taken by the Board of Directors of the Spin Parent.

“Borrower Share Trustee” means CAFICO Share Trustee Limited, who directly holds the Capital Stock of the SPV Borrower under a declaration of trust.
“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.
“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.
“BRRD Party” means any Agent subject to Bail-in Powers.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the Netherlands, New York, New York, Dublin, Ireland or London, England are authorized or required by Law to close.
“Business Division Transaction” means any creation of or participation in any joint venture with respect to any assets, undertakings and/or businesses of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary which comprise all or part of the Company’s, any Permitted Affiliate Parent’s or any Restricted Subsidiary's business solutions division (or its predecessor or successors), to or with any other entity or person whether or not the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, excluding the contribution to (but not the use by) any joint venture of the backbone assets utilized by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary and excluding any Subsidiary included in or owned by the Company’s, any Permitted Affiliate Parent’s or any Restricted Subsidiary's business solutions division but not engaged in the business of that division.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Captive Insurance Subsidiary” means any Subsidiary of the Company or a Permitted Affiliate Parent that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash Equivalents” means:
(1)    securities or obligations issued, insured or unconditionally guaranteed by the United States government, the government of the United Kingdom, the relevant member state of the European Union as of January 1, 2004 (each, a “Qualified Country”) or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;
(2)    securities or obligations issued by any Qualified Country or any political subdivision of any such Qualified Country, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service in any Qualified Country);
(3)    commercial paper issued by any lender party to a Credit Facility or any bank holding company owning any lender party to a Credit Facility;
(4)    commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);
(5)    time deposits, eurodollar time deposits, bank deposits, certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any lender party to a Credit Facility or any other bank or trust company (x) having combined capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the Dollar Equivalent thereof) in the case of non-U.S. banks or (y) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency in any Qualified Country);
(6)    auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);
(7)    repurchase agreements or obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1), (2) and (5) above entered into with any bank meeting the qualifications specified in clause (5) above or securities dealers of recognized national standing;
(8)    marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million (or Dollar Equivalent thereof) or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);
(9)    interests in investment companies or money market funds, 95% the investments of which are one or more of the types of assets or instruments described in clauses (1) through (8) above; and
(10)    in the case of investments by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Restricted Subsidiary is organized or located or in which such Investment is made, all as conclusively determined in good faith by the Company or any Permitted Affiliate Parent;
provided that bank deposits and short term investments in local currency of any Restricted Subsidiary shall qualify as Cash Equivalents as long as the aggregate amount thereof does not exceed the amount reasonably estimated by such Restricted Subsidiary as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding 90 days.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means any entity that has no material assets other than equity interests (or equity interests and indebtedness) of one or more entities that are CFCs or CFC Holdcos.
“Change of Control” means:
(1)    LiLAC Ventures Ltd and/or LiLAC Communications, individually or collectively, (a) cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any Permitted Affiliate Parent or (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Company or any Permitted Affiliate Parent to, directly or indirectly, direct or cause the direction of management and policies of the Company or any Permitted Affiliate Parent, as applicable; or
(2)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or
(3)    the adoption by the stockholders of the Company or any Permitted Affiliate Parent (after a Permitted Affiliate Parent Accession) of a plan or proposal for the liquidation or dissolution of the Company or any Permitted Affiliate Parent (after a Permitted Affiliate Parent Accession), other than a transaction complying with Section 5.01;
(4)    the Issuer Share Trustee ceases to directly or indirectly hold 100% of the Capital Stock of the Issuer; or
(5)    the Borrower Share Trustee ceases to directly or indirectly hold 100% of the Capital Stock of the SPV Borrower;
provided, however, that a Change of Control shall not be deemed to have occurred pursuant to clause (1) of this definition upon the consummation of the Post-Closing Reorganization or a Spin-Off.

“Clearing System Business Day” means a day on which the Depositary is open for business.
“Clearstream” means Clearstream Banking, S.A., or any successor thereto.
“Code” means the United States Internal Revenue Code of 1986, and the United States Department of the Treasury regulations promulgated thereunder, as amended from time to time.
“Collateral Sharing Agreement” means, collectively, (i) the Initial Collateral Sharing Agreement and (ii) any Additional Collateral Sharing Agreement.
“Commodity Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.
“Common Holding Company” means, following a Permitted Affiliate Parent Accession, a person that is a Holding Company of the Company and each Permitted Affiliate Parent.
“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Company” means Liberty Cablevision of Puerto Rico LLC, and any successors thereto.
“Consolidated EBITDA” means, for any period, operating income (loss) determined on the basis of GAAP of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis, plus, without duplication, at the option of the Company or any Permitted Affiliate Parent (except with respect to clauses (1) and (2) below) the following (to the extent deducted or taken into account, as the case may be, for the purposes of determining operating income (loss), other than in respect of clauses (20)(B) and (21) of this definition of Consolidated EBITDA):
(1)    Consolidated depreciation expense;
(2)    Consolidated amortization expense;
(3)    stock based compensation expense;
(4)    other non-cash charges reducing operating income (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (i) a receipt of cash payments in any future period, (ii) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (iii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

(5)    any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or post-retirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, earthquake, flood, hurricane and storm and related events);
(6)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes and Permitted Tax Distributions;
(7)    any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined conclusively in good faith by the Board of Directors, senior management or an Officer of the Company or any Permitted Affiliate Parent);
(8)    the amount of Management Fees and other fees and related expenses (including Intra-Group Services) paid in such period to the Permitted Holders to the extent permitted by Section 4.11;
(9)    any reasonable expenses, charges or other costs to effect or consummate the Transactions, a Spin-Off, a Permitted Joint Venture, any Equity Offering, Permitted Investment, any transaction permitted under Section 4.11, acquisition, disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture, in each case, as determined conclusively in good faith by the Board of Directors, senior management or an Officer of the Company or any Permitted Affiliate Parent;
(10)    any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting principles or policies;
(11)    (i) the amount of loss on the sale or transfer of any assets in connection with an asset securitization programme, Receivables factoring transaction or other Receivables transaction (including, without limitation, a Qualified Receivables Transaction) and/or (ii) any gross margin (revenue minus cost of goods sold) recognized by any Affiliate of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary in relation to the sale of goods and services relating to the business of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary;
(12)    Specified Legal Expenses;

(13)    an amount equal to 100% of the up-front installation fees associated with commercial contract installations completed during the applicable reporting period, less any portion of such fees included in operating income for such period, provided that the amount of such fees, to the extent amortized over the life of the underlying service contract, shall not be included in operating income in any future period;
(14)    any fees or other amounts charged or credited to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary related to Intra-Group Services may be excluded from the calculation of Consolidated EBITDA;
(15)    any charges or costs in relation to any long-term incentive plan and any interest component of pension or post-retirement benefits schemes;
(16)    after reversing net other operating income or expense;
(17)    Receivables Fees;
(18)    any costs, charges, fees and related expenses in connection with programming rights that would be accounted for as intangible assets under GAAP;
(19)    any taxes, assessments, levies or other governmental charges that are based, in whole or in part, on income measures; or any provision for Permitted Tax Distribution;
(20)    (A) any expense to the extent covered by liability, casualty events or business interruption insurance or indemnity, or Parametric Cover, and actually reimbursed or paid out or with respect to which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary has made a determination that a reasonable basis exists for indemnification, reimbursement or pay-out, but only to the extent that such amount is in fact indemnified, reimbursed or paid out within the next four fiscal quarters following such determination (collectively, “Business Interruption Receipts”) (with a deduction in calculating Consolidated EBITDA in the applicable future period of any amount so added back in any prior period to the extent not so indemnified or reimbursed within such four fiscal quarters), and
(B) to the extent not otherwise included in operating income and without duplication of amounts included under clause (A) above, the amount of proceeds of business interruption insurance or Parametric Cover in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in good faith expects to receive such proceeds within the next four fiscal quarters) (collectively, “Business Interruption Expected Proceeds”, and together with Business Interruption Receipts, the “Business Interruption Addback”) (it being understood that (i) to the extent not actually received within such four fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for such future period and (ii) there shall be no double counting of amounts included in calculating Consolidated EBITDA as Business Interruption Expected Proceeds which are subsequently received in such future period as Business Interruption Receipts); provided that, for the avoidance of doubt, for any period, there shall be no double counting of any amount included in calculating Consolidated EBITDA as a Business Interruption Addback and as an addback pursuant to clause (5) of this definition of Consolidated EBITDA; and
(21)    without duplication of amounts above, non-cash expenses represented by roaming agreement credits.
For the purposes of determining the amount of Consolidated EBITDA of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries under this definition which is denominated in a foreign currency, the Company or any Permitted Affiliate Parent shall calculate the Dollar Equivalent amount of such Consolidated EBITDA based on the weighted average exchange rates for the relevant period used in the Consolidated financial statements of the Reporting Entity for such relevant period.
“Consolidated Interest Expense” means, for any period, the net interest income/expense of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis (in each case, determined on the basis of GAAP), whether paid or accrued, including any such interest and charges consisting of:
(1)    interest expense attributable to Capitalized Lease Obligations;
(2)    non-cash interest expense;
(3)    dividends or other distributions in respect of all Disqualified Stock of the Company or any Permitted Affiliate Parent and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company, any Permitted Affiliate Parent or a Subsidiary of the Company or any Permitted Affiliate Parent;
(4)    the Consolidated interest expense that was capitalized during such period; and
(5)    interest actually paid by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, under any guarantee of Indebtedness or other obligation of any other Person.
Notwithstanding the foregoing, Consolidated Interest Expense shall not include (a) any interest accrued, capitalized or paid in respect of Subordinated Shareholder Loans, (b) any commissions, discounts, yield and other fees and charges related to Qualified Receivables Transactions, (c) any payments on any operating leases, including without limitation any payments on any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP, (d) any foreign currency gains or losses, (e) any pension liability cost, (f) any amortization of debt discount, debt issuance cost, charges and premium, (g) costs and charges associated with Hedging Obligations, and (h) any interest, costs and charges contained in clause (3) of this definition.
“Consolidated Net Leverage Ratio,” as of any date of determination, means the ratio of:
(1)    (a)    the outstanding Indebtedness of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis as of such date and the Reserved Indebtedness Amount (to the extent applicable) as of such date, other than:

(i)    Indebtedness up to a maximum amount equal to the Credit Facility Excluded Amount (or its equivalent in other currencies) at the date of determination Incurred under any Permitted Credit Facility;
(ii)    any Subordinated Shareholder Loans;
(iii)    any Indebtedness Incurred pursuant to Section 4.09(c)(25);
(iv)    any Indebtedness arising under the Production Facilities to the extent that it is limited recourse to the assets funded by such Production Facilities; and
(v)    any Indebtedness which is a contingent obligation of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary; provided that, any guarantee by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary of Indebtedness of any Parent shall be included for the purposes of calculating the Consolidated Net Leverage Ratio under (A) Section 4.09(b), Section 4.09(c)(6)(A) and Section 4.09(c)(6)(B), (B) Section 5.01(b)(3) and (C) the definition of “Unrestricted Subsidiary”;
less
(b)     the aggregate amount of cash and Cash Equivalents of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis, to
(2)    the Pro forma EBITDA for the Test Period,
provided, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to the provisions described in the Section 4.09(c) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described in Section 4.09(c).
For the avoidance of doubt, in determining the Consolidated Net Leverage Ratio, (i) no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made and (ii) the Consolidated EBITDA and all outstanding Indebtedness of any company, business division or other assets to be acquired or disposed of pursuant to a signed purchase agreement (which may be subject to one or more conditions precedent) may be given pro forma effect.
“Consolidated Senior Secured Net Leverage Ratio,” as of any date of determination, means the ratio of:
(1)    (a)    the outstanding Senior Secured Indebtedness of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis as of such date and the Reserved Indebtedness Amount (to the extent applicable) as of such date, other than:

(i)    Senior Secured Indebtedness up to a maximum amount equal to the Credit Facility Excluded Amount (or its equivalent in other currencies) at the date of determination Incurred under any Permitted Credit Facility;
(ii)    any Senior Secured Indebtedness Incurred pursuant to clause (25) of Section 4.09(c);
(iii)    any Senior Secured Indebtedness which is a contingent obligation of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary;
less
(b)    the aggregate amount of cash and Cash Equivalents of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis, to
(2)    the Pro forma EBITDA for the Test Period,
provided, that the pro forma calculation of the Consolidated Senior Secured Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to Section 4.09(c) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.09(c).
For the avoidance of doubt, in determining the Consolidated Senior Secured Net Leverage Ratio, (i) no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Senior Secured Net Leverage Ratio is to be made and (ii) the Consolidated EBITDA and all outstanding Indebtedness of any company, business division or other assets to be acquired or disposed of pursuant to a signed purchase agreement (which may be subject to one or more conditions precedent) may be given pro forma effect.
“Consolidation” means the consolidation or combination of the accounts of each of the Company’s Restricted Subsidiaries (excluding the Affiliate Subsidiaries) with those of the Company and each of any Permitted Affiliate Parent’s Restricted Subsidiaries (excluding the Affiliate Subsidiaries) with those of any Permitted Affiliate Parent, in each case, in accordance with GAAP consistently applied and together with the accounts of the Affiliate Subsidiaries on a combined basis (including eliminations of intercompany transactions and balances, as appropriate); provided that, for the purposes of making any determination or calculation under this Indenture (other than with respect to any determination or calculation of Total Assets) that refers to “Consolidated” or “Consolidation”, the relevant measures being consolidated or combined shall (without duplication) (a) be reduced proportionately to reflect any Non-Controlling Interests, and to the extent that, since the beginning of the relevant period, the Company’s or any Permitted Affiliate Parent’s proportionate interest in any direct or indirect Restricted Subsidiary has decreased as at the date of determination or calculation, such measures shall be reduced by an amount proportionate to such reduction as if such reduction occurred on the first day of such period (and in the event of an increase, shall be increased by an amount proportionate to such increase) and (b) be deemed to include the relevant measures of any Minority Investments to the extent of the Company’s, any Permitted Affiliate Parent’s or any Restricted Subsidiary's proportionate interest in such Person, and to the extent that, since the beginning of the relevant period, the Company’s, any Permitted Affiliate Parent’s or any Restricted Subsidiary's proportionate interest in any such Person has decreased as at the date of determination or calculation, such measures shall be reduced by an amount proportionate to such reduction as if such reduction occurred on the first day of such period (and in the event of an increase, shall be increased by an amount proportionate to such increase); provided, further, that “Consolidation” will not include (i) consolidation or combination of the accounts of any Unrestricted Subsidiary, but the interest of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an Investment, (ii) at the Company’s or any Permitted Affiliate Parent’s election, any Receivables Entities, and (iii) at the Company’s or any Permitted Affiliate Parent’s election, any Minority Investment, any Restricted Subsidiary or other assets in any Person held for sale in accordance with GAAP. The term “Consolidated” has a correlative meaning.
“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).
“Content Transaction” means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary which comprise all or part of the Content business (or its predecessor or successors) of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, to or with any other entity or person whether or not the Company, a Permitted Affiliate Parent or any Restricted Subsidiary.
“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.01 or such other address as to which the Trustee may give notice to the Issuer.
“Covenant Agreement” means the covenant agreement dated the Issue Date, between, among others, the Issuer, the Proceeds Loan Obligors and the Trustee pursuant to which the Proceeds Loan Obligors agree to be bound by the covenants (other than any payment obligations) in this Indenture applicable to them.
“Credit Facility” means one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures, commercial paper facilities or overdraft facilities (including, without limitation, the LCPR Credit Facilities, any Permitted Credit Facility or any Production Facility) with banks or other institutions or investors providing for revolving credit loans, term loans, Receivables financing (including through the sale of Receivables to such institutions or to special purpose entities formed to borrow from such institutions against such Receivables), letters of credit, notes, bonds, debentures or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under the LCPR Credit Facilities, a Permitted Credit Facility, a Production Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and Note Security Documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.
“Credit Facility Assumption” means (i) the assumption by, or assignment or other transfer to, any Proceeds Loan Obligor of any obligations under Credit Facilities incurred by the Issuer and its Subsidiaries (including, without limitation, under the SPV Credit Agreement) and/or (ii) the acquisition or other transfer of the Issuer and its Subsidiaries, together with any outstanding obligations under Credit Facilities incurred by the Issuer and its Subsidiaries, by any Proceeds Loan Obligor.
“Credit Facility Excluded Amount” means the greater of (1) $50 million (or its equivalent in other currencies) and (2) 0.25 multiplied by the Pro forma EBITDA of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis for the Test Period.
“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.
“Custodian” means The Bank of New York Mellon, as custodian with respect to Global Notes, or any successor thereto.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding up, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declaration of Trust” means the declaration of trust dated October 7, 2019 pursuant to which the Issuer Share Trustee holds the Capital Stock of the Issuer on trust for certain charities and charitable institutions according to the terms of the Declaration of Trust until the Termination Date (as defined in the Declaration of Trust) and may not dispose or otherwise deal with the Shares for so long as the Notes are outstanding.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07, substantially in the form of Exhibit B hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to Global Notes, DTC, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company, any Permitted Affiliate Parent or one of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary); or
(3)    is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or any Permitted Affiliate Parent to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable); provided that the Company or any Permitted Affiliate Parent may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company or any Permitted Affiliate Parent with the provisions of Section 3.12, Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.
“Distribution Business” means: (1) the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or (2) any business which is incidental to or related to such business.

“Dollar” or “$” means the lawful currency of the United States of America.
“Dollar Equivalent” means, (1) with respect to any monetary amount in Dollars, such amount and (2) with respect to any monetary amount in a currency other than Dollars, at any time of determination thereof by the Company or any Permitted Affiliate Parent, as the case may be, the amount of Dollars obtained by converting such currency other than Dollars involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable currency other than Dollars as published in The Financial Times in the “Currencies” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent) on the date of such determination.
“Domestic Subsidiary” means any Subsidiary of the Company or of a Permitted Affiliate Parent that, in each case, is organized under the Laws of the United States, any state thereof, Puerto Rico or the District of Columbia.
“DTC” means The Depository Trust Company, a limited-purpose trust company under New York Law, or any successor thereto.
“Electronic Means” means the following communications methods: S.W.I.F.T. (Society for Worldwide Interbank Financial Telecommunication) messaging, email, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.
“Enforcement Sale” means (1) any sale or disposition (including by way of public auction) pursuant to an enforcement action taken by the Security Trustee or Security Agent under and in accordance with the provisions of the Collateral Sharing Agreement or Intercreditor Agreement, to the extent such sale or disposition is effected in compliance with the provisions of the Collateral Sharing Agreement or Intercreditor Agreement, or (2) any sale or disposition pursuant to the enforcement of security in favor of other Senior Indebtedness of the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries which complies with the terms of an Additional Collateral Sharing Agreement or Additional Intercreditor Agreement (or if there is no such intercreditor agreement, would substantially comply with the requirements of clause (1) hereof).
“Equity Offering” means (1) the distribution of Capital Stock of the Spin Parent in connection with any Spin-Off, or (2) a sale of (a) Capital Stock of the Company or any Permitted Affiliate Parent (other than Disqualified Stock), (b) Capital Stock the proceeds of which are contributed as equity share capital to the Company or any Permitted Affiliate Parent or as Subordinated Shareholder Loans or (c) Subordinated Shareholder Loans.
“Escrow Account” means the segregated escrow account into which the gross proceeds of the offering of the Initial Notes will be deposited prior to the consummation of the Acquisition.
“Escrow Agent” means Scotiabank & Trust (Cayman) Ltd.
“Escrow Agreement” means the senior secured notes escrow agreement entered into on or about the Issue Date between the Issuer, the Escrow Agent and the Security Trustee.
“Escrow Release Conditions” means the following conditions:

(1)    the Acquisition has been or will be consummated substantially concurrently with the Escrow Release Date, on substantially the same terms as described in the Offering Memorandum under the heading “Summary—The Transactions”;
(2)    (i) the Acquisition Agreement shall not have been waived, amended or otherwise modified, or consents granted thereunder, in a manner that is material and adverse to Holders and (ii) no Seller Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred that is continuing;
(3)    those documents, legal opinions and certificates attached as exhibits to the Escrow Agreement, if any, that are required to be delivered on the Escrow Release Date have been delivered in accordance with the terms of the Escrow Agreement; and
(4)    no Default or Event of Default has occurred and is continuing with respect to any matter set forth in Section 6.01(a)(1) or 6.01(a)(2).
“Escrow Release Date” means the date on which the Escrowed Property is released from the Escrow Account in connection with the consummation of the Acquisition, subject to the satisfaction of the Escrow Release Conditions, in accordance with the terms of the Escrow Agreement.
“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of the Escrow Release Conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.
“Escrowed Property” means the initial funds deposited into the Escrow Account and all other funds, securities, interest, dividends, distributions and other property and payments credited to the Escrow Account.
“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system or any successor thereto.
“European Union” means the European Union, including member states as of May 1, 2004 but excluding any country which became or becomes a member of the European Union after May 1, 2004.
“Excess Capacity Network Services” means the provision of network services, or an agreement to provide network services, by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in favor of one or more other members of the Wider Group where such network services are only provided in respect of the capacity available to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (a) any property or assets owned by any Excluded Subsidiary (unless such Excluded Subsidiary ceases to be an Excluded Subsidiary or becomes a Proceeds Loan Guarantor at the sole option of the Company), (b) any property or assets located in or governed by the laws of any jurisdiction or agreement other than the United States or Puerto Rico (other than Equity Interests otherwise required to be pledged pursuant to the terms hereof and the Proceeds Loan Security Documents or Note Security Documents (as applicable), Pledged Debt (as defined in the Proceeds Loan Security Documents or Note Security Documents (as applicable)) otherwise required to be pledged pursuant to the terms hereof and the Proceeds Loan Security Documents or Note Security Documents (as applicable) and assets that can be perfected by the filing of a UCC-1 financing statement), (c) any lease, license, contract, agreement or other general intangible or any property subject to a purchase money security interest, Capitalized Lease Obligation, Purchase Money Obligations, lease that would be a capital lease under GAAP as in effect at any time or similar arrangement, in each case permitted under this Indenture, to the extent that a grant of a security interest therein would violate or invalidate (or is otherwise prohibited by) such lease, license, contract, agreement or other general intangible, Capitalized Lease Obligations, Purchase Money Obligations, lease that would be a capital lease under GAAP as in effect at any time or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a member of the Restricted Group) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such violation, (d) any interest in fee-owned Real Property (other than Material Real Property), (e) any interest in leased real property, (f) motor vehicles and other assets subject to certificates of title, (g) Margin Stock, (h) Equity Interests in any Person that is not a Proceeds Loan Obligor, (i) any “intent to use” trademark application prior to the filing of a “statement of use” or “Amendment to Allege Use” with respect thereto, to the extent that, and solely during the period that, granting a security interest would impair the enforceability or validity, or result in the voiding, of such trademark application (or any registration that may issue therefrom) under applicable Law or determination of an arbitrator or a court or other governmental authority applicable thereto, (j) any licenses or permits issued by a governmental authority or state or local franchises, charters and authorizations, or any other agreement, to the extent a security in any such license, permit, franchise, charter, authorization or agreement is prohibited or restricted thereby after giving effect to the applicable anti-assignment provision of the Uniform Commercial Code or any other applicable Law (including the Debtor Relief Laws) or principles of equity, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or any other applicable Law (including the Debtor Relief Laws) or principles of equity) notwithstanding such prohibition or restriction, (k) any Securitization Obligations sold or transferred in connection with, or subject to, a Qualified Receivables Transaction, (l) any assets to the extent pledges and security interests therein are prohibited or restricted by applicable Law (including any requirement to obtain the consent of any governmental authority or third party (other than a member of the Restricted Group)), (m) commercial tort claims, (n) deposit, securities and similar accounts (including securities entitlements) and any amounts on deposit therein or credited thereto (in each case, other than identifiable proceeds of Proceeds Loan Collateral or Note Collateral (as applicable)), (o) any accounts used solely as payroll and other employee wage and benefit accounts, tax accounts (including sales tax accounts) and any tax benefits accounts, escrow accounts, fiduciary or trust accounts and any funds and other property held in or maintained in any such accounts, (p) letter of credit rights, except to the extent constituting a supporting obligation for other Proceeds Loan Collateral or Note Collateral (as applicable) as to which perfection of the security interest in such other Proceeds Loan Collateral or Note Collateral (as applicable) may be accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (q) cash and Cash Equivalents (other than cash and Cash Equivalents to the extent constituting identifiable proceeds from the sale, transfer or other disposition of Proceeds Loan Collateral or Note Collateral (as applicable)), (r) any property or assets for which the creation or perfection of pledges of, or security interests in, pursuant to the Proceeds Loan Security Documents or Note Security Documents (as applicable) would result in material adverse tax consequences to any Proceeds Loan Obligor or any of their Subsidiaries, as reasonably determined by the Company, (s) assets in circumstances where the cost of obtaining a security interest in such assets, including the cost of title insurance, surveys or flood insurance (if necessary), would be excessive in light of the practical benefit to the holders of the Notes afforded thereby as reasonably determined by the Company, (t) any assets that are expressly excluded from the collateral securing the LCPR Credit Facility or any Pari Passu Lien Obligations outstanding from time to time; provided, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (t) above (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (a) through (t) and (u) as and where any Proceeds Loan Borrower (as applicable) is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or any successor provision thereto) (i) the assets of (x) a CFC, (y) a CFC Holdco, or (z) a direct or indirect subsidiary of a CFC or CFC Holdco, and (ii) Equity Interests in any of the entities described in clause (i), except for Equity Interests not in excess of 65% of the issued and outstanding Equity Interests of any such entity that is a direct subsidiary of a Proceeds Loan Borrower.
“Excluded Subsidiary” means (a) any Subsidiary that is not a direct or indirect wholly owned Subsidiary of the Company or any Permitted Affiliate Parent, (b) any Subsidiary that is not a Significant Subsidiary, (c) any Unrestricted Subsidiaries, (d) any Captive Insurance Subsidiary, (e) any special purpose securitization vehicle (or similar entity), including any Receivables Entity, (f) any Subsidiary that is prohibited by contractual obligations existing on the Issue Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), or by applicable Law, from guaranteeing the obligations under the Proceeds Loan Agreement, or if guaranteeing the obligations under the Proceeds Loan Agreement would require governmental (including regulatory) or third party (other than a member of the Restricted Group) consent, approval, license or authorization, (g) any Subsidiary where the cost of obtaining a Proceeds Loan Guarantee or Guarantee (as applicable) by such Subsidiary would be excessive in light of the practical benefit to the holders of the Notes afforded thereby, (h) any Foreign Subsidiary, (i) any not-for-profit Subsidiary, (j) any CFC Holdco, (k) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (l) any Subsidiary, the obtaining of a Proceeds Loan Guarantee with respect to which would result in material adverse tax consequences to any Proceeds Loan Obligor or any of their Subsidiaries, as reasonably determined by the Company, (n) any member of the Restricted Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including indebtedness owed to it) which in the aggregate have a value of more than $100,000 (excluding intercompany loans owed to it and existing on the Issue Date) and (m) any member of the Restricted Group (or a Person in which any member of the Restricted Group has an interest) which has a special purpose and whose creditors have no recourse to any member of the Restricted Group in respect of Indebtedness of that Subsidiary or Person, as the case may be, or any of such Subsidiary’s or Person’s Subsidiaries (other than recourse to such member of the Restricted Group who had granted a Lien over its shares or other interests in such Subsidiary or Person beneficially owned by it, provided that such recourse is limited to an enforcement of such a Lien); provided that any Excluded Subsidiary may, at the election of the Company and upon not less than 10 Business Days prior written notice to the Trustee, cease to be an Excluded Subsidiary and become a Proceeds Loan Obligor.
“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company, a Permitted Affiliate Parent or an Affiliate Subsidiary as capital contributions or Subordinated Shareholder Loans to the Company, a Permitted Affiliate Parent or an Affiliate Subsidiary after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, a Permitted Affiliate Parent or an Affiliate Subsidiary, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company or any Permitted Affiliate Parent.
“Expenses Agreement” means the expenses agreement dated as of October 8, 2019 between, among others, the SPV Borrower, the Issuer and the Company pursuant to which the Company has agreed to pay certain obligations of the SPV Borrower and Issuer including, without limitation, in respect of maintenance of the SPV Borrower’s and Notes Issuer’s existence, the payment of certain tax liabilities of the SPV Borrower and the Notes Issuer, the payment of Additional Amounts pursuant to this Indenture following certain tax events and the payment of additional interest required to be paid under the Notes on overdue principal and interest.
“fair market value” unless otherwise specified, wherever such term is used in this Indenture (except as otherwise specifically provided in this Indenture), may be conclusively established by the Board of Directors, senior management or an Officer of the Company or a Permitted Affiliate Parent in good faith.
“FCC” refers to the U.S. Federal Communications Commission.
“First-Priority Lien” means any Lien on some or all of the Proceeds Loan Collateral that ranks or is intended to rank pari passu with the Liens on the Proceeds Loans, including any Lien that ranks pari passu by virtue of any Intercreditor Agreement or any other agreement or instrument; provided further that Liens that rank pari passu with the Liens on the Proceeds Loan Collateral securing the Proceeds Loans but secure Indebtedness that is junior to the Proceeds Loans with respect to the distributions of proceeds of enforcement of Proceeds Loan Collateral shall not be First-Priority Liens.
“Fold-In Issuer” means the Notes Proceeds Loan Borrower (or its successors).
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company or of a Permitted Affiliate Parent, in each case, which is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect as of the Issue Date or, for purposes of Section 4.03 as in effect from time to time; provided that at any date after the Issue Date the Company may make an election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election. Except as otherwise expressly provided below or in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in conformity with GAAP. At any time after the Issue Date, the Company may elect to apply for all purposes of this Indenture, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect on the Issue Date; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Indenture shall be prepared on the basis of IFRS as in effect from time to time (including that, upon first reporting its fiscal year results under IFRS, the financial statements of the Reporting Entity (but not the financial statements of any Permitted Affiliate Parent) shall be restated on the basis of IFRS for the year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS), and (2) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall, at the Company’s option (a) continue to be computed in conformity with GAAP (provided that, following such election, the annual and quarterly information required by Section 4.03(a)(1) and 4.03(a)(2) shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such GAAP presentation to the corresponding IFRS presentation of such financial information), or (b) be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date. Thereafter, the Company may, at its option, elect to apply GAAP or IFRS and compute all ratios, computations and other determinations based on GAAP or IFRS, as applicable, all on the basis of the foregoing provisions of this definition of GAAP.
“Global Note Legend” means the legend set forth in Section 2.07(j)(2), which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with the Custodian and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.07(c), 2.07(d), 2.07(f) or 2.07(h).
“Grantor” means any Person that has pledged Proceeds Loan Collateral to secure the Proceeds Loans and the Proceeds Loan Guarantees.
“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(2)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
“guarantor” means the obligor under a guarantee.
“Guarantor” means the SPV Borrower in its capacity as the guarantor of the Notes.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.
“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Holding Company” means, in relation to a Person, an entity of which that Person is a Subsidiary.
“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors.
“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder, subject to the definition of “Reserved Indebtedness Amount” (as defined in Section 4.09) and related provisions.
“Indebtedness” means, with respect to any Person (and with respect to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, on a Consolidated basis) on any date of determination (without duplication):
(1)    money borrowed or raised and debit balances at banks;
(2)    any bond, note, loan stock, debenture or similar debt instrument;
(3)    acceptance or documentary credit facilities; and
(4)    the principal component of Indebtedness of other Persons to the extent guaranteed by such Person to the extent not otherwise included in the Indebtedness of such Person, provided that Indebtedness which has been cash-collateralized shall not be included in any calculation of Indebtedness to the extent so cash-collateralized (including, for the avoidance of doubt, any Indebtedness to the extent the proceeds thereof constitute Escrowed Proceeds).
Notwithstanding the foregoing, “Indebtedness” shall not include (a) any deposits or prepayments received by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary from a customer or subscriber for its service and any other deferred or prepaid revenue, (b) any obligations to make payments in relation to earn outs, (c) Indebtedness which is in the nature of equity (other than redeemable shares) or equity derivatives, (d) Capitalized Lease Obligations, (e) Receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt, any indebtedness in respect of Qualified Receivables Transactions, including, without limitation, guarantees by a Receivables Entity of the obligations of another Receivables Entity and any indebtedness in respect of Limited Recourse, (f) pension obligations or any obligation under employee plans or employment agreements, (g) any “parallel debt” obligations to the extent that such obligations mirror other Indebtedness, (h) any payments or liability for assets acquired or services supplied deferred (including Trade Payables) and, without limitation, any liability under an IRU Contract), (i) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (including, in each case, any accrued dividends), (j) any Hedging Obligations, (k) any Non-Recourse Indebtedness and (l) the Escrow Guarantee (or any similar arrangement entered into in connection with the Escrow Account). The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Independent Financial Advisor” means an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors or senior management of the Company or any Permitted Affiliate Parent, qualified to perform the task for which it has been engaged.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Collateral Sharing Agreement” means the collateral sharing agreement to be entered into between, among others, the SPV Borrower, the Issuer and the Security Trustee, as amended, restated or otherwise modified or varied from time to time.
“Initial Notes” means the $1,200,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.
“Initial Notes Proceeds Loan” means the proceeds loan under the Proceeds Loan Agreement funded with the proceeds of the Initial Notes.
“Initial Proceeds Loan Borrower” means LLA Holdco LLC (or its successors).
“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company, any Permitted Affiliate Parent, the Spin Parent or any direct or indirect parent company of the Company, or any Permitted Affiliate Parent (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of the common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market (including, for the avoidance of doubt, any such Equity Offering of common stock or other common equity interest of the Spin Parent in connection with any Spin-Off).
“Instructions” means any written notices, directions or instructions (including for the avoidance of doubt by Electronic Means) received by the Trustee or the Agents from an Authorized Person or from a person reasonably believed by the Trustee or the respective Agent to be an Authorized Person.
“Intercreditor Agreement” means (i) the Intercreditor Agreement dated the Issue Date, and (ii) any Additional Intercreditor Agreement (in each case to the extent in effect).
“Interest Payment Date” has the meaning given to it in the Notes.
“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate) or, in the event that there are no comparable transactions to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company or any Permitted Affiliate Parent has conclusively determined in the good faith judgment of the Board of Directors or senior management to be fair to the Company or any Permitted Affiliate Parent or such Restricted Subsidiary:
(1)    the sale of programming or other content by the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary;
(2)    the lease or sublease of office space, other premises or equipment by the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries to the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries or by the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries to the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries;
(3)    the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Indebtedness) in the ordinary course of business, by the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries to or from the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries, including, without limitation, (a) the employment of personnel, (b) provision of employee healthcare or other benefits, including stock and other incentive plans (c) acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers, and (d) the provision of treasury, audit, accounting, banking, strategy, IT, branding, marketing, network, technology, research and development, telephony, office, administrative, compliance, payroll or other similar services; and
(4)    the extension by or to the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries to or by the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries of trade credit not constituting Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (1), (2) or (3) of this definition of Intra-Group Services.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
(1)    Hedging Obligations entered into in the ordinary course of business;
(2)    endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)    an acquisition of assets, Capital Stock or other securities by the Company, any Permitted Affiliate Parent or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company, any Permitted Affiliate Parent or a Parent.
For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07,
(a)    “Investment” will include the portion (proportionate to the Company’s or any Permitted Affiliate Parent’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company or any Permitted Affiliate Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s or any Permitted Affiliate Parent’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s or any Permitted Affiliate Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and
(b)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined conclusively in good faith by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent.
If the Company, any Permitted Affiliate Parent or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of Voting Stock of a Restricted Subsidiary such that such Subsidiary is no longer a Restricted Subsidiary, then the Investment of the Company or any Permitted Affiliate Parent in such Person shall be deemed to have been made as of the date of such transfer or other disposition in an amount equal to the fair market value of such Voting Stock on such date.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company or any Permitted Affiliate Parent’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.
“Investment Grade Securities” means:
(1)    securities issued by the U.S. government or by any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by the U.S. government and in each case with maturities not exceeding two years from the date of the acquisition;
(2)    securities issued by or a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, and in each case with maturities not exceeding two years from the date of the acquisition;

(3)    debt securities or debt instruments with a rating of A or higher by S&P or A-2 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities ratings agency, but excluding any debt securities or instruments constituting loans or advances among the Company, any Permitted Affiliate Parent and their Subsidiaries;
(4)    investments in any fund that invests exclusively in investments of the type described in clauses (1) through (3) which fund may also hold immaterial amounts of cash and Cash Equivalents pending investment and/or distribution; and
(5)    corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high-quality investments and, in each case, with maturities not exceeding two years from the date of the acquisition.
“Investment Grade Status” shall occur when the Notes receive any two of the following:
(1)    a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns;
(2)    a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns; and
(3)    a rating of “BBB-” (or the equivalent) or higher from Fitch Ratings Inc. or any of its successors or assigns, in each case, with a “stable outlook” from such rating agency.
“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold or distributed in such Initial Public Offering.
“IRU Contract” means a contract entered into by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary in the ordinary course of business in relation to the right to use capacity on a telecommunications cable system (including the right to lease such capacity to another person).
“Issue Date” means October 25, 2019.
“Issue Date Arrangement Agreement” refers to the agreement to be entered into on the Issue Date between the Issuer and the Notes Proceeds Loan Borrower, as amended, restated, supplemented or otherwise modified from time to time.
“Issuer” means LCPR Senior Secured Financing Designated Activity Company and any and all successors thereto prior to the LCPR Group Assumption Date (if it takes place).
“Issuer Share Trustee” means MaplesFS Trustees Ireland Limited, who directly holds the Capital Stock of the Issuer under the Declaration of Trust.
“Joint Venture Parent” means the joint venture entity formed in a Parent Joint Venture Transaction.

“Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of Law.
“LCPR Credit Agreement” means the credit agreement to be entered into between, among others, the Company as borrower, The Bank of Nova Scotia as the administrative agent and security agent, and certain financial institutions as lenders (as may be further amended, supplemented or otherwise modified from time to time).
“LCPR Credit Facilities” means the term loan facilities and revolving credit facilities established under the LCPR Credit Agreement.
“LCPR Group” means LiLAC Communications Inc., LiLAC Ventures Ltd and their respective Subsidiaries.
“LCPR Initial Revolving Credit Commitments” means the $125 million revolving credit commitments of the revolving credit lenders under the LCPR Credit Agreement.
“Liberty Latin America” means Liberty Latin America Ltd., and any and all successors thereto.
“Lien” means any assignment, mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“LiLAC Communications” means LiLAC Communications Inc., and any and all successors thereto.
“LiLAC Ventures” means LiLAC Ventures Ltd., and any and all successors thereto.
“Limited Condition Transaction” means (i) any Investment or acquisition, in each case, by one or more of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries of any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (iii) any Restricted Payment.
“Limited Recourse” means a letter of credit, revolving loan commitment, cash collateral account, guarantee or other credit enhancement issued by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (other than a Receivables Entity) in connection with the Incurrence of Indebtedness by a Receivables Entity under a Qualified Receivables Transaction; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts, guarantees or other such credit enhancements of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (other than a Receivables Entity) shall not exceed 25% of the principal amount of such Indebtedness at any time.

“Local GAAP” means generally accepted accounting principles of the jurisdiction of the Issuer as in effect from time to time.
“Longstop Date” has the meaning ascribed to such term in the Acquisition Agreement.
“Losses” means any and all claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) sustained by any party.
“Management Fees” means any management, consultancy, stewardship or other similar fees payable by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, including any fees, charges and related expenses Incurred by any Parent on behalf of and/or charged to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of the declaration of such dividend.
“Material Real Property” means any fee-owned Real Property located in the United States that is owned by any Loan Party with a fair market value in excess of $15,000,000 (at the Issue Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as estimated by the Company in good faith.
“Minority Investment” means any Person in which the Company, any Permitted Affiliate Parent or any Restricted Subsidiary owns a minority interest that is not a Subsidiary of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary that has been designated as a “Minority Investment” by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent. The Board of Directors or senior management of the Company or any Permitted Affiliate Parent may subsequently elect to remove any such designation. Any such designation or election shall be evidenced to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying such designation or election by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
(1)    all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements) and Permitted Tax Distributions, as a consequence of such Asset Disposition;

(2)    all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable Law be repaid out of the proceeds from such Asset Disposition;
(3)    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
(4)    the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary after such Asset Disposition.
“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Non-Controlling Interest” means any minority interest in a Restricted Subsidiary held by a Person other than the Company, any Permitted Affiliate Parent or any Restricted Subsidiary.
“Non-Recourse Indebtedness” means any indebtedness of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (and not of any other Person), in respect of which the Person or Persons to whom such indebtedness is or may be owed has or have no recourse whatsoever to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary for any payment or repayment in respect thereof:
(1)    other than recourse to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary which is limited solely to the amount of any recoveries made on the enforcement of any collateral securing such indebtedness or in respect of any other disposition or realization of the assets underlying such indebtedness;
(2)    provided that such Person or Persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up, dissolution or administration of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (or proceedings having an equivalent effect) or to appoint or cause the appointment of any receiver, trustee or similar person or officer in respect of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary or any of its assets until after the Notes have been repaid in full; and
(3)    provided further that the principal amount of all indebtedness Incurred and outstanding pursuant to this definition does not exceed the greater of (i) $75.0 million and (ii) 5.0% of Total Assets.
“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Collateral” means the following property and assets that will secure the Notes following the Escrow Release Date:
(1)    a first-ranking charge over all bank accounts of the Issuer other than the SPV Profit Account and any escrow accounts (including the Escrow Account);
(2)    a first-ranking charge over all bank accounts of the SPV Borrower other than any escrow accounts (including the Escrow Account); and
(3)    a first-ranking assignment of the Issuer’s rights under the Proceeds Loan and Proceeds Loan Agreement and any Additional Proceeds Loans that may be incurred in the future, including the Issuer’s rights in respect of the Proceeds Loan Guarantees.
“Note Guarantee” means (i) prior to the LCPR Group Assumption, the guarantee of the Notes by the Guarantor and (ii) following the LCPR Group assumption, the guarantee of the Notes by the Note Guarantors.
“Note Security Documents” means the agreements pursuant to which the security interests in the Note Collateral are granted.
“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Notes Proceeds Loan” means the Initial Notes Proceeds Loan and any Debt Pushdown Proceeds Loan.
“Notes Proceeds Loan Borrower” means the Initial Proceeds Loan Borrower or, following the Debt Pushdown, the Debt Pushdown Proceeds Loan Borrower and, in each case, any and all successors thereto, and any permitted assignees thereof under the Proceeds Loan Agreement.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the final Offering Memorandum, dated October 22, 2019, relating to the offer of the Initial Notes.
“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, Deputy Chief Financial Officer, the President, any Vice President, any Managing Director, any Director, any Board Member, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary, or any authorized signatory of such Person.
“Officer’s Certificate” means a certificate signed by an Officer.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, any Permitted Affiliate Parent or the Trustee.

“ordinary course of business” means the ordinary course of business of the Company, any Permitted Affiliate Parent, any Affiliate Subsidiary and any of their respective Subsidiaries and/or the Ultimate Parent and its Subsidiaries.
“Parametric Cover” means any parametric insurance or derivative arrangements in respect of weather-related events.
“Parent” means (i) the Ultimate Parent, (ii) any Subsidiary of the Ultimate Parent of which the Company is a Subsidiary on the Issue Date, (iii) any other Person of which the Company or any Permitted Affiliate Parent at any time is or becomes a Subsidiary after the Issue Date (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Parent following any Spin-Off ) and (iv) any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.
“Parent Expenses” means:
(1)    costs (including all professional fees and expenses) Incurred by any Parent or any Subsidiary of a Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable Laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary;
(2)    indemnification obligations of any Parent or any Subsidiary of a Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person with respect to its ownership of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or the conduct of the business of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary;
(3)    obligations of any Parent or any Subsidiary of a Parent in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or the conduct of the business of the Company, any Permitted Affiliate Parent and any Restricted Subsidiary;
(4)    general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent or Subsidiary of a Parent related to the ownership, stewardship or operation of the business (including, but not limited to, Intra-Group Services) of the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries, including acquisitions or dispositions or treasury transactions by the Company, any Permitted Affiliate Parent or any of the Subsidiaries permitted hereunder (whether or not successful), in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Parent; and
(5)    fees and expenses payable by any Parent in connection with any the Transactions, or a Post-Closing Reorganization.
“Parent Joint Venture Holders” means the holders of the share capital of the Joint Venture Parent.

“Parent Joint Venture Transaction” means a transaction pursuant to which a joint venture is formed by the contribution of some or all of the assets of a Parent or issuance or sale of shares of a Parent to one or more entities which are not Affiliates of the Ultimate Parent.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively.
“Pari Passu Lien Obligation” means any Indebtedness that has Pari Passu Lien Priority relative to the Proceeds Loans and the Proceeds Loans Guarantees with respect to the Proceeds Loan Collateral.
“Pari Passu Lien Priority” means, relative to the specified Indebtedness and other obligations, having equal or substantially equal Lien priority to the Proceeds Loans and the Proceeds Loans Guarantees, as the case may be, on the Proceeds Loan Collateral (taking into account any intercreditor arrangements).
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets (including, without limitation, securities of a Related Business) or a combination of such assets, cash and Cash Equivalents between the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries and another Person.
“Permitted Business” means any business:
(1)    engaged in by any Parent, any Subsidiary of any Parent, the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (in each case after giving effect to the Acquisition) on the Issue Date;
(2)    that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Indenture), operation, utilization and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony (including for the avoidance of doubt, mobile telephony), internet services and Content, high speed data transmission, video, multi-media and related activities);
(3)    or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which any Parent, any Subsidiary of any Parent, the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries (in each case after giving effect to the Acquisition) are engaged on the Issue Date, including, without limitation, all forms of television, telephony (including, for the avoidance of doubt, mobile telephony) and internet services and any services relating to carriers, networks, broadcast or communications services, or Content; or
(4)    that comprises being a Holding Company of one or more Persons engaged in any such business referred to above.

“Permitted Collateral Liens” means:

(1)    Liens on the Proceeds Loan Collateral that are described in one or more of clauses (2), (3), (4), (5), (6), (8), (9), (11) and (12) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce the Lien in the Collateral granted under the Proceeds Loan Security Documents; and
(2)        Liens on the Proceeds Loan Collateral to secure:
(a)    the Proceeds Loans;
(b)    Indebtedness of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, and, that is permitted to be Incurred under Sections 4.09(b)(2), 4.09(c)(1), 4.09(c)(3), and 4.09(c)(4) (in the case of Section 4.09(c)(4), to the extent such Indebtedness is secured by a Lien on the Proceeds Loan Collateral that is existing on, or provided for, under written arrangements existing on the Issue Date), 4.09(c)(13)  (in the case of Section 4.09(c)(13), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this clause (2) of this definition of Permitted Collateral Liens), 4.09(c)(14), 4.09(c)(18), 4.09(c)(21) and 4.09(c)(25);
(c)    Indebtedness that is permitted to be Incurred under Section 4.09(c)(6) and guarantees thereof; provided that, at the time of the acquisition or other transaction pursuant to which such Indebtedness was Incurred and after giving effect to the Incurrence of such Indebtedness on a pro forma basis, (i) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(b) or (ii) the Consolidated Senior Secured Net Leverage Ratio would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the Incurrence of such Indebtedness; and
(d)    any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a), (b) and (c);
provided, however, that (i) such Lien ranks equal or junior to all other Liens on the Proceeds Loan Collateral securing Senior Indebtedness of the Proceeds Loan Obligors and (ii) holders of Indebtedness referred to in this clause (2) (or their duly authorized Representative) shall enter into any applicable Intercreditor Agreement; and
(3)    Liens on the Proceeds Loan Collateral to secure:
(a)    Indebtedness that is permitted to be Incurred under Sections 4.09(b)(1), 4.09(c)(1) and 4.09(c)(4) (in the case of clause 4.09(c)(4), to the extent such Indebtedness is secured by a Lien on the Proceeds Loan Collateral that is existing on, or provided for, under written arrangements existing on the Issue Date), 4.09(c)(6) and 4.09(c)(13) (in the case of Section 4.09(c)(13), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this clause (3) of this definition of Permitted Collateral Liens), 4.09(c)(14), 4.09(c)(18), 4.09(c)(21) and 4.09(c)(25);

(b)    any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (a) and this clause (b);
provided, however, that (i) such Lien ranks junior to all other Liens on the Proceeds Loan Collateral securing the Senior Indebtedness of the Proceeds Loan Obligors and (ii) holders of Indebtedness referred to in this clause (3) (or their duly authorized Representative) shall enter into any applicable Intercreditor Agreement.

“Permitted Credit Facility” means, one or more debt facilities or arrangements (including, without limitation, the LCPR Credit Facilities) that may be entered into by the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries providing for credit loans, letters of credit or other Indebtedness or other advances, in each case, Incurred in compliance with Section 4.09.
“Permitted Financing Action” means, to the extent that any Incurrence of Indebtedness or Refinancing Indebtedness is permitted pursuant to Section 4.09, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Indebtedness in relation to the Incurrence of that Indebtedness or Refinancing Indebtedness.
“Permitted Holders” means, collectively, (1) the Ultimate Parent, (2) in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent, (3) any Affiliate or Related Person of a Permitted Holder described in clauses (1) or (2) above, and any successor to such Permitted Holder, Affiliate, or Related Person, (4) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Company or any Permitted Affiliate Parent, acting in such capacity and (5) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with Section 4.14.
“Permitted Initial Proceeds Loan Guarantor Merger” means the transaction or series of related transactions pursuant to which the Initial Proceeds Loan Guarantor consolidates, merges or otherwise combines with or into the Company.
“Permitted Investment” means an Investment by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in:
(1)    the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);
(2)    another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity);
(3)    cash and Cash Equivalents or Investment Grade Securities;
(4)    Receivables owing to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, any Permitted Affiliate Parent or any such Restricted Subsidiary deems reasonable under the circumstances;
(5)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6)    loans or advances to employees made in the ordinary course of business consistent with past practices of the Company, any Permitted Affiliate Parent or such Restricted Subsidiary;
(7)    Capital Stock, obligations, accounts receivables or securities received in settlement of debts created in the ordinary course of business and owing to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization, workout recapitalization or similar arrangement including upon the bankruptcy or insolvency of a debtor;
(8)    Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.10 and other Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;
(9)    any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date or made in compliance with Section 4.07; provided that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;
(10)    Currency Agreements, Commodity Agreements and Interest Rate Agreements, in each case not entered into for speculative purposes, and related Hedging Obligations;
(11)    Investments by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of $75.0 million and 5.0% of Total Assets at any one time, provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary in compliance with Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)    Investments by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;
(13)    guarantees issued in accordance with Section 4.09 and other guarantees (and similar arrangements) of obligations not constituting Indebtedness;
(14)    pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;
(15)    the LCPR Credit Facilities, the Notes, the Proceeds Loan, and any other Indebtedness (other than Subordinated Obligations) of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary;
(16)    so long as no Default or Event of Default of the type specified in Section 6.01(a)(1) or Section 6.01(a)(2) has occurred and is continuing, (a) minority Investments in any Person engaged in a Permitted Business and (b) Investments in joint ventures that conduct a Permitted Business to the extent that, after giving pro forma effect to any such Investment, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.50 to 1.00;
(17)    any Investment to the extent made using as consideration Capital Stock of the Company or any Permitted Affiliate Parent (other than Disqualified Stock), Subordinated Shareholder Loans or Capital Stock of any Parent;
(18)    Investments acquired after the Issue Date as a result of an acquisition by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary, including by way of merger, amalgamation or consolidation with or into the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(19)    Permitted Joint Ventures;
(20)    Investments in Securitization Obligations;
(21)    [Reserved];
(22)    any Person where such Investment was acquired by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company, any Permitted Affiliate Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company, any Permitted Affiliate Parent or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(23)    any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except those transactions described in Section 4.11(b)(1), Section 4.11(b)(5), Section 4.11(b)(9) or Section 4.11(b)(24));
(24)    Investments in or constituting Bank Products;
(25)    any loans or guarantees relating to Excess Capacity Network Services provided that the price payable to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in relation to such Excess Capacity Network Services is no less than the cost incurred by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in providing such Excess Capacity Network Services;
(26)     [Reserved];
(27)    Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or purchases of contract rights or licenses or leases of intellectual property;
(28)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements;
(29)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries;
(30)    Investments by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;
(31)    Investments by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary in connection with any start-up financing or seed funding of any Person, together with all other Investments pursuant to this clause (31), in an aggregate amount at the time of such Investment not to exceed the greater of (i) $15.0 million and (ii) 1.0% of Total Assets at any one time; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause; and
(32)    Investments of all or a portion of the Escrowed Proceeds permitted under the relevant escrow agreement.
“Permitted Joint Ventures” means one or more joint ventures formed (a) by the contribution of some or all of the assets of the Company’s or a Permitted Affiliate Parent’s business solutions division pursuant to a Business Division Transaction to a joint venture formed by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries with one or more joint venturers, (b) by the contribution of some or all of the assets of the Company’s or a Permitted Affiliate Parent’s Content business pursuant to a Content Transaction to a joint venture formed by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries with one or more joint venturers and/or (c) for the purposes of network and/or infrastructure sharing with one or more joint venturers.
“Permitted Liens” means:
(1)    Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction, and Liens on Investments in Receivables Entities;
(2)    pledges or deposits by such Person under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(3)    Liens imposed by Law, including carriers’, warehousemen’s, mechanics’ landlords’, materialmen’s, repairmen’s, construction and other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;
(4)    Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(5)    Liens in favor of issuers of surety, bid or performance bonds or with respect to other regulatory requirements or trade or government contracts or to secure leases or permits, licenses, statutory or regulatory obligations, or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(6)    (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property or assets over which the Company, any Permitted Affiliate Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto, (including, without limitation, the right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the Company, any Permitted Affiliate Parent or any of its Restricted Subsidiaries or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof), (b) minor survey exceptions, encumbrances, trackage rights, special assessments, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, and (c) any condemnation or eminent domain proceedings affecting any real property;
(7)    [Reserved];
(8)    leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries;
(9)    Liens arising out of judgments, decrees, orders or awards so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(10)    Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Purchase Money Obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business (including Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business) provided that such Liens do not encumber any other assets or property of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
(11)    Liens (i) arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) deposits made in the ordinary course of business to secure liability to insurance carriers;
(12)    Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries in the ordinary course of business;
(13)    Liens securing Indebtedness to the extent Incurred in compliance with Section 4.09(c)(17), including guarantees and any Refinancing Indebtedness in respect thereof;

(14)    Liens (a) over the segregated trust accounts set up to fund productions, (b) required to be granted over productions to secure production grants granted by regional and/or national agencies promoting film production in the relevant regional and/or national jurisdiction and (c) over assets relating to a specific production funded by Production Facilities;
(15)    Liens existing on, or provided for under written arrangements existing on, the Issue Date;
(16)    Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (including Liens created, Incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, that any such Lien may not extend to any other property owned by the Company, any Permitted Affiliate Parent or any other Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(17)    Liens on property at the time the Company, any Permitted Affiliate Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Restricted Subsidiary (including Liens created, Incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property owned by the Company, any Permitted Affiliate Parent or such Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(18)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company, any Permitted Affiliate Parent or another Restricted Subsidiary;
(19)    Permitted Collateral Liens;
(20)    Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(21)    Liens securing Indebtedness Incurred under any Permitted Credit Facility;
(22)    Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(23)    any interest or title of a lessor under any Capitalized Lease Obligations or operating leases;

(24)    any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(25)    Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Indebtedness, which Liens are created to secure payment of such Indebtedness;
(26)    Liens on assets or property of a Restricted Subsidiary that is not a Proceeds Loan Obligor securing Indebtedness of a Restricted Subsidiary that is not a Proceeds Loan Obligor permitted by Section 4.09;
(27)    any Liens in respect of the ownership interests in, or assets owned by, any joint ventures securing obligations of such joint ventures or similar agreements;
(28)    Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers or escrow agent thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;
(29)    Liens Incurred with respect to obligations that do not exceed the greater of (a) $75.0 million and (b) 5.0% of Total Assets at any time outstanding;
(30)    Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Transaction;
(31)    Liens for the purpose of perfecting the ownership interests of a purchaser of Receivables and related assets pursuant to any Qualified Receivables Transaction;
(32)    Cash deposits or other Liens for the purpose of securing Limited Recourse;
(33)    Liens arising in connection with other sales of Receivables permitted hereunder without recourse to the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries;
(34)    Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction”;
(35)    Liens in respect of Bank Products or to implement cash pooling arrangements or arising under the general terms and conditions of banks with whom the Company, any Permitted Affiliate Parent or any Restricted Subsidiary maintains a banking relationship or to secure cash management and other banking services, netting and set-off arrangements, and encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled and net balance basis (including any ancillary facility under any Credit Facility or other accommodation comprising of more than one account) and Liens of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary under the general terms and conditions of banks and financial institutions entered into in the ordinary course of banking or other trading activities;
(36)    Liens on cash, Cash Equivalents, Investments or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is not prohibited hereunder;
(37)    Liens on equipment of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary granted in the ordinary course of business to a client of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary at which such equipment is located;
(38)    subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects except as such non-compliance does not interfere in any material respect, as determined in good faith by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent, with the business of the Company, any Permitted Affiliate Parent and their Subsidiaries taken as a whole;
(39)    facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation a property in the ordinary course of business; provided the same are complied with in all material respects;
(40)    deemed trusts created by operation of Law in respect of amounts which are (i) not yet due and payable, (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or (iv) unpaid due to inadvertence after exercising due diligence;
(41)    Liens encumbering deposits made in the ordinary course of business to secure liabilities to insurance carriers; and
(42)    Liens securing the Proceeds Loans and the Proceeds Loan Guarantees.
“Permitted SPV Investment” means Investments in:
(1)    cash and Cash Equivalents;
(2)    the Notes;
(3)    any Additional SPV Debt;
(4)    the Proceeds Loans; and
(5)    any Additional Proceeds Loan; and
(6)    the incorporation of one or more Subsidiaries of the Issuer or the SPV Borrower for the purposes of issuing or Incurring Senior Secured Indebtedness to be on-lent to a Proceeds Loan Obligor.
“Permitted SPV Liens” means:

(1)    Liens created for the benefit of (or to secure) the Notes;
(2)    Liens on the Note Collateral to secure Additional SPV Debt and guarantees of Additional SPV Debt;
(3)    Liens arising by operation of Law described in one or more of clauses (4), (9) or (11) of the definition of Permitted Liens;
(4)    Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose; and
(5)    Subject to an intercreditor agreement reasonably acceptable to the Security Agent, Liens over Capital Stock of any Subsidiary of the Issuer or the SPV Borrower in favor of Indebtedness Incurred by any Subsidiary of the Issuer or the SPV Borrower.
“Permitted SPV Maintenance Payments” means amounts paid to a direct or indirect Parent of the Issuer or the SPV Borrower or to the Issuer Share Trustee or Borrower Share Trustee, as applicable, to the extent required to permit such Parent, Issuer Share Trustee and/or Borrower Share Trustee, as applicable, to pay reasonable amounts required to be paid by it to maintain the Parent’s, the Issuer’s, the SPV Borrower’s and/or their Subsidiaries’ corporate existence and to pay reasonable accounting, legal, management and administrative fees and other bona fide operating expenses.
“Permitted Tax Distribution” means
(a)    (1) with respect to any taxable period ending after the date hereof for which the Company is treated as a partnership or as an entity disregarded as separate from its owner for Puerto Rican income tax purposes, any payment from the Company to its direct or indirect equity owners (or directly to the Puerto Rican taxing authority on behalf of such direct or indirect owners), to fund the Puerto Rican income tax liabilities of such direct or indirect equity owners in respect of their direct or indirect ownership of the Company for such taxable period, in an aggregate amount assumed to equal the product of (i) the taxable income of the Company for such taxable period (determined, for any taxable period for which the Company is a disregarded entity, as if the Company were a partnership) reduced, but not below zero, by any net cumulative taxable loss with respect to all prior taxable periods ending after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the taxable income of the current taxable period and has not previously been taken into account pursuant to this clause (a)(1) and (ii) the highest marginal Puerto Rican income tax rate (taking into account the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to an individual or corporation resident in Puerto Rico (whichever is higher) for such taxable period, (2) for each taxable period for which the Company is treated as a partnership or as an entity disregarded as separate from its owner for Puerto Rican income tax purposes (including any taxable periods prior to the date hereof), any payments from the Company to its direct or indirect equity owners (or directly to the Puerto Rican taxing authority on behalf of such direct or indirect owners) in an aggregate amount equal to the product of (i) any incremental taxable income of the Company for such taxable period resulting from an audit adjustment made by an applicable taxing authority after the date hereof and (ii) the highest marginal Puerto Rican income tax rate (taking into account the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such direct or indirect equity owner for such taxable period and (3) any Puerto Rico branch profits tax in respect of Relevant Net Income imposed pursuant to Section 1092.02 of the Internal Revenue Code of Puerto Rico (or any similar provision of Puerto Rico law) on any direct or indirect equity owner of the Company. For purposes of this provision, Relevant Net Income shall mean the amounts set forth in clauses (a)(1)(i) or (a)(2)(i) of this definition, as applicable, net of applicable Puerto Rican income tax; and
(b)    (1) with respect to any taxable period ending after the date hereof for which the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary is treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes, any payment from the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary to its direct or indirect equity owners, to fund the U.S. income tax liabilities of such direct or indirect equity owners in respect of their direct or indirect ownership of the Company, such Permitted Affiliate Parent or such Affiliate Subsidiary for such taxable period, in an aggregate amount (determined prior to reduction for any Puerto Rican withholding tax applicable to any Permitted Tax Distributions) assumed to equal any excess of (A) the product of (i) the taxable income of the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary for such taxable period (determined, for any taxable period for which the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary is a disregarded entity, as if the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary were a partnership) reduced, but not below zero, by any net cumulative taxable loss with respect to all prior taxable periods ending after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the current taxable period and has not previously been taken into account pursuant to this clause (b)(1); provided that, for the avoidance of doubt, such taxable income shall be computed without taking into account any special basis adjustments under Section 734 or 743 of the Code made with respect to any transaction occurring after the date hereof and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to a corporation resident in Colorado for such taxable period over (B) for any taxable period in which the Puerto Rican income tax and/or branch profits tax are considered creditable taxes for purposes of Section 901 of the Code, the maximum permitted distribution under clauses (a)(1), (a)(2) and/or (a)(3) of this definition (as applicable) for such taxable period (to the extent such maximum permitted distribution (plus any Puerto Rican withholding tax attributable to any Permitted Tax Distributions) does not exceed the portion of the amount described in clause (b)(1)(A) of this definition that is attributable to U.S. federal income tax) (such excess, the “U.S. Partnership Tax Distribution Amount”), (2) for each taxable period for which the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary is treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes (including any taxable periods prior to the date hereof), any payments from the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary to its direct or indirect equity owners in an aggregate amount equal to any additional U.S. Partnership Tax Distribution Amount with respect to any incremental taxable income of the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary for such taxable period resulting from an audit adjustment made by an applicable taxing authority after the date hereof including as necessary to satisfy any taxes imposed on a direct or indirect owner of the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary arising from the Partnership Audit Rules and attributable to the operations or activities of the Company, any Permitted Affiliate Parent, any Affiliate subsidiary or any of their Subsidiaries and (3) for any taxable period for which the Company, any Permitted Affiliate Parent, any Affiliate Subsidiary or any of their Subsidiaries is a member of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes of which a direct or indirect parent of the Company is the common parent (a “Tax Group”) (or the Company, any Permitted Affiliate Parent, any Affiliate Subsidiary or any of their Subsidiaries is a disregarded entity or partnership directly or indirectly owned by a member or members of such a group), to pay the portion of any U.S. federal, foreign, state or local income taxes (as applicable) of such Tax Group for such taxable period that are attributable to the taxable income of the Company, any Permitted Affiliate Parent, any Affiliate Subsidiary and/or any of their Restricted Subsidiaries (and, to the extent permitted below, the applicable Subsidiaries that are not Restricted Subsidiaries); provided that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (and, to the extent permitted below, the applicable Subsidiaries that are not Restricted Subsidiaries), as applicable, would have been required to pay in respect of such taxable income as stand-alone taxpayers or a stand-alone Tax Group and (B) the amount of such payments made in respect of a Subsidiary that is not a Restricted Subsidiary will be permitted only to the extent that cash distributions were made by such Subsidiary to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary for such purpose. To the extent any portion of the Permitted Tax Distribution for a particular taxable period is not actually distributed in such period, the amount of the excess of such Permitted Tax Distribution over the amount actually distributed for such period shall increase the amount of Permitted Tax Distributions with respect to the immediately subsequent period (and, to the extent such excess is not actually distributed in the immediately subsequent period, the following period(s)). “Partnership Audit Rules” means Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (and any Treasury regulations or other guidance that may be promulgated in the future relating thereto) and, in each case, any analogous provisions of state, local, and non-U.S. law.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.
“Post-Closing Reorganization” means the possible reorganization of the LiLAC Communications and LiLAC Ventures and their Subsidiaries by the Ultimate Parent, which is expected to include: (i) a distribution or other transfer of the Company and any Permitted Affiliate Parent and their respective Subsidiaries or a Parent of both the Company and any Permitted Affiliate Parent to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent through one or more mergers, transfers, consolidations or other similar transactions such that the Company and any Permitted Affiliate Parent and their respective Subsidiaries or such Parent will become the direct Subsidiary of the Ultimate Parent or such other direct Subsidiary of the Ultimate Parent, and/or (ii) the issuance by the Company and any Permitted Affiliate Parent of Capital Stock to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent and, as consideration therefor, the assignment by the Ultimate Parent or a direct Subsidiary of the Ultimate Parent of a loan receivable to the Company or a Permitted Affiliate Parent, as the case may be, and/or (iii) the insertion of a new entity as a Subsidiary of LiLAC Communications and/or LiLAC Ventures, as applicable, which new entity will become a Parent of the Company.
“Preferred Stock,” as applied to the Capital Stock of any corporation, partnership, limited liability company or other entity, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such entity, over shares of Capital Stock of any other class of such entity.
“Private Placement Legend” means the legend set forth in Section 2.07(j)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“Proceeds Loans” means the Notes Proceeds Loan and any other facilities under the Proceeds Loan Agreement, including the SPV Credit Facility Proceeds Loans.
“Proceeds Loan Agreement” means the Proceeds Loan Agreement dated on or around the date of funding of the first SPV Credit Facility Proceeds Loan (as amended, supplemented and/or restated from time to time) between, among others, the SPV Borrower and the Issuer as lenders and the Company as a Proceeds Loan Borrower.
“Proceeds Loan Borrower” means the Notes Proceeds Loan Borrower or any other borrower under the Proceeds Loan Agreement and, in each case, any and all successors thereto, and any permitted assignees thereof under the Proceeds Loan Agreement.

“Proceeds Loan Collateral” means the following property and assets of the Proceeds Loan Obligors that will initially secure the obligations of the Proceeds Loan Obligors under the Proceeds Loans following the Escrow Release Date, including:
(1)    the Capital Stock of each Proceeds Loan Obligor;
(2)    all of the rights of the relevant creditors in relation to certain Subordinated Shareholder Loans; and
(3)    Liens on substantially all assets of the Proceeds Loan Obligors (other than Excluded Assets).
“Proceeds Loan Guarantee” means the guarantees of the Proceeds Loans by the Proceeds Loan Guarantors.
“Proceeds Loan Guarantors” means (1) the Initial Parent Proceeds Loan Guarantor in its capacity as guarantor of the Proceeds Loan and (2) each Additional Subsidiary Proceeds Loan Guarantor (including each Affiliate Subsidiary that becomes a guarantor as provided under this Indenture), Additional Parent Proceeds Loan Guarantor, Permitted Affiliate Parent and Affiliate Subsidiary in its capacity as an additional guarantor of the Proceeds Loan and, in each case, any and all successors thereto, and any permitted assignees thereof under the Proceeds Loan.
“Proceeds Loan Obligors” means the Notes Proceeds Loan Borrower and the Proceeds Loan Guarantors (including any Additional Proceeds Loan Guarantor).
“Proceeds Loan Security Documents” means the agreements pursuant to which the security interests in the Proceeds Loan Collateral are granted.
“Production Facilities” means any bilateral facilities provided by a lender to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary to finance a production.
“Pro forma EBITDA” means, for any period, the Consolidated EBITDA of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro forma EBITDA for such period, if, as of such date of determination:
(1)     since the beginning of such period the Company, any Permitted Affiliate Parent or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, any business, any group of assets constituting an operating unit of a business or any Minority Investment (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or Pro forma Non-Controlling Interest EBITDA, as applicable, is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;
(2)    since the beginning of such period the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, acquires any Non-Controlling Interests in a Restricted Subsidiary or otherwise acquires any company, any business, any group of assets constituting an operating unit of a business or any Minority Investment (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made under this Indenture, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and
(3)    since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Company, any Permitted Affiliate Parent or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.
For purposes of this definition and determining compliance with any provision of this Indenture that requires the calculation of any financial ratio or test, (a) whenever pro forma effect is to be given to any transaction or calculation, the pro forma calculations will be as determined conclusively in good faith by a responsible financial or accounting officer of the Company (including without limitation in respect of anticipated expense and cost reductions) including, without limitation, as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary including, without limitation, in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) interest on any Indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).
For the avoidance of doubt, the Consolidated EBITDA and all outstanding Indebtedness of any company or business division or other assets to be acquired or disposed of pursuant to a signed purchase agreement (which may be subject to one or more conditions precedent) may be given pro forma effect for the purpose of calculating Pro Forma EBITDA.
“Pro forma Non-Controlling Interest EBITDA” means, for any period, an amount equal to the proportion of the Pro forma EBITDA of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries which would have been attributable to Non-Controlling Interests, on the basis that the relevant measures for calculating such Pro forma EBITDA for such period under the definition of “Pro forma EBITDA” (including “Consolidated EBITDA”) are attributed to such Non-Controlling Interests in accordance with the definition of “Consolidation”.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term “Public Debt” (a) shall not include the Notes (or any Additional Notes) and (b) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and Affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the LCPR Credit Agreement, a Permitted Credit Facility, a Production Facility, commercial bank or similar Indebtedness, Capitalized Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”
“Public Market” means any time after an Equity Offering has been consummated, shares of common stock or other common equity interests of the IPO Entity having a market value in excess of $75.0 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.
“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include any offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).
“Public Offering Expenses” means expenses Incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (whether or not successful):
(1)    where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary; or
(2)    in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or
(3)    otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company, any Permitted Affiliate Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary of such Parent.
“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) is repayable from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables and (b) may be subordinated to the payments described in clause (a).
“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries pursuant to which the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables and any Hedging Obligations entered into by the Company, any Permitted Affiliate Parent or any such Restricted Subsidiary in connection with such Receivables.
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code and any “supporting obligations” as so defined.
“Receivables Entity” means a Subsidiary of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (or another Person in which the Company, any Permitted Affiliate Parent or any Restricted Subsidiary makes an Investment or to which the Company, any Permitted Affiliate Parent or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables, which is designated by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent (as provided below) as a Receivables Entity and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)    is guaranteed by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
(b)    is recourse to or obligates the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings;
(c)    subjects any property or asset of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; or
(d)    except, in each such case, Limited Recourse and Permitted Liens as defined in clauses (30) through (33) and (36) of the definition thereof.
(2)    with which neither the Company, any Permitted Affiliate Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms not materially less favorable to the Company, any Permitted Affiliate Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company or any Permitted Affiliate Parent, other than fees payable in the ordinary course of business in connection with servicing Receivables; and
(3)    to which neither the Company, any Permitted Affiliate Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Qualified Receivables Transaction), except for Limited Recourse and Permitted Liens as defined in clauses (30) through (33) and (36) of the definition thereof.
Any such designation by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent shall be evidenced to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing conditions.
“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.
“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Redemption Date” means, when used with respect to any Note to be redeemed pursuant to this Indenture, the date fixed for such redemption.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company or any Permitted Affiliate Parent that refinances Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, as applicable, and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company, a Permitted Affiliate Parent or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, including successive refinancings; provided that:
(1)    if the Indebtedness being refinanced constitutes Subordinated Obligations, (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes Proceeds Loan, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes Proceeds Loan, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Notes Proceeds Loan;
(2)    such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, Incurred in connection therewith; and
(3)    if the Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Notes Proceeds Loan on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being refinanced.
Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of all or any part of any such Credit Facility or other Indebtedness.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means one or more Global Notes, substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of the Depositary or its nominee, initially issued in an aggregate principal amount equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.
“Related Business” means any business that is the same as or related, ancillary or complementary to, any of the businesses of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on the Issue Date.
“Related Person” with respect to any Permitted Holder, means:
(1)    any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder;

(2)    in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or
(3)    any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.
“Related Taxes” means:
(1)    any taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:
(a)    being organized or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or any of the Company’s, any Permitted Affiliate Parent’s or any Restricted Subsidiary's Subsidiaries), or
(b)    being a Holding Company parent of the Company, any Permitted Affiliate Parent, any Restricted Subsidiary or any of the Company’s, any Permitted Affiliate Parent’s or any Restricted Subsidiary's Subsidiaries, or
(c)    receiving dividends from or other distributions in respect of the Capital Stock of the Company, any Permitted Affiliate Parent, any Restricted Subsidiary or any of the Company’s, any Permitted Affiliate Parent’s or any Restricted Subsidiary's Subsidiaries, or
(d)    having guaranteed any obligations of the Company, any Permitted Affiliate Parent, any Restricted Subsidiary or any Subsidiary of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, or
(e)    having made any payment in respect to any of the items for which the Company, any Permitted Affiliate Parent or any Restricted Subsidiary is permitted to make payments to any Parent pursuant to Section 4.07, in each case, to the extent such taxes are not paid by another Subsidiary or such Parent; or
(2)    any taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that the Company, any Permitted Affiliate Parent, any Restricted Subsidiary and their respective Subsidiaries would have been required to pay on a separate company basis or on a Consolidated basis if the Company, any Permitted

Affiliate Parent, any Restricted Subsidiary and their respective Subsidiaries had paid tax on a Consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company, any Permitted Affiliate Parent, any Restricted Subsidiary and their respective Subsidiaries and any taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Company, any Permitted Affiliate Parent, any Restricted Subsidiary and their respective Subsidiaries (in each case, reduced by any taxes measured by income actually paid by the Company, any Permitted Affiliate Parent, any Restricted Subsidiary and their respective Subsidiaries).
“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.
“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness or the provider of Senior Indebtedness (if provided on a bilateral basis), as the case may be.
“Reporting Entity” refers to the Company, or following any election made in accordance with Section 4.03, such other Parent of the Company, or, following a Permitted Affiliate Parent Accession, the Common Holding Company or a Parent of the Common Holding Company.
“Reserved Indebtedness Amount” has the meaning given to that term Section 4.09.
“Restricted Group” means the Company, any Permitted Affiliate Parent and any Subsidiary of the Company or of a Permitted Affiliate Parent, together with any Affiliate Subsidiaries from time to time, but in each case excluding any Unrestricted Subsidiary.
“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) including any vice president, assistant vice president, assistant treasurer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company or of any Permitted Affiliate Parent, together with any Affiliate Subsidiaries, in each case other than an Unrestricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.
“Securitization Obligation” means any Indebtedness or other obligation of any Receivables Entity.
“Security Agent” means The Bank of Nova Scotia appointed as security agent for the Proceeds Loans or any successors thereto.
“Security Trustee” means The Bank of Nova Scotia and any successor or replacement Security Trustee in such capacity.
“Senior Debt Issuer” refers only to LCPR Senior Financing Designated Activity Company and its successors and not to any of its Subsidiaries, which is an independent special purpose financing company formed for the purpose of issuing debt to be on-lent to the Group as unsecured Indebtedness;
“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter Incurred, all amounts payable by, under or in respect of all other Indebtedness of the Company or any Proceeds Loan Obligor, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to each Proceeds Loan Obligor at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:
(1)    any Indebtedness Incurred in violation of this Indenture;
(2)    any obligation of any Proceeds Loan Obligor to any other Proceeds Loan Obligor or any Restricted Subsidiary;
(3)    any liability for taxes owed or owing by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary;
(4)    any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);
(5)    any Indebtedness, guarantee or obligation of any Proceeds Loan Obligor that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of any Proceeds Loan Obligor, including, without limitation, any Subordinated Obligation; or
(6)    any Capital Stock.
“Senior Secured Indebtedness” means, with respect to any Person as of any date of determination, any Indebtedness that is (1) secured by a First-Priority Lien, (2) Incurred by a Proceeds Loan Obligor and secured by any other Lien on assets of a Proceeds Loan Obligor or any Restricted Subsidiary (other than a Lien permitted under clauses (22), (28), or (29) of the definition of “Permitted Liens”), or (3) Incurred by a Restricted Subsidiary that is not a Proceeds Loan Obligor, in each case, without double counting.
“Shares” means issued shares of the Issuer.

“Significant Subsidiary” means any Restricted Subsidiary which, together with the Restricted Subsidiaries of such Restricted Subsidiary, accounted for more than 10.0% of the Total Assets as of the end of the most recently completed fiscal year.
“Solvent Liquidation” means any voluntary liquidation, winding up or corporate reconstruction involving the business or assets of, or shares of (or other interests in) any Subsidiary of a Parent or any Grantor (other than the Company); provided that, to the extent such Subsidiary of a Parent or Grantor involved in such Solvent Liquidation is a Proceeds Loan Obligor, the Successor Company assumes all the obligations of that Proceeds Loan Obligor under this Indenture, the Covenant Agreement, the Proceeds Loan, the Proceeds Loan Guarantee and the Intercreditor Agreement, in each case, to which such Proceeds Loan Obligor was a party prior to the Solvent Liquidation unless (i) such Successor Company is an existing Proceeds Loan Obligor or (ii) with respect to a Proceeds Loan Guarantor, such Successor Company would, but for the operation of this proviso, no longer be required to guarantee the Proceeds Loan or any Senior Secured Indebtedness secured on the Proceeds Loan Collateral and accordingly any guarantee required by this proviso would become subject to automatic release in accordance with the provisions set forth under Section 10.05.
“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).
“Spin-Off” means a transaction by which all outstanding ordinary and or equity shares of the Company and any Permitted Affiliate Parent or a Parent of the Company or such Permitted Affiliate Parent directly or indirectly owned by the Ultimate Parent are distributed to (1) all of the Ultimate Parent’s shareholders or (2) all of the shareholders comprising one or more group of the Ultimate Parent’s shareholders as provided by the Ultimate Parent’s articles of association, in each case, either directly or indirectly through the distribution of shares in a Parent holding the Company’s and any Permitted Affiliate Parent’s shares or such Parent’s shares.
“Spin Parent” means the Person the shares of which are distributed to the shareholders of the Ultimate Parent pursuant to the Spin-Off.
“SPV Asset Disposition” means the sale, lease, conveyance or other disposition of any rights, property or assets by the Issuer or the Guarantor, other than the granting of a Permitted SPV Lien or any Permitted SPV Investment or pursuant to the LCPR Group Assumption or Credit Facility Assumption.
“SPV Borrower” means LCPR Loan Financing LLC and its successors and not to any of its Subsidiaries, which is an independent special purpose financing company formed for the purpose of issuing debt to be on-lent to the Group as secured Indebtedness.
“SPV Credit Agreement” means the credit agreement to be entered into between, among others, SPV Borrower as borrower and the Issuer as guarantor, The Bank of Nova Scotia as the administrative agent and security agent, and certain financial institutions as lenders (as may be further amended, supplemented or otherwise modified from time to time).
“SPV Credit Facilities” means the term loan facilities established under the SPV Credit Agreement in an aggregate principal amount of $1,200.0 million.

“SPV Credit Facility Proceeds Loans” means the Proceeds Loans under the Proceeds Loan Agreement funded with the proceeds of the SPV Credit Facilities.
“SPV Profit Account” means the account in the name of the Issuer into which the SPV Profit is paid pursuant to the Expenses Agreement.
“SPV Profit” means the payment into the SPV Profit Account of $10,000 as a fee for entering into the transactions contemplated by this Indenture, the Proceeds Loan Agreement, the Collateral Sharing Agreement, the Note Security Documents, the SPV Credit Agreement and the other agreements to which the Issuer is a party.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions, including, without limitation, those relating to the servicing of the assets of a Receivables Entity and Limited Recourse, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any security, loan or other evidence of Indebtedness, the date specified in such security, loan or other evidence of Indebtedness as the fixed date on which the payment of principal of such security, loan or other evidence of Indebtedness is due and payable, including pursuant to any mandatory repayment, redemption or repurchase provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Obligation” means, in the case of a Proceeds Loan Borrower, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Proceeds Loan pursuant to a written agreement, in the case of a Proceeds Loan Guarantor, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Proceeds Loan Guarantee of such Proceeds Loan Guarantor pursuant to a written agreement and in the case of the Issuer, any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Notes pursuant to a written agreement; provided that, the other New Senior Notes or the Proceeds Loans (including any Additional Proceeds Loans) shall not be deemed to be Subordinated Obligations.
“Subordinated Shareholder Loans” means Indebtedness of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (and any security into which such Indebtedness, other than Capital Stock, is convertible or for which it is exchangeable at the option of the holder) issued to and held by any Affiliate (other than the Company, any Permitted Affiliate Parent or a Restricted Subsidiary) that (either pursuant to its terms or pursuant to an agreement with respect thereto):
(1)    does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company or any Permitted Affiliate Parent, as applicable, or any Indebtedness meeting the requirements of this definition);

(2)    does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;
(3)    contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Stated Maturity of the Notes;
(4)    does not provide for or require any Lien or encumbrance over any asset of the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries;
(5)    is subordinated in right of payment to the prior payment in full of the Proceeds Loan or the Proceeds Loan Guarantee, as applicable, in the event of (a) a total or partial liquidation, dissolution or winding up of the Company or any Permitted Affiliate Parent or such Restricted Subsidiary, as applicable, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or any Permitted Affiliate Parent and its property or such Restricted Subsidiary and its property, as applicable, (c) an assignment for the benefit of creditors or (d) any marshalling of the Company’s assets and liabilities or any Permitted Affiliate Parent’s assets and liabilities, or such Restricted Subsidiary’s assets and liabilities, as applicable;
(6)    under which the Company or any Permitted Affiliate Parent or such Restricted Subsidiary, as applicable, may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (a) a payment Default under this Indenture in relation to the Notes occurs and is continuing or (b) any other Default under this Indenture occurs and is continuing that permits the holders of the Notes to accelerate their maturity and the Company or any Permitted Affiliate Parent or a Restricted Subsidiary, as applicable, receives notice of such Default from the requisite holders of the Notes, until in each case the earliest of (i) the date on which such Default is cured or waived or (ii) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and
(7)    under which, if the holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Indenture or as a result of a mandatory requirement of applicable Law or (b) under circumstances described under clauses (5)(a) through (d) above, such holder will forthwith pay all such amounts to the Trustee or the Security Trustee to be held in trust for application in accordance with this Indenture.
“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. The definitions of “ordinary course of business”, “LCPR Group” and clause (13) of “Permitted Collateral Liens”, or as otherwise specified herein or unless the context may otherwise require, each reference to a Subsidiary will refer to a Subsidiary of the Company or any Permitted Affiliate Parent.
“Tax Group” has the meaning given to such term in the definition of Permitted Tax Distributions.
“Test Period” means, on any date of determination, the period of the most recent two consecutive fiscal quarters for which, at the option of the Company or any Permitted Affiliate Parent, (i) interim management statements and/or quarterly financial statements have previously been furnished to the Trustee pursuant to Section 4.03 or (ii) internal interim management statements and/or internal financial statements of the Reporting Entity are available immediately preceding the date of determination (the “L2QA Test Period”). The calculation of Pro forma EBITDA and Pro forma Non-Controlling Interest EBITDA in respect of any Test Period that is an L2QA Test Period shall be determined by multiplying Pro forma EBITDA or Pro forma Non-Controlling Interest EBITDA, as applicable, for such L2QA Test Period by two.
“The Bank of New York Mellon Group” means the group comprising The Bank of New York Mellon and its affiliates.
“TIA” means the United States Trust Indenture Act of 1939, as amended.
“Total Assets” means the Consolidated total assets of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries as shown on the most recent balance sheets (excluding the footnotes thereto) which have previously been furnished to the Trustee pursuant to Section 4.03 or are internally available immediately preceding the date of determination (and, in the case of any determination relating to any Incurrence of Indebtedness, any Restricted Payment or other determination under this Indenture, calculated with such pro forma and other adjustments as are consistent with the pro forma provisions set forth in the definition of “Pro forma EBITDA” including, but not limited to, any property or assets being acquired in connection therewith).
“Towers Assets” means:
(1)    all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (whether pursuant to title, rights in rem, leases, rights of use, site sharing rights, concession rights or otherwise) and include, without limitation, any and all towers and tower sites under construction;
(2)    all rights (including, without limitation, rights in rem, leases, rights of use, site sharing rights and concession rights), title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land or property on which such towers and tower sites referred to in paragraph (1) above have been or will be constructed or erected or installed;
(3)    all current assets relating to the towers or tower sites and their operation referred to in paragraph (1) above, whether movable, immovable or incorporeal;

(4)    all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (1) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and
(5)    all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (1) to (4) above; and
(6)    shares or other interests in Tower Companies.
“Tower Company” means a company or other entity whose principal activity relates to Towers Assets and substantially all of whose assets are Towers Assets.
“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transactions” means (1) any transactions to effect or consummate the LCPR Group Assumption, (2) any transactions to effect or consummate the Credit Facility Assumption, (3) intercompany indebtedness (A) by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary to an Affiliate or (B) by an Affiliate to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, in each case, to effect or consummate the LCPR Group Assumption or the Credit Facility Assumption, (4) any transactions to effect or consummate the Debt Pushdown, (5) the Post-Closing Reorganization and (6) payment of fees, costs and expenses in connection with the LCPR Group Assumption, the Credit Facility Assumption, the Debt Pushdown and/or the Post-Closing Reorganization.
“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available on a day no earlier than two Business Days prior to the date of the delivery of the redemption notice in respect of such Redemption Date (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to October 15, 2022; provided, however, that if the period from the Redemption Date to October 15, 2022 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields to U.S. Treasury securities for which such yields are given, except that if the period from the Redemption Date to October 15, 2022 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.
“Trustee” means BNY Mellon Corporate Trustee Services Limited, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Ultimate Parent” means (1) Liberty Latin America and any and all successors thereto or (2) upon consummation of a Spin-Off, “Ultimate Parent” will mean the Spin Parent and its successors, and (3) upon consummation of a Parent Joint Venture Transaction, “Ultimate Parent” will mean each of the top tier Parent entities of the Parent Joint Venture Holders and their successors.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Company or any Permitted Affiliate Parent or any Affiliate Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or any Permitted Affiliate Parent in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Company or any Permitted Affiliate Parent may designate any Subsidiary of the Company, any Permitted Affiliate Parent, or any Affiliate Subsidiary, as applicable (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein), to be an Unrestricted Subsidiary only if such designation and the Investment of the Company or any Permitted Affiliate Parent in such Subsidiary or Affiliate Subsidiary complies with Section 4.07.
Any such designation shall be evidenced to the Trustee by promptly delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the foregoing conditions.
The Company or any Permitted Affiliate Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness under Section 4.09(b) or (2) the Consolidated Senior Secured Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.
“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
“VAT” means: (a) value added tax imposed in compliance with the Council Directive 2006/112/EC on the common system of value added tax as implemented by a member state of the European Union; and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.
“Wholly Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable Law, regulation or to ensure limited liability and (b) in the case of a Receivables Entity, shares held by a Person that is not an Affiliate of the Company or any Permitted Affiliate Parent solely for the purpose of permitting such Person (or such Person’s designee) to vote with respect to customary major events with respect to such Receivables Entity, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).
“Wider Group” means (a) the Ultimate Parent and its Subsidiaries from time to time (other than the Company, any Permitted Affiliate Parent or any Restricted Subsidiary); and (b) following consummation of a Parent Joint Venture Transaction, each of the ultimate holding companies of the Parent Joint Venture Holders, the Parent Joint Venture Holders and the Joint Venture Parent, and in each case, their successors and their Subsidiaries.

Section 1.02    Other Definitions.

Defined in
Term	Section
“Additional Amounts”	4.18
“Additional Collateral Sharing Agreement”	4.22(b)
“Additional Intercreditor Agreement”	4.23(b)
“Additional Parent Proceeds Loan Guarantee”	10.06
“Additional Parent Proceeds Loan Guarantor”	10.06
“Additional Proceeds Loan”	4.09(a)
“Additional Proceeds Loan Guarantee”	10.07
“Additional Proceeds Loan Guarantor”	10.07
“Additional Subsidiary Proceeds Loan Guarantee”	10.07
“Additional Subsidiary Proceeds Loan Guarantor”	10.07
“Affiliate Subsidiary Accession”	10.08
“Affiliate Subsidiary Proceeds Loan Guarantee”	10.08
“Affiliate Subsidiary Release”	10.08
“Affiliate Transaction”	4.11(a)
“Asset Disposition Offer”	3.12
“Asset Disposition Offer Amount”	3.12
“Asset Disposition Purchase Date”	3.12
“Authentication Order”	2.02
“Called Notes”	12.01(c)(1)
“Change in Tax Law”	3.11
“Change of Control Offer”	4.14
“Change of Control Purchase Price”	4.14
“Change of Control Purchase Date”	4.14
“collateral failure provision”	6.01(a)(8)
“Covenant Defeasance”	8.03
“cross acceleration provision”	6.01(a)(4)
“Debt Pushdown”	4.27
“Debt Pushdown Proceeds Loan”	4.27
“Debt Pushdown Proceeds Loan Borrower”	4.27
“Debt Pushdown Repayment”	4.27

“Escrow Guarantee”	3.09(c)
“Escrow Termination Date”	3.09(a)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(c)
“Fold-In Collateral”	5.03(b)(3)
“Fold-In Security Documents”	5.03(b)(3)
“guarantee default provision”	6.01(a)(7)
“Increased Amount”……………………………………………………….	4.12(e)
“Initial Lien”	4.12(b)
“Initial Reporting Standard”	4.03(g)
“Investment Grade Status Period”	4.19
“judgment default provision”……………………………………………...	6.01(a)(6)
“LCPR Group Assumption”	5.03(a)
“LCPR Group Assumption Date”	5.03(a)
“LCT Election”	4.26(b)
“LCT Test Date”	4.26(b)
“Legal Defeasance”	8.02(a)
“Limited Recourse Restrictions”	13.01(b)
“Other Asset Disposition Indebtedness”	3.12
“New Reporting Standard”	4.03(g)
“Non-Petition Restrictions”	13.01(c)
“Note Guarantors”	5.03(b)(1)
“Parent Proceeds Loan Guarantees”	10.06
“Parent Proceeds Loan Guarantors”	10.06
“payment default”	6.01(a)(4)
“Paying Agent”	2.03
“Payor”	4.18
“Permitted Affiliate Parent”	10.08
“Permitted Affiliate Parent Accession”	10.08
“Permitted Affiliate Parent Guarantee”	10.08
“Proceeds Loan Guarantees”	10.07
“Proceeds Loan Guarantors”	10.07
“Register”	2.03
“Registered Agent”	14.09
“Registrar”	2.03
“Regular Record Date”	2.04(c)
“Reinstatement Date”	4.19
“Relevant Taxing Jurisdiction”	4.18
“Reserved Indebtedness Amount”	4.09(d)(7)
“Restricted Payment”	4.07(b)(4)
“Special Mandatory Redemption”	3.09(a)
“Special Mandatory Redemption Date”	3.09(a)
“Successor Company”	5.01(b)(1)
“Taxes”	4.18
“Tax Redemption Date”	3.11

“Transfer Agent”	2.03

Section 1.03    Rules of Construction
Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;
(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;
(3)    “or” is not exclusive;
(4)    words in the singular include the plural, and in the plural include the singular;
(5)    “will” shall be interpreted to express a command;
(6)    provisions apply to successive events and transactions; and
(7)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.
ARTICLE 2.
THE NOTES
Section 2.01    Form and Dating
(a)    Global Notes. Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more 144A Global Notes, duly executed by the Issuer, and authenticated by the Trustee. Notes offered and sold to Non-U.S. Persons in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Global Notes, duly executed by the Issuer and authenticated by the Trustee. Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby shall from time to time be reduced or increased, as appropriate, by the Registrar, the Paying Agent or the Trustee to reflect exchanges, repurchases, redemptions and transfers of interests therein, in accordance with the terms of this Indenture.
The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
Ownership of interests in the Global Notes will be limited to Participants and Indirect Participants. Book-Entry Interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary and its Participants. The Applicable Procedures shall be applicable to Book-Entry Interests in Global Notes.

Except as set forth in Section 2.07(a), the Global Notes may be transferred, in whole and not in part, only to a nominee or a successor of the Depositary.
(a)    Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.
(b)    Book-Entry Provisions. Neither Participants nor Indirect Participants shall have any rights either under this Indenture or under any Global Note held on their behalf by the Depositary. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of the Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.
(c)    Note Forms. The Global Notes and the Definitive Registered Notes shall be issuable only in registered form, substantially in the forms set forth as Exhibit A and Exhibit B hereto, respectively. The Notes shall be issued without coupons and only in denominations of at least $200,000 and in integral multiples of $1,000 in excess thereof.
(d)    Additional Notes. Subject to the restrictions contained in Section 4.09, from time to time after the Issue Date the Issuer may issue Additional Notes under this Indenture. Any Additional Notes issued as provided for herein will be treated as a single class and as part of the same series as the Initial Notes for all purposes (including voting) under this Indenture.
(e)    Dating. Each Note shall be dated the date of its authentication.
Section 2.02    Execution and Authentication
At least one Officer of the Issuer must sign the Notes for such Issuer by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated or at any time thereafter, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Authenticating Agent. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
The Authenticating Agent shall authenticate the Initial Notes on the Issue Date in an aggregate principal amount of $1,200,000,000, upon receipt of an authentication order signed by at least one Officer of the Issuer directing the Authenticating Agent to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with (an “Authentication Order”). The Authenticating Agent shall authenticate Additional Notes upon receipt of an Authentication Order relating thereto. Each Note shall be dated the date of its authentication.
The Trustee may authenticate Notes as the Issuer’s Authenticating Agent. The Trustee may appoint an additional Authenticating Agent or Agents acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating

Agent. Such Authenticating Agent shall have the same rights as the Trustee in any dealings hereunder with any of the Issuer’s Affiliates.
Notes authenticated by an Authenticating Agent shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated hereunder by the Trustee, and every reference in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be subject to acceptance by the Issuer and shall at all times be a corporation organized and doing business under, or licensed to do business pursuant to, the Laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom or a jurisdiction in the European Union and authorized under such Laws to act as Authenticating Agent, subject to supervision or examination by governmental authorities, if applicable. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 2.02, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 2.02.
Any entity into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any entity resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any entity succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided that such entity shall be otherwise eligible under this Section 2.02, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.
An Authenticating Agent may resign at any time by giving written notice of resignation to the Trustee and the Issuer. Each of the Trustee and the Issuer may at any time terminate the agency of an Authenticating Agent by giving written notice of the termination to that Authenticating Agent and the Issuer or the Trustee, as the case may be. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent ceases to be eligible in accordance with the provisions of this Section 2.02, the Trustee may appoint a successor Authenticating Agent acceptable to the Issuer. Any successor Authenticating Agent, upon acceptance of its appointment hereunder, shall become vested with all of the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 2.02.
The Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 2.02.
The initial Authenticating Agent shall be The Bank of New York Mellon.
If an Authenticating Agent is appointed with respect to the Notes pursuant to this Section 2.02, the Notes may have endorsed thereon, in addition to or in lieu of the Trustee’s certification of authentication, an alternative certificate of authentication in the following form:
“This is one of the Notes referred to in the within-mentioned Indenture.
[NAME OF AUTHENTICATING AGENT],
as Authenticating Agent
By: ________________________
Authorized Signatory”

Section 2.03    Paying Agent and Registrar
The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes in London, England (the “Principal Paying Agent”). The Bank of New York Mellon, London Branch will initially act as Principal Paying Agent in London.
The Issuer will also maintain one or more registrars (each, a “Registrar”) for so long as the Notes are listed on the International Stock Exchange and the rules of the International Stock Exchange so require. The Issuer will also maintain a transfer agent. The initial Registrar for the Notes will be The Bank of New York Mellon. The initial Transfer Agent with respect to the Notes will be The Bank of New York Mellon. The Registrar will maintain a register for the Notes (the “Register”) on behalf of the Issuer for so long as the Notes remain outstanding reflecting ownership of Notes outstanding from time to time. The Paying Agents will effect payments on behalf of the Issuer and the transfer agents will facilitate transfer of Definitive Registered Notes on behalf of the Issuer (the “Transfer Agents”). In the event that the Notes are no longer listed, the Issuer or its agent will maintain a register reflecting ownership of the Notes.
The parties hereto acknowledge that the Issuer has appointed The Bank of New York Mellon, London Branch, at its Corporate Trust Office, as Principal Paying Agent and The Bank of New York Mellon, at 240 Greenwich Street, New York, New York 10286, as Registrar and Transfer Agent. The Issuer acknowledges that The Bank of New York Mellon, London Branch, and The Bank of New York Mellon have accepted such appointment. Section 7.07 shall apply to them in such capacities as if they were Trustee hereunder.
The Issuer may appoint one or more additional Paying Agents and the term “Paying Agent” shall include any such additional Paying Agent, as applicable. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent and the Issuer may act as the Paying Agent; provided, however, that in no event may the Issuer act as a Paying Agent or appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states.
The Issuer shall notify the Trustee of the name and address of any Agent appointed after the Issue Date. If the Issuer fails to maintain a Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07.
Section 2.04    Holders to Be Treated as Owners; Payments of Interest
(a)    Except as otherwise ordered by a court of competent jurisdiction or required by applicable Law, the Issuer, the Paying Agents, the Registrar, the Trustee and any agent of the Issuer, any Paying Agent, the Registrar or the Trustee shall deem and treat the Holder of a Note as the absolute owner of such Note for the purpose of receiving payment of or on account of the principal, premium or interest on such Note and for all other purposes (including voting and consents and enforcement of the Note Security Documents); and neither the Issuer, any Paying Agent, the Registrar, the Trustee nor any agent of the Issuer, any Paying Agent, the Registrar or the Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note.

(b)    Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or the Agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee or impair, as between the Depositary, its nominees, the Participants or any other person, the operation of customary practices of such persons governing the exercise of the rights of a Holder.
(c)    A Holder of a Note at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Regular Record Date and prior to such Interest Payment Date, except if and to the extent the Issuer shall default in the payment of the interest due on such Interest Payment Date, in which case such defaulted interest shall be paid in accordance with Section 2.13. The term “Regular Record Date” as used with respect to any Interest Payment Date for the Notes shall mean the date specified as such in the Notes.
Section 2.05    Paying Agent to Hold Money
Each Paying Agent shall hold for the benefit of the Holders or the Trustee all money received by the Paying Agent for the payment of principal, premium, interest or Additional Amounts on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and the Issuer and the Paying Agent shall notify the Trustee of any Default by the Issuer (or any other obligor on the Notes) in making any such payment. For the avoidance of doubt, each Paying Agent acts as agent and not trustee under this Indenture. Money held by a Paying Agent need not be segregated (other than when the Issuer acts as a Paying Agent), except as required by Law, and in no event shall any Paying Agent be liable for any interest on any money received by it hereunder. The Issuer at any time may require each Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may, if a Default has occurred and is continuing, require any Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.
Section 2.06    Holder Lists
The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar and the Registrar maintains such a list on behalf of the Issuer, the Issuer will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.
Section 2.07    Transfer and Exchange
(a)    Transfer and Exchange of Global Notes.
(1)    A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
(2)    All Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(A)    if the Depositary notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 120 days;
(B)    in whole, but not in part, if the Issuer or the Depositary so request following an Event of Default; or
(C)    if the Holder of a Book-Entry Interest requests such exchange in writing delivered through the Depositary following an Event of Default.
Upon the occurrence of any of the preceding events in clauses (A) through (C) above, the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary shall instruct the Trustee and such transfer or exchange shall be recorded in the applicable Register.
(3)    Global Notes may also be exchanged or replaced, in whole or in part, as provided in Section 2.08 and Section 2.11. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.08 or Section 2.11, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note (including a Definitive Registered Note), other than as provided in this Section 2.07(a).
(b)    General Provisions Applicable to Transfers and Exchanges of the Notes. The transfer and exchange of Book-Entry Interests shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of Book-Entry Interests in the Global Notes (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note) shall require compliance with this Section 2.07(b), as well as one or more of the other following subparagraphs of this Section 2.07, as applicable.
In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Trustee and the Paying Agent must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participants’ accounts to be debited with such decrease and credited with such increase, as applicable.
In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the Paying Agent and the Registrar must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the Trustee and the Paying Agent must receive (i) a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged and (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase.
Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the Paying Agents, the Registrar or the Trustee as specified in this Section 2.07, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its systems.
(c)    Transfer of Book-Entry Interests in a Regulation S Global Note to Book-Entry Interests in a 144A Global Note. A Book-Entry Interest in a Regulation S Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a 144A Global Note, only if the transfer complies with the requirements of Section 2.07(b) above and the Trustee receives a certificate to the effect set forth in Exhibit C hereto, including the certification in item (1) thereof.
Upon the receipt of such certificate and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the Global Notes to the Transfer Agent for endorsement and upon receipt thereof, the Transfer Agent shall decrease Schedule A to such Regulation S Global Note and increase Schedule A to such 144A Global Note by the principal amount of such transfer, and (ii) instruct the Depositary to credit and debit the Participants’ accounts in accordance with the certificate and the Applicable Procedures.
(d)    Transfer of Book-Entry Interests in a 144A Global Note to Book-Entry Interests in a Regulation S Global Note. A Book-Entry Interest in a 144A Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note only if the transfer complies with the requirements of Section 2.07(b) above and the Trustee receives a certificate from the Holder of such Book-Entry Interest in the form of Exhibit C hereto, including the certifications in item (2) thereof.
Upon the receipt of such certificate and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the Global Notes to the Transfer Agent for endorsement and upon receipt thereof, the Transfer Agent shall increase Schedule A to such Regulation S Global Note and decrease Schedule A to such 144A Global Note by the principal amount of such transfer, and (ii) instruct the Depositary to credit and debit the Participants’ accounts in accordance with the certificate and the Applicable Procedures.
(e)    Transfer of Book-Entry Interests in Global Notes to Definitive Registered Notes. A Holder of a Book-Entry Interest in a Global Note may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note if the transfer complies with the requirements of Section 2.07(a) and Section 2.07(b) above and:

(1)    in the case of a transfer by a holder of a Book-Entry Interest in a Global Note to a QIB in reliance on Rule 144A, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof; or
(2)    in the case of a transfer by a holder of a Book-Entry Interest in a Global Note in reliance on Regulation S, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof.
Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the Global Notes to the Transfer Agent for endorsement and upon receipt thereof, the Transfer Agent shall decrease Schedule A to the relevant Global Note by the principal amount of such transfer; (ii) instruct the Depositary to debit the Participants’ accounts in accordance with the certificate and the Applicable Procedures; and (iii) deliver to the Registrar the instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such transfer. The Registrar shall record the transfer in the Register and shall cause all Definitive Registered Notes issued in connection with a transfer pursuant to this Section 2.07(e) to bear the Private Placement Legend.
The Issuer shall issue and, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so transferred and registered and in the names set forth in the instructions received by the Registrar.
(f)    Transfer of Definitive Registered Notes to Book-Entry Interests in Global Notes. Any Holder of a Definitive Registered Note may transfer such Definitive Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note only if:
(1)    in the case of a transfer by a Holder of Definitive Registered Note to a person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;
(2)    in the case of a transfer by a Holder of Definitive Registered Notes to a QIB in reliance on Rule 144A who takes delivery thereof in the form of a Book-Entry Interest in a Rule 144A Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;
Upon satisfaction of the foregoing conditions, the Registrar shall (i) deliver the Definitive Registered Notes to the Trustee for cancellation pursuant to Section 2.12; (ii) record such transfer on the Register; (iii) instruct the Depositary to deliver (A) in the case of a transfer pursuant to Section 2.07(f)(1), a Regulation S Global Note, and (B) in the case of a transfer pursuant to Section 2.07(f)(2), a 144A Global Note; (iv) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such transfer; and (v) thereafter, return the Global Notes to the Depositary, together with all information regarding the Participant accounts to be credited in connection with such transfer.
(g)    Exchanges of Book-Entry Interests in Global Notes for Definitive Registered Notes. A Holder of a Book-Entry Interest in a Global Note may exchange such Book-Entry Interest for a Definitive Registered Note if the exchange complies with the requirements of Section 2.07(a) and Section 2.07(b) above and the Trustee receives the following:

(1)    if the Holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Regulation S Definitive Registered Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in items (a) thereof;
(2)    if the Holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a 144A Definitive Registered Note, a certificate from such Holder in the form of Exhibit D hereto including the certifications in item (a) thereof.
Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the relevant Global Note to the Transfer Agent for endorsement and upon receipt thereof, the Transfer Agent shall decrease Schedule A to the relevant Global Note by the principal amount of such exchange; and thereafter return the Global Note to the Depositary, together with all information regarding the Participant accounts to be debited in connection with such exchange; and (ii) deliver to the Registrar instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such exchange. The Registrar shall record the exchange in the Register and shall cause all Definitive Registered Notes issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.07(g) to bear the Private Placement Legend.
The Issuer shall issue and, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so exchanged and registered and in the names set forth in the instructions received by the Registrar.
(h)    Exchanges of Definitive Registered Notes for Book-Entry Interests in Global Notes. Any Holder of a Definitive Registered Note may exchange such Note for a Book-Entry Interest in a Global Note if such exchange complies with Section 2.07(b) above and the Trustee receives the following documentation:
(1)    if the Holder of a 144A Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a 144A Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof; or
(2)    if the Holder of a Regulation S Definitive Registered Notes proposes to exchange such Notes for a Book-Entry Interest in a Regulation S Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof.
Upon satisfaction of the foregoing conditions, the Transfer Agent shall (i) cancel such Definitive Registered Note pursuant to Section 2.12; (ii) request that the Registrar record such exchange on the Register; (iii) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such exchange.
(i)    Transfer of Definitive Registered Notes for Definitive Registered Notes. Any Holder of a Definitive Registered Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Registered Notes if the transfer complies with Section 2.07(b) above and the Registrar receives the following additional documentation:
(1)    in the case of a transfer by a Holder of Definitive Registered Notes pursuant to Regulation S, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof; or

(2)    in the case of a transfer by a Holder of Definitive Registered Notes to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof.
Upon the receipt of any Definitive Registered Note, the Transfer Agent shall cancel such Definitive Registered Note pursuant to Section 2.12 and the Trustee shall complete and deliver to the Issuer (i) in the case of a transfer pursuant to Section 2.07(i)(1), a Regulation S Definitive Registered Note and (ii) in the case of a transfer pursuant to Section 2.07(i)(2), a 144A Definitive Registered Note. The Trustee shall cause all Definitive Registered Notes issued in exchange in connection with a transfer pursuant to this Section 2.07(i) to bear the Private Placement Legend.
The Issuer shall issue and, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Definitive Registered Notes so transferred and registered in the names set forth in the instructions received by the Registrar.
(j)    Legends.
(1)    Private Placement Legend. The following legend shall appear on the face of all Notes issued under this Indenture, unless the Issuer determines otherwise in compliance with applicable Law:
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT [IN THE CASE OF RULE 144A NOTES: IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) ("RULE 144A")] [IN THE CASE OF REGULATION S NOTES: IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT ("REGULATION S")], (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY

(A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
(2)    BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTE REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS NOTE OR ANY INTEREST HEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), (I) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, (II) AN INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (THE “CODE”), APPLIES, (III) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA)) BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH OF (I), (II) AND (III), A “BENEFIT PLAN INVESTOR”), OR (IV) A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS UNDER SECTIONS 404 AND 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR ANY SUCH GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); AND (2) NONE OF THE ISSUER, THE INITIAL PURCHASERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH

OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE ACQUIRER OR TRANSFEREE IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THIS NOTE, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THIS NOTE, AND NO ADVICE PROVIDED BY THE ISSUER, THE INITIAL PURCHASERS, OR ANY OF THEIR RESPECTIVE AFFILIATES CONSTITUTES “INVESTMENT ADVICE” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE) IN CONNECTION WITH THIS NOTE AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS NOTE.”
(3)    Global Note Legend. Each Global Note shall also bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE; (II) THE TRUSTEE OR TRANSFER AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE; AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(4)    Original Issue Discount. The following legend shall be included to the extent applicable:
“THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.”

(k)    Cancellation. At such time as all Book-Entry Interests have been exchanged for Definitive Registered Notes or all Global Notes have been redeemed or repurchased, the Global Notes shall be returned to the Trustee for cancellation in accordance with Section 2.12.
(l)    General Provisions Relating to Registration of Transfers and Exchanges. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Registered Notes upon the Issuer’s order in accordance with the provisions of Section 2.02.
(1)    No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any taxes, duties or governmental charge payable in connection therewith (other than any such taxes, duties or governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 4.10, 4.14 and 9.05).
(2)    All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid obligations of the Issuer, evidencing the same debt and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.
(3)    The Issuer shall not be required to register the transfer of, or to exchange, Definitive Registered Notes (A) for a period beginning at the opening of business 15 calendar days before any Redemption Date and ending at the close of business on the Redemption Date; (B) for a period beginning at the opening of business 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part, and ending at the close of business on the date on which such Notes are selected; (C) for a period of 15 calendar days before any Regular Record Date with respect to any Interest Payment Date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer.
(4)    The Issuer, the Trustee, the Registrar and the Paying Agents will be entitled to treat the registered Holder of a Note as the owner thereof for all purposes.
(5)    The Issuer shall not be required to register the transfer or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
The Trustee shall have no responsibility for any actions or omissions of the Depositary.
Section 2.08    Replacement Notes
(a)    If any mutilated Note is surrendered to a Paying Agent, the Registrar or the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s and/or the Authenticating Agent’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their expenses in replacing a Note, including reasonable fees and expenses of counsel. In the event any such mutilated, lost, destroyed or stolen Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.
(b)    The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or stolen Notes.
(c)    Every replacement Note issued pursuant to this Section 2.08 is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.09    Outstanding Notes
The Notes outstanding at any time are all the Notes authenticated by the Authenticating Agent except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a).
If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.
Section 2.10    Treasury Notes
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.
Section 2.11    Temporary Notes
Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.12    Cancellation
The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy cancelled Notes. Certification of the destruction of all cancelled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.13    Defaulted Interest
If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
Section 2.14    CUSIP, ISIN or Common Code Number
The Issuer in issuing the Notes may use a “CUSIP”, an “ISIN” or “Common Code” number and, if so, such CUSIP, ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer will promptly notify the Trustee and each Agent of any change in any CUSIP, ISIN and/or Common Code number.
Section 2.15    Deposit of Moneys
One Business Day prior to each Interest Payment Date, the maturity date of the Notes, each Redemption Date and each payment date relating to an Asset Disposition Offer or a Change of Control Offer, and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.02, the Issuer shall deposit with a Paying Agent in immediately available funds money in U.S. dollars sufficient to make cash payments, if any, due on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be. All such payments so made to a Paying Agent, or upon its order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note. Subject to receipt of such funds by such time, each Paying Agent shall remit such payment in a timely manner on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be, to the Persons and in the manner set forth in paragraph (B) of the Notes.

Section 2.16    Actions of Agents
The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.
ARTICLE 3.
REDEMPTION AND PREPAYMENT
Section 3.01    Notices to Trustee
If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, Section 3.08 or Section 3.11 or pursuant to Section 4.14(d), they must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:
(1)    the Section of this Indenture pursuant to which the redemption shall occur;
(2)    the Redemption Date and the record date;
(3)    the principal amount of Notes to be redeemed;
(4)    the redemption price; and
(5)    the CUSIP, ISIN or Common Code numbers, as applicable.
Any notices in connection with such redemption shall be given by the Issuer or the Company pursuant to Section 14.01(d) and Section 14.01(e), as applicable.
Section 3.02    Selection of Notes to Be Redeemed or Purchased; Notices
In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis (or, in the case of Global Notes, based on the procedures of the Depositary) unless otherwise required by applicable Law or applicable stock exchange or depositary requirements, although no Notes of $200,000 or less can be redeemed in part. The Trustee and Registrar will not be liable for selections made by it in accordance with this paragraph. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.
For Notes which are represented by Global Notes held on behalf of the Depositary, notices may be given by delivery of the relevant notices to the Depositary for communication to entitled account holders in substitution for the aforesaid delivery.
Section 3.03    Notice of Redemption
Subject to the provisions of Section 3.07, at least 10 calendar days but not more than 60 calendar days before a Redemption Date, the Issuer will deliver or cause to be delivered, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12.
The notice will identify the Notes to be redeemed and will state:

(1)    the Redemption Date and the record date;
(2)    the redemption price;
(3)    the CUSIP, ISIN and/or Common Code number(s), if any;
(4)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(5)    the name and address of the Paying Agent;
(6)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(7)    that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date (or such other date specified in Section 4.14(d) to the extent applicable);
(8)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(9)    that no representation is made as to the correctness or accuracy of the CUSIP, ISIN and/or Common Code, if any, listed in such notice or printed on the Notes.
    At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 15 days prior to the Redemption Date or such shorter period as the Trustee may agree, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04    Effect of Notice of Redemption
Once notice of redemption is delivered in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price; provided, however, that a notice of redemption may be conditional except as otherwise set forth in this Article 3.
Section 3.05    Deposit of Redemption or Purchase Price
One Business Day prior to the Redemption Date or repurchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or repurchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.
If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or repurchase date (or such other date specified in Section 4.14(d), to the extent applicable), interest will cease to accrue on the Notes or the portions of Notes called for redemption or repurchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or repurchase is not so paid upon surrender for redemption or repurchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or repurchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.
Section 3.06    Notes Redeemed or Repurchased in Part
Upon surrender of a Note that is redeemed in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that any Definitive Registered Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof.
Section 3.07    Optional Redemption
(a)    Except as set forth in Section 3.07(b), Section 3.07(d), Section 3.08, Section 3.11 and Section 4.14(d), the Notes are not redeemable until October 15, 2022.
(b)    At any time prior to October 15, 2022, the Notes Proceeds Loan Borrower may instruct the Issuer to, and upon receipt of such instruction the Issuer will, redeem during each 12 month period commencing with the Issue Date up to 10% of the original principal amount of the Notes outstanding (calculated after giving effect to any issuance of any Additional Notes forming part of the same series of notes, if any) upon not less than 10 nor more than 60 days’ notice, at a price equal to 103% of the principal amount thereof, and accrued but unpaid interest and Additional Amounts, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
In addition, at any time prior to October 15, 2022, the Notes Proceeds Loan Borrower may instruct the Issuer to, and upon receipt of such instruction the Issuer will, redeem all, or from time to time a part, of the Notes upon not less than 10 nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest and Additional Amounts, if any, to, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
In each case above, any such redemption and notice may, in the Notes Proceeds Loan Borrower’s discretion, be subject to satisfaction of one or more conditions precedent, including that the Issuer or the Notes Proceeds Loan Borrower has received or any Paying Agent has received sufficient funds from the Notes Proceeds Loan Borrower to pay the full redemption price payable to the Holders of the Notes on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Notes Proceeds Loan Borrower’s or the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the Notes Proceeds Loan Borrower or the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.
If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.
(c)    On or after October 15, 2022, the Notes Proceeds Loan Borrower may instruct the Issuer to, and upon receipt of such instruction the Issuer will, redeem all, or from time to time a part, of the Notes upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on October 15 of the years set out below:

Year	Redemption Price
2022	103.375%
2023	101.688%
2024 and thereafter	100.000%

In each case above, any such redemption and notice may, in the Notes Proceeds Loan Borrower’s discretion, be subject to satisfaction of one or more conditions precedent, including that the Issuer or the Notes Proceeds Loan Borrower has received or any Paying Agent has received sufficient funds from the Notes Proceeds Loan Borrower to pay the full redemption price payable to the Holders of the Notes on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Notes Proceeds Loan Borrower’s or the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the Notes Proceeds Loan Borrower or the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.
If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.

(d)    At any time, or from time to time, prior to October 15, 2022, the Notes Proceeds Loan Borrower may, at its option, instruct the Issuer to, and upon receipt of such instruction the Issuer will, redeem, upon not less than 10 nor more than 60 days’ notice, up to 40% of the original principal amount of the Notes issued under this Indenture (calculated after giving effect to any issuance of any Additional Notes forming part of the same series of notes, if any) at a redemption price of 106.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:
(1)    at least 50% of the original principal amount of the Notes (calculated after giving effect to any issuance of any Additional Notes forming part of the same series of notes, if any) issued under this Indenture remains outstanding immediately after any such redemption; and
(2)    the redemption occurs not more than 180 days after the consummation of any such Equity Offering.
In each case above, any such redemption and notice may, in the Notes Proceeds Loan Borrower’s discretion, be subject to satisfaction of one or more conditions precedent, including that the Issuer or the Notes Proceeds Loan Borrower has received or any Paying Agent has received sufficient funds from the Notes Proceeds Loan Borrower to pay the full redemption price payable to the Holders of the Notes on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Notes Proceeds Loan Borrower’s or the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the Notes Proceeds Loan Borrower or the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.
If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.
(e)    Any redemption pursuant to this Section 3.07, Section 3.08 and Section 4.14(d) shall be made pursuant to the provisions of Sections 3.01 through 3.06.
Section 3.08    Optional Redemption upon Certain Tender Offers
(a)    In connection with any tender offer or other offer to purchase for all of the Notes, if Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer (upon instruction from the Proceeds Loan Obligor) or such third party will have the right, at any time, upon not less than 10 nor more than 60 days’ notice following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.
(b)    If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.
Section 3.09    Special Mandatory Redemption
(a)    Upon the earliest of (i) the date on which the Acquisition Agreement is terminated prior to the Longstop Date, (ii) if the Acquisition has not been completed on or before the Longstop Date and (iii) the Acquisition is consummated without the use of the Escrowed Property (such date, the “Escrow Termination Date”), the Issuer will redeem all of the Notes (the “Special Mandatory Redemption”) at a redemption price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest (or issue price plus accreted original issue discount and accrued but unpaid interest, if applicable) and Additional Amounts, if any, to the date of the Special Mandatory Redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Notice of the Special Mandatory Redemption will delivered by the Issuer, no later than the second Business Day following the Escrow Termination Date, to the Trustee (with an instruction to the Trustee to deliver the same to each holder of the Notes) and the Escrow Agent, and will provide that the Notes shall be redeemed on a date that is no later than the fifth Business Day after such notice is mailed or delivered (the “Special Mandatory Redemption Date”). On the Special Mandatory Redemption Date, the Escrow Agent shall pay to the relevant Paying Agent for payment to each holder the Special Mandatory Redemption Price for such holder’s Notes and, concurrently with the payment to such holders, deliver any excess Escrowed Property (if any) to the Issuer.
(a)    If the Special Mandatory Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to holders whose Notes will be subject to redemption by the Issuer.
(b)    In the event the Special Mandatory Redemption Price payable upon such Special Mandatory Redemption exceeds the amount of the Escrowed Property, the Company has agreed to pay to the Trustee an amount in cash equal to the shortfall (including any accrued and unpaid interest) (the “Escrow Guarantee”).
(c)    No provisions of the Escrow Agreement (including, without limitation, those relating to the release of the Escrowed Property) and, to the extent such provisions relate to the Issuer’s obligation to redeem the Notes in a Special Mandatory Redemption, this Indenture, may be waived or modified in any manner materially adverse to the holders of the

Notes without the written consent of holders of at least 90% in aggregate principal amount of Notes affected thereby.
Section 3.10    Mandatory Redemption
Except as set forth in Section 3.09, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.11    Redemption for Taxation Reasons
The Notes Proceeds Loan Borrower may instruct the Issuer to, and upon receipt of such instruction the Issuer will, redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), and Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer or the Notes Proceeds Loan Borrower determines that, as a result of:
(1)    any change in, or amendment to, the Law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or
(2)    any change in the official position regarding the application, administration or interpretation of such Laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the relevant Payor is, or on the next Interest Payment Date in respect of the Notes would be, required to pay more than de minimis Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to it (including, without limitation, by appointing a new or additional paying agent in another jurisdiction). The Change in Tax Law must become effective on or after the date of the Offering Memorandum (or, if the relevant jurisdiction was not a Relevant Taxing Jurisdiction on such date, the date on which such jurisdiction became a Relevant Taxing Jurisdiction under this Indenture). In the case of a successor to the Issuer, the Change in Tax Law must become effective after the date that such entity first makes payment on the Notes. Notice of redemption for taxation reasons will be published in accordance with Section 3.03. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication, delivery or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer or the Notes Proceeds Loan Borrower will deliver to the Trustee (i) an Officer’s Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and that it cannot avoid the obligations to pay Additional Amounts by taking reasonable measures available to it; and (ii) an opinion of an independent tax counsel reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the existence of satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders of the Notes.

The foregoing provisions will apply mutatis mutandis to any successor to the Issuer after such successor person becomes a party to this Indenture.
Section 3.12    Offer to Purchase by Application of Excess Proceeds
In the event that, pursuant to Section 4.10, the Issuer is required to make an offer to all Holders to purchase Notes (an “Asset Disposition Offer”), it will follow the procedures specified below.
The Issuer will make an Asset Disposition Offer to all Holders of Notes and to the extent notified by the Issuer in such notice, to all holders of other Indebtedness of the Company, any Proceeds Loan Obligor or the Issuer that does not constitute Subordinated Obligations (“Other Asset Disposition Indebtedness”), to purchase the maximum principal amount of Notes and any such Other Asset Disposition Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Other Asset Disposition Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Section 3.12 or the agreements governing the Other Asset Disposition Indebtedness, as applicable, in each case in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof.
To the extent that the aggregate amount of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company and any Permitted Affiliate Parent may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and Other Asset Disposition Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Other Asset Disposition Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Other Asset Disposition Indebtedness. The Trustee shall not be liable for selections made by it in accordance with this paragraph. For the purposes of calculating the principal amount of any such Indebtedness not denominated in dollars, such Indebtedness shall be calculated by converting any such principal amounts into their Dollar Equivalent determined as of a date selected by the Company or any Permitted Affiliate Parent that is prior to the Asset Disposition Purchase Date. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
No later than five Business Days after the termination of the Asset Disposition Offer (the “Asset Disposition Purchase Date”), the Issuer will purchase the principal amount of Notes and Other Asset Disposition Indebtedness required to be purchased pursuant to this Section 3.12 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Other Asset Disposition Indebtedness validly tendered in response to the Asset Disposition Offer.
To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than the currency in which the Notes are denominated, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Issuer, upon converting such portion into such currency.
If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.
Upon the commencement of an Asset Disposition Offer, the Issuer will deliver a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The notice, which will govern the terms of the Asset Disposition Offer, will state:
(1)    that the Asset Disposition Offer is being made pursuant to this Section 3.12 and Section 4.10 and the length of time the Asset Disposition Offer will remain open;
(2)    the Asset Disposition Offer Amount, the purchase price and the Asset Disposition Purchase Date;
(3)    that any Note not tendered or accepted for payment will continue to accrue interest;
(4)    that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest after the Asset Disposition Purchase Date;
(5)    that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in denominations of $200,000 and in integral multiples of $1,000 in excess thereof;
(6)    that Holders electing to have Notes purchased pursuant to any Asset Disposition Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Asset Disposition Purchase Date;
(7)    that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Disposition Offer, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(8)    that, if the aggregate principal amount of Notes and Other Asset Disposition Indebtedness surrendered by Holders thereof exceeds the Asset Disposition Offer Amount, the Issuer will select the Notes and Other Asset Disposition Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such Other Asset Disposition Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $200,000 and in integral multiples of $1,000 in excess thereof will be purchased); and
(9)    that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
On or before the Asset Disposition Purchase Date, the Issuer or any Permitted Affiliate Parent will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Other Asset Disposition

Indebtedness or portions of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn, in each case in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.12. The Issuer or the Paying Agents, as the case may be, will promptly (but in any case on or prior to the Asset Disposition Purchase Date) mail or deliver to each tendering Holder of Notes or holder or lender of Other Asset Disposition Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee (or its authenticating agent), upon delivery of an Officer’s Certificate from the Company will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof. In addition, the Issuer will take any and all other actions required by the agreements governing the Other Asset Disposition Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.
The Issuer or any Permitted Affiliate Parent, as the case may be, will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities Laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities Laws or regulations conflict with the provisions of this Section 3.12 or Section 4.10, the Issuer or any Permitted Affiliate Parent, as the case may be, will comply with the applicable securities Laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.
Other than as specifically provided in this Section 3.12, any purchase pursuant to this Section 3.12 shall be made pursuant to the provisions of Sections 3.01 through 3.06.
ARTICLE 4.
COVENANTS
Section 4.01    Payments on the Notes
(a)    The Issuer shall pay or cause to be paid the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if the Paying Agent, if other than the Issuer, holds on the Business Day prior to the due date, money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due.
Principal of, interest, premium and Additional Amounts, if any, on Global Notes will be payable, at the office or agency of the Principal Paying Agent maintained in London, England, for such purposes. All payments on the Global Notes will be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with the procedures of DTC, as applicable.

Principal of, interest, premium and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the office or agency of any Paying Agent, in any location required to be maintained for such purposes pursuant to Section 2.03. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register.
If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holders thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.
(b)    The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02    Maintenance of Office or Agency
The Issuer shall maintain the offices and agencies specified in Section 2.03. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee. For the avoidance of doubt, the Trustee shall not be required to act as Registrar
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.
Section 4.03    Reports
(a)    So long as the Notes are outstanding, the Company or any Permitted Affiliate Parent will provide to the Trustee without cost to the Trustee (who, at the Issuer’s expense, will provide to the Holders) and, in each case of clauses (1), (2) and (3)  of this Section 4.03, will post on its, the Reporting Entity’s or the Ultimate Parent’s website (or make similar disclosure) the following (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or the Ultimate Parent’s website, such reports shall be deemed to be provided to the Trustee and the Holders of the Notes):
(1)    within 150 days after the end of each fiscal year, audited combined or Consolidated balance sheets of the Reporting Entity as of the end of the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence) and audited combined or Consolidated income statements and statements of cash flow of the Reporting Entity for the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence), in each case prepared in accordance with GAAP, including appropriate footnotes to such financial statements, and a report of the independent public accountants on the financial statements; provided, however, that such financial statements need not (i) contain any segment data other than as required under GAAP in its financial statements with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;
(2)    within 75 days after the end of each of the first three quarters in each fiscal year, unaudited condensed combined or Consolidated financial statements of the Reporting Entity for the relevant fiscal quarter, prepared in accordance with GAAP; provided that such financial statements need not (i) contain any segment data other than as required under GAAP in its financial statements with respect to the period presented, (ii) include any exhibits or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses; and
(3)    within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Reporting Entity (unless such change is made in conjunction with a change in the auditor of the Ultimate Parent), (b) any material acquisition or disposal of the Company, the Permitted Affiliate Parents and the Restricted Subsidiaries, taken as a whole, and (c) any material development in the business of the Company, the Permitted Affiliate Parents and the Restricted Subsidiaries, taken as a whole.
(b)    If the Company, or any Permitted Affiliate Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries would, if they were Restricted Subsidiaries constitute Significant Subsidiaries of the Reporting Entity, then the annual and quarterly financial statements required by Section 4.03(a)(1)  and Section 4.03(a)(2), as applicable, shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Reporting Entity and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.
(c)    Following any election by the Reporting Entity to change its accounting principles in accordance with the definition of GAAP set forth under Section 1.01, the annual and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2), as applicable, shall include any reconciliation presentation required by clause (2)(a) of the definition of GAAP set forth under Section 1.01.
(d)    Notwithstanding the foregoing, the Company may satisfy its obligations under Section 4.03(a)(1) and Section 4.03(a)(2), as applicable, by (i) prior to a Permitted Affiliate Parent Accession or an Affiliate Subsidiary Accession, delivering the corresponding Consolidated annual financial statements and quarterly information of the Company or any Parent of the Company and (ii) following a Permitted Affiliate Parent Accession, delivering the corresponding condensed combined or Consolidated annual financial statements and quarterly financing information of the Common Holding Company or any Parent of the Common Holding Company; provided that to the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries), such annual and quarterly financial statements shall include an unaudited reconciliation of such Parent’s or Common Holding Company’s (as the case may be) financial statements to the condensed combined or Consolidated financial statements of the

Company, any Permitted Affiliate Parent and the Restricted Subsidiaries. Following any such election, references in this covenant to the “Reporting Entity” shall be deemed to refer to the Company, such Common Holding Company or such Parent of the Common Holding Company (as the case may be). Nothing contained in this Indenture shall preclude the Reporting Entity from changing its fiscal year end.
(e)    To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries), the annual financial statements and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2), as applicable, shall give a reasonably detailed description of such differences and include an unaudited reconciliation of the Reporting Entity’s financial statements to the financial statements of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries.
(f)    In addition, so long as the Notes remain outstanding and during any period during which the Reporting Entity is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b) of the Exchange Act, the Reporting Entity shall furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(g)    The Issuer, the Company or any Permitted Affiliate Parent will provide to the Trustee (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or the Ultimate Parent’s website, such reports shall be deemed to be provided to the Trustee), within 150 days after the end of each fiscal year ending subsequent to the Issue Date, an audited consolidated balance sheet of the Issuer as of the end of the two most recent fiscal years (or such shorter period as the Issuer has been in existence) and audited consolidated income statements and statements of cash flow of the Issuer for the three most recent fiscal years (or such shorter period as the Issuer has been in existence), in each case prepared in accordance with GAAP, IFRS or Local GAAP (such reporting standard, the “Initial Reporting Standard”), including appropriate footnotes to such financial statements and a report of independent auditors on the financial statements. At any time after the Issue Date, the Issuer may elect to apply for all purposes of this Indenture, in lieu of the Initial Reporting Standard, any of GAAP, IFRS or Local GAAP (the “New Reporting Standard”) and, upon such election, (1) all financial statements and reports to be provided, after such election, pursuant to this Indenture shall be prepared on the basis of the New Reporting Standard as in effect from time to time (including that, upon first reporting its fiscal year results under the New Reporting Standard, the Issuer shall restate its financial statements on the basis of the New Reporting Standard for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of the New Reporting Standard), and (2) from and after such election, all ratios, computations, and other determinations based on Initial Reporting Standard contained in this Indenture shall be computed in conformity with the New Reporting Standard with retroactive effect being given thereto assuming that such election had been made on the Issue Date.
Section 4.04    Compliance Certificate
(a)    The Company, any Permitted Applicable Parent or the Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that, in the course of the performance by the signers of their duties as officers of the Company, any Permitted Applicable Parent or the Issuer, as applicable, they would normally have knowledge of any Default, and further stating whether or not the signers know of any Default that occurred during such period.
(b)    The Company, any Permitted Applicable Parent or the Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee within 30 days after becoming aware of the occurrence of any Default or Event of Default an Officer’s Certificate specifying such Default or Event of Default, its status and what action the Company, any Permitted Applicable Parent or the Issuer, as applicable, is taking or proposes to take with respect thereto.
Section 4.05    Taxes
The Issuer, the Company and any Permitted Applicable Parent will pay, and will cause each of its respective Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.
Section 4.06    Stay, Extension and Usury Laws
Each of the Issuer, the Company and any Permitted Applicable Parent agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury Law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer, the Company and any Permitted Applicable Parent agrees (to the extent that it may lawfully do so) hereby to expressly waive all benefit or advantage of any such Law, and agrees that it will not, by resort to any such Law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such Law has been enacted.
Section 4.07    Limitation on Restricted Payments
(a)    Each of the Issuer and the Guarantor will not, directly or indirectly:
(1)    declare or pay any dividend or make any distribution on or in respect of its Capital Stock; or
(2)    purchase, redeem, retire or otherwise acquire for value any of its Capital Stock, in each case, other than Permitted SPV Maintenance Payments.
(b)    The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly:
(1)    to declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries) except:
(A)    dividends or distributions payable in Capital Stock of the Company, any Permitted Affiliate Parent or an Affiliate Subsidiary (other than Disqualified Stock) or Subordinated Shareholder Loans; and

(B)    dividends or distributions payable to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary of the Company, or any Permitted Affiliate Parent, as applicable, to its other holders of common Capital Stock on a pro rata basis);
(2)    to purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company, any Permitted Affiliate Parent, any Affiliate Subsidiary or any Parent of the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary held by Persons other than the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company, any Permitted Affiliate Parent or an Affiliate Subsidiary (other than Disqualified Stock) or Subordinated Shareholder Loans);
(3)    to purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (y) Indebtedness permitted under Section 4.09(c)(2)); or
(4)    to make any Restricted Investment in any Person;
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clause (1) through clause (4) above is referred to herein as a “Restricted Payment”), if at the time the Company, such Permitted Affiliate Parent or such Restricted Subsidiary makes such Restricted Payment:
(A)    except in the case of a Restricted Investment, an Event of Default shall have occurred and be continuing (or would result therefrom); or
(B)    except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on Section 4.07(C)(i), the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries are not able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.09(b) after giving effect, on a pro forma basis, to such Restricted Payment; or
(C)    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date and not returned or rescinded (excluding all Restricted Payments permitted by Section 4.07(c) would exceed the sum of:
(i)    an amount equal to 100% of the Consolidated EBITDA for the period beginning on the first day of the first full fiscal quarter commencing prior to the Issue Date to the end of the Reporting Entity’s most recently ended full fiscal quarter ending prior to the date of such Restricted Payment for which internal Consolidated financial statements of the Reporting Entity are available, taken as a single accounting period, less the product of 1.4 times the Consolidated Interest Expense for such period;
(ii)    100% of the aggregate Net Cash Proceeds and the fair market value, of marketable securities, or other property or assets, received by the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary from the issue or sale of its Capital Stock (other than Disqualified

Stock) or other capital contributions or received by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary from the issue or sale of Subordinated Shareholder Loans subsequent to the Issue Date (other than (A) Net Cash Proceeds received from an issuance or sale of such Capital Stock or Subordinated Shareholder Loans to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (B) Excluded Contributions, or (C) any property received in connection with Section 4.07(c)(26);
(iii)    100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities, or other property or assets, received by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary from the issuance or sale (other than to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary) by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary (other than Disqualified Stock) or Subordinated Shareholder Loans;
(iv)    the amount equal to the net reduction in Restricted Investments made by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries subsequent to the Issue Date resulting from:
(A)    repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company, any Permitted Affiliate Parent or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary; or
(B)    the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (C)(iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated EBITDA for the purposes of clause (C)(i) to the extent that it is (at the Company’s option) included under this clause (C)(iv);
(v)    without duplication of amounts included in clause (C)(iv) above, the amount by which Indebtedness of the Company, any Permitted Affiliate

Parent or any Affiliate Subsidiary is reduced on the Company’s, such Permitted Affiliate Parent’s or such Affiliate Subsidiary’s Consolidated balance sheet, as applicable, upon the conversion or exchange of any Indebtedness of the Company, such Permitted Affiliate Parent or such Affiliate Subsidiary issued after the Issue Date, which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, such Permitted Affiliate Parent or such Affiliate Subsidiary, as applicable, held by Persons not including the Company, such Permitted Affiliate Parent or any of the Restricted Subsidiaries, as applicable (less the amount of any cash or the fair market value of other property or assets distributed by the Company, such Permitted Affiliate Parent or such Affiliate Subsidiary upon such conversion or exchange); and
(vi)    100% of the Net Cash Proceeds and the fair market value of marketable securities, or other property or assets, received by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries in connection with: (A) the sale or other disposition (other than to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company, any Permitted Affiliate Parent or any Subsidiary of the Company or of any Permitted Affiliate Parent for the benefit of its employees to the extent funded by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock of an Unrestricted Subsidiary; and (B) any dividend or distribution made by an Unrestricted Subsidiary to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary; provided, however, that no amount will be included in Consolidated Net Income for the purposes of clause (C)(i) above to the extent that it is (at the Company’s option) included under this clause (vi).
The fair market value of property or assets other than cash for purposes of this Section 4.07 shall be the fair market value thereof as determined conclusively by the Board of Directors, senior management or an Officer of the Company or any Permitted Affiliate Parent.
(c)    Section 4.07(b) will not prohibit:
(1)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Shareholder Loans or Subordinated Obligations of the Company, any Permitted Affiliate Parent or an Affiliate Subsidiary made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the sale or issuance within 90 days of, Subordinated Shareholder Loans, or Capital Stock of the Company, any Permitted Affiliate Parent or an Affiliate Subsidiary (other than Disqualified Stock or Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), or a substantially concurrent capital contribution to the Company, any Permitted Affiliate Parent or an Affiliate Subsidiary; provided, however, that the Net Cash Proceeds from such sale or issuance of Capital Stock or Subordinated Shareholder Loans or from such capital contribution will be excluded from clause (4)(C)(ii) of Section 4.07(b);
(2)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale or issuance within 90 days of, Subordinated Obligations of the Company, any Permitted Affiliate Parent or such Restricted Subsidiary that is permitted or otherwise not prohibited to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness;
(3)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale or issuance within 90 days of, Disqualified Stock of the Company, any Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, that, in each case, is permitted or not otherwise prohibited to be Incurred under Section 4.09 and that in each case constitutes Refinancing Indebtedness;
(4)    dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;
(5)    the purchase, repurchase, defeasance, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary or any parent of the Company, a Permitted Affiliate Parent or an Affiliate Subsidiary held by any existing or former employees or management of the Company, a Permitted Affiliate Parent, an Affiliate Subsidiary or any Subsidiary of the Company, a Permitted Affiliate Parent or an Affiliate Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees or where such purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of such Capital Stock or options, warrants, equity appreciation rights or other rights to purchase or acquire such Capital Stock is made as a hedge against a management incentive scheme or other employee bonus scheme in which a bonus or other incentive payment is payable in the relevant Capital Stock or is based on the price of the relevant Capital Stock; provided that such purchases, repurchases, defeasances, redemptions or other acquisitions pursuant to this clause (5) will not exceed an amount equal to $10.0 million in the aggregate during any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year);
(6)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of, or otherwise not prohibited to be Incurred pursuant to, Section 4.09;
(7)    purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;
(8)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation:

(A)    at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control; or
(B)    at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to those of Section 3.11 and Section 4.10;
provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made (or has caused to be made) the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.11, Section 4.10 or Section 4.14, as the case may be, with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; or
(C)    (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was designated a Permitted Affiliate Parent or an Affiliate Subsidiary or was otherwise acquired by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest and any premium required by the terms of such Acquired Indebtedness;
(9)    dividends, loans, advances or distributions to any Parent or other payments by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in amounts equal to:
(A)    the amounts required for any Parent to pay Parent Expenses;
(B)    the amounts required for any Parent to pay Public Offering Expenses or fees and expenses related to any other equity or debt offering of such Parent that are directly attributable to the operation of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries;
(C)    the amounts required for any Parent to pay Related Taxes or, without duplication, pursuant to any tax sharing agreement or any arrangement between or among the Ultimate Parent, any Proceeds Loan Obligor or any other Person or a Restricted Subsidiary; and
(D)    amounts constituting payments satisfying the requirements of clauses (11), (12) and (22) of Section 4.11(b);
(10)    Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause (10);
(11)    payments by the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary, or loans, advances, dividends or distributions to any Parent to make payments to holders of Capital Stock of the Company, any Permitted Affiliate Parent, an Affiliate Subsidiary or any Parent in lieu of the issuance of fractional shares of such Capital Stock;

(12)    Restricted Payments in relation to any tax losses received by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary from the Ultimate Parent or any of its Subsidiaries (other than Company, any Permitted Affiliate Parent or any Restricted Subsidiary); provided that (i) such Restricted Payments shall only be made in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilized by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or (ii) such payments shall only be made in relation to such tax losses in an amount not exceeding, in any financial year, the greater of $30.0 million and 2.0% of Total Assets (with any unused amounts in any financial year being carried over to the next succeeding financial year);
(13)    so long as no Default or Event of Default of the type specified in clauses (1) or (2) under Section 6.01(a) has occurred and is continuing, any Restricted Payment to the extent that, after giving pro forma effect to any such Restricted Payment, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.50 to 1.00;
(14)    Restricted Payments in an aggregate amount at any time outstanding, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed the greater of (A) $75.0 million, and (B) 5.0% of Total Assets, and (C) 0.25 multiplied by the Pro forma EBITDA for the Test Period, in the aggregate in any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year);
(15)    [Reserved];
(16)    Restricted Payments for the purpose of making corresponding payments on:
(A)    any Indebtedness of a Parent; provided that, in the case of this clause (A), (i) on the date of Incurrence of such Indebtedness by a Parent and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, calculated for the purposes of this clause (16) as if such Indebtedness of such Parent were being Incurred by the Company or any Permitted Affiliate Parent, would not exceed 5.00 to 1.00 or (ii) such Indebtedness of a Parent is guaranteed by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary pursuant to Section 4.09(c)(15);
(B)    any Indebtedness of a Parent, to the extent that such Indebtedness is guaranteed by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary pursuant to a guarantee otherwise permitted to be Incurred under this Indenture;
(C)    any Indebtedness of a Parent or any such Parent's Subsidiaries (i) the net proceeds of which are or were used in the prepayment, repayment, redemption, defeasance, retirement or purchase of the LCPR Credit Facilities, the Notes or other Indebtedness of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary, in whole or in part, or (ii) the net proceeds of which are or were contributed to or otherwise loaned or transferred to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary, or (iii) which is otherwise Incurred for the benefit of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary,

and, in each case of clause (A), clause (B) and clause (C), any Refinancing Indebtedness in respect thereof;
(17)    the distribution, as a dividend or otherwise, of shares of Capital Stock of or, Indebtedness owed to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries;
(18)    following a Public Offering of the Company, any Permitted Affiliate Parent or any Parent, the declaration and payment by the Company, any Permitted Affiliate Parent or such Parent, or the making of any cash payments, advances, loans, dividends or distributions to any Parent to pay, dividends or distributions on the Capital Stock, common stock or common equity interests of the Company, any Permitted Affiliate Parent or any Parent; provided that the aggregate amount of all such dividends or distributions under this clause (18) shall not exceed in any fiscal year the greater of (A) 6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Company or any Permitted Affiliate Parent or Parent or contributed to the capital of the Company or any Permitted Affiliate Parent by any Parent in any form other than Indebtedness or Excluded Contributions and (B) following the Initial Public Offering, an amount equal to the greater of (i) 7.0% of the Market Capitalization and (ii) 7.0% of the IPO Market Capitalization, provided that after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.5 to 1.00;
(19)    after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or property or other assets of such Unrestricted Subsidiary that in each case is held by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary; provided, however, that (A) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the property or other assets being transferred; (B) any property or other assets received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (19) only if such property or other assets, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company, any Permitted Affiliate Parent or such Restricted Subsidiary; and (C) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis; provided further, however, that proceeds from the disposition of any cash, Capital Stock or property or other assets of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under Section 4.07(b)(C)(iv);
(20)    [Reserved];
(21)    any Business Division Transaction or Content Transaction, provided that after giving pro forma effect thereto, the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness under Section 4.09(b);
(22)    any Restricted Payment reasonably necessary to consummate or in connection with the Transactions;

(23)    distributions or payments of Receivables Fees and purchases of Receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction;
(24)    Permitted Tax Distributions;
(25)    [Reserved];
(26)    Restricted Payments to finance Investments or other acquisitions by a Parent or any Affiliate (other than the Company, any Permitted Affiliate Parent or a Restricted Subsidiary) which would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made within 120 days of the closing of such Investment or other acquisition, (ii) such Parent or Affiliate shall, prior to or promptly following the date such Restricted Payment is made, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (in a manner not prohibited by Section 5.01 and Section 5.02) in order to consummate such Investment or other acquisition, (iii) such Parent or Affiliate receives no consideration or other payment in connection with such transaction except to the extent the Company, any Permitted Affiliate Parent or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Section 4.07 and (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution up to the amount of such Restricted Payment made under this clause (26);
(27)    any Restricted Payment from the Company, any Permitted Affiliate Parent or any Restricted Subsidiary to a Parent or any other Subsidiary of a Parent which is not a Restricted Subsidiary; provided that such Subsidiary advances the proceeds of any such Restricted Payment to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, as applicable, within three days of receipt thereof and that such Restricted Payments do not exceed an amount equal to 10.0% of Total Assets at any one time;
(28)    distributions (including by way of dividend) to a Parent consisting of cash, Capital Stock or property or other assets of a Restricted Subsidiary that is in each case held by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary for the sole purpose of transferring such cash, Capital Stock or property or other assets to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary; and
(29)    Restricted Payments reasonably required to consummate any Permitted Financing Action.
(d)    For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories described in Section 4.07(c)(1) through Section 4.07(c)(29), or is permitted pursuant to Section 4.07(b) or the definition of “Permitted Investments”, the Company and any Permitted Affiliate Parent will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07 or the definition of “Permitted Investments”.
(e)    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company, such Permitted Affiliate Parent or such

Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount.
Section 4.08    Limitation on Restrictions on Distributions from Restricted Subsidiaries
(a)    The Company and any Permitted Affiliate Parent will not, and will not permit any Restricted Subsidiary (other than the Company, any Proceeds Loan Borrower, any Permitted Affiliate Parent and the Affiliate Subsidiaries) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Company, any Proceeds Loan Borrower, any Permitted Affiliate Parent and the Affiliate Subsidiaries) to:
(1)    pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary;
(2)    make any loans or advances to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary; or
(3)    transfer any of its property or assets to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary;
provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (y) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.
(b)    Section 4.08(a) will not prohibit:
(1)    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture, the Covenant Agreement, the LCPR Credit Agreement, the Intercreditor Agreement, the Proceeds Loan Agreement, and any related documentation (including the security documents securing the Indebtedness under the LCPR Credit Agreement and the guarantees thereof), in each case, as in effect on the Issue Date;
(2)    any encumbrance or restriction pursuant to an agreement or instrument of a Person relating to any Capital Stock or Indebtedness of a Person, Incurred on or before the date on which such Person was acquired by or merged or consolidated with or into the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or designated a Permitted Affiliate Parent, an Affiliate Subsidiary or a Restricted Subsidiary (or becomes a Restricted Subsidiary as a result thereof), or on which such agreement or instrument is assumed by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary or was merged or consolidated with or into the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date, provided that any such encumbrance or restriction shall not extend to any assets or property of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary other than the assets and property so acquired and provided, further, that for the purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary when such Person becomes the Successor Company;
(3)    any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement referred to in clause (1) or clause (2) of this paragraph or this clause (3) or contained in any amendment, supplement, restatement or other modification to an agreement referred to in clause (1) or clause (2) of this paragraph or this clause (3); provided, however, that the encumbrances and restrictions, taken as a whole, with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clause (1) or clause (2) of this Section 4.08(b) (as determined conclusively in good faith by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent);
(4)    in the case of Section 4.08(a)(3), any encumbrance or restriction:
(A)    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;
(B)    contained in Liens permitted under this Indenture securing Indebtedness of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;
(C)    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary; or
(D)    contained in operating leases for real property and restricting only the transfer of such real property upon the occurrence and during the continuance of a default in the payment of rent;
(5)    any encumbrance or restriction pursuant to (A) Purchase Money Obligations for property acquired in the ordinary course of business or (B) Capitalized Lease Obligations permitted under this Indenture, in each case that either (i) impose encumbrances or restrictions of the nature described in Section 4.08(a)(3) on the property so acquired or (ii) are customary in connection with Purchase Money Obligations, Capitalized Lease Obligations and mortgage financings for property acquired in the ordinary course of business (as determined conclusively by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent);
(6)    any encumbrance or restriction arising in connection with, or any contractual requirement Incurred with respect to, any Purchase Money Note, other Indebtedness or a Qualified Receivables Transaction relating exclusively to a

Receivables Entity that, in the good faith determination of the Board of Directors or senior management of the Company or any Permitted Affiliate Parent, are necessary to effect such Qualified Receivables Transaction;
(7)    any encumbrance or restriction (A) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement (or option to enter into such agreement) entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition or (B) arising by reason of contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale and disposition of all or substantially all assets of such Subsidiary or conditions imposed by governmental authorities or otherwise resulting from dispositions required by governmental authorities;
(8)    (A) customary provisions in leases, asset sale agreements, joint venture agreements and other agreements and instruments entered into by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in the ordinary course of business or (B) in the case of a joint venture or a Subsidiary that is not a Wholly-Owned Subsidiary, encumbrances, restrictions and conditions imposed by its organizational documents or any related shareholders, joint venture or other agreements (including restrictions on the payment of dividends or other distributions);
(9)    encumbrances or restrictions arising or existing by reason of applicable Law or any applicable rule, regulation, governmental license, order, concession, franchise, or permit or required by any regulatory authority;
(10)    any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;
(11)    any encumbrance or restriction pursuant to Currency Agreements, Commodity Agreements or Interest Rate Agreements;
(12)    any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 if (A) the encumbrances and restrictions taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in this Indenture, the Existing Intercreditor Agreement, the Covenant Agreement, the Proceeds Loan Agreement, and any related documentation, in each case, as in effect on the Issue Date (as determined conclusively in good faith by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent) or (B) such encumbrances and restrictions taken as a whole are not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined conclusively in good faith by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent) and, in each case, either (i) the Company or any Permitted Affiliate Parent reasonably believes that such encumbrances and restrictions will not materially affect the Issuer’s ability to make principal or interest payments on the Notes as and when they come due or (ii) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(13)    any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements; and
(14)    any encumbrance or restriction pursuant to any Intercreditor Agreement.
Section 4.09    Limitation on Indebtedness
(a)    The Issuer and the Guarantor will not Incur any Indebtedness (including Acquired Indebtedness) other than (1) the Notes (including Additional Notes) and the SPV Credit Facilities, (2) Additional SPV Debt and (3) Indebtedness represented by the Note Security Documents; provided, however, that the proceeds of each Incurrence of Additional Notes or Additional SPV Debt are loaned by the Issuer or Guarantor to one or more Proceeds Loan Obligors as a proceeds loan under the Proceeds Loan Agreement (each, an “Additional Proceeds Loan”) and the relevant Proceeds Loan Obligor is permitted to Incur the Additional Proceeds Loan under the terms of this Section 4.09.
(b)    The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, any Permitted Affiliate Parent and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis,
(1)    the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00; and
(2)    to the extent that such Indebtedness is Senior Secured Indebtedness, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.5 to 1.00.
(c)    Section 4.09(b) will not prohibit the Incurrence of the following Indebtedness:
(1)    Indebtedness of the Company, any Permitted Affiliate Parent and any of the Restricted Subsidiaries under Credit Facilities, and any Refinancing Indebtedness in respect thereof, in the aggregate principal amount at any one time outstanding not to exceed:
(A)    an amount equal to the greater of (i) (a) $1,325.0 million, plus (b) the amount of any Credit Facilities Incurred under Section 4.09(b) or any other provision of Section 4.09(c) to acquire any property, other assets or shares of Capital Stock of a Person, and (ii) 10.0% of Total Assets, plus
(B)    any accrual or accretion of interest that increases the principal amount of Indebtedness under Credit Facilities, plus
(C)    in the case of any Refinancing Indebtedness permitted under this Section 4.09(c)(1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;
(2)    Indebtedness of the Company or a Permitted Affiliate Parent owing to and held by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company, a Permitted Affiliate Parent or any other Restricted Subsidiary (other than a Receivables Entity); provided that:
(A)    any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity); and
(B)    any sale or other transfer of any such Indebtedness to a Person other than the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity), shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company, any Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, not permitted by this Section 4.09(c)(2);
(3)    (A) Indebtedness represented by the Notes Proceeds Loan (but excluding, for the avoidance of doubt, any Additional Proceeds Loan) and (B) Indebtedness of the Proceeds Loan Guarantors represented by the Proceeds Loan Guarantees;
(4)    any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3) of this Section 4.09(c)) outstanding on the Issue Date;
(5)    any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3), (4), (5), (6), (8), (14), (15), (18), (20), (22) or (25) of this Section 4.09(c) or Incurred pursuant to Section 4.09(b);
(6)    Indebtedness of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (A) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or was designated a Permitted Affiliate Parent or an Affiliate Subsidiary or a Restricted Subsidiary, (B) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or a Permitted Affiliate Parent or was otherwise acquired by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary or such Person was designated as a Permitted Affiliate Parent or an Affiliate Subsidiary or (C) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or any Restricted Subsidiary or was designated a Permitted Affiliate Parent or an Affiliate Subsidiary or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary); provided, however, that with respect to clauses (A) and (B) of this Section 4.09(c)(6) only, immediately following the consummation of the acquisition of such Restricted Subsidiary by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or such other transaction, (i) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(b) after giving pro forma effect to the relevant acquisition or other transaction and the Incurrence of such Indebtedness pursuant to this Section 4.09(c)(6) or (ii) the Consolidated Net Leverage Ratio would not be greater than immediately prior to such acquisition or such other transaction;
(7)    [Reserved];

(8)    Indebtedness consisting of (A) mortgage financings, asset backed financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, development, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Refinancing Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8), will not exceed the greater of (i) $45.0 million and (ii) 3.0% of Total Assets at any time outstanding so long as such Indebtedness exists on the date of, or commissioning of, or contracting for, such purchase, design, development, construction, installation or improvement, or is created within 270 days thereafter;
(9)    Indebtedness in respect of (A) workers’ compensation claims, casualty or liability insurance, self-insurance obligations, performance (including insurance policies), bid, indemnity, surety, judgment, appeal, completion, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, including, but not limited to, those Incurred to secure health, safety and environmental obligations or rental obligations, (B) letters of credit, bankers’ acceptances, guarantees, or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, including, but not limited to, letters of credit or similar instruments in respect of casualty or liability insurance, self-insurance, unemployment insurance, workers compensation obligations, health disability or other benefits, pensions-related obligations and other social security Laws, (C) the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business and (D) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;
(10)    Indebtedness Incurred constituting reimbursement obligations with respect to letters of credit issued and bank guarantees in the ordinary course of business provided to lessors of real property or otherwise in connection with the leasing of real property and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses in respect of any government requirement, or other Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;
(11)    Indebtedness arising from agreements of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary providing for indemnification, guarantees or obligations in respect of earn-outs or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds) actually received (in the case of dispositions) or paid (in the case of acquisitions) by the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries in connection with such disposition or acquisition, as applicable;
(12)    Indebtedness arising from (A) Bank Products and (B) the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that in the case of this clause (12)(B), such Indebtedness is extinguished within thirty Business Days of Incurrence;
(13)    guarantees by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company, any Permitted Affiliate Parent or Restricted Subsidiary in violation of this Section 4.09); provided, however, that if the Indebtedness being guaranteed is subordinated in right of payment to the Proceeds Loan or Proceeds Loan Guarantee, then such guarantee shall be subordinated substantially to the same extent as the relevant Indebtedness guaranteed;
(14)    Indebtedness Incurred by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary after the Issue Date to provide all or a portion of the funds utilized to consummate the acquisition by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary of any Non-Controlling Interests in an aggregate principal amount at any time outstanding not to exceed 4.0x Pro forma Non-Controlling Interest EBITDA for the Test Period;
(15)    Indebtedness of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary Incurred pursuant to any guarantees of Indebtedness of any Parent; provided that for purposes of this clause (15): (i) on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00 (for the avoidance of doubt, outstanding Indebtedness for the purpose of calculating the Consolidated Net Leverage Ratio under this clause (15) shall include any Indebtedness represented by guarantees by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries of Indebtedness of any Parent) and (ii) such guarantees shall be subordinated in right of payment to the Proceeds Loans pursuant to the terms of the applicable Intercreditor Agreement;
(16)    Subordinated Shareholder Loans;
(17)    Indebtedness (including any Refinancing Indebtedness in respect thereof) of any Restricted Subsidiary under any local Credit Facility in an amount not to exceed the greater of (A) $45.0 million and (B) 3.0% of Total Assets;
(18)    Indebtedness of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (18) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company or any Permitted Affiliate Parent from the issuance or sale (other than to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary) of Subordinated Shareholder Loans or its Capital Stock or otherwise contributed to the equity of the Company or any Permitted Affiliate Parent, in each case, subsequent to the Issue Date (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock or an Excluded Contribution); provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(b)(C)(ii), 4.07(b)(C)(iii) and Section 4.07(c)(1) to the extent the Company, any Permitted Affiliate Parent or any Restricted Subsidiary Incurs Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.09(c)(18) to the extent the Company, any Permitted Affiliate Parent or any Restricted Subsidiary makes a Restricted Payment under Section 4.07(b)(C)(ii), 4.07(b)(C)(iii) and Section 4.07(c)(1) in reliance thereon;
(19)    [Reserved];
(20)    Indebtedness in respect of third party day-light facilities or with Affiliates, in each case, reasonably necessary to effect or consummate any Post-Closing Reorganization, the Debt Pushdown, the LCPR Group Assumption or the Credit Facility Assumption;
(21)    (i) Indebtedness arising under (a) any arrangements to fund a production where such funding is only repayable from the distribution revenues of that production or (b) Production Facilities provided that the aggregate amount of Indebtedness under all Production Facilities incurred pursuant to this clause (b) does not exceed the greater of (1) $15.0 million and (2) 1.0% of Total Assets at any time outstanding; and (ii) any Refinancing Indebtedness of any Indebtedness Incurred under clause (i);
(22)    Indebtedness arising under borrowing facilities provided by a special purpose vehicle notes issuer to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in connection with the issuance of notes or other similar debt securities intended to be supported primarily by the payment obligations of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in connection with any vendor financing platform;
(23)    [Reserved];
(24)    Indebtedness pursuant to any Permitted Financing Action and any Refinancing Indebtedness in respect thereof; and
(25)    in addition to the items referred to in clauses (1) through (24) of this Section 4.09(c), Indebtedness of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(c)(25) and then outstanding, will not exceed the greater of (i) $75.0 million and (ii) 5.0% of Total Assets at any time outstanding.
(d)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:
(1)    in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b) and Section 4.09(c), the Company, in its sole discretion, will classify such item of Indebtedness on the date of its Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses of Section 4.09(b) or Section 4.09(c) and will be permitted on the date of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(b) and Section 4.09(c), and, from time to time, may reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 4.09;

provided, however, that the LCPR Initial Revolving Credit Commitments under the LCPR Credit Agreement and the SPV Credit Facility Proceed Loans funded or outstanding on the Escrow Release Date shall be deemed to have been Incurred under Section 4.09(c)(1) and cannot be reclassified;
(2)    guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(3)    if obligations in respect of letters of credit are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(b) or Section 4.09(c)(1), Section 4.09(c)(17), Section 4.09(c)(18), Section 4.09(c)(21) or Section 4.09(c)(25) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;
(4)    the principal amount of any Disqualified Stock of the Company or any Permitted Affiliate Parent, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(5)    Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness;
(6)    the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and
(7)    in the event that the Company, any Permitted Affiliate Parent or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness or commits to Incur any Lien pursuant to clause (30) of the definition of “Permitted Liens” set forth under Section 1.01, the Incurrence or issuance thereof for all purposes under this clause (7), including without limitation for purposes of calculating the Consolidated Net Leverage Ratio or Consolidated Senior Secured Leverage Ratio, or usage of clauses (1) through (25) of Section 4.09(c) (if any) for borrowings and re-borrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s or any Permitted Affiliate Parent’s option, either (a) be determined on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof has been borrowed as of such date) or other Indebtedness, and, if such Consolidated Net Leverage Ratio, Consolidated Senior Secured Leverage Ratio or other provision of this Section 4.09 is satisfied with respect thereto at such time, any borrowing or re-borrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 4.09 irrespective of the Consolidated Net Leverage Ratio, Consolidated Senior Secured Leverage Ratio, or other provision of this Section 4.09 at the time of any borrowing or re-borrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or re-borrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this sub-clause (a) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Consolidated Net Leverage Ratio and Consolidated Senior Secured Leverage Ratio and, to the extent of the usage of clauses (1) through (25) of Section 4.09(c) (if any), shall be deemed to be Incurred and outstanding under such clauses) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and in the case of sub-clause (a) of this clause (7), the Company or any Permitted Affiliate Parent may revoke any such determination at any time and from time to time.
(e)    Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Preferred Stock or Disqualified Stock and increases in the amount of Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (2) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
(f)        If at any time an Unrestricted Subsidiary becomes a Permitted Affiliate Parent or a Restricted Subsidiary, any Indebtedness of such Unrestricted Subsidiary shall be deemed to be Incurred by a Permitted Affiliate Parent or a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.09, the Issuer shall be in Default of this Section 4.09).
(g)        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be (1) calculated by the Company based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (2) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the swapped rate of such Indebtedness (if swapped into U.S. dollars) as of the date of the applicable swap. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
(h)    For purposes of determining compliance with (1) Section 4.09(b) and (2) any other provision of this Indenture which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency (if such Indebtedness has not been swapped into U.S. dollars, or if such Indebtedness has been swapped into a currency other than U.S. dollars) shall be calculated by the Company using the same weighted average exchange rates for the relevant period used in the Consolidated financial statements of the Reporting Entity for calculating the

Dollar Equivalent of Consolidated EBITDA denominated in the same currency as the currency in which such Indebtedness is denominated or into which it has been swapped.
Section 4.10    Limitation on Sales of Assets and Subsidiary Stock
(a)    The Issuer and the Guarantor will not, directly or indirectly, consummate any SPV Asset Disposition.
(b)    The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:
(1)    the Company, any Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined conclusively in good faith by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;
(2)    unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company, any Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
(3)    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company, any Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be:
(A)    to the extent the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Company, the Issuer (including the Notes), any Permitted Affiliate Parent or a Proceeds Loan Guarantor or Indebtedness of a Restricted Subsidiary other than a Proceeds Loan Guarantor (in each case other than Indebtedness owed to the Company, any Permitted Affiliate Parent or an Affiliate of the Company, the Issuer or any Permitted Affiliate Parent) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company, any Permitted Affiliate Parent or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of any revolving Indebtedness) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or
(B)    to the extent the Company, any Permitted Affiliate Parent or such Restricted Subsidiary elects to invest in or commit to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive agreement or a commitment approved by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 6 months of such 365th day;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 4.10(b)(3), the Company, any Permitted Affiliate Parent or such Restricted Subsidiary may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.
(c)    Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied as provided in Section 4.10(b) will be deemed to constitute “Excess Proceeds”. On the 366th day (or the 546th day, in the case of any Net Available Cash committed to be used pursuant to a definitive binding agreement or commitment approved by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent pursuant to Section 4.10(b)(3)(B) after an Asset Disposition (or at such earlier date that the Company or any Permitted Affiliate Parent may elect), if the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer will be required to make an Asset Disposition Offer in accordance with Section 3.11.
For the purposes of this Section 4.10, the following will be deemed to be cash:
(1)    the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of the Company, any Permitted Affiliate Parent, the Issuer or any Proceeds Loan Obligor or Indebtedness of a Restricted Subsidiary that is not a Proceeds Loan Guarantor and the release of the Company, any Permitted Affiliate Parent, the Issuer, such Proceeds Loan Obligor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Issuer will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 4.10(b)(3)(A);
(2)    securities, notes or other obligations received by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary from the transferee that are convertible by the Company, any Permitted Affiliate Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;
(3)    Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company, any Permitted Affiliate Parent and each Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;
(4)    consideration consisting of Indebtedness of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary;
(5)    any Designated Non-Cash Consideration received by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value not to exceed 25.0% of the consideration from such Asset Disposition (excluding any consideration received from such Asset Disposition in accordance with clauses (1) to (4) of this Section 4.10(c)) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(6)    in addition to any Designated Non-Cash Consideration received pursuant to clause (5) of this Section 4.10(c), any Designated Non-Cash Consideration received by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (6) that is at that time outstanding, not to exceed the greater of $75.0 million and 5.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and
(7)    consideration consisting of securities or obligations issued, insured or unconditionally guaranteed by a government (or any agency or instrumentality thereof) of a country where the Company, any Permitted Affiliate Parent or any Restricted Subsidiary is organized or located.
(d)    The Issuer or any Permitted Affiliate Parent, as the case may be, will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities Laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities Laws or regulations conflict with provisions of Section 4.10, the Issuer or any Permitted Affiliate Parent, as the case may be, will comply with the applicable securities Laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.
Section 4.11    Limitation on Affiliate Transactions
(a)    The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any Permitted Affiliate Parent (an “Affiliate Transaction”) involving aggregate consideration in excess of $50.0 million unless:
(1)    the terms of such Affiliate Transaction are not materially less favorable, taken as a whole, to the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of the Company, such Permitted Affiliate Parent or such Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company, any Permitted Affiliate Parent or such Restricted Subsidiary has conclusively determined in good faith to be fair to the Company, such Permitted Affiliate Parent or such Restricted Subsidiary); and
(2)    in the event such Affiliate Transaction involves an aggregate consideration in excess of $100.0 million, the terms of such transaction have been approved by either (i) a majority of the members of the Board of Directors or (ii) the senior management of the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as applicable.
(b)    Section 4.11(a) will not apply to:
(1)    any Restricted Payment permitted to be made pursuant to Section 4.07 or any Permitted Investment;
(2)    any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Permitted Affiliate Parent, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans

(including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants, in each case in the ordinary course of business;
(3)    loans or advances to employees, officers or directors in the ordinary course of business of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, but in any event not to exceed $2.0 million in the aggregate amount outstanding at any one time with respect to all loans or advances made since the Issue Date;
(4)    (A) any transaction between or among the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (or an entity that becomes a Permitted Affiliate Parent or a Restricted Subsidiary in connection with such transaction) or between or among Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary in connection with such transaction); and (B) any guarantees issued by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary for the benefit of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary (or an entity that becomes a Permitted Affiliate Parent or a Restricted Subsidiary in connection with such transaction), as the case may be, in accordance with Section 4.09;
(5)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which, taken as a whole, are fair to the Company, the relevant Permitted Affiliate Parent or Restricted Subsidiary, as applicable, or are on terms not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;
(6)    loans or advances to any Affiliate of the Company or any Permitted Affiliate Parent by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, provided that the terms of such loan or advance are fair to the Company or any Permitted Affiliate Parent or the relevant Restricted Subsidiary, as the case may be, or are on terms not materially less favorable than those that could reasonably have been obtained from an unaffiliated party;
(7)    the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors, executives or officers of any Parent, the Company, any Permitted Affiliate Parent, an Affiliate Subsidiary or any Restricted Subsidiary;
(8)    the performance of obligations of the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries under (A) the terms of any agreement to which the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries is a party as of or on the Issue Date or (B) any agreement entered into after the Issue Date on substantially similar terms to an agreement under clause (A) of this Section 4.11(b)(8), in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous to the Holders of the Notes than the terms of the agreements in effect on the Issue Date;
(9)    any transaction with (i) a Receivables Entity effected as part of a Qualified Receivables Transaction, acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction and other Investments in Receivables Entities consisting of cash or Securitization Obligations or (ii) with an Affiliate in respect of Non-Recourse Indebtedness;
(10)    the issuance of Capital Stock or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company, any Permitted Affiliate Parent or an Affiliate Subsidiary to any Affiliate of the Company, any Permitted Affiliate Parent or such Affiliate Subsidiary;
(11)    the payment to any Permitted Holder of all reasonable expenses Incurred by any Permitted Holder in connection with its direct or indirect investment in the Company, any Permitted Affiliate Parent or an Affiliate Subsidiary and their respective Subsidiaries and unpaid amounts accrued for prior periods;
(12)    the payment to any Parent or Permitted Holder (1) of Management Fees (A) on a bona fide arm’s-length basis in the ordinary course of business or (B) of up to the greater of $15.0 million and 1.0% of Total Assets in any calendar year, (2) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with loans, capital market transactions, hedging and other derivative transactions, acquisitions or divestitures or (3) of Parent Expenses;
(13)    guarantees of indebtedness, hedging and other derivative transactions and other obligations not otherwise prohibited under this Indenture;
(14)    if not otherwise prohibited under this Indenture, the issuance of Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans (including the payment of cash interest thereon; provided that, after giving pro forma effect to any such cash interest payment, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.5 to 1.0) of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary to any Parent of the Company, any Permitted Affiliate Parent or an Affiliate Subsidiary or any Permitted Holder;
(15)    arrangements with customers, clients, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate, in each case, which are otherwise in compliance with the terms of this Indenture; provided that the terms and conditions of any such transaction or agreement as applicable to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, taken as a whole are fair to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries and are on terms not materially less favorable to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction;
(16)    (A) transactions with Affiliates in their capacity as holders of indebtedness or Capital Stock of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such indebtedness or Capital Stock generally, and (B) transactions with Affiliates in their capacity as borrowers of indebtedness from the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such indebtedness generally;
(17)    any tax sharing agreement or arrangement and payments pursuant thereto between or among the Ultimate Parent, the Company, any Permitted Affiliate Parent or any other Person or a Restricted Subsidiary not otherwise prohibited by this Indenture and any payments or other transactions pursuant to a tax sharing agreement or arrangement between the Company, any Permitted Affiliate Parent and any other Person or a Restricted Subsidiary and any other Person with which the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries files a consolidated tax return or with which the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation;
(18)    transactions relating to the provision of Intra-Group Services in the ordinary course of business;
(19)    the Transactions;
(20)    any transaction reasonably necessary to effect the Post-Closing Reorganization and/or a Spin-Off;
(21)    any transaction in the ordinary course of business between or among the Company, any Permitted Affiliate Parent or any Restricted Subsidiary and any Affiliate of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary that is an Unrestricted Subsidiary or a joint venture or similar entity (including a Permitted Joint Venture) that would constitute an Affiliate Transaction solely because the Company, any Permitted Affiliate Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;
(22)    commercial contracts entered into in the ordinary course of business between an Affiliate of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary and the Company, any Permitted Affiliate Parent or any Restricted Subsidiary that are on arm’s length terms or on a basis that senior management of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary reasonably believes allocates costs fairly;
(23)    transactions between the Company, any Permitted Affiliate Parent or any Restricted Subsidiary and a Parent and/or an Affiliate, in each case, to effect or facilitate the transfer of any property or asset from the Company, any Permitted Affiliate Parent and/or any Restricted Subsidiary to another Restricted Subsidiary, any Permitted Affiliate Parent and/or the Company, as applicable;
(24)    any Permitted Financing Action; and
(25)    transactions relating to Excess Capacity Network Services; provided that the price payable by any member of the Wider Group in relation to such Excess Capacity Network Services is no less than the cost incurred by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in providing such Excess Capacity Network Services.
Section 4.12    Limitation on Liens
(a)    None of the Issuer or the Guarantor will, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted SPV Liens) upon any of its property or assets, whether owned on the date of this Indenture or acquired after that date.
(b)    The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than (1) in the case of any property or asset that does not constitute Proceeds Loan Collateral, Permitted Liens (other than Permitted Collateral Liens), and (2) in the case of any property or asset that constitutes Proceeds Loan Collateral, Permitted Collateral Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), unless, in the case of Section 4.12(b)(1) only, contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under the Proceeds Loan Agreement or, in respect of Liens on any Proceeds Loan Guarantor’s property or assets, such Proceeds Loan Guarantor’s Proceeds Loan Guarantee, equally and ratably with (or prior to, in the case of Liens with respect to Subordinated Obligations of the Company, a Proceeds Loan Obligor or a Restricted Subsidiary, as the case may be) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured.
(c)    Any such Lien created pursuant to Section 4.12(b) will be automatically and unconditionally released and discharged upon (1) the release and discharge of the Initial Lien to which it relates, or (2) in accordance with Section 11.02.
(d)    For purposes of determining compliance with this Section 4.12, (1) a Lien need not be Incurred solely by reference to one category of Permitted Liens, but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (2) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.12 and the definition of “Permitted Liens”.
(e)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
Section 4.13    Corporate Existence
Subject to Article 5, the Company and any Permitted Affiliate Parent shall respectively do or cause to be done all things necessary to preserve and keep in full force and effect:
(1)    its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company, any Permitted Affiliate Parent or any such Restricted Subsidiary; and
(2)    the rights (charter and statutory), licenses and franchises of the Company, any Permitted Affiliate Parent and their respective Restricted Subsidiaries; provided, however, that none of the Company, any Permitted Affiliate Parent shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their respective Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company, or any Permitted Affiliate Parent and their respective Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.
Section 4.14    Change of Control
(a)    If a Change of Control shall occur at any time, the Issuer shall, pursuant to the procedures described in this Section 4.14, offer (the “Change of Control Offer”) to purchase all Notes in whole or in part in denominations of $200,000 and in integral multiples of $1,000 in excess thereof at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus any Additional Amounts and accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an Interest Payment Date); provided, however, that the Issuer shall not be obliged to repurchase Notes as described in this Section 4.14 in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes pursuant to Section 3.07 or Section 3.08 or all conditions to such redemption have been satisfied or waived. No such purchase in part shall reduce the principal amount at maturity of the Notes held by any holder to below $200,000.
Unless the Issuer has unconditionally exercised its right to redeem all the Notes as described under Section 3.07 or Section 3.08 or all conditions to such redemption have been satisfied or waived, within 30 days of any Change of Control, or, at the Issuer’s option, at any time prior to a Change of Control following the public announcement thereof or if a definitive agreement is in place for the Change of Control, the Issuer shall notify the Trustee thereof and give written notice of such Change of Control to each Holder stating, to the extent relevant, among other things:
(1)    that a Change of Control has occurred (or may occur) and the date (or expected date) of such event;
(2)    the circumstances and relevant facts regarding such Change of Control;
(3)    the purchase price and the purchase date which shall be fixed by the Issuer, the Company or a Permitted Affiliate Parent on a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered, or such later date as is necessary to comply with requirements under the Exchange Act;
(4)    that any Note not tendered will continue to accrue interest and unless the Issuer defaults in payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and
(5)    certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.
If and for so long as the Notes are listed on the International Stock Exchange and the rules of the International Stock Exchange so require, the Company will publish a public announcement with respect to the results of any Change of Control Offer in a leading newspaper of general circulation in the Channel Islands or, to the extent and in the manner permitted by such rules, post such notice on the official website of the International Stock Exchange.
The Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities Laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities Laws or regulations conflict with the provisions of this Section 4.14 (other than the obligation to make an offer pursuant to this Section 4.14), the Issuer will comply with the securities Laws and regulations and will not be deemed to have breached its obligations described in this Section 4.14 by virtue thereof.
(b)    On the Change of Control Purchase Date, the Issuer shall, to the extent lawful:
(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the Paying Agent, prior to 10:00 a.m. London time an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered; and
(3)    deliver or cause to be delivered to the Trustee, the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.
The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Purchase Date) to each Holder of Notes properly tendered the Change of Control Purchase Price for such Notes, and the Authenticating Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note in equal principal amount to any unpurchased portion of Notes surrendered to the applicable Holder; provided that each such new Note will be in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.
(c)    Notwithstanding anything to the contrary in this Section 4.14, the Issuer shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(d)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of the delivery of the notice for such redemption.

Section 4.15    Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries
(a)    The Company and any Permitted Affiliate Parent will not permit any Restricted Subsidiary (other than any Proceeds Loan Obligor) to, directly or indirectly, guarantee or otherwise become obligated under any Indebtedness of any Proceeds Loan Obligor in an amount in excess of $50.0 million unless such Restricted Subsidiary is or becomes an Additional Proceeds Loan Guarantor on the date on which such other guarantee or Indebtedness is Incurred (or as soon as reasonably practicable thereafter) (which Additional Proceeds Loan Guarantee shall be senior to or pari passu with such Restricted Subsidiary's guarantee of such other Indebtedness); provided that:
(1)    if such Restricted Subsidiary is not a Significant Subsidiary, such Restricted Subsidiary shall only be obligated to become an Additional Proceeds Loan Guarantor if such Indebtedness is Indebtedness of the Company, a Permitted Affiliate Parent or a Proceeds Loan Borrower or Public Debt of a Proceeds Loan Guarantor;
(2)    if the Indebtedness is pari passu in right of payment to the Proceeds Loan, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall rank pari passu in right of payment to its Proceeds Loan Guarantee;
(3)    if the Indebtedness is subordinated in right of payment to the Proceeds Loan, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to its Proceeds Loan Guarantee substantially to the same extent as such Indebtedness is subordinated in right of payment to the Proceeds Loan;
(4)    an Additional Proceeds Loan Guarantor’s Proceeds Loan Guarantee may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar Laws (but, in such a case (A) each of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (B) the relevant guarantee shall be given on an equal and ratable basis with the guarantee of any other Indebtedness giving rise to the obligation to guarantee the Proceeds Loan); and
(5)    for so long as it is not permissible under applicable Law for a Restricted Subsidiary to become an Additional Proceeds Loan Guarantor, such Restricted Subsidiary need not become an Additional Proceeds Loan Guarantor (but, in such a case, each of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible).
(b)    Section 4.15(a) shall not apply to: (1) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the guarantee of Indebtedness of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary; or (2) the guarantee by any Restricted Subsidiary of Indebtedness that refinances Indebtedness which benefited from a guarantee by any Restricted Subsidiary Incurred in compliance with this Section 4.15 immediately prior to such refinancing.

(c)    Notwithstanding anything herein to the contrary, the provisions of Section 4.15(a) shall not be applicable to any guarantee provided by a Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary if such guarantee was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary.
(d)    Notwithstanding the foregoing, any Additional Proceeds Loan Guarantee created pursuant to the provisions described in Section 4.15(a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the occurrence of any events described in clauses (1) through (14) under Section 10.05.
Section 4.16    Payments for Consents
The Issuer, the Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Proceeds Loan Agreement, the Collateral Sharing Agreement or any Note Security Document unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Issuer, the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders in any jurisdiction where (i) the solicitation of such consent, waiver or amendment, including in connection with an exchange offer or an offer to purchase for cash, or (ii) the payment of the consideration therefor would require Issuer, the Company, any Permitted Affiliate Parent or any Restricted Subsidiary to file a registration statement, prospectus or similar document under any applicable securities Laws (including, but not limited to, the United States federal securities Laws and the Laws of the European Union or its member states), which the Issuer or the Company in its sole discretion determine (acting in good faith) (A) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction) or (B) such solicitation would otherwise not be permitted under applicable Law in such jurisdiction.
Section 4.17    Impairment of Liens
(a)    The Issuer shall not take or omit to take any action that would have the result of materially impairing any Lien in the Note Collateral granted under the Note Security Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted SPV Liens shall under no circumstances be deemed to materially impair any Lien in the Note Collateral granted under the Note Security Documents) for the benefit of the Trustee, the Security Trustee and/or the Holders of the Notes, and the Issuer shall not grant to any Person other than the Security Trustee, for the benefit of the Trustee, the Security Trustee and/or the Holders of the Notes and the other beneficiaries described in the Note Security Documents and the Collateral Sharing Agreement, any interest in any of the Note Collateral, except that (1) the Issuer may Incur Permitted SPV Liens and (2) the Note Collateral may be discharged and released in accordance with this Indenture, the Note Security Documents and the Collateral Sharing Agreement; provided however, that, except with respect to any discharge or release of Note Collateral in accordance with this Indenture, the Note Security Documents or the Collateral Sharing Agreement, in connection with the

Incurrence of Liens for the benefit of the Trustee, the Security Trustee and Holders of Notes, no Note Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, at the direction of the Issuer and without the consent of the Holders of the Notes, the Trustee and the Security Trustee may from time to time (subject to customary protections and indemnifications from the Company or any Permitted Affiliate Parent) enter into one or more amendments to the Note Security Documents to: (A) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (B) provide for Permitted SPV Liens; (C) provide for the release of any Lien on any properties and assets constituting Note Collateral from the Lien of the Note Security Documents, provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Notes; (D) provide for the release of any Lien pursuant to, or in connection with, any Solvent Liquidation; (E) as is reasonably necessary to give effect to the LCPR Group Assumption, the Credit Facility Assumption and the Debt Pushdown; and (F) make any other change that does not adversely affect the Holders of the Notes in any material respect. For any amendments, modifications or replacements of any Note Security Documents not contemplated in clause (A) to (F) above, the Issuer, the Company or any Permitted Affiliate Parent delivers to the Trustee and the Security Trustee either (i) a solvency opinion, in form and substance reasonably satisfactory to the Trustee and the Security Trustee, from an Independent Financial Advisor confirming the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (ii) a certificate from the responsible financial or accounting officer of the relevant grantor (acting in good faith) which confirms the solvency of the Person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement or (iii) an Opinion of Counsel, in form reasonably satisfactory to the Trustee and the Security Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Note Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected (if such concept is applicable under the jurisdiction where such Lien is granted) Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement. In the event that the Issuer complies with the requirements of this Section 4.17, the Trustee and the Security Trustee shall (subject to customary protections and indemnifications) consent to any such amendment, extension, renewal, restatement, supplement, modification or replacement without the need for instructions from Holders of the Notes.
(b)    The Company and any Permitted Affiliate Parent shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing any Lien on the Proceeds Loan Collateral granted under the Proceeds Loan Security Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair any Lien on the Proceeds Loan Collateral granted under the Proceeds Loan Security Documents) for the benefit of the Trustee, the Security Agent and/or the holders of the Notes, and the Company and any Permitted Affiliate Parent shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Trustee, the Security Agent and/or the holders of the Notes and the other beneficiaries described in the Proceeds Loan Security Documents and any Intercreditor Agreement, as applicable, any interest whatsoever in any of the Proceeds Loan Collateral, except that (a) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries may Incur Permitted Collateral

Liens, (b) the Proceeds Loan Collateral may be discharged and released in accordance with the Proceeds Loan Agreement, the Proceeds Loan Security Documents and any Intercreditor Agreement, as applicable, and (c) the Company, any Permitted Affiliate Parent and any Restricted Subsidiary may consummate any other transaction permitted under Section 5.01; provided that, except with respect to any discharge or release of Proceeds Loan Collateral in accordance with the Proceeds Loan Agreement, the Proceeds Loan Security Documents and any Intercreditor Agreement, as applicable, or in connection with the Incurrence of Liens for the benefit of the Trustee, the Security Agent and/or the holders of the Notes, no Proceeds Loan Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, at the direction of the Company or any Permitted Affiliate Parent and without the consent of the holders of the Notes, the Trustee and/or the Security Agent, the Security Trustee may from time to time (subject to customary protections and indemnifications from the Company) enter into one or more amendments to the Proceeds Loan Security Documents to: (1) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (2) provide for Permitted Collateral Liens; (3) make any change necessary or desirable, as determined conclusively in good faith by the Board of Directors, senior management or an Officer of the Company or a Permitted Affiliate Parent, in order to implement transactions permitted under Section 5.01; (4) provide for the release of any Lien on any properties and assets constituting Proceeds Loan Collateral from the Lien of the Proceeds Loan Security Documents; provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Proceeds Loan or the Proceeds Loan Guarantee, as applicable; (5) provide for the release of any Lien pursuant to, or in connection with, any Solvent Liquidation; (6) as is reasonably necessary to give effect to the LCPR Group Assumption, the Credit Facility Assumption and the Debt Pushdown and (7) make any other change that does not adversely affect the holders of the Notes in any material respect. For any amendments, modifications or replacements of any Proceeds Loan Security Documents not contemplated in clauses (1) to (7) of this Section 4.17(b), the Company or any Permitted Affiliate Parent shall, contemporaneously deliver to the Trustee, either (A) a solvency opinion, in form reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, (B) a certificate from the responsible financial or accounting officer of the relevant Grantor (acting in good faith) which confirms the solvency of the person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (C) an Opinion of Counsel, in form reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Proceeds Loan Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced, are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.
Section 4.18    Additional Amounts
All payments made by or on account of the Issuer or any successor thereto (a “Payor”) on or with respect to the Notes will be made without withholding or deduction for, or on account of, any present or future taxes (including interest or penalties to the extent resulting from a failure by the Issuer to timely pay amounts due), duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by Law or by the official interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:
(1)    the government of Ireland or any other jurisdiction in which the Initial Proceeds Loan Borrower is organized or otherwise considered to be resident for tax purposes, or in each case, any political subdivision or governmental authority thereof or therein having power to tax;
(2)    any jurisdiction from or through which payment on the Notes is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or
(3)    any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Notes, including payments of principal, redemption price, interest or premium, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder of the Notes, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts) equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:
(a)    any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner and the Relevant Taxing Jurisdiction imposing such Taxes (other than the mere ownership or holding of such Note or enforcement of rights thereunder or under this Indenture or the receipt of payments in respect thereof);
(b)    any Taxes that would not have been so imposed if the Holder had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (i) such declaration of non-residence or other claim or filing for exemption is required by the applicable Law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (ii) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable Law of the Relevant Taxing Jurisdiction, the relevant Holder at that time has been notified (in accordance with the procedures set forth in this Indenture) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made, but only to the extent the Holder is legally entitled to provide such declaration, claim or filing);
(c)    any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented during such 30-day period);
(d)    any Taxes that are payable otherwise than by withholding from a payment of the principal of, redemption price of, premium, if any, or interest on or with respect to the Notes;

(e)    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;
(f)    all United States backup withholding taxes;
(g)    any withholding or deduction imposed pursuant to (1) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (as amended), as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (2) any treaty, Law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of (1) above or (3) any agreement pursuant to the implementation of (1) or (2) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction; or
(h)    any combination of items (a) through (g) above.
Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Notes, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (a) to (h) inclusive of this Section 4.18.
The Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable Law. The Payor will use all reasonable efforts to provide evidence reasonably satisfactory to the Trustee that the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes has been made and will provide such evidence to each Holder. The Payor will attach to such evidence a certificate stating (a) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (b) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of the Trustee by the Holders of the Notes upon request and will be made available at the offices of the Paying Agents if the Notes are then listed on the International Stock Exchange.
At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the Trustee and each Paying Agent an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Paying Agents to pay such Additional Amounts to Holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officer’s Certificate addressing such matters. The Trustee and the Paying Agents shall be entitled to rely solely on each such Officer’s Certificate as conclusive proof that such payments are necessary.
Wherever mentioned in this Indenture or the Notes, in any context, (1) the payment of principal, (2) purchase prices in connection with a purchase of Notes, (3) interest, or (4) any other amount payable on or with respect to the Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies (including interest and penalties to the extent resulting from a failure by the Issuer to timely pay amounts due) which arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes, the Note Collateral or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.
The obligations in this Section 4.18 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.
Section 4.19    Suspension of Covenants on Achievement of Investment Grade Status
If, during any period after the Issue Date, the Notes have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as an “Investment Grade Status Period”), then the Company will notify the Trustee of this fact and beginning on the date such status was achieved, the provisions of Sections 3.12, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.14, and Section 5.01(b)(3) and any related default provisions of this Indenture will be suspended and will not, during such Investment Grade Status Period, be applicable to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries. As a result, during any such Investment Grade Status Period, the Notes will lose a significant amount of the covenant protection initially provided under this Indenture. No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a Default under this Indenture or the Notes in the event that suspended covenants are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Notes to maintain Investment Grade Status (the “Reinstatement Date”). The Company or any Permitted Affiliate Parent will promptly notify the Trustee in writing of any failure of the Notes to maintain Investment Grade Status and the Reinstatement Date.
Section 4.20    Further Instruments and Acts
Upon request of the Trustee, but without an affirmative duty on the Trustee to do so, the Issuer, the Company and any Permitted Affiliate Parent shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
Section 4.21    Listing
The Issuer will apply to list the Notes on the International Stock Exchange and will use all reasonable efforts to obtain permission to be granted to deal in the Notes on the Official List of The International Stock Exchange within a reasonable period after the Issue Date and will maintain such listing as long as the Notes are outstanding; provided, however, that if the Issuer can no longer maintain such listing or it becomes unduly burdensome to make or maintain such listing (for the avoidance of doubt, preparation of financial statements in accordance with IFRS (except pursuant to the definition of GAAP) or any accounting standard other than GAAP and any other standard pursuant to which the Reporting Entity then prepares its financial statements shall be deemed unduly burdensome), the Issuer may cease to make or maintain such listing on the International Stock Exchange provided that the Issuer will use its reasonable best efforts to obtain and maintain the listing of the Notes on another recognized listing exchange for high yield issuers (which may be a stock exchange that is not regulated by the European Union). Notwithstanding anything herein to the contrary, the Issuer may cease to make or maintain a listing (whether on the International Stock Exchange or on another recognized listing exchange for high yield issuers) if such listing is not required for the Issuer to benefit from an exemption on withholding tax on interest payments on the Notes or to otherwise prevent tax from being withheld from interest payments on the Notes.
Section 4.22    Collateral Sharing Agreement; Additional Collateral Sharing Agreements
(a)    The Trustee will become party to the Collateral Sharing Agreement on the Escrow Release Date, and each Holder of a Note, by accepting such Note, will be deemed to have (i) authorized the Trustee to enter into the Collateral Sharing Agreement, (ii) agreed to be bound by all the terms and provisions of the Collateral Sharing Agreement applicable to such Holder and (iii) irrevocably appointed and directed each of the Trustee and the Security Trustee to act on its behalf and to perform the duties and exercise the rights, powers and discretions that are specifically given to them under the Collateral Sharing Agreement.
(b)    At the request of the Issuer, in connection with the Incurrence by the Issuer of any Indebtedness that is permitted to share the Note Collateral pursuant to the definition of Permitted SPV Lien, the Issuer and the Trustee shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) a collateral sharing agreement, including a restatement, accession, amendment or other modification of an existing collateral sharing agreement (an “Additional Collateral Sharing Agreement”), on substantially the same terms as the Collateral Sharing Agreement (or terms not materially less favorable to the Holders); provided, that such Additional Collateral Sharing Agreement will not impose any personal obligations on the Trustee or adversely affect the personal rights, duties, liabilities or immunities of the Trustee under this Indenture or the Additional Collateral Sharing Agreement.
(c)    At the direction of the Issuer and without the consent of the Holders of the Notes, the Trustee and the Security Trustee will from time to time enter into one or more amendments to the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement to:
(i)     cure any ambiguity, omission, manifest error, defect or inconsistency therein;
(ii)     add other parties (such as representatives of new issuances of Indebtedness) thereto;
(iii)     further secure the Notes (including Additional Notes);
(iv)     make provision for equal and ratable grants of Liens on the Note Collateral to secure Additional Notes or to implement any Permitted SPV Liens;
(v)     make any other change to the Collateral Sharing Agreement or such Additional Collateral Sharing Agreement to provide for additional Indebtedness (including with respect to any Collateral Sharing Agreement or Additional Collateral Sharing Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes) or other obligations that are permitted by the terms of this Indenture to be Incurred and secured by a Lien on the Note Collateral on a senior, pari passu or junior basis with the Liens securing the Notes;
(vi)     amend the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement in accordance with the terms thereof;
(vii)     implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of any Indebtedness that is secured by the Note Collateral and that is not prohibited by this Indenture; or
(viii)     make any other change thereto that does not adversely affect the rights of the Holders of the Notes in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of any Note, enforcement of Liens over the Note Collateral, the application of proceeds from the enforcement of the Note Collateral or the release of any Security in a manner than would adversely affect the rights of the Holders of the Notes in any material respect except as otherwise permitted by this Indenture, the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement immediately prior to such change.
(d)    The Issuer will not otherwise direct the Trustee or the Security Trustee to enter into any amendment to the Collateral Sharing Agreement or, if applicable, any Additional Collateral sharing Agreement, without the consent of the holders of a majority in principal amount of the Notes outstanding, except as described above or otherwise permitted below under Article 9, and the Issuer may only direct the Trustee and the Security Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Trustee or, in the opinion of the Trustee or Security Trustee, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement.
(e)    Each Holder of a Note, by accepting such Note, is deemed to have:
(1)    appointed and authorized the Trustee and the Security Trustee from time to time to give effect to such provisions;
(2)    authorized each of the Trustee and the Security Trustee from time to time to become a party to any Additional Collateral Sharing Agreement;
(3)    agreed to be bound by such provisions and the provisions of any Additional Collateral Sharing Agreement; and
(4)    irrevocably appointed the Trustee and the Security Trustee to act on its behalf from time to time to enter into and comply with such provisions and the provisions of any Additional Collateral Sharing Agreement, in each case, without the need for the consent of the Holders.
(f)    In relation to the Collateral Sharing Agreement or an Additional Collateral Sharing Agreement, the Trustee shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.07.

(g)    At the direction of the Issuer, the Trustee shall become party to the Covenant Agreement on the Issue Date at the signing of this Indenture.
Section 4.23    Intercreditor Agreement; Additional Intercreditor Agreement
(a)    The Issuer and the SPV Borrower, as lenders and guarantors under the Proceeds Loan Agreement, and the Security Agent, as security agent, will be party to the Intercreditor Agreement.
(b)    At the request of the Company or any Permitted Affiliate Parent, in connection with the Incurrence by a Proceeds Loan Obligor of any Indebtedness that is permitted to share in any collateral governed by the Intercreditor Agreement, the Proceeds Loan Obligors and the Issuer as lender under the Proceeds Loan shall enter into with the Holders of such Indebtedness (or their duly authorized Representatives) an intercreditor agreement, including a restatement, accession, amendment or other modification of an existing intercreditor agreement (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Issuer as lender under the Proceeds Loans).
(c)    At the direction of the Company or any Permitted Affiliate Parent and without the consent of the Holders of the Notes, the Trustee and the Security Trustee, as applicable, will from time to time enter into one or more amendments to the applicable Intercreditor Agreement (including, for the avoidance of doubt, any Additional Intercreditor Agreement) to:
(1) cure any ambiguity, omission, manifest error, defect or inconsistency therein;
(2) add guarantors or other parties (such as representatives of new issuances of Indebtedness) thereto;
(3) secure the Proceeds Loan or the Proceeds Loan Guarantees;
(4) make provisions for equal and ratable grants of Liens on the Proceeds Loan Collateral to secure additional Proceeds Loans or implement any Permitted Collateral Liens;
(5) make any other change to the applicable Intercreditor Agreement to provide for additional Indebtedness constituting Subordinated Obligations or any other additional Indebtedness (in either case, including with respect to the applicable Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Proceeds Loan or the Proceeds Loan Guarantees, as applicable) or other obligations that are permitted by the terms of this Indenture to be Incurred and secured by a Lien on any collateral on a senior, pari passu or junior basis with any Liens securing the Proceeds Loan or the Proceeds Loan Guarantees;
(6) add Restricted Subsidiaries to the applicable Intercreditor Agreement;
(7) amend the applicable Intercreditor Agreement in accordance with the terms thereof;
(8) make any change necessary or desirable, in the good faith determination of the Board of Directors or senior management of the Company, in order to implement any transaction that is subject to Article 5;

(9) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of the LCPR Credit Facilities, the Notes, or the Proceeds Loans, as applicable, that is not prohibited by this Indenture; or
(10) make any other change thereto that does not adversely affect the rights of the Holders of the Notes in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of the Proceeds Loan or the release of any Proceeds Loan Guarantee in a manner than would adversely affect the rights of the Holders of the Notes in any material respect except as otherwise permitted by this Indenture, or the applicable Intercreditor Agreement, immediately prior to such change.
(d)    The Company and any Permitted Affiliate Parent will not otherwise direct the Trustee or the Security Trustee, as applicable, to enter into any amendment to either of the Intercreditor Agreement or, if applicable, any Additional Intercreditor Agreement, without the consent of the Holders of a majority in principal amount of the Notes outstanding, except as otherwise permitted under Article 9, and the Company may only direct the Trustee and the Security Trustee, applicable, to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Trustee, as applicable, or, in the opinion of the Trustee or Security Trustee, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement.
(e)    Each Holder of a Note, by accepting such Note, is deemed to have:
(1)    appointed and authorized the Issuer, the Trustee and the Security Trustee, as applicable, from time to time to give effect to the foregoing provisions;
(2)    authorized each of the Issuer, the Guarantor, Trustee and the Security Trustee, as applicable, from time to time to become a party to any Additional Intercreditor Agreement and any document giving effect to such amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement;
(3)    agreed to be bound by such provisions and the provisions of any Additional Intercreditor Agreement and any document giving effect to such amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement; and
(4)    irrevocably appointed the Trustee and the Security Trustee, as applicable, to act on its behalf from time to time to enter into and comply with the foregoing provisions and the provisions of any Additional Intercreditor Agreement, and of any document giving effect to such amendments to either the Intercreditor Agreement or any Additional Intercreditor Agreement,
in each case, without the need for the consent of the Holders.
(f)    In relation to the Intercreditor Agreement or an Additional Intercreditor Agreement, the Issuer and/or the Trustee (on behalf of the Holders of the Notes), as applicable, shall consent to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.07.

Section 4.24    Limitation on Issuer Activities
(a)    Prior to the LCPR Group Assumption, the Issuer and the Guarantor will not engage in any business activity or undertake any other activity, except any activity:
(1)    relating to the offering, sale or issuance of the Notes (including any Escrowed Proceeds), any Additional Notes and any Additional SPV Debt permitted to be incurred under this Indenture (including the lending of the proceeds of such sale of the Notes, any Additional Notes or any Additional SPV Debt to one or more Proceeds Loan Obligors);
(2)    undertaken with the purpose of, and directly related to, fulfilling its obligations or exercising its rights under the Notes, this Indenture, the Note Security Documents, the Proceeds Loan, the Proceeds Loan Agreement, the Covenant Agreement, the Collateral Sharing Agreement, the Intercreditor Agreement or any other document relating to the Notes, any Additional Notes, the Proceeds Loan, any Additional Proceeds Loans or any other Additional SPV Debt permitted to be incurred under this Indenture;
(3)    directly related to or reasonably incidental to the establishment and maintenance of the Issuer’s and the Guarantor’s corporate existence;
(4)    directly related to investing amounts received by the Issuer or the Guarantor (other than amounts not corresponding to required payments under the Notes) in such manner not otherwise prohibited by this Indenture;
(5)    of a type customarily entered into by orphan financing companies;
(6)    directly related to or reasonably incidental to the incorporation and ownership of the shares of Subsidiaries for the purposes of issuing or Incurring senior secured Indebtedness to be on-lent to a Proceeds Loan Obligor and conducting activities related to, or reasonably incidental to, the establishment or maintenance of its or its Subsidiaries’ corporate existence;
(7)    directly related to or reasonably incidental to other activities not specifically enumerated above that are de minimis in nature or that are of the same nature as activities exercised by the Issuer and the Guarantor on the Issue Date;
(8)    directly related to the making of Permitted SPV Investments and Permitted SPV Maintenance Payments and the granting of Permitted SPV Liens;
(9)    directly related to or reasonably incidental to the Debt Pushdown and the LCPR Group Assumption; or
(10)    in connection with any Permitted Financing Action.
(b)    Prior to the LCPR Group Assumption, the Issuer and the Guarantor will not:
(1)    issue any Capital Stock (other than to the Issuer Share Trustee, Borrower Share Trustee, the Issuer, the Guarantor or the Senior Debt Issuer);
(2)    take any action which would cause it to no longer satisfy the requirements of an available exemption from the provisions of the U.S. Investment Company Act of 1940, as amended;
(3)    commence or take any action or facilitate a winding-up, examinership, liquidation, dissolution or other analogous proceeding;

(4)    amend its constitutive documents in any manner which would adversely affect the rights of Holders of the Notes in any material respect;
(5)    transfer or assign any of its rights under a Proceeds Loan, except pursuant to the Note Security Documents or in connection with a Permitted Financing Action; or
(6)    following the Issue Date, deposit any other moneys or funds into the applicable SPV Profit Account.
(c)    Except as otherwise provided in this Indenture, the Issuer will take all actions that are necessary and within its power to prohibit the transfer of the issued shares in the Issuer (other than pursuant to the LCPR Group Assumption).
(d)    Subject to the Collateral Sharing Agreement, whenever the Issuer receives a payment or prepayment under the Notes Proceeds Loan, it shall use the funds received solely to satisfy its obligations (to the extent of the amount owing in respect of such obligations) under this Indenture (including any premium payable to Holders of the Notes).
Section 4.25    Limitation on Layering
The Company and any Permitted Affiliate Parent will not Incur, and will not permit any Proceeds Loan Obligor to Incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or any Proceeds Loan Obligor that ranks pari passu with or subordinated to the Proceeds Loan or Proceeds Loan Guarantee, as applicable, unless such Indebtedness is also contractually subordinated in right of payment to the Proceeds Loan or relevant Proceeds Loan Guarantee, on substantially identical terms (as conclusively determined in good faith by the Board of Directors or senior management of the Company or any Permitted Affiliate Parent); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company, any Proceeds Loan Obligor or any other Restricted Subsidiary solely by virtue of being unsecured or secured on a junior Lien basis or by virtue of not being guaranteed or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.
Section 4.26    Limited Condition Transaction
(a)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company or any Permitted Affiliate Parent, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into. For the avoidance of doubt, if the Company or any Permitted Affiliate Parent has exercised its option under the first sentence of this Section 4.26(a), and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
(b)    In connection with any action being taken in connection with a Limited Condition Transaction for purposes of:

(1)    determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio or the Consolidated Senior Secured Net Leverage Ratio; or
(2)    testing baskets set forth in this Indenture (including baskets measured as a percentage or multiple, as applicable, of Total Assets, Pro forma EBITDA or Pro forma Non-Controlling Interest EBITDA);
in each case, at the option of the Company or any Permitted Affiliate Parent (the Company’s or any Permitted Affiliate Parent’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “LCT Test Date”); provided, however, that the Company or any Permitted Affiliate Parent shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definitions of “Pro forma EBITDA”, “Consolidated Net Leverage Ratio” and “Consolidated Senior Secured Net Leverage Ratio”, the Company, any Permitted Affiliate Parent or any Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.
(c)    If the Company or any Permitted Affiliate Parent has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Pro forma EBITDA or Total Assets, of the Company , any Permitted Affiliate Parent and the Restricted Subsidiaries or the Person or assets subject to the Limited Condition Transaction (as if each reference to the “Company” or a “Permitted Affiliate Parent” in such definition was to such Person or assets) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company or any Permitted Affiliate Parent has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under this Indenture (including with respect to the Incurrence of Indebtedness or Liens, or the making of Asset Dispositions, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
Section 4.27    Debt Pushdown
Following the Escrow Release Date but prior to the LCPR Group Assumption, the Initial Proceeds Loan Borrower and the SPV Borrower may, at their option, effect a pushdown of the Initial Notes Proceeds Loan and certain other Proceeds Loans and obligations thereunder through their corporate structure through one or a combination of the following methods (the “Debt Pushdown”): (i) the Initial Proceeds Loan Borrower and the SPV Borrower, as applicable, will repay the relevant Proceeds Loan, together with accrued and unpaid interest (the “Debt Pushdown Repayment”) and the Issuer and/or SPV Borrower, as applicable, will on the day of repayment use the proceeds from such repayment to make new Proceeds Loans under the Proceeds Loan Agreement (any loan by the Issuer, the “Debt Pushdown Proceeds Loan”) to a Proceeds Loan Obligor (the “Debt Pushdown Proceeds Loan Borrower”) such that the currency, principal, maturity, interest rate and interest periods (which will be deemed to accrue from the last interest payment date of the applicable Proceeds Loan prior to repayment) of the relevant new Proceeds Loan will effectively be the same as the currency, principal, maturity, interest rate and interest periods of the applicable Proceeds Loan prior to repayment; (ii) the novation or other transfer of the rights and obligations of the applicable Proceeds Loan Borrower to the Debt Pushdown Proceeds Loan Borrower (iii) the merger of any Proceeds Loan Borrower with the Debt Pushdown Proceeds Loan Borrower, or (iv) any similar transaction.

ARTICLE 5.
SUCCESSORS
Section 5.01    Merger and Consolidation
(a)    Each of the Issuer and the Guarantor will not consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, except in connection with the LCPR Group Assumption.
(b)    No Proceeds Loan Borrower will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:
(1)    the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the Laws of an Approved Jurisdiction and the Successor Company (if not the Notes Proceeds Loan Borrower) will expressly assume all the obligations of the Notes Proceeds Loan Borrower under the Proceeds Loan Agreement, the Covenant Agreement and the Intercreditor Agreement to which it is party;
(2)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
(3)    either (A) immediately after giving effect to such transaction, the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, or such Successor Company, as applicable, would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.09(b) or (B) the Consolidated Senior Secured Net Leverage Ratio of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (including such Successor Company) or such Successor Company and the Restricted Subsidiaries would be no greater than that of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries immediately prior to giving effect to such transaction; and
(4)    the Company or any Permitted Affiliate Parent, as applicable, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture; provided that in giving such opinion, such counsel may conclusively rely on an Officer’s Certificate as to compliance with Sections 5.01(b)(2) and 5.01(b)(3) above and as to any matters of fact.
(c)    No Proceeds Loan Guarantor will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, other than a Proceeds Loan Obligor (other than in connection with a transaction that does not constitute an Asset Disposition or a transaction that is permitted under Section 4.10; unless:
(1)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
(2)    either:

(A)    the Successor Company (if not such Proceeds Loan Guarantor) assumes all the obligations of that Proceeds Loan Guarantor under the Proceeds Loan Agreement and its Proceeds Loan Guarantee and any Intercreditor Agreement; or
(B)    the Net Cash Proceeds of such transaction are applied in accordance with the applicable provisions of this Indenture.
(d)    For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Proceeds Loan Obligor which properties and assets, if held by the Company or such Proceeds Loan Obligor, as applicable, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Proceeds Loan Obligor, as applicable, on a Consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or such Proceeds Loan Obligor, as applicable.
(e)    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or the relevant Proceeds Loan Obligor, as the case may be, under this Indenture, the Notes, the Covenant Agreement, the Proceeds Loan Agreement and the Proceeds Loan Guarantee, as applicable, and upon such substitution, the predecessor to the Company or the relevant Proceeds Loan Obligor, as the case may be, will be released from its obligations under this Indenture, the Notes, the Covenant Agreement, the Proceeds Loan Agreement and the Proceeds Loan Guarantee, as applicable, but, in the case of a lease of all or substantially all its assets, the predecessor to the Company or the relevant Proceeds Loan Obligor, as the case may be, will not be released from the obligation to pay the principal of and interest on the Proceeds Loan or the obligations under the Proceeds Loan Guarantee, as applicable.
(f)    The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (1) any Restricted Subsidiary from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Company, any Permitted Affiliate Parent or another Restricted Subsidiary (that guarantees the Proceeds Loan, if the former Restricted Subsidiary also guarantees the Proceeds Loan); (2) any Proceeds Loan Guarantor from merging or liquidating into or transferring all or part of its properties and assets to another Proceeds Loan Guarantor; (3) any consolidation or merger of any Proceeds Loan Obligor into any other Proceeds Loan Obligor, provided that, for the purposes of this sub-clause (3), with respect to the consolidation or merger of the Notes Proceeds Loan Borrower with any other Proceeds Loan Obligor, if the Notes Proceeds Loan Borrower is not the surviving entity of such merger or consolidation, the relevant Proceeds Loan Obligor will assume the obligations of the Notes Proceeds Loan Borrower under the Proceeds Loan, the Proceeds Loan Agreement, the Covenant Agreement, the Intercreditor Agreement, and any Additional Intercreditor Agreement and clauses (1) and (4) of Section 5.01(b) shall apply to such transaction; (4) any consolidation or merger effected as part of the Transactions or the Permitted Initial Proceeds Loan Guarantor Merger; (5) any Solvent Liquidation; and (6) the Company or any Proceeds Loan Obligor consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, for the purposes of this clause (6), Sections 5.01(b)(1), 5.01(b)(2) and 5.01(b)(4) or 5.01(c)(1) or 5.01(c)(2), as the case may be, shall apply to any such transaction.

Section 5.02    Successor Corporation Substituted
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of a Proceeds Loan Obligor in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which such Proceeds Loan Obligor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Initial Proceeds Loan Borrower”, the “Proceeds Loan Borrower” or the applicable “Proceeds Loan Obligor” or “Proceeds Loan Guarantor” shall refer instead to the successor Person), and may exercise every right and power of the “Initial Proceeds Loan Borrower”, the “Proceeds Loan Borrower” or the applicable “Proceeds Loan Obligor” or “Proceeds Loan Guarantor” under this Indenture with the same effect as if such successor Person had been named as the “Initial Proceeds Loan Borrower”, the “Proceeds Loan Borrower” or the applicable “Proceeds Loan Obligor” or “Proceeds Loan Guarantor” herein; provided, however, that the predecessor Proceeds Loan Obligor shall not be relieved from the obligation to pay the principal of and interest on the Proceeds Loan except in the case of a sale of all of such Proceeds Loan Obligor’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01.
Section 5.03    Assumption of Note Obligations by the Fold-In Issuer and Proceeds Loan Obligors
(a)    At any time after the Issue Date, the Notes Proceeds Loan Borrower may, at its sole option and in its sole discretion, instruct the Issuer upon no less than 5 days’ notice, and the Issuer shall provide no less than 5 days’ notice to the Trustee that the Fold-In Issuer will assume all of the obligations of the Issuer under the Notes and this Indenture and such assumption will be a deemed repayment in full and cancellation of the obligations of the Proceeds Loan Obligors under the Notes Proceeds Loan (such assumption referred to herein as the “LCPR Group Assumption” and the date on which such LCPR Group Assumption is consummated, the "LCPR Group Assumption Date").
(b)    The LCPR Group Assumption is subject to the following conditions:
(1)    each of the Proceeds Loan Guarantors (or their successors) that remain (the “Note Guarantors”) will, jointly and severally, irrevocably guarantee, as primary obligor and not merely as surety, on a senior basis, the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, all payment obligations of the Fold-In Issuer under the Notes, whether for payment of principal of or interest on or in respect of the Notes, fees, expenses, indemnification or otherwise;
(2)    the Issuer, the Trustee, the Security Trustee, the Security Agent, the Fold-In Issuer and the Note Guarantors will execute a supplemental indenture, accession agreement or other similar agreement (in substantially the form attached as Exhibit F) to effect the LCPR Group Assumption and the Note Guarantees;
(3)    on the LCPR Group Assumption Date, the Trustee, acting on behalf of the Holders of the Notes, will accede to the Intercreditor Agreement (as in effect at such time) and the Fold-In Issuer will procure that the obligations under the Notes and this Indenture are secured by the Proceeds Loan Collateral remaining immediately prior to the LCPR Group Assumption (the “Fold-In Collateral” and the documents governing the Fold-In Collateral, the “Fold-In Security Documents”); and
    (4)    the Fold-In Issuer and the Notes Guarantor satisfy the requirements of an available exemption from the provisions of the U.S. Investment Company Act of 1940, as amended.
(c)    Upon consummation of the LCPR Group Assumption:
(1)    the Fold-In Issuer will succeed to, and be substituted for, and may exercise every right of the Issuer under this Indenture, and upon such substitution, the predecessor Issuer will be released from its obligations under this Indenture and the Notes;
(2)    the Security Agent will accede to this Indenture as Security Agent and the Security Trustee will be released from its obligations under this Indenture and the Notes; and
(3)    the terms and conditions of the Notes, including the covenants, will be automatically modified and Articles 1 through 13 (inclusive) of this Indenture will be replaced in their entirety by Articles 1 through 13 (inclusive) set forth in Exhibit H. Any action taken under the terms of this Indenture prior to the LCPR Group Assumption that was permitted pursuant to its terms, such shall continue to be a permitted action under the terms of this Indenture after giving effect to such described automatic modification of its terms and no such action shall be deemed to be re-taken or re-made by virtue of such automatic modification.
(d)    By accepting a Note, each Holder is deemed to have irrevocably:
(1)    agreed to the LCPR Group Assumption as set forth in this Section 5.03 and irrevocably authorized and directed the Trustee to take all necessary actions to effectuate the LCPR Group Assumption unless prohibited under this Indenture;
(2)    agreed and accepted the terms and conditions of the Intercreditor Agreement; and
(3)    appointed the Security Agent to (A) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement or the Fold-In Security Documents, together with any other incidental rights, power and discretions and (B) execute each Fold-In Security Document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Security Agent on its behalf.
ARTICLE 6.
DEFAULTS AND REMEDIES
Section 6.01    Events of Default
(a)    Each of the following is an “Event of Default”:
(1)    default in any payment of interest or Additional Amounts on any Note when due, which has continued for 30 days;

(2)    default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon mandatory redemption as set forth in Section 3.09 or otherwise;
(3)    failure by the Issuer or any Proceeds Loan Obligor to comply for 60 days after notice specified in this Indenture with its other agreements contained in the Notes, this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Note Security Documents; provided, however, that the Issuer or any Proceeds Loan Obligor shall have 90 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with the obligations to file annual, quarterly and current reports in accordance with Section 4.03 so long as the Issuer or any Proceeds Loan Obligor is, as applicable, attempting to cure such failure as promptly as reasonably practicable;
(4)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer, the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries), other than Indebtedness owed to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:
(A)    is caused by a failure to pay principal of such Indebtedness at its Stated Maturity after giving effect to any applicable grace period provided in such Indebtedness (“payment default”); or
(B)    results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;
(5)    (A) a proceeding is commenced seeking a decree or order for (i) relief in respect of the Issuer, the Company, any Proceeds Loan Obligor, a Significant Subsidiary, or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, in an involuntary case under any applicable Bankruptcy Law, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestrator or similar official of the Issuer, the Company, any Proceeds Loan Obligor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, or for all or substantially all of the property and assets of the Issuer, the Company, any Proceeds Loan Obligor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, or (iii) the winding up or liquidation of the affairs of the Issuer, the Company, any Proceeds Loan Obligor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary (other than, except in the case of the Issuer, a solvent winding up or liquidation in connection with a transfer of assets among the Company or any Proceeds Loan Obligor and the Restricted Subsidiaries) and, in each case, such proceeding shall remain unstayed and in effect for a period of 30 consecutive days; or (B) other than, except in the case of the Issuer, in relation to a solvent winding up or liquidation in connection with a transfer of assets among the Company or any Proceeds Loan Obligor and the Restricted Subsidiaries, the Company, any Proceeds Loan Obligor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary (i) commences a voluntary case (including taking any action for the purpose of winding up) under any applicable Bankruptcy Law, or consents to the entry of an order for relief in an involuntary case under any such Law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestrator or similar official of the Issuer, the Company, any Proceeds Loan Obligor, a Significant Subsidiary, or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, or for all or substantially all of the property and assets of the Issuer, the Company, any Proceeds Loan Obligor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, or (iii) effects any general assignment for the benefit of creditors, in each case of this Section 6.01(a)(5), except as a result of, or in connection with, any Solvent Liquidation;
(6)    failure by the Issuer, the Company, any Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $75.0 million (net of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);
(7)    any Proceeds Loan Guarantee of a Parent or a Significant Subsidiary ceases to be in full force and effect (except in accordance with the terms of this Indenture) or is declared invalid or unenforceable in a judicial proceeding and such Default continues for 60 days after the notice specified in this Indenture (the “guarantee default provision”);
(8)    any Lien on the Proceeds Loan Collateral created under the Proceeds Loan Security Documents having a fair market value in excess of $100.0 million, or any Lien on the Note Collateral created under the Note Security Documents, (a) at any time, ceases to be in full force and effect in any material respect for any reason other than as a result of its release in accordance with this Indenture and the Note Security Documents or Proceeds Loan Security Documents, as applicable, or (b) is declared invalid or unenforceable in a judicial proceeding and, in each case, and such Default continues for 60 days after the notice specified in this Indenture (the “collateral failure provision”).
(9)    failure by the Issuer to comply with any term of the Escrow Agreement that is not cured within 10 days to the extent that such non-compliance would reasonably be expected to materially and adversely impact the holders of the Notes; or

(10)    the Escrow Agreement or any other security document or any Lien purported to be granted thereby on the Escrow Account or the cash or Investments permitted under the Escrow Agreement therein is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in this Indenture) to be in full force and effect.
In the event of the occurrence of any Default or Event of Default described in Section 6.01(a)(3) with respect to any covenant, agreement or undertaking in this Indenture or the Notes applicable to any Proceeds Loan Obligor, such Proceeds Loan Obligor will be deemed to be in default of its corresponding obligations under the Covenant Agreement.
(b)    A default under clauses (3), (7), (8), (9) or (10) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in such clause (3), (7), (8), (9) or (10) of Section 6.01(a) after receipt of such notice.
Section 6.02    Acceleration
If an Event of Default (other than an Event of Default described in Section 6.01(a)(5)) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, accrued and unpaid interest, if any, and Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest and Additional Amounts, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(4) shall be remedied or cured by the Issuer, the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except non-payment of principal, premium or interest and Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in Section 6.01(a)(5) occurs and is continuing, the principal of, premium, if any, accrued and unpaid interest and Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to non-payment of principal, premium, interest or Additional Amounts) and rescind any such acceleration with respect to the Notes and its consequences if (a) rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (b) all existing Events of Default, other than the non-payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (c) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

Whenever payment under the Notes has been accelerated due to an Event of Default under this Indenture, the Issuer as lender under the Notes Proceeds Loan shall, by immediate notice to the Notes Proceeds Loan Borrower:
(1)    declare that an event of default under the Notes Proceeds Loan has occurred; and
(2)    declare that all amounts outstanding under the Notes Proceeds Loan are immediately due and payable.
If such acceleration of the Notes is annulled or rescinded, the Issuer shall rescind any acceleration of the Notes Proceeds Loan by immediate notice to the Notes Proceeds Loan Borrower.
Section 6.03    Other Remedies
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by Law.
Section 6.04    Waiver of Past Defaults
Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to non-payment of principal, premium, interest or Additional Amounts) and rescind any such acceleration with respect to the Notes and its consequences if (a) rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (b) all existing Events of Default, other than the non-payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (c) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all Losses and expenses caused by taking or not taking such action.
Section 6.05    Control by Majority
Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with applicable Law or this Indenture or the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement or that the Trustee determines is unduly prejudicial to the rights of any other Holder of Notes or that may involve the Trustee in personal liability.

Section 6.06    Limitation on Suits
A Holder may pursue a remedy with respect to this Indenture or the Notes only if:
(1)    such Holder of Notes has previously given the Trustee written notice that an Event of Default is continuing;
(2)    Holders of at least 50% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;
(3)    such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)    the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07    Rights of Holders of Notes to Receive Payment
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holders of not less than 90% in aggregate principal amount of the Notes.
Section 6.08    Collection Suit by Trustee
If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09    Trustee May File Proofs of Claim
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10    Priorities
Subject to the terms of the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
First:    to the Trustee, the Security Trustee and the Agents, and their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred and indemnities owed to and all advances made, by the Trustee, the Security Trustee and the Agents and the costs and expenses of collection;
Second:    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and
Third:    to the Issuer or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
Section 6.11    Undertaking for Costs
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7.
TRUSTEE
Section 7.01    Duties of Trustee
(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy or mathematical calculations or other facts stated therein).
(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)    this Section 7.01(c) does not limit the effect of Section 7.01(b);
(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or Section 6.05.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.
(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.
(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by Law.
(g)    In no event shall the Trustee or any other entity of The Bank of New York Mellon Group be liable for any Losses arising to the Trustee or any other entity of The Bank of New York Mellon Group or any other Agent receiving or transmitting any data from the Issuer, any Authorized Person or any party to the transaction via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or e-mail.
Section 7.02    Rights of Trustee
(a)    The Trustee and each agent acting on its instructions may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document (regardless of whether any such document is subject to any monetary or other limit).
(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.
(f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
(g)    The Trustee shall have no duty to inquire as to the performance of the covenants of the Company and/or the Restricted Subsidiaries in Article 4. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided it is acting as Paying Agent); and (2) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
(h)    The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable Law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.
(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, its right to be indemnified are extended to, and shall be enforceable by The Bank of New York Mellon, London Branch in each of its capacities hereunder, The Bank of New York Mellon in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder. Absent willful misconduct or negligence, each Paying Agent and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j)    The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future Law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.
(k)    The Trustee shall not be liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(l)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.
(m)    In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.
(n)    The Trustee may request that the Issuer delivers an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
(o)    In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
(p)    The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.
(q)    The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.
(r)    The Trustee shall have the right to accept and act upon Instructions, including with respect to fund transfers given pursuant to this Indenture and delivered using Electronic Means. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Person have been sent by such Authorized Person. The Issuer shall be responsible for ensuring that only Authorized Persons transmit such Instructions to the

Trustee and that the Issuer and all Authorized Persons are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent Instruction not delivered by Electronic Means. The Issuer agrees: (1) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (2) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions by Electronic Means to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (3) that the security procedures (if any) to be followed in connection with its transmission of Instructions by Electronic Means provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (4) use its reasonable commercial efforts to notify the Trustee upon learning of any compromise or unauthorized use of the security procedures.
Section 7.03    Individual Rights of Trustee
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee hereunder. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.
Section 7.04    Trustee’s Disclaimer
The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05    Notice of Defaults
If a Default occurs and is continuing and is actually known to the Trustee, the Trustee must give notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, interest or Additional Amounts, if any, on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company, any Permitted Affiliate Parent or the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company, any Permitted Affiliate Parent or the Issuer, as applicable, also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Company, any Permitted Affiliate Parent or the Issuer, as applicable, is taking or proposing to take in respect thereof.

Section 7.06    [Reserved]
Section 7.07    Compensation and Indemnity
(a)    The Issuer will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any Law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
(b)    The Issuer will indemnify the Trustee, including its directors, officers, employees and agents, against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, any Supplemental Indenture, the Notes, the Covenant Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, any Note Security Document or other transaction document to which the Trustee is party or in any other role performed by The Bank of New York Mellon Group under said documents, including the costs and expenses of enforcing this Indenture or any Security Documents against the Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.
(c)    The obligations of the Issuer under this Section 7.07 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article 8 and any rejection or termination under any Bankruptcy Law, and the satisfaction and discharge of this Indenture
(d)    To secure the Issuer’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any applicable Bankruptcy Law.
For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given, to the Trustee in Section 7.07, including its right to be indemnified, are extended to, and shall be enforceable by The Bank of New York Mellon, London Branch, in each of its capacities hereunder, by The Bank of New York Mellon, in each of its capacities hereunder, by the Security Trustee and by each agent, custodian and each Person employed by the Trustee to act hereunder.

Section 7.08    Replacement of Trustee
(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
(1)    the Trustee fails to comply with Section 7.10;
(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)    a custodian or public officer takes charge of the Trustee or its property; or
(4)    the Trustee becomes incapable of acting.
(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (1) the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee; or (2) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment shall be reasonably satisfactory to the Issuer.
(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will deliver a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.
Section 7.09    Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10    Agents; Resignation of Agents
Any Agent may resign and be discharged from its duties under this Indenture at any time by giving sixty (60) days’ prior written notice of such resignation to the Trustee and the Issuer. The Issuer may remove any Agent at any time by giving sixty (60) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within sixty (60) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The properly incurred and documented costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s properly incurred and documented fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07.
Section 7.11    Eligibility; Disqualification
There will at all times be a Trustee hereunder that is an entity organized and doing business under the Laws of the United States of America or of any state thereof, England and Wales or a jurisdiction in the European Union that is authorized under such Laws to exercise corporate trust power and which customarily performs such corporate trust roles and provides such corporate trust services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.
Section 7.12    Contractual Recognition of Bail-In Powers
    Notwithstanding and to the exclusion of any other term of this Indenture or any other agreements, arrangements, or understanding between the parties to this Indenture, each counterparty to a BRRD Party under this Indenture acknowledges and accepts that a BRRD Liability arising under this Indenture may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)    the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:
(1)    the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;
(2)    the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);
(3)    the cancellation of the BRRD Liability;
(4)    the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)    the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.
Section 7.13    Tax Matters
(a)    Information Covenants. Each of the Issuer and the Trustee (or the Security Trustee or any Agent) shall, within ten Business Days of a written request by the other party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party's compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this Section 7.13 to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this Section 7.13, “Applicable Law” means applicable tax Laws (inclusive of any current and future Laws, rules, regulations, intergovernmental agreements and interpretations thereof promulgated by competent authorities) related to this Indenture in effect from time to time.
(b)    Notice of Withholding or Deduction. If the Issuer is, in respect of any payment in respect of the Notes, compelled to withhold or deduct any amount for or on account of any Taxes as contemplated by Section 4.18 (Additional Amounts) or any undertaking given in addition to or in substitution for Section 4.18 (Additional Amounts) pursuant to this Indenture, the Issuer shall give notice to the Trustee as soon as it becomes aware of the requirement to make the withholding or deduction and shall give to the Trustee such information as it, the Security Trustee or any Agent (including any Paying Agent) shall require to enable each of them to comply with the requirement.
(c)    Entitlement to Withhold or Deduct. Notwithstanding any other provision of this Indenture, the Trustee, the Security Trustee or any Agent (including any Paying Agent) shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Taxes, if and only to the extent so required by Applicable Law or by virtue of the relevant holder failing to satisfy any certification or other requirements in respect of the Notes, in which event the Trustee, the Security Trustee or any Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant regulatory or governmental authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant regulatory or governmental authority for such amount. In each case, the Trustee, the Security Trustee and each Agent shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such taxes, duties or charges.

ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance
The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02    Legal Defeasance and Discharge
(a)    Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes, and the obligations of the Proceeds Loan Obligors will be deemed to have been discharged from their obligations under the Covenant Agreement, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;
(2)    the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02;
(3)    the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith; and
(4)    this Article 8.
(b)    Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.
Section 8.03    Covenant Defeasance
Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under Sections 3.12, 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.19, 4.21, 4.22, 4.23, 4.24, and 4.25, clauses (3) and (4) of Section 5.01(b) and clauses (1) and (2)(B) of Section 5.01(c) with respect to the outstanding Notes, and the Proceeds Loan Obligors with respect to their obligations under the Covenant Agreement, on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01(a), but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01(a)(3) (with respect to the Sections referenced in the first sentence of this Section 8.03 only), Section 6.01(a)(4), Section 6.01(a)(5) (only with respect to Significant Subsidiaries), Section 6.01(a)(6), Section 6.01(a)(7) and Section 6.01(a)(8) will not constitute Events of Default.
Section 8.04    Conditions to Legal or Covenant Defeasance
(a)    In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:
(1)    the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee (or an agent nominated by the Trustee for such purpose) U.S. dollars, U.S. dollar-denominated U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, interest and Additional Amounts, if any, on the Notes to redemption or maturity, as the case may be;
(2)    in the case of an election under Section 8.02, the Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that:
(A)    the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or
(B)    since the Issue Date, there has been a change in the applicable federal income tax Law, in either case to the effect that, and based thereon such Opinion of Counsel (subject to customary exceptions and exclusions) shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax Law;
(3)    in the case of an election under Section 8.03, the Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer, any Permitted Affiliate Parent or the Company is a party or by which the Issuer, any Permitted Affiliate Parent or the Company is bound;
(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer, the Company, any Permitted Affiliate Parent or any of their respective Subsidiaries is a party or by which the Company, any Permitted Affiliate Parent or any of its Subsidiaries is bound;
(6)    the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and
(7)    the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05    Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions
(a)    Subject to Section 8.06, all money, all U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by Law.
(b)    The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in U.S. dollars or against the U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by Law is for the account of the Holders of the outstanding Notes.
(c)    Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money, non-callable U.S. dollar-denominated U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06    Repayment to Issuer
Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may (without an obligation to do so) at the expense of the Issuer cause to be published once, in a leading newspaper having general circulation in London, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.
Section 8.07    Reinstatement
If the Trustee or any Paying Agent is unable to apply any U.S. dollar or U.S. dollar-denominated non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders
(a)    Subject to Section 9.06 and notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Issuer and the Trustee may amend this Indenture, the Notes, the Proceeds Loan Guarantees, the Proceeds Loan Agreement, the Proceeds Loan Security Documents, the Note Security Documents, the Covenant Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, and any Additional Intercreditor Agreement to:
(1)    cure any ambiguity, omission, manifest error, defect or inconsistency;
(2)    provide for the assumption by a Successor Company of the obligations of the Issuer or any Proceeds Loan Obligor under this Indenture, the Notes, the Proceeds Loan Guarantees, the Proceeds Loan Agreement, the Note Security Documents, the Covenant Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, and any Additional Intercreditor Agreement, as applicable;
(3)    provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986 (as amended));
(4)    add guarantees with respect to the Notes or the Proceeds Loans;

(5)    secure the Notes or the Proceeds Loans (including, without limitation, to grant any security or supplemental security);
(6)    add to the covenants of the Issuer, the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries for the benefit of the Holders or surrender any right or power conferred upon the Company, any Permitted Affiliate Parent or any Restricted Subsidiaries under this Indenture or the Notes or the Note Security Documents or conferred upon the Company, any Permitted Affiliate Parent or any Restricted Subsidiaries under the Proceeds Loan, the Proceeds Loan Agreement or the Covenant Agreement;
(7)    make any change that does not adversely affect the rights of any Holder in any material respect;
(8)    release (i) the Proceeds Loan Guarantees or Note Guarantee and (ii) any Lien created to secure the Notes, the Proceeds Loans and the Proceeds Loan Guarantees, in each case, as provided by the terms of this Indenture;
(9)    provide for the issuance of Additional Notes in accordance with the terms of this Indenture;
(10)    give effect to Permitted Liens, Permitted SPV Liens and Permitted Collateral Liens;
(11)    evidence and provide for the acceptance and appointment under this Indenture, the Proceeds Loan Agreement, the Note Security Documents, the Proceeds Loan Security Documents, the Covenant Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement and any Additional Intercreditor Agreement, and any security documents granted to secure the Notes, the Proceeds Loans or any Proceeds Loan Guarantee, of a successor Trustee, Security Trustee, Security Agent and/or any other agent pursuant to the requirements thereof;
(12)    the extent necessary to grant a Lien for the benefit of any Person; provided that the granting of such Lien is permitted by this Indenture;
(13)    make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities Law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;
(14)    conform the text of this Indenture, the Notes, the Proceeds Loan, the Proceeds Loan Guarantees, the Note Security Documents or the Intercreditor Agreement to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision of the “Description of the Notes” section of the Offering Memorandum was intended to be a verbatim recitation of this Indenture, the Notes, the Proceeds Loan, the Proceeds Loan Guarantees, the Note Security Documents or the Intercreditor Agreement;
(15)    comply with Section 5.01;

(16)    provide for a reduction in the minimum denominations of the Notes; provided that such reduction would not result in a breach of applicable securities Laws or in a requirement to produce a prospectus or otherwise register the Notes with any regulatory authority in connection with any investment therein or resale thereof;
(17)    comply with the rules of any applicable securities depositary;
(18)    give effect to, or as otherwise reasonably required (in the opinion of the Company) for, the LCPR Group Assumption and/or the Debt Pushdown (including, without limitation, amendments designed to correct any ambiguity, omission, defect, error or inconsistency, amendments of an administrative or technical nature, and amendments designed to take into account operational, tax, or technical factors that affect the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries, in each case arising as a consequence of, or in connection with, the LCPR Group Assumption and/or the Debt Pushdown);
(19)    give effect to, or as otherwise reasonably required (in the opinion of the Company) for the entry into the Intercreditor Agreement; or
(20)    to the extent reasonably required to allow for the Transactions.
(b)    In formulating its opinion on such matters, the Trustee shall be entitled to require and rely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate.
(c)    The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. For so long as the Notes are listed on the International Stock Exchange and the guidelines of the International Stock Exchange so require, the Company or any Permitted Affiliate Parent will notify the International Stock Exchange of any such amendment, supplement and waiver.
(d)    Upon the request of the Issuer accompanied by a resolution of its board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and subject to Section 9.06, the Trustee and the Security Trustee will join with the Issuer in the execution of any amended or supplemental indenture or such other amended or supplemental agreement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Security Trustee will not be obligated to enter into such amended or supplemental indenture or such other amended or supplemental agreement that adversely affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02    With Consent of Holders
Subject to Section 9.06 and except as provided below in this Section 9.02, the Issuer and the Trustee and the Security Trustee (to the extent party thereto) may amend or supplement this Indenture (including, without limitation, Sections 3.12, 4.10 and 4.14), the Notes, the Proceeds Loan Agreement, the Note Security Documents, the Covenant Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement and any Additional Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, the Notes) voting as a single class and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Proceeds Loan Agreement, the Note Security Documents, the Covenant Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, or any Additional Intercreditor Agreement may be waived with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes) voting as a single class.
Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental indenture directly adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.
It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
However, without the consent of the Holders of at least 90% of the aggregate principal amount of then outstanding Notes, an amendment, supplement or waiver under this Section 9.02 may not:
(1)    reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;
(2)    reduce the stated rate of or extend the stated time for payment of interest or Additional Amounts on any Note;
(3)    reduce the principal of or extend the Stated Maturity of any Note;
(4)    whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (i) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed under Section 3.07 (other than the notice provisions) or (ii) reduce the premium payable upon repurchase of any Note or change the time at which any Note is to be repurchased pursuant to Section 3.12, Section 4.10 or Section 4.14, at any time after the obligation to repurchase has arisen;
(5)    make any Note payable in money other than that stated in the Note (except to the extent the currency stated in the Note has been succeeded or replaced pursuant to applicable Law);

(6)    impair the right of any Holder to receive payment of, premium, if any, principal of or interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or
(7)    make any change to this Section 9.02.
In addition, without the consent of at least 75% in aggregate principal amount of Notes then outstanding, no amendment or supplement may:
(A)     release any Proceeds Loan Guarantor from any of its obligations under its Proceeds Loan Guarantee or modify any Proceeds Loan Guarantee, except, in each case, in accordance with the terms of this Indenture and the Intercreditor Agreement;
(B)     release any Guarantor from any of its obligations under its Note Guarantee or modify any Note Guarantee, except, in each case, in accordance with the terms of this Indenture and the Collateral Sharing Agreement; or
(C)    modify any Note Security Document or any Proceeds Loan Security Document or the provisions in this Indenture dealing with the Note Security Documents or the Proceeds Loan Security Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release all or substantially all of the Note Collateral or Proceeds Loan Collateral other than pursuant to the terms of the Note Security Documents, the Proceeds Loan Security Documents, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, or as otherwise permitted by this Indenture.
Section 9.03    Specified Consents and Amendments
In the event that the Issuer, as lender under the Proceeds Loan, is eligible or required to vote (or otherwise consent) (including with respect to any enforcement decision) with respect to any matter arising from time to time under the Intercreditor Agreement or any Additional Intercreditor Agreement in which all other creditors under the Intercreditor Agreement or any Additional Intercreditor Agreement are eligible or required to vote (or otherwise consent), the Issuer shall vote, or otherwise provide or withhold any consent or instruction (the “Instructing Group Consent”) as directed by the “Instructing Group” as defined in, and in accordance with, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement. If applicable, the Issuer shall solicit votes (or other consents or instructions) from Holders with respect to any Instructing Group Consent.
Section 9.04    Revocation and Effect of Consents
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05    Notation on or Exchange of Notes
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Authenticating Agent shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06    Trustee/Security Trustee to Sign Amendments, etc.
The Trustee and/or the Security Trustee, as applicable, will sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental Indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental Indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 14.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture or other document is authorized or permitted by or not in breach of this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture.
ARTICLE 10.
GUARANTEES
Section 10.01    Note Guarantee
(a)    Subject to this Article 10, the Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:
(1)    the principal of, premium, if any, and interest on, or Additional Amounts, if any, in respect to the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be jointly and severally obligated to pay the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against any Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of any Issuer, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(c)    If any Holder or the Trustee is required by any court or otherwise to return to an Issuer, any Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either an Issuer or any Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)    The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Note Guarantee. The Guarantor will have the right to seek contribution from any non-paying Note Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 10.02    Limitation on Guarantor Liability
The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar national, federal, local or state law to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor, if any, in respect of the obligations of such other Guarantor, if any, under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 10.03    Execution and Delivery of Note Guarantee
The Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer or director whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantor.
The Issuer shall cause any Restricted Subsidiary so required by Section 4.15, to execute a Supplemental Indenture in the form of Exhibit E to this Indenture in accordance with Section 4.15 and this Article 10.
Section 10.04    Note Guarantee Releases
The Issuer will not cause or permit, directly or indirectly, any Note Guarantee to be released other than:
(1)    upon consummation of the LCPR Group Assumption in accordance with Section 5.03;
(2)    in the case of a Guarantor that is prohibited or restricted by applicable Law from guaranteeing the Notes;
(3)    upon the Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes and this Indenture as provided in and in accordance with Articles 8 and 12, respectively;
(4)    as described in Article 9; or
(5)    upon the full and final payment and performance of all obligations of the Issuer and the Guarantor under the Notes and this Indenture.
Notwithstanding any of the foregoing, in all circumstances a Note Guarantee shall only be released if the Guarantor has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
The Trustee and the Security Trustee shall take all necessary actions, including the granting of releases or waivers under the Collateral Sharing Agreement, to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications to its satisfaction.
Section 10.05    Proceeds Loan Guarantee Releases.
The Proceeds Loan Borrower will not cause or permit, directly or indirectly, any Proceeds Loan Guarantee to be released, except that a Proceeds Loan Guarantee will be automatically and unconditionally released:
(1)    upon the sale or other disposition of all or substantially all of the Capital Stock of the relevant Proceeds Loan Guarantor pursuant to an Enforcement Sale as provided for in the Intercreditor Agreement or as otherwise provided for under the Intercreditor Agreement;
(2)    in the case of a Subsidiary Proceeds Loan Guarantee, a Permitted Affiliate Parent Guarantee or an Affiliate Subsidiary Proceeds Loan Guarantee, upon the sale or other disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) in compliance with this Indenture of the Capital Stock of the relevant Proceeds Loan Guarantor (whether directly or through the disposition of a parent thereof), following which such Proceeds Loan Guarantor is no longer a Restricted Subsidiary or a Permitted Affiliate Parent (other than a sale or other disposition to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary);
(3)    in the case of a Parent Proceeds Loan Guarantee, if such Parent Proceeds Loan Guarantor ceases to be a Parent of the Notes Proceeds Loan Borrower or a Permitted Affiliate Parent;
(4)    in the case of a Proceeds Loan Guarantor that is prohibited or restricted by applicable Law from guaranteeing the Proceeds Loan;
(5)    with respect to the Proceeds Loan Guarantee of the Notes Proceeds Loan only, upon the Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes and this Indenture as provided in Articles 8 or 12, respectively;
(6)    with respect to an Additional Proceeds Loan Guarantee given pursuant to Section 4.15, upon release of the guarantee that gave rise to the requirement to issue such Additional Proceeds Loan Guarantee so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give an Additional Proceeds Loan Guarantee is at that time guaranteed by the relevant Proceeds Loan Guarantor;
(7)    with respect to Subsidiary Proceeds Loan Guarantors only, upon the release or discharge of such Subsidiary Proceeds Loan Guarantor from its guarantee of Indebtedness of the Company, any Permitted Affiliate Parent and the Subsidiary Proceeds Loan Guarantors under the LCPR Credit Agreement or any other Pari Passu Lien Obligation (including by reason of the termination of the agreement, document or instrument governing the LCPR Credit Agreement or any other Pari Passu Lien Obligation) and/or the guarantee that resulted in the obligation of such Subsidiary Proceeds Loan Guarantor to guarantee the Proceeds Loan, if such Subsidiary Proceeds Loan Guarantor would not then otherwise be required to guarantee the Proceeds Loan pursuant to this Indenture (and treating any guarantees of such Subsidiary Proceeds Loan Guarantor that remain outstanding as Incurred at least 30 days prior to such release or discharge), except a discharge or release by or as a result of payment under such guarantee;
(8)    with respect to any Additional Parent Proceeds Loan Guarantors only, upon the release or discharge of such Additional Parent Proceeds Loan Guarantor from its guarantee of any Indebtedness of the Company, any Permitted Affiliate Parent and the Subsidiary Proceeds Loan Guarantors under the LCPR Credit Agreement or any other Pari Passu Lien Obligation (including by reason of the termination of the agreement, document or instrument governing the LCPR Credit Agreement or any other Pari Passu Lien Obligation) and/or if such Additional Parent Proceeds Loan Guarantor would not then otherwise be required to guarantee the Proceeds Loan pursuant to this Indenture, except a discharge or release by or as a result of payment under such guarantee;
(9)    in the case of a Subsidiary Proceeds Loan Guarantee, if the relevant Proceeds Loan Guarantor is designated as an Unrestricted Subsidiary in compliance with Section 4.07;

(10)    as a result of a transaction permitted by, and in compliance with, Section 5.01;
(11)    if such Proceeds Loan Guarantor is an Affiliate Subsidiary and such Affiliate Subsidiary (i) becomes a Subsidiary of the Company or any Permitted Affiliate Parent, (ii) is merged into or with the Company, any Permitted Affiliate Parent or another Restricted Subsidiary that is not a Proceeds Loan Guarantor or (iii) is released pursuant to an Affiliate Subsidiary Release;
(12)    as described under Article 9;
(13)    upon the full and final payment and performance of all obligations of the Issuer under this Indenture and the Notes; or
(14)    as a result of, and in connection with, any Solvent Liquidation.
The Issuer shall take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement, to effectuate any release in accordance with the above provisions.
Section 10.06    Additional Parent Proceeds Loan Guarantees
From time to time following the Escrow Release Date (if it occurs), a Parent may be designated as an additional Proceeds Loan Guarantor of the Proceeds Loans (an “Additional Parent Proceeds Loan Guarantor”, together with any other Additional Parent Proceeds Loan Guarantors, the “Parent Proceeds Loan Guarantors”) by causing it to execute and deliver to the Issuer an accession agreement to the Proceeds Loan Agreement.
Each Additional Parent Proceeds Loan Guarantor will, jointly and severally, with each other Additional Parent Proceeds Loan Guarantor, irrevocably guarantee (each guarantee, an “Additional Parent Proceeds Loan Guarantee”, together with each other Additional Parent Proceeds Loan Guarantees, the “Parent Proceeds Loan Guarantees”), as primary obligor and not merely as surety, on a senior basis the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all payment obligations of the Notes Proceeds Loan Borrower under the Proceeds Loan, whether for payment of principal of or interest on or in respect of the Proceeds Loan, fees, expenses, indemnification or otherwise. The obligations of any Additional Parent Proceeds Loan Guarantor will be contractually limited under its Additional Parent Proceeds Loan Guarantee to prevent the relevant Additional Parent Proceeds Loan Guarantee from constituting a fraudulent conveyance under applicable Law, or otherwise to reflect limitations under applicable Law.
Section 10.07    Additional Subsidiary Proceeds Loan Guarantees
From time to time following the Escrow Release Date (if it occurs), the Company or the Permitted Affiliate Parent may designate a Restricted Subsidiary as an additional guarantor of the Proceeds Loans (an “Additional Subsidiary Proceeds Loan Guarantor”, together with any Additional Parent Proceeds Loan Guarantor, any Permitted Affiliate Parent and any Affiliate Subsidiary, each an “Additional Proceeds Loan Guarantor”; and together with the Initial Parent Proceeds Loan Guarantor, the “Proceeds Loan Guarantors”) by causing it to execute and deliver to the Issuer an accession agreement to the Proceeds Loan Agreement, pursuant to which such Restricted Subsidiary will become a Proceeds Loan Guarantor.

Each Additional Subsidiary Proceeds Loan Guarantor will, jointly and severally, with each other Additional Subsidiary Proceeds Loan Guarantor, irrevocably guarantee (each guarantee, an “Additional Subsidiary Proceeds Loan Guarantee”, together with any Additional Parent Proceeds Loan Guarantee, any Permitted Affiliate Parent Guarantee and any Affiliate Subsidiary Proceeds Loan Guarantee, each an “Additional Proceeds Loan Guarantee”; and together with the Initial Parent Proceeds Loan Guarantees, the “Proceeds Loan Guarantees”), as primary obligor and not merely as surety, on a senior basis the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all payment obligations of the Notes Proceeds Loan Borrower under the Proceeds Loan, whether for payment of principal of or interest on or in respect of the Proceeds Loan, fees, expenses, indemnification or otherwise. The obligations of any Additional Subsidiary Proceeds Loan Guarantor will be contractually limited under its Additional Subsidiary Proceeds Loan Guarantee to prevent the relevant Additional Subsidiary Proceeds Loan Guarantee from constituting a fraudulent conveyance under applicable Law, or otherwise to reflect limitations under applicable Law.
Section 10.08    Permitted Affiliate Parent and Affiliate Subsidiaries
The Company may from time to time designate an Affiliate as a Permitted Affiliate Parent (each a “Permitted Affiliate Parent”) by causing it to execute and deliver to the Issuer an accession agreement to the Proceeds Loan Agreement whereby such Permitted Affiliate Parent will provide a Proceeds Loan Guarantee (the “Permitted Affiliate Parent Guarantee”) and accede as a Permitted Affiliate Parent (the “Permitted Affiliate Parent Accession”); provided that, prior to or immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. References to any Permitted Affiliate Parent include all Permitted Affiliate Parents so designated from time to time. Any Permitted Affiliate Parent Guarantee shall be issued on substantially the same terms as any Additional Parent Proceeds Loan Guarantee.
 The Company may designate an Affiliate as an Affiliate Subsidiary by causing it to execute and deliver to the Issuer an accession agreement to the Proceeds Loan Agreement (the “Affiliate Subsidiary Accession”) whereby the Affiliate Subsidiary will provide a Proceeds Loan Guarantee (the “Affiliate Subsidiary Proceeds Loan Guarantee”); provided that, prior to or immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. References to any Affiliate Subsidiary include all Affiliate Subsidiaries so designated from time to time. Any Affiliate Subsidiary Proceeds Loan Guarantee shall be issued on substantially the same terms as any Additional Subsidiary Proceeds Loan Guarantee. The Company may designate that any Affiliate Subsidiary is no longer an Affiliate Subsidiary (the “Affiliate Subsidiary Release”); provided that immediately after giving effect to such Affiliate Subsidiary Release, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (A) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness pursuant to clause (2) of Section 4.09(b) or (B) the Consolidated Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such Affiliate Subsidiary Release.
ARTICLE 11.
SECURITY
Section 11.01    Note Security Documents
The due and punctual payment of the principal of and premium, interest and Additional Amounts, if any, on the Notes when and as the same shall be due and payable,

whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts (to the extent permitted by Law), if any, on the Notes, and performance of all other monetary obligations of the Issuer and the Guarantor to the Holders or the Trustee under this Indenture or the Notes, according to the terms hereunder or thereunder, will, following the Escrow Release Date, be secured as provided in the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Trustee and the Security Trustee to enter into the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Trustee pursuant to the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement. The Issuer will take, upon request of the Trustee or the Security Trustee, any and all actions reasonably required to cause the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement to create and maintain, as security for the Obligations of the Issuer hereunder, a valid and enforceable perfected Lien in and on the relevant Note Collateral in favor of the Security Trustee.
Section 11.02    Release of the Note Collateral
The Issuer will not cause or permit, directly or indirectly, any Lien on the Note Collateral to be released, except that the Liens on the Note Collateral will be automatically and unconditionally released:
(1)    upon the full and final payment and performance of all obligations of the Issuer under this Indenture and the Notes;
(2)    to release and/or re-take a Lien on the Note Collateral to the extent otherwise permitted by the terms of this Indenture (including, without limitation, as may be permitted by Section 4.17);
(3)    with the consent of Holders of at least seventy-five percent (75%) in aggregate principal amount of the outstanding Notes (including without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);
(4)    following an Event of Default under this Indenture or a default under other Indebtedness secured by the Note Collateral, pursuant to an enforcement in accordance with the Collateral Sharing Agreement;
(5)    upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes as provided in Articles 8 or 12, respectively;
(6)    if the Note Collateral is owned by a guarantor that is released from its Note Guarantee in accordance with this Indenture;
(7)    upon consummation of the LCPR Group Assumption in accordance with Section 5.03; or

(8)    in accordance with the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement.
Subject to the provisions of Section 7.01 and 7.02, upon certification by the Issuer, the Trustee and the Security Trustee shall take all necessary actions, including the granting of releases or waivers under the Collateral Sharing Agreement, or any Additional Collateral Sharing Agreement, to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications to the satisfaction of the Trustee and the Security Trustee. The Security Trustee and/or Trustee (as applicable) will agree to any release of the security interests created by the Note Security Documents that is in accordance with this Indenture, the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement without requiring any consent of the Holders.
Section 11.03    Release of the Proceeds Loan Collateral
The Proceeds Loan Collateral will be automatically and unconditionally released and discharged:
(1)    in the event of a sale or disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) of assets included in the Proceeds Loan Collateral to a Person that is not (either before or after giving effect to such transaction) the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, provided that such sale or disposition is in compliance with this Indenture, including the provisions described under Section 4.10, or in connection with any other release of a Proceeds Loan Guarantee permitted under this Indenture;
(2)    if the Proceeds Loan Collateral is the Capital Stock of, or an asset of, a Proceeds Loan Guarantor or any of its Subsidiaries, in connection with any sale or disposition of Capital Stock of that Proceeds Loan Guarantor or Subsidiary to a Person that is not (either before or after giving effect to such transaction) the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, provided that such sale or disposition is in compliance with this Indenture, including the provisions of Section 4.10, or if the applicable Subsidiary of which such Capital Stock or assets are pledged is designated as an Unrestricted Subsidiary in compliance with Section 4.07;
(3)    to release and/or re-take any Lien under the Proceeds Loan Security Documents to the extent otherwise permitted by the terms of this Indenture, the Proceeds Loan Security Documents or the Intercreditor Agreement (including, without limitation as may be permitted by Section 4.17);
(4)    if the Proceeds Loan Collateral is owned by a Proceeds Loan Guarantor that is released from its Proceeds Loan Guarantee in accordance with the terms of this Indenture;
(5)    upon the sale or other disposition of any Proceeds Loan Collateral pursuant to an Enforcement Sale;
(6)    as described in Article 9;
(7)    in connection with any merger or other transaction permitted by, and in compliance with, Section 5.01; provided that any other Lien on such property or assets that secures any other Indebtedness (other than (a) any Indebtedness permitted to be incurred pursuant to clause (15) of Section 4.09(c) and (b) any

Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (a)) of the Company, any Permitted Affiliate Parent or any Restricted Subsidiaries is simultaneously released;
(8)    with the consent of holders of at least seventy-five percent (75%) in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);
(9)    if such Proceeds Loan Collateral is Capital Stock of, or an asset of, the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (other than the Capital Stock of the Company and the Notes Proceeds Loan Borrower); provided that any other Lien on such Proceeds Loan Collateral that secures the LCPR Credit Facility or any Pari Passu Lien Obligation, is simultaneously released;
(10)    with respect to any Proceeds Loan Collateral that is transferred to a Receivables Entity pursuant to a Qualified Receivables Transaction, and with respect to any Securitization Obligation that is transferred, in one or more transactions, to a Receivables Entity;
(11)    upon the full and final payment and performance of all obligations of the Issuer and the Guarantor under this Indenture and the Notes; and
(12)    as a result of, and in connection with, any Solvent Liquidation.
In addition, the Liens created by the Proceeds Loan Security Documents will be released in accordance with the Proceeds Loan Security Documents and the Intercreditor Agreement.
Section 11.04    Limitations on the Collateral
The Security Interest will be limited as necessary to recognize certain defenses generally available to providers of Security Interest (including those that relate to fraudulent conveyance or transfer, thin capitalization, voidable preference, financial assistance, corporate purpose, capital maintenance or similar Laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable Law.
Section 11.05    Authorization of Actions to Be Taken by the Security Trustee
Subject to the provisions of Section 7.01 and 7.02, the Security Trustee may, at the direction and for the benefit of the Trustee or the requisite Holders, take all actions it deems necessary or appropriate in order to:
(1)    enforce any of the terms of the Note Security Documents;
(2)    release any Lien created by any Note Security Document or Proceeds Loan Guarantee in accordance with the terms of this Indenture or the Intercreditor Agreement; and
(3)    collect and receive any and all amounts payable in respect of the obligations of the Issuer hereunder.
The Security Trustee, at the direction and for the benefit of the Trustee or the requisite Holders, will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Note Security Documents, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement or this Indenture, and such suits and proceedings as the Security Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).
Notwithstanding any other provision of this Indenture, neither the Trustee nor the Security Trustee has any responsibility for the validity, perfection, priority or enforceability of any Lien, Note Security Document or other security interest and shall have no obligation to take any action to procure or maintain such validity, perfection, priority or enforceability nor shall either the Trustee or the Security Trustee be responsible for the sufficiency, validity or adequacy of any security granted by the Note Security Document.
Section 11.06    Authorization of Receipt of Funds by the Security Trustee Under the Note Security Documents
The Security Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Note Security Documents, and to make further distributions of such funds to the Trustee, for further distribution to the Holders according to the provisions of this Indenture, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement and the Note Security Documents. All such payments to the Security Trustee, or upon its order, shall be valid and, to the extent of the same so paid, effective to satisfy and discharge the liability for moneys payable under the Notes, this Indenture and the Note Security Documents.
Section 11.07    Waiver of subrogation
Each Issuer and Grantor under the Note Security Documents agrees that it shall not exercise any right of subrogation in relation to the Holders in respect of any obligations secured pursuant to the Note Security Documents until payment in full of all obligations secured thereby.
Section 11.08    Termination of Security Interest
Upon the payment in full of all obligations of the Issuer under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Issuer, deliver a certificate to the Security Trustee stating that such obligations have been paid in full, and instruct the Security Trustee to release the Liens pursuant to this Indenture and the Note Security Documents.
ARTICLE 12.
SATISFACTION AND DISCHARGE
Section 12.01    Satisfaction and Discharge
(a)    This Indenture, the Note Security Documents, the Covenant Agreement, and, subject to Section 7.07, the rights, duties and obligations of the Trustee, the Security Trustee and the Holders under the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)    either:
(A)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to a Paying Agent or Registrar for cancellation; or
(B)    (i) all Notes that have not been delivered to a Paying Agent or Registrar for cancellation (a) have become due and payable by reason of the mailing or delivery of a notice of redemption or otherwise or (b) will become due and payable within one year and (ii) the Issuer or a Proceeds Loan Obligor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash, Cash Equivalents, U.S. Government Obligations or a combination thereof, in each case, denominated in U.S. dollars, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to a Paying Agent or Registrar for cancellation for principal, premium and Additional Amounts (if any) and accrued interest to the date of maturity or redemption;
(2)    the Issuer or the Guarantor has paid or caused to be paid all other amounts payable by it under this Indenture; and
(3)    the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.
(b)    In addition, the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that all conditions precedent to satisfaction and discharge have been satisfied.
(c)    In addition, if:
(1)    part of the Notes (the “Called Notes”) have become irrevocably due and payable by reason of the mailing or delivery of an unconditional notice of redemption or otherwise;
(2)    the Issuer or any Proceeds Loan Obligor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, with respect to the Called Notes, cash, Cash Equivalents, US Government Obligations or a combination thereof, in each case, denominated in dollars, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Called Notes for principal, premium and Additional Amounts (if any) and accrued interest to the Redemption Date; and
(3)    the Company or any Permitted Affiliate Parent has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Called Notes on the Redemption Date, then the Called Notes will not constitute Indebtedness under this Indenture, In addition, the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case, stating that all conditions precedent to such Notes not constituting Indebtedness have been satisfied.

(d)    Notwithstanding the satisfaction and discharge of this Indenture if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(B), the provisions of Section 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 12.02    Application of Trust Money
Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by Law.
If the Trustee or Paying Agent is unable to apply U.S. dollars or U.S. dollar-denominated non-callable U.S. Government Obligations in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from U.S. dollars or U.S. dollar-denominated non-callable U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE 13.
LIMITED RECOURSE OBLIGATIONS
Section 13.01    Limited Recourse Obligations
(a)    The obligations of the Issuer and the Guarantor under this Indenture, the Notes and the Note Security Documents will be limited as set forth in this Indenture.
(b)    All payments to be made by the Issuer and the Guarantor under this Indenture (including any Additional Amounts), the Notes and the Note Security Documents to which it is a party will be made only from and to the extent of such sums received or recovered by or on behalf of the Issuer, the Guarantor, the Trustee or the Security Trustee from the Note Collateral, including the Issuer’s rights under the Proceeds Loans and its other assets, and none of the Trustee, the Security Trustee, the Paying Agents, the Registrar or the Holders of Notes will have any further recourse to the Issuer and the Guarantor in respect thereof in the event that the amount due and payable by the Issuer and the Guarantor under this Indenture, the Notes and the Note Security Documents exceeds the amounts so received or recovered under the Note Collateral or its other assets (the “Limited Recourse Restrictions”).
(c)    The Trustee, the Security Trustee, the Paying Agents, the Registrar and the Holders of Notes each agree that neither they, nor any person acting on their behalf, will be entitled at any time to institute against the Issuer, or join any institution against the Issuer of any bankruptcy, reorganisation, arrangement, insolvency, examinership, winding-up or liquidation proceedings, proceedings for the appointment of a liquidator, examiner, administrator or other similar official or other proceedings under any applicable insolvency or similar Law in connection with any obligations of the Issuer owed to any of the Trustee, the Security Trustee, the Paying Agents, the Registrar and the Holders of Notes under the Notes or this Indenture, save for lodging a claim in the liquidation of the Issuer which is initiated by another party or taking proceedings to obtain declaration or judgment as to the obligations of the Issuer in relation thereto (the "Non-Petition Restrictions").
(d)    Holders of Notes will not have a direct claim on the cash flow or assets of the Company, any Permitted Affiliate Parent or any of their respective Subsidiaries, and none of the Company, any Permitted Affiliate Parent or any of their respective Subsidiaries will have any obligation, contingent or otherwise, to pay amounts due under the Notes, or to make funds available to the Issuer for those payments, other than the obligations of the Proceeds Loan Obligors to make payments to the Issuer as the lender under the Proceeds Loan.
(e)    Although the Holders of Notes will benefit from the Covenant Agreement, none of the Trustee, the Security Trustee or the Holders of Notes will be entitled to exercise any rights or remedies under the Covenant Agreement against any Proceeds Loan Obligor, other than the rights to instruct the Issuer to accelerate or otherwise enforce the Issuer’s rights under the Proceeds Loan or the Proceeds Loan Guarantees in accordance with the terms thereof and the Collateral Sharing Agreement.
(f)    Nothing in this Section 13.01 will limit the ability of the Holders of the Notes or the Trustee to accelerate the Notes or exercise other remedies in accordance with Article 6.
ARTICLE 14.
MISCELLANEOUS
Section 14.01    Notices
(a)    Any notice or communication by the Issuer or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Issuer:

LCPR Senior Secured Financing Designated Activity Company
Attention: Directors
32 Molesworth Street
Dublin 2
Ireland
Telephone: [Separately provided]
Fax: [Separately provided]
Email: [Separately provided]
with a copy to:
LiLAC Communications Inc.
1550 Wewatta Street, Suite 710
Denver, CO 80202
Attn: [Separately provided]
Email: [Separately provided]

If to the Trustee:
BNY Mellon Corporate Trustee Services Limited
One Canada Square

London E14 5AL
United Kingdom
Fax: [Separately provided]
Attention: [Separately provided]

(b)    The Issuer or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
(c)    All notices and communications addressed to the Issuer or the Trustee at the addresses set forth in this Section 14.01 (or such other address as may be designated hereunder) (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
(d)    All notices to the Holders (while any Notes are represented by one or more Global Notes) shall be delivered by or on behalf of the Issuer to DTC for communication to entitled account Holders.
(e)    So long as any Notes are listed on the International Stock Exchange and permission has been granted to deal in the Notes on the Official List of The International Stock Exchange and the rules of the International Stock Exchange so require, any such notice to the Holders of the relevant Notes by the Issuer shall also be published in a newspaper having a general circulation in the Channel Islands or, to the extent and in the manner permitted by such rules, posted on the official website of the International Stock Exchange and, in connection with any redemption, the Company or the Issuer will notify the International Stock Exchange of any change in the principal amount of Notes outstanding. In addition, for so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered by or on behalf of the Issuer to DTC. Additionally, in the event the Notes are in the form of Definitive Registered Notes, notices will be sent, by first-class mail, with a copy to the Trustee, to each Holder at such Holder’s address as it appears on the registration books of the Registrar. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. If and so long as such Notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange.
(f)    Notices given by publication will be deemed given on the first date on which publication is made, notice to Holders of Global Notes will be deemed given on the date such notice is given to the Depositary and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Failure to deliver a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
(g)    If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
(h)    If the Issuer mails or otherwise delivers a notice or communication to Holders, it will mail or otherwise deliver a copy to the Trustee and each Agent at the same time

(i)    Any notices provided by the Issuer to the Trustee or Agents shall be in English or accompanied by a certified and in the event of a conflict between the notice and such translation, the translation shall prevail.
Section 14.02    Communication by Holders with Other Holders
Holders may communicate pursuant to TIA § 312(b) as if this Indenture were required to be qualified under the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c) as if this Indenture were required to be qualified under the TIA.
Section 14.03    Certificate and Opinion as to Conditions Precedent
Upon any request or application by the Issuer to the Trustee or Security Trustee, as applicable, to take any action under this Indenture, the Issuer shall furnish to the Trustee:
(1)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Security Trustee, as applicable, (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(2)    an Opinion of Counsel in form reasonably satisfactory to the Trustee or the Security Trustee, as applicable, (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 14.04    Statements Required in Certificate or Opinion
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:
(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 14.05    Rules by Trustee and Agents
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06    No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator, member or stockholder of the Issuer, the Company, any Permitted Affiliate Parent, any of their respective parent companies or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer, the Company or any Proceeds Loan Obligor under the Notes, this Indenture, the Note Security Documents, the Proceeds Loan Security Documents, the Covenant Agreement, the Proceeds Loan Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, and/or any Additional Intercreditor Agreement, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 14.07    Currency Indemnity
The sole currency of account and payment for all sums payable by the Issuer with respect to this Indenture or the Notes under this Indenture is dollars. Any amount received or recovered in a currency other than dollars (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company, any Subsidiary or otherwise) by the Trustee, Security Trustee or any other person in respect of any sum expressed to be due to it from the Issuer will constitute a discharge of the Issuer only to the extent of the dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under this Indenture or any Note, the Issuer will indemnify the recipient against any loss sustained by it as a result. In any event the Issuer will indemnify the recipient against the cost of making any such purchase.
For the purposes of this indemnity, it will be sufficient for the Holder, the Trustee or the Security Trustee to certify that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable). These indemnities constitute a separate and independent obligation from the other obligations of the Issuer, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder, the Trustee, Security Trustee or any other Person and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture or any Note or any other judgment or order.
Section 14.08    Governing Law
THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES.
Section 14.09    Submission to Jurisdiction; Appointment of Agent for Service
To the fullest extent permitted by applicable Law, each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of and venue in any federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, United States of America, in any suit or proceeding based on or arising out of or under or in connection with this Indenture and the Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Issuer and each Note

Guarantor, to the fullest extent permitted by applicable Law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit or proceeding, and irrevocably and fully waives any right to trial by jury, and the Issuer hereby irrevocably designates and appoints LCPR Loan Financing LLC (the “Registered Agent”) (whose registered office as of the date hereof is Suite 301, 4001 Kennett Pike County of New Castle, Wilmington DE 19807, United States), as its registered agent upon whom process may be served in any such suit or proceeding. The Issuer represents that it has notified the Registered Agent of such designation and appointment and that the Registered Agent has accepted the same in writing. The Issuer further agrees that service of process upon its Registered Agent and written notice of said service to the Issuer mailed by first class mail or delivered to its Registered Agent shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding. Nothing herein shall affect the right of any person to serve process in any other manner permitted by Law. The Issuer agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.
The Issuer hereby irrevocably waives, to the extent permitted by Law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Indenture, the Notes or the transactions contemplated hereby.
The provisions of this Section 14.09 are intended to be effective upon the execution of this Indenture and the Notes without any further action by the Issuer or the Trustee and the introduction of a true copy of this Indenture into evidence shall be conclusive and final evidence as to such matters.
Section 14.10    No Adverse Interpretation of Other Agreements
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 14.11    Successors
All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.
Section 14.12    Severability
In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 14.13    Counterpart Originals
The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
Section 14.14    Table of Contents, Headings, etc.
The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.15    Prescription
Claims against the Issuer for the payment of principal or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.
Section 14.16    USA PATRIOT Act
The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide BNY Mellon Corporate Trustee Services Limited such information as it may request, from time to time, in order for The Bank of New York Mellon Group and its subsidiaries to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.
[Signatures on following page]

Dated as of October 25, 2019

LCPR Senior Secured Financing Designated Activity Company, as Issuer
By: /s/Padraic Doherty Name: Padraic Doherty Title: Director

Dated as of October 25, 2019

LCPR Loan Financing LLC, as Guarantor
By: /s/ Edward Truitt Name: Edward Truitt Title: Authorized Signer

BNY Mellon Corporate Trustee Services Limited, as Trustee
By: /s/ Micheal Lee Name: Michael Lee Title: Authorised Signatory

The Bank of New York Mellon, London Branch as Principal Paying Agent
By: /s/ Micheal Lee Name: Michael Lee Title: Authorised Signatory

The Bank of New York Mellon, as Transfer Agent and Registrar
By: /s/ Micheal Lee Name: Michael Lee Title: Authorised Signatory

The Bank of Nova Scotia as Security Trustee
By: /s/ Rory McCarthy Name: Rory McCarthy Title: Director

EXHIBIT A

EXHIBIT A
FORM OF GLOBAL NOTE
[Face of Global Note]
LCPR Senior Secured Financing Designated Activity Company
6.750% Senior Secured Notes due 2027

No. [ ]	CUSIP: [for Reg S G53431 AA3] [for 144A 50201D AA1] ISIN: [for Reg S USG53431AA32] [for 144A US50201DAA19] $____________ Issue Date: _______________

LCPR Senior Secured Financing Designated Activity Company, a designated activity company limited by shares incorporated under the laws of Ireland, having its registered office at 32 Molesworth Street, Dublin, Ireland, registered with the Irish Companies Register Office under number 657415, for value received, promise to pay to Cede & Co., or registered assigns, upon surrender hereof, the principal sum as set forth on Schedule A attached hereto on October 15, 2027 (with such adjustments as are listed in such schedule).
Capitalized terms used herein shall have the same meanings assigned to them in the Indenture referred to below unless otherwise indicated.
Interest Payment Dates: April 15 and October 15.
Regular Record Date: One Clearing System Business Day immediately preceding the related Interest Payment Date.
Upon the consummation of the LCPR Group Assumption, LCPR Senior Secured Financing Designated Activity Company, the Fold-In Issuer and the Trustee will execute and deliver an accession agreement (a “Note Accession Agreement”) in form and substance substantially similar to Schedule B hereto and a supplemental indenture, an accession agreement or similar agreement substantially in the form of Exhibit F to the Indenture pursuant to which (i) the Fold-In Issuer will accede to this Note and assume all obligations of LCPR Senior Secured Financing Designated Activity Company as Issuer under this Note and (ii) LCPR Senior Secured Financing Designated Activity Company will be released from its obligations under this Note.
Additional provisions of this Note are set forth on the other side of this Note.
(Signature pages to follow)

IN WITNESS WHEREOF, LCPR Senior Secured Financing Designated Activity Company has caused this Note to be signed by its duly authorized officer.
Dated: ___________
LCPR Senior Secured Financing Designated Activity Company
AS ISSUER
By:
Name:
Title:

(Signature page to Global Note)

Certificate of Authentication
This is one of the Notes referred to
in the within-mentioned Indenture:

BNY Mellon Corporate Trustee Services Limited,
as Trustee
By:
    Authorized Signatory

(Signature Page to Authentication of Global Note)

EXHIBIT A
6.750% SENIOR SECURED NOTES DUE 2027
THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE; (II) THE TRUSTEE OR THE TRANSFER AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE; AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT [IN THE CASE OF RULE 144A NOTES: IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) ("RULE 144A")] [IN THE CASE OF REGULATION S NOTES: IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT ("REGULATION S")], (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN

EXHIBIT A
RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTE REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS NOTE OR ANY INTEREST HEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), (I) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, (II) AN INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (THE “CODE”), APPLIES, (III) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA)) BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH OF (I), (II) AND (III), A “BENEFIT PLAN INVESTOR”), OR (IV) A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS UNDER SECTIONS 404 AND 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR ANY SUCH GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); AND (2) NONE OF THE ISSUER, THE INITIAL PURCHASERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE ACQUIRER OR TRANSFEREE IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THIS NOTE, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR

EXHIBIT A
ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THIS NOTE, AND NO ADVICE PROVIDED BY THE ISSUER, THE INITIAL PURCHASERS, OR ANY OF THEIR RESPECTIVE AFFILIATES CONSTITUTES “INVESTMENT ADVICE” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE) IN CONNECTION WITH THIS NOTE AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS NOTE.

EXHIBIT A
[Back of Global Note]
The term “Issuer” means (i) prior to the date a Note Accession Agreement is delivered in accordance with paragraph (E) below, LCPR Senior Secured Financing Designated Activity Company and any and all successors thereto and (ii) following the date a Note Accession Agreement is delivered in accordance with paragraph (E) below, the Fold-In Issuer and any and all successors thereto. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(A)    Interest. The Issuer promises to pay interest on the principal amount of this Note at 6.750% per annum from the date of issuance until maturity and shall pay the Additional Amounts payable pursuant to Section 4.18 of the Indenture. The Issuer will pay interest and Additional Amounts, if any, semi-annually in arrears on April 15 and October 15 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”); provided that the Holders will not be entitled to any further interest or other payment as a result of any such delay. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be ______________. The Issuer shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue principal and premium, if any, at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue instalments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
(B)    Method of Payment. The Issuer will pay cash interest on the Notes and Additional Amounts to the Persons who are registered Holders at the close of business on Clearing System Business Day immediately preceding the Interest Payment Date, even if such Notes are cancelled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. Payment of principal, premium and Additional Amounts, if any, and interest on the Notes will be made to the Depositary or its nominee as the registered Holder of the Global Notes, by wire transfer of immediately available funds. The rights of Holders of Notes to receive the payments of principal, premium, if any, interest, and Additional Amounts, if any, on Global Notes are subject to the applicable procedures of the Depositary. Such payments shall be in U.S. dollars.
(C)    Paying Agent and Registrar. Initially, The Bank of New York Mellon, London Branch will act as Principal Paying Agent. Initially, The Bank of New York Mellon will act as Transfer Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer may act as Registrar or Paying Agent.
(D)    Indenture. The Issuer issued the Notes under an Indenture, dated as of October 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among, inter alios, the Issuer and the Trustee named therein. The terms of the Notes include those stated in the Indenture and the Notes are subject to all such terms of the Indenture. Holders are referred to the Indenture for a statement of such terms.

EXHIBIT A
To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
(E)    Note Accession Agreement. The Trustee will sign any Note Accession Agreement authorized pursuant to this Note. In executing a Note Accession Agreement, the Trustee will be entitled to receive and will be fully protected in relying upon, in addition to the documents required by Section 14.03 of the Indenture, an Officer’s Certificate stating that the execution of such Note Accession Agreement is authorized, permitted by, not in breach of or complies with the provisions of this Note and the Indenture and an Opinion of Counsel that such Note Accession Agreement is the legal, valid and binding obligation of each of LCPR Senior Secured Financing Designated Activity Company and the Fold-In Issuer enforceable against them in accordance with its terms, subject to customary exceptions, and is authorized, permitted by, not in breach of or complies with the provisions of this Note and the Indenture. Upon the effectiveness of such Note Accession Agreement, LCPR Senior Secured Financing Designated Activity Company shall be fully released from all of its obligations under the Notes and the Indenture.
(F)    Intercreditor Agreements and Note Security Documents. Each Holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, the Note Security Documents and the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement and/or any Additional Intercreditor Agreement, as applicable, as the same may be amended from time to time, and acknowledges that the claims of Holders are subject to the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement and/or any Additional Intercreditor Agreement, as applicable. Each Holder, by accepting a Note, authorizes and directs the Trustee and the Security Trustee to, on such Holder’s behalf, (a) make all undertakings, representations, offers and agreements of the Trustee and the Security Trustee, as the case may be, set forth in the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Covenant Agreement, the Intercreditor Agreement and/or any Additional Intercreditor Agreement, as applicable, and, to the extent applicable, the Note Security Documents and (b) take all actions called for to be taken by the Trustee and the Security Trustee in the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Covenant Agreement, the Intercreditor Agreement and/or any Additional Intercreditor Agreement, as applicable, and the Note Security Documents. Each Holder, by accepting a Note, authorizes and directs the Security Trustee to (a) execute the Note Security Documents, (b) make all undertakings, representations, offers and agreements of the Security Trustee in the Note Security Documents and (c) take all actions called for to be taken by the Security Trustee in the Note Security Documents.
(G)    Additional amounts. The Issuer will pay to the Holders any Additional Amounts as may become payable under Section 4.18 of the Indenture.
(H)    Redemption and Repurchase; Discharge Prior to Redemption or Maturity.
(a)    This Note is subject to optional redemption, and may be the subject of a Change of Control Offer or an Asset Disposition Offer, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.
(b)    If the Issuer deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Issuer may in certain circumstances be discharged from the Indenture and the Notes or may

EXHIBIT A
be discharged from certain of their obligations under certain provisions of the Indenture.
(I)    Denominations, Transfer, Exchange. The Global Notes are in global registered form without coupons attached and in minimum denominations of $200,000 and integral multiples of $1,000 above $200,000. The Global Notes will represent the aggregate principal amount of all the Notes issued and not yet cancelled other than Definitive Registered Notes. The transfer of Notes will be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements, transfer documents and opinions, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to authenticate, register the transfer of or exchange any Note or certain portions of a Note.
(J)    Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.
(K)    Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes, the Note Security Documents, the Intercreditor Agreement, and/or any Additional Intercreditor Agreement, as applicable, may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or consent of any Holder, the Issuer, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency..
(L)    Defaults and Remedies. Except as set forth in Section 6.02 of the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare all the Notes to be due or payable. If a bankruptcy or insolvency default with respect to the Issuer, the Company, any Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03 of the Indenture), would constitute a Significant Subsidiary occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies with respect to the Note Security Documents.
(M)    Trustee Dealings with Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer, or its Affiliates, and may otherwise deal with the Issuer, or its Affiliates, as if it were not the Trustee.
(N)    No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Issuer, the Company, any Permitted Affiliate Parent, any of their respective parent companies or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer, the Company or any Proceeds Loan Obligor under this Note, the Indenture, the Note Security Documents, the Proceeds Loan Security Documents, the Covenant Agreement, the Proceeds Loan Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, and/or any Additional Intercreditor Agreement, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by

EXHIBIT A
accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(O)    Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or another Authenticating Agent.
(P)    Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE.
(Q)    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
(R)    CUSIP, ISIN Numbers and Common Codes. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices as a convenience to Holders. The Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use such ISIN numbers in notices as a convenience to Holders. The Issuer has caused Common Codes to be printed on the Notes and the Trustee may use such Common Codes in notices as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon. The Issuer will promptly notify the Trustee and each Agent of any change in the CUSIP, ISIN and/or Common Code number.
(S)    Copy of Indenture and Other Agreements. The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the Notes, the Note Security Documents, the Proceeds Loan Security Documents, the Covenant Agreement, the Proceeds Loan Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, and/or any Additional Intercreditor Agreement, as applicable. Requests may be made to the Issuer, c/o LCPR Senior Secured Financing Designated Activity Company, 32 Molesworth Street, Dublin, Ireland, Attn: Directors, Fax: +353 1 697 3300.

EXHIBIT A
Assignment Form
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
_________________________________________________________________________
(Insert assignee’s legal name)
_________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. no.)
_________________________________________________________________________
_________________________________________________________________________
_________________________________________________________________________
_________________________________________________________________________
_________________________________________________________________________
(Print or type assignee’s name, address and zip code)
and irrevocably appoint ___________________________________________________________
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:    _____________________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: _________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT A
Option Of Holder To Elect Purchase
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
☐    Section 4.10     ☐    Section 4.14
If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$_______________
Date:    _____________________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*: _________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT A
SCHEDULE A
EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
The initial principal amount of this Global Note is $_______________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Transfer Agent

EXHIBIT A
SCHEDULE B
FORM OF NOTE ACCESSION AGREEMENT TO GLOBAL NOTE
This ACCESSION AGREEMENT (this “Agreement”), dated as of ___________, is made by LCPR Senior Secured Financing Designated Activity Company a designated activity company limited by shares, incorporated under the laws of Ireland, having its registered office at 32 Molesworth Street, Dublin, Ireland, registered with the Companies Registration Office of Ireland under number 657415 (the “Issuer”), ___________ (the “Fold-In Issuer”) and BNY Mellon Corporate Trustee Services Limited, as the Trustee (“Trustee”), under the Global Notes referred to below.
WHEREAS, the Issuer has heretofore executed and delivered one or more global notes (each a “Global Note”), dated as of             , in aggregate principal amount of $             of its 6.750% Senior Secured Notes due 2027, pursuant to the terms of the Indenture dated as of October 25, 2019 among the Issuer and the Trustee, among others (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”).
WHEREAS, the Indenture provides that under certain circumstances the Fold-In Issuer shall execute and deliver to the Trustee this Agreement pursuant to which the Fold-In Issuer shall accede to the Global Notes, as Fold-In Issuer, and assume all of the obligations of Issuer under each such Global Note and the Indenture.
WHEREAS, [the Debt Pushdown took place on [ ].]
WHEREAS, each Global Note provides that upon the execution and delivery of this Agreement, the Issuer shall be released from its obligations under such Global Note and the Indenture.
WHEREAS, pursuant to Article 5 of the Indenture and Clause (E) of each Global Note, the Trustee is authorized to execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Fold-In Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.
2.    Agreement to Accede. The Fold-In Issuer hereby agrees to accede, as Issuer, to the Global Notes on the terms and conditions set forth in this Agreement and the Global Notes. In particular connection with such succession, the Fold-In Issuer agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Global Notes and (b) to perform in accordance with its terms all of the obligations which by the terms of the Global Notes are required to be performed by the Issuer. Upon execution and delivery of this Agreement and a supplemental indenture, an accession agreement or similar agreement substantially in the form of Exhibit F to the Indenture by the parties thereto, LCPR Senior Secured Financing Designated Activity Company will be fully released from all of its obligations under this Global Note and the Indenture.
3.    GOVERNING LAW. THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT.

EXHIBIT A
4.    Counterparts. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.
5.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
6.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer or the Fold-In Issuer.
7.    Ratification of Global notes and the Indenture; Accession agreement Part of Global Note and the Indenture. Except as expressly amended hereby, each Global Note and the Indenture are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Agreement shall form a part of the Global Notes and the Indenture for all purposes.
8.    Successors. All covenants and agreements in this Agreement by the parties hereto shall bind their successors.
(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and attested, as of the date first above written.
LCPR SENIOR SECURED FINANCING DESIGNATED ACTIVITY COMPANY
By:
Name:
Title:

as the Fold-Issuer
By:
Name:
Title:
BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED
as Trustee
By:
Name:
Title:

EXHIBIT B

EXHIBIT B
FORM OF DEFINITIVE REGISTERED NOTE
[Face of Definitive Registered Note]
6.750% Senior Secured Notes due 2027
No. __    $_______________
LCPR Senior Secured Financing Designated Activity Company
32 Molesworth Street
Dublin
Ireland
LCPR Senior Secured Financing Designated Activity Company, a designated activity company limited by shares, incorporated under the laws of Ireland, having its registered office at 32 Molesworth Street, Dublin, Ireland, registered with the Companies Registration Office of Ireland under number 657415, for value received, promise to pay to Cede & Co., or registered assigns, upon surrender hereof, the principal sum as set forth on Schedule A attached hereto on October 15, 2027 (with such adjustments as are listed in such schedule).
Capitalized terms used herein shall have the same meanings assigned to them in the Indenture referred to below unless otherwise indicated.
Interest Payment Dates: April 15 and October 15.
Regular Record Date: April 1 and October 1 immediately preceding the related Interest Payment Date.
Upon the consummation of the LCPR Group Assumption, LCPR Senior Secured Financing Designated Activity Company, the Fold-In Issuer and the Trustee will execute and deliver an accession agreement (a “Note Accession Agreement”) in form and substance substantially similar to Schedule B hereto and a supplemental indenture, an accession agreement or similar agreement substantially in the form of Exhibit F to the Indenture pursuant to which (i) the Fold-In Issuer will accede to this Note and assume all obligations of LCPR Senior Secured Financing Designated Activity Company as Issuer under this Note and (ii) LCPR Senior Secured Financing Designated Activity Company will be released from its obligations under this Note.
Additional provisions of this Note are set forth on the other side of this Note.
(Signature pages to follow)

IN WITNESS WHEREOF, LCPR Senior Secured Financing Designated Activity Company has caused this Note to be signed by its duly authorized officer.
Dated:
LCPR SENIOR SECURED FINANCING DESIGNATED ACTIVITY COMPANY
AS ISSUER
By:
Name:
Title:

(Signature page to Definitive Registered Note)

Certificate of Authentication
This is one of the Notes referred to
in the within-mentioned Indenture:

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED,
as Trustee
By:
    Authorized Signatory

EXHIBIT B
6.750% SENIOR SECURED NOTES DUE 2027
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT [IN THE CASE OF RULE 144A NOTES: IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) ("RULE 144A")] [IN THE CASE OF REGULATION S NOTES: IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT ("REGULATION S")], (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTE REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS NOTE OR ANY INTEREST HEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), (I) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF

EXHIBIT B
TITLE I OF ERISA, (II) AN INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (THE “CODE”), APPLIES, (III) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA)) BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH OF (I), (II) AND (III), A “BENEFIT PLAN INVESTOR”), OR (IV) A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS UNDER SECTIONS 404 AND 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR ANY SUCH GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); AND (2) NONE OF THE ISSUER, THE INITIAL PURCHASERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE ACQUIRER OR TRANSFEREE IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THIS NOTE, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THIS NOTE, AND NO ADVICE PROVIDED BY THE ISSUER, THE INITIAL PURCHASERS, OR ANY OF THEIR RESPECTIVE AFFILIATES CONSTITUTES “INVESTMENT ADVICE” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE) IN CONNECTION WITH THIS NOTE AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS NOTE.

EXHIBIT B
[Back of Definitive Registered Note]
The term “Issuer” means (i) prior to the date a Note Accession Agreement is delivered in accordance with paragraph (E) below, LCPR Senior Secured Financing Designated Activity Company and any and all successors thereto and (ii) following the date a Note Accession Agreement is delivered in accordance with paragraph (E) below, the Fold-In Issuer and any and all successors thereto. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(A)    Interest. The Issuer promises to pay interest on the principal amount of this Note at 6.750% per annum from the date of issuance until maturity and shall pay the Additional Amounts payable pursuant to Section 4.18 of the Indenture. The Issuer will pay interest and Additional Amounts, if any, semi-annually in arrears on April 15 and October 15 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”); provided that the Holders will not be entitled to any further interest or other payment as a result of any such delay. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be ______________. The Issuer shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue principal and premium, if any, at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue instalments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
(B)    Method of Payment. The Issuer will pay cash interest on the Notes and Additional Amounts to the Persons who are registered Holders at the close of business on the April 1 and October 1 immediately preceding the Interest Payment Date, even if such Notes are cancelled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. Principal, premium, if any, interest, and Additional Amounts, if any, on the Definitive Registered Notes will be payable at the office of the Principal Paying Agent in London, except that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the holders of Definitive Registered Notes as such address appears in the Register of Holders of Definitive Registered Notes. Such payments shall be in U.S. dollars. Holders must surrender their Definitive Registered Notes to a Paying Agent to collect principal and/or premium payments.
(C)    Paying Agent and Registrar. Initially, The Bank of New York Mellon, London Branch will act as Principal Paying Agent. Initially, The Bank of New York Mellon will act as Transfer Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer may act as Registrar or Paying Agent.
(D)    Indenture. The Issuer issued the Notes under an Indenture, dated as of October 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among, inter alios, the Issuer and the Trustee named therein. The terms of the Notes include those stated in the Indenture and the Notes are subject to all such terms of the Indenture. Holders are referred to the Indenture for a statement of such terms.

EXHIBIT B
To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
(E)    Note Accession Agreement. The Trustee will sign any Note Accession Agreement authorized pursuant to this Note. In executing a Note Accession Agreement, the Trustee will be entitled to receive and will be fully protected in relying upon, in addition to the documents required by Section 14.03 of the Indenture, an Officer’s Certificate stating that the execution of such Note Accession Agreement is authorized, permitted by, not in breach of or complies with the provisions of this Note and the Indenture and an Opinion of Counsel that such Note Accession Agreement is the legal, valid and binding obligation of each of LCPR Senior Secured Financing Designated Activity Company and the Fold-In Issuer enforceable against them in accordance with its terms, subject to customary exceptions, and is authorized, permitted by, not in breach of or complies with the provisions of this Note and the Indenture. Upon the effectiveness of such Note Accession Agreement, LCPR Senior Secured Financing Designated Activity Company shall be fully released from all of its obligations under the Notes and the Indenture.
(F)    Intercreditor Agreements and Note Security Documents. Each Holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, the Note Security Documents and the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement and/or any Additional Intercreditor Agreement, as applicable, as the same may be amended from time to time, and acknowledges that the claims of Holders are subject to the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement and/or any Additional Intercreditor Agreement, as applicable. Each Holder, by accepting a Note, authorizes and directs the Trustee and the Security Trustee to, on such Holder’s behalf, (a) make all undertakings, representations, offers and agreements of the Trustee and the Security Trustee, as the case may be, set forth in the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Covenant Agreement, the Intercreditor Agreement and/or any Additional Intercreditor Agreement, as applicable, and, to the extent applicable, the Note Security Documents and (b) take all actions called for to be taken by the Trustee and the Security Trustee in the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Covenant Agreement, the Intercreditor Agreement and/or any Additional Intercreditor Agreement, as applicable, and the Note Security Documents. Each Holder, by accepting a Note, authorizes and directs the Security Trustee to (a) execute the Note Security Documents, (b) make all undertakings, representations, offers and agreements of the Security Trustee in the Note Security Documents and (c) take all actions called for to be taken by the Security Trustee in the Note Security Documents.
(G)    Additional amounts. The Issuer will pay to the Holders any Additional Amounts as may become payable under Section 4.18 of the Indenture.
(H)    Redemption and Repurchase; Discharge Prior to Redemption or Maturity.
(a)    This Note is subject to optional redemption, and may be the subject of a Change of Control Offer or an Asset Disposition Offer, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.
(b)    If the Issuer deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Issuer may in certain circumstances be discharged from the Indenture and the Notes or may

EXHIBIT B
be discharged from certain of their and the Company’s obligations under certain provisions of the Indenture.
(I)    Denominations, Transfer, Exchange. The Definitive Registered Notes are in registered form without coupons attached and in minimum denominations of $200,000 and integral multiples of $1,000 above $200,000. The transfer of Notes will be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements, transfer documents and opinions, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to authenticate, register the transfer of or exchange any Note or certain portions of a Note.
(J)    Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.
(K)    Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes, the Note Security Documents, the Intercreditor Agreement, and/or any Additional Intercreditor Agreement, as applicable, may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or consent of any Holder, the Issuer, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency..
(L)    Defaults and Remedies. Except as set forth in Section 6.02 of the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare all the Notes to be due or payable. If a bankruptcy or insolvency default with respect to the Issuer, the Company, any Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03 of the Indenture), would constitute a Significant Subsidiary occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies with respect to the Note Security Documents.
(M)    Trustee Dealings with Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.
(N)    No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Issuer, the Company, any Permitted Affiliate Parent, any of their respective parent companies or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer, the Company or any Proceeds Loan Obligor under this Note, the Indenture, the Note Security Documents, the Proceeds Loan Security Documents, the Covenant Agreement, the Proceeds Loan Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, and/or any Additional Intercreditor Agreement, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

EXHIBIT B
(O)    Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE.
(P)    Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or another Authenticating Agent.
(Q)    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
(R)    CUSIP, ISIN Numbers and Common Codes. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices as a convenience to Holders. The Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use such ISIN numbers in notices as a convenience to Holders. The Issuer has caused Common Codes to be printed on the Notes and the Trustee may use such Common Codes in notices as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon. The Issuer will promptly notify the Trustee and each Agent of any change in the CUSIP, ISIN and/or Common Code number.
(S)    Copy of Indenture and Other Agreements. The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the Notes, the Note Security Documents, the Proceeds Loan Security Documents, the Covenant Agreement, the Proceeds Loan Agreement, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Intercreditor Agreement, and/or any Additional Intercreditor Agreement, as applicable. Requests may be made to the Issuer, c/o LCPR Senior Secured Financing Designated Activity Company, 32 Molesworth Street, Dublin, Ireland, Attn: Directors, Fax: +353 1 697 3300.

EXHIBIT B
Assignment Form
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
_________________________________________________________________________
(Insert assignee’s legal name)
_________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. no.)
_________________________________________________________________________
_________________________________________________________________________
_________________________________________________________________________
_________________________________________________________________________
_________________________________________________________________________
(Print or type assignee’s name, address and zip code)
and irrevocably appoint ___________________________________________________________
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:    _____________________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: _________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B
Option Of Holder To Elect Purchase
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
☐    Section 4.10     ☐    Section 4.14
If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$_______________
Date:    _____________________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*: _________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B
SCHEDULE B
FORM OF NOTE ACCESSION AGREEMENT TO DEFINITIVE REGISTERED NOTE
This ACCESSION AGREEMENT (this “Agreement”), dated as of ___________, is made by LCPR Senior Secured Financing Designated Activity Company a designated activity company limited by shares, incorporated under the laws of Irelands, having its registered office at 32 Molesworth Street, Dublin, Ireland, registered with the Companies Registration Office of Ireland under number 657415 (the “Issuer”), ___________ (the “Fold-In Issuer”) and BNY Mellon Corporate Trustee Services Limited, as the Trustee (“Trustee”), under the Note referred to below.
WHEREAS, the Issuer has heretofore executed and delivered one or more definitive registered notes (each a “Definitive Registered Note”) in aggregate principal amount of $             of its 6.750% Senior Secured Notes due 2027, pursuant to the terms of the Indenture dated as of October 25, 2019 among the Issuer and the Trustee, among others (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”).
WHEREAS, the Indenture provides that under certain circumstances the Fold-In Issuer shall execute and deliver to the Trustee this Agreement pursuant to which the Fold-In Issuer shall accede to this Definitive Registered Note, as Fold-In Issuer, and assume all of the obligations of Issuer under each such Definitive Registered Note and the Indenture.
WHEREAS, [the Debt Pushdown took place on [ ].]
WHEREAS, each Definitive Registered Note provides that upon the execution and delivery of this Agreement, the Issuer shall be released from its obligations under such Definitive Registered Note and the Indenture.
WHEREAS, pursuant to Article 5 of the Indenture and Clause (E) of each Definitive Registered Note, the Trustee is authorized to execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Fold-In Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.
2.    Agreement to Accede. The Fold-In Issuer hereby agrees to accede, as Issuer, to the Definitive Registered Notes on the terms and conditions set forth in this Agreement and the Definitive Registered Notes. In particular connection with such succession, the Fold-In Issuer agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Definitive Registered Notes and (b) to perform in accordance with its terms all of the obligations which by the terms of the Definitive Registered Notes are required to be performed by the Issuer. Upon execution and delivery of this Agreement and a supplemental indenture, an accession agreement or similar agreement substantially in the form of Exhibit F to the Indenture by the parties thereto, LCPR Senior Secured Financing Designated Activity Company will be fully released from all of its obligations under this Global Note and the Indenture.

EXHIBIT B
3.    GOVERNING LAW. THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT.
4.    Counterparts. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.
5.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
6.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer or the Fold-In Issuer.
7.    Ratification of Definitive Registered Notes and the Indenture; Accession agreement Part of Definitive Registered Notes and the Indenture. Except as expressly amended hereby, the Definitive Registered Notes and the Indenture are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Agreement shall form a part of the Definitive Registered Notes and the Indenture for all purposes.
8.    Successors. All covenants and agreements in this Agreement by the parties hereto shall bind their successors.
(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and attested, as of the date first above written.
LCPR SENIOR SECURED FINANCING DESIGNATED ACTIVITY COMPANY
By:
Name:
Title:

as the Fold-Issuer
By:
Name:
Title:
BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED
as Trustee
By:
Name:
Title:

EXHIBIT C

EXHIBIT C
FORM OF CERTIFICATE OF TRANSFER
[LCPR Senior Secured Financing Designated Activity Company
32 Molesworth Street
Dublin
Ireland]1
BNY Mellon Corporate Trustee Services Limited
One Canada Square
London E14 5AL
United Kingdom
Fax: +44 (0) 207 964 2536
Attention: Trustee Admin Team

Re: 6.750% Senior Secured Notes due 2027
Reference is hereby made to the Indenture, dated as of October 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among, inter alios, LCPR Senior Secured Financing Designated Activity Company, as issuer, and BNY Mellon Corporate Trustee Services Limited, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ONLY ONE]
1. ☐    Check if Transfer Is Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and, accordingly, the Transferor hereby further certifies that the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable securities laws of any jurisdiction. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the 144A Definitive Registered Note and in the Indenture and the U.S. Securities Act.
2. ☐    Check if Transfer Is Pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 and Rule 904 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (A) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (B) for purposes of (1) a transaction executed pursuant to Rule 903, the
1 To refer to Fold-In Issuer following the CWC Group Assumption Date transaction was executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, or (2) a transaction executed pursuant to Rule 904, the transaction was executed in, on or through the facilities of a designated offshore securities market and such Transferor or any person acting on its behalf does not know that the transaction was prearranged with a buyer in the United States; (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S under the U.S. Securities Act; and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the U.S. Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee and the Issuer and the Trustee are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]
By:
Name:
Title:
Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE]
(a)    ☐    a Book-Entry Interest held through the Depositary/Euroclear/Clearstream Account No.__________, in the:
(i)    ☐    144A Global Note (CUSIP _________), or
(ii)    ☐    Regulation S Global Note (CUSIP _________), or
(b)    ☐    a 144A Definitive Registered Note; or
(c)    ☐    a Regulation S Definitive Registered Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a)    ☐    a Book-Entry Interest through the Depositary/Euroclear/Clearstream Account No._____________ in the:
(i)    ☐    144A Global Note (CUSIP _________), or
(ii)    ☐    Regulation S Global Note (CUSIP _________), or
(b)    ☐    a 144A Definitive Registered Note; or
(c)    ☐    a Regulation S Definitive Registered Note,
in accordance with the terms of the Indenture.

EXHIBIT D

EXHIBIT D
FORM OF CERTIFICATE OF EXCHANGE
[LCPR Senior Secured Financing Designated Activity Company
32 Molesworth Street
Dublin
Ireland]2
BNY Mellon Corporate Trustee Services Limited
One Canada Square
London E14 5AL
United Kingdom
Fax: +44 (0) 207 964 2536
Attention: Trustee Admin Team

Re: 6.750% Senior Secured Notes due 2027
Reference is hereby made to the Indenture, dated as of October 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among, inter alios, LCPR Senior Secured Financing Designated Activity Company, as issuer, and BNY Mellon Corporate Trustee Services Limited, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ ____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
(a)    Check if Exchange is Book-Entry Interest in a Global Note to Definitive Registered Note. In connection with the Exchange of the Owner’s Book-Entry Interest in the Global Note for a Definitive Registered Note with an equal principal amount, the Owner hereby certifies that the Definitive Registered Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Definitive Registered Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Definitive Registered Note and in the Indenture and the U.S. Securities Act.
(b)    Check if Exchange is from Definitive Registered Note to Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Note for a Book-Entry Interest in the [CHECK ONE],
☐    144A Global Note
☐    Regulation S Global Note
with an equal principal amount, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the U.S. Securities Act, and in compliance with any applicable securities laws of any applicable jurisdiction. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Book-Entry Interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Global Note and in the Indenture and the U.S. Securities Act.
2 To refer to Fold-In Issuer following the CWC Group Assumption Date

EXHIBIT D
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee and the Issuer and the Trustee are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]
By:
Name:
Title:
Dated:

EXHIBIT D
ANNEX A TO CERTIFICATE OF EXCHANGE
1.    The Owner owns and proposes to exchange the following:
[CHECK ONE]
(a)    ☐    a Book-Entry Interest held through the Depositary/Euroclear/Clearstream Account No.__________, in the:
(i)    ☐    144A Global Note (CUSIP _________), or
(ii)    ☐    Regulation S Global Note (CUSIP _________), or
(b)    ☐    a 144A Definitive Registered Note; or
(c)    ☐    a Regulation S Definitive Registered Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a)    ☐    a Book-Entry Interest through the Depositary/Euroclear/Clearstream Account No._____________ in the:
(i)    ☐    144A Global Note (CUSIP _________), or
(ii)    ☐    Regulation S Global Note (CUSIP _________), or
(b)    ☐    a 144A Definitive Registered Note; or
(c)    ☐    a Regulation S Definitive Registered Note,
in accordance with the terms of the Indenture.

EXHIBIT E

EXHIBIT E
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Company”), [__________], as Issuer (the “Issuer”), and BNY Mellon Corporate Trustee Services Limited, as Trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore acceded to an indenture originally dated as of October 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), which provided for the issuance of an initial aggregate principal amount of $1,200,000,000 of 6.750% Senior Secured Notes due 2027 (the “Notes”).
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Company shall execute and deliver to the Trustee a Supplemental Indenture pursuant to which the Guaranteeing Company shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and
WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreement to Guarantee. The Guaranteeing Company hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in such Guarantee and in the Indenture.
3.    Limitation on Guarantee. [Insert as applicable.]
4.    No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Guaranteeing Company, any of its parent companies or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer, the Company, any Proceeds Loan Obligor or any Guaranteeing Company under the [Notes, the Indenture, the Notes Security Documents, the Proceeds Loan Collateral Documents, the Covenant Agreement, the Proceeds Loan Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement,] and/or this Supplemental Indenture, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
5.    New York Law to Govern. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
E-1

6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Company and the Issuer.
9.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes.
10.    Successors. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.
(Signature page to follow)

E-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
[Guaranteeing Company]
By:
Name:
Title:
[ISSUER]
as Issuer
By:
Name:
Title:
BNY Mellon Corporate Trustee Services Limited
as Trustee
By: ___________________________________
Name:
Title:

EXHIBIT F

EXHIBIT F
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY THE FOLD-IN ISSUER AND NOTE GUARANTOR[S]
This ACCESSION AGREEMENT (this “Agreement”), dated as of ___________, is made by LCPR Senior Secured Financing Designated Activity Company a designated activity company limited by shares, incorporated under the laws of Ireland, having its registered office at 32 Molesworth Street, Dublin, Ireland, registered with the Companies Registration Office of Ireland under number 657415 (the “Issuer”), ___________ (the “Fold-In Issuer”), __________ (the “Note Guarantor[s]”),BNY Mellon Corporate Trustee Services, as the Trustee (“Trustee”) under the Indenture referred to below[, The Bank of Nova Scotia as security trustee (“Security Trustee”) and security agent (“Security Agent”) under the Indenture.]
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), dated as of October 25, 2019, providing for the issuance of an aggregate principal amount of $             in aggregate principal amount of 6.750% Senior Secured Notes due 2027 (the “Notes”).
WHEREAS, the Indenture provides that pursuant to the LCPR Group Assumption, the Fold-In Issuer shall execute and deliver to the Trustee this Agreement pursuant to which the Fold-In Issuer shall accede to the Indenture, as issuer, and assume all of the obligations of the Issuer under the Indenture and the Notes.
WHEREAS, the Indenture provides that pursuant to the LCPR Group Assumption, the Note Guarantor[s] shall execute and deliver to the Trustee this Agreement pursuant to which the the Note Guarantor[s] shall accede to the Indenture, as guarantor[s], to unconditionally guarantee all of the Fold-In Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein.
WHEREAS, [the Debt Pushdown took place on [ ].]
WHEREAS, the Indenture provides that, without the consent of the Holders of the Notes, (1) the Security Trustee [and the Security Agent] are each authorized to execute and deliver this Agreement and (2) upon execution and delivery of this Agreement, [(i)] the Security Trustee shall be released from its obligations under the Indenture and the Notes [and (ii) the Security Agent shall accede to the Indenture as Security Agent thereunder.]
WHEREAS, the Indenture provides that upon the execution and delivery of this Agreement, the Issuer shall be released from its obligations under the Indenture and the Notes.
WHEREAS, pursuant to Article 5 of the Indenture, the Trustee is authorized to execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Fold-In Issuer, the Note Guarantor[s], the Trustee [and the Security Agent] mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.

EXHIBIT F
2.    Agreement to Accede. The Fold-In Issuer hereby agrees to accede to the Indenture, as issuer, on the terms and conditions set forth in this Agreement and the Indenture. In particular connection with such succession, the Fold-In Issuer agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Indenture and (b) to perform in accordance with its terms all of the obligations which by the terms of the Indenture are required to be performed by the Issuer. Upon execution and delivery of this Agreement by the parties thereto, LCPR Senior Secured Financing Designated Activity Company will be fully released from all of its obligations under the Notes and the Indenture.
3.    Agreement to Guarantee. The Note Guarantor[s] hereby agree[s] to provide an unconditional guarantee of the Fold-In Issuer’s Obligations under the Notes and the Indenture, on the terms and subject to the conditions set forth in such guarantee and in the Indenture.
4.    Limitation on Guarantee. [Insert as applicable.]
5.    [Security Agent’s Agreement to Accede. The Security Agent hereby agrees to accede to the Indenture, as Security Agent, on the terms and conditions set forth in this Agreement and the Indenture. In particular, under the Indenture each Holder will be deemed to have (i) irrevocably appointed the Security Agent to act as its agent and security trustee under the [Security Documents] and (ii) irrevocably authorized the Security Agent to (A) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the [Security Documents], together with any other incidental rights, power and discretions; and (B) execute each Security Document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Security Agent on its behalf.]
6.    Release of the Security Trustee. Upon execution and delivery of this Agreement by the parties thereto, the Security Trustee will be fully released and discharged from all of its obligations under the Notes, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Covenant Agreement, each applicable Intercreditor Agreement and the Indenture.
7.    NOTICES. (i) The notice provisions for the “Issuer” in Section 14.01 of the Indenture are hereby amended to the following to reflect the Fold-In Issuer’s details:
[insert notice details]
(ii) The notice provisions for the Note Guarantor[s] for the purposes of the Indenture shall be:
[insert notice details]
[(iii) The notice provisions for the Security Agent for purposes of the Indenture shall be:
[insert notice details]]
8.    [Miscellaneous. All references in Section 14 of the Indenture (i) to the “Issuer” shall be construed as references to the “Fold-In Issuer” and (ii) to the “Security Trustee” shall be construed as references to the “Security Agent” (to the extent applicable).]
9.    New York Law to Govern. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT.

EXHIBIT F
10.    Counterparts. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.
11.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
12.    Sufficiency/Recitals. None of the Trustee, the Security Trustee[ or the Security Agent] shall be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer, the Fold-In Issuer and the Note Guarantor[s].
13.    Ratification of notes and the Indenture; Accession agreement Part of Notes and the Indenture. Except as expressly amended hereby, the Notes and the Indenture are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Agreement shall form a part of the Notes and the Indenture for all purposes.
14.    Successors. All covenants and agreements in this Agreement by the parties hereto shall bind their successors.
(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and attested, as of the date first above written.
LCPR SENIOR SECURED FINANCING DESIGNATED ACTIVITY COMPANY
By:
Name:
Title:

as the Fold-Issuer
By:
Name:
Title:
as the Note Guarantor
By:
Name:
Title:
BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED
as Trustee
By:
Name:
Title:
THE BANK OF NOVA SCOTIA
as Security Trustee
By:
Name:
Title:
[
as Security Agent
By:
Name:
Title:]

EXHIBIT G

EXHIBIT G
FORM OF SOLVENCY CERTIFICATE
This solvency certificate (this “Certificate”) is delivered by [insert name of relevant Grantor] (the “Company”) in connection with the Indenture dated as of October 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) (undefined capitalized terms used herein shall have the meanings set forth in the Indenture) among, inter alios, LCPR Senior Secured Financing Designated Activity Company, as issuer and BNY Mellon Corporate Trustee Services Limited, as trustee. I hereby certify as follows in my capacity as [Responsible Financial or Accounting Officer] of the Company, and not individually:
1.    I am, and at all pertinent times mentioned herein, have been the duly qualified and acting [Responsible Financial or Accounting Officer] of the Company.
2.    In connection with the preparation of this Certificate, I have made such investigations and inquiries as I deem necessary and reasonably prudent therefor and to accurately make the certifications expressed herein.
Based on the foregoing, on behalf of the Company, I have reached the following conclusions:
(A)    As of the date hereof, after giving effect to [describe the Permitted Collateral Lien or release/retaking of security contemplated by Section 4.17 of the Indenture] (the “Transactions”):
(i)    the fair value of the assets of the Company and its subsidiaries on a consolidated basis is in excess of the total amount of its debts (including, without limitation, contingent liabilities, computed as the amount that, in light of all the facts and circumstances now existing, represents the amount that can reasonably be expected to become an actual or matured liability);
(ii)    the present fair salable value of the assets of the Company and its subsidiaries on a consolidated basis is greater than its probable total liability on its existing debts as such debts become absolute and matured; and
(iii)    the Company has capital that is not unreasonably small for its business and is sufficient to carry on its business as conducted and as proposed to be conducted.
(B)    The Company is not subject to insolvency proceedings, voluntary or judicial liquidation, composition with creditors, reprieve from payment or general settlement with creditors.
(C)    The Company is not, on the date hereof and will, as a result of the Transaction, not be in a state of cessation of payments.
(D)    No application has been made by the Company or, as far as the Company is aware, by any other person for the appointment of an insolvency administrator pursuant to any insolvency proceedings.
(E)    No application has been made by the Company for a voluntary winding-up or liquidation nor has any judicial winding-up or liquidation been commenced or initiated against the Company.
G-1

(F)    The Company does not intend, in incurring (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) relating to the Transaction, to disturb, delay, hinder or defraud either present or future creditors to which the Company, the Issuer or any of their Subsidiaries is on the date hereon, indebted.
“Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
****

G-2

IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Company in my capacity as [Responsible Financial or Accounting Officer] of the Company (but not individually) as of [] and have no personal liability hereunder.
[    ]
By:
Name:
Title:

Shearman Draft 24 October 2019
EXHIBIT H

EXHIBIT H
FOLD-IN INDENTURE SCHEDULE

i

TABLE OF CONTENTS
Page
Section 1.01    Definitions    1
Section 1.02    Other Definitions.    57
Section 1.03    Rules of Construction    58
ARTICLE 2.
THE NOTES
Section 2.01    Form and Dating    59
Section 2.02    Execution and Authentication    60
Section 2.03    Paying Agent and Registrar    61
Section 2.04    Holders to Be Treated as Owners; Payments of Interest    62
Section 2.05    Paying Agent to Hold Money    62
Section 2.06    Holder Lists    63
Section 2.07    Transfer and Exchange    63
Section 2.08    Replacement Notes    70
Section 2.09    Outstanding Notes    71
Section 2.10    Treasury Notes    71
Section 2.11    Temporary Notes    72
Section 2.12    Cancellation    72
Section 2.13    Defaulted Interest    72
Section 2.14    CUSIP, ISIN or Common Code Number    72
Section 2.15    Deposit of Moneys    72
Section 2.16    Actions of Agents    73
ARTICLE 3.
REDEMPTION AND PREPAYMENT
Section 3.01    Notices to Trustee    73
Section 3.02    Selection of Notes to Be Redeemed or Purchased; Notices    73
Section 3.03    Notice of Redemption    74
Section 3.04    Effect of Notice of Redemption    74
Section 3.05    Deposit of Redemption or Purchase Price    74
Section 3.06    Notes Redeemed or Repurchased in Part    75
Section 3.07    Optional Redemption    75
Section 3.08    Optional Redemption upon Certain Tender Offers    77
Section 3.09    Mandatory Redemption    78
Section 3.10    Redemption for Taxation Reasons    78
Section 3.11    Offer to Purchase by Application of Excess Proceeds    79
ARTICLE 4.
COVENANTS
Section 4.01    Payments on the Notes    81
Section 4.02    Maintenance of Office or Agency    82
Section 4.03    Reports    82
Section 4.04    Compliance Certificate    84
Section 4.05    Taxes    84
ii

Section 4.06    Stay, Extension and Usury Laws    84
Section 4.07    Limitation on Restricted Payments    85
Section 4.08    Limitation on Restrictions on Distributions from Restricted Subsidiaries    93
Section 4.09    Limitation on Indebtedness    96
Section 4.10    Limitation on Sales of Assets and Subsidiary Stock    102
Section 4.11    Limitation on Affiliate Transactions    104
Section 4.12    Limitation on Liens    108
Section 4.13    Corporate Existence    109
Section 4.14    Change of Control    109
Section 4.15    Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries    111
Section 4.16    Payments for Consents    112
Section 4.17    Impairment of Liens    112
Section 4.18    Additional Amounts    113
Section 4.19    Suspension of Covenants on Achievement of Investment Grade Status    116
Section 4.20    Further Instruments and Acts    116
Section 4.21    Listing    116
Section 4.22    [Reserved]    117
Section 4.23    Intercreditor Agreement; Additional Intercreditor Agreement    117
Section 4.24    [Reserved]    119
Section 4.25    Limitation on Layering    119
Section 4.26    Limited Condition Transaction    119
ARTICLE 5.
SUCCESSORS
Section 5.01    Merger and Consolidation    120
Section 5.02    Successor Corporation Substituted    122
ARTICLE 6.
DEFAULTS AND REMEDIES
Section 6.01    Events of Default    122
Section 6.02    Acceleration    124
Section 6.03    Other Remedies    125
Section 6.04    Waiver of Past Defaults    125
Section 6.05    Control by Majority    125
Section 6.06    Limitation on Suits    126
Section 6.07    Rights of Holders of Notes to Receive Payment    126
Section 6.08    Collection Suit by Trustee    126
Section 6.09    Trustee May File Proofs of Claim    126
Section 6.10    Priorities    127
Section 6.11    Undertaking for Costs    127
ARTICLE 7.
TRUSTEE
Section 7.01    Duties of Trustee    127
iii

Section 7.02    Rights of Trustee    128
Section 7.03    Individual Rights of Trustee    131
Section 7.04    Trustee’s Disclaimer    131
Section 7.05    Notice of Defaults    131
Section 7.06    [Reserved]    131
Section 7.07    Compensation and Indemnity    131
Section 7.08    Replacement of Trustee    132
Section 7.09    Successor Trustee by Merger, etc.    133
Section 7.10    Agents; Resignation of Agents    133
Section 7.11    Eligibility; Disqualification    134
Section 7.12    Contractual Recognition of Bail-In Powers    134
Section 7.13    Tax Matters    134
ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance    135
Section 8.02    Legal Defeasance and Discharge    135
Section 8.03    Covenant Defeasance    136
Section 8.04    Conditions to Legal or Covenant Defeasance    136
Section 8.05    Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions    137
Section 8.06    Repayment to Issuer    138
Section 8.07    Reinstatement    138
ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders    138
Section 9.02    With Consent of Holders    140
Section 9.03    [Reserved]    142
Section 9.04    Revocation and Effect of Consents    142
Section 9.05    Notation on or Exchange of Notes    142
Section 9.06    Trustee/Security Agent to Sign Amendments, etc.    142
ARTICLE 10.
GUARANTEES
Section 10.01    Note Guarantees    142
Section 10.02    Releases.    143
Section 10.03    Affiliate Issuer and Affiliate Subsidiaries    145
Section 10.04    Limitation on Guarantor Liability    146
ARTICLE 11.
SECURITY
Section 11.01    Note Security Documents    146
Section 11.02    Release of the Note Collateral    146
ARTICLE 12.
SATISFACTION AND DISCHARGE
Section 12.01    Satisfaction and Discharge    148
iv

Section 12.02    Application of Trust Money    149
ARTICLE 13.
[RESERVED]

v

EXHIBIT H
The Fold-In Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Fold-In Issuer’s 6.750% Senior Secured Notes due 2027 issued hereunder (the “Notes”):
ARTICLE 3.
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 3.01    Definitions
“144A Global Note” means one or more Global Notes substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of the Depositary or its nominee issued in an aggregate principal amount equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 144A.
“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.
“Acquisition” refers to the acquisition of Beach Holding Corporation by Leo Cable LP (or its assignee) pursuant to the Acquisition Agreement.
“Acquisition Agreement” refers to the stock purchase agreement, dated October 9, 2019, between, among others, Leo Cable LP, Liberty Latin America, AT&T Corp., AT&T International Holdings, LLC and SBC Telecom, Inc., pursuant to which Leo Cable LP agreed to acquire, directly or indirectly, all of the outstanding shares of Beach Holding Corporation.
“Additional Assets” means:
(1)    any property or assets (other than Indebtedness and Capital Stock) to be used by the Company, the Affiliate Issuer or any Restricted Subsidiary in a Related Business or are otherwise useful in a Related Business (it being understood that capital expenditure on property or assets already used in a Related Business or to replace any property or assets that are the subject of such Asset Disposition or any operating expenses Incurred in the day-to-day operations of a Related Business shall be deemed an Investment in Additional Assets);
(2)    the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company, the Affiliate Issuer or any Restricted Subsidiary; or
(3)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01(e), 2.02 and 4.09, as part of the same series as the Initial Notes.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Affiliate Subsidiary” refers to any Subsidiary of the Ultimate Parent (other than a Subsidiary of the Company or the Affiliate Issuer) that provides a Note Guarantee following the Issue Date and that is designated as an Affiliate Subsidiary in accordance with this Indenture.
“Agent” means any Registrar, Transfer Agent, co-registrar, Principal Paying Agent or additional Paying Agent.
“Applicable Premium” means, with respect to a Note, at any Redemption Date prior to October 15, 2022, the excess of (1) the present value at such Redemption Date of (a) the redemption price of such Note on October 15, 2022 (such redemption price being described under Section 3.07(c) exclusive of any accrued and unpaid interest) plus (b) all required remaining scheduled interest payments due on such Note through October 15, 2022 (but excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (2) the principal amount of such Note on such Redemption Date.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.
“Approved Jurisdiction” means any of the following: any member state of the European Union that is a member of the European Union on the Issue Date, Barbados, Bermuda, the Cayman Islands, England and Wales, the Netherlands, Puerto Rico, the United States of America, any State of the United States of America or the District of Columbia.
“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or shares required by applicable Law to be held by a Person other than the Company, the Affiliate Issuer or any Restricted Subsidiary), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:
(1)    a disposition by a Restricted Subsidiary to the Company or the Affiliate Issuer, by the Company, the Affiliate Issuer or any Restricted Subsidiary (other than a

Receivables Entity) to a Restricted Subsidiary, by the Company to the Affiliate Issuer or by the Affiliate Issuer to the Company;
(2)    the sale or disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;
(3)    a disposition of inventory, equipment, trading stock, communications capacity or other assets in the ordinary course of business;
(4)    a sale, lease, transfer or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of obsolete, surplus or worn out equipment or other equipment and assets that are no longer useful in the conduct of the business of the Company, the Affiliate Issuer and the Restricted Subsidiaries;
(5)    transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;
(6)    an issuance of Capital Stock or other securities by a Restricted Subsidiary to the Company, the Affiliate Issuer or to another Restricted Subsidiary;
(7)    (a) for purposes of Section 4.10 only, the making of a Permitted Investment or a disposition permitted to be made under Section 4.07 or (b) solely for the purpose of Section 4.10(a)(3), a disposition, the proceeds of which are used to make Restricted Payments permitted to be made under Section 4.07 or Permitted Investments;
(8)    dispositions of assets of the Company, the Affiliate Issuer or any Restricted Subsidiary, or the issuance or sale of Capital Stock of any Restricted Subsidiary in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than the greater of $45.0 million and 3.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of $45.0 million and 3.0% of Total Assets of carried over amounts for any calendar year);
(9)    dispositions in connection with Permitted Liens;
(10)    dispositions of Receivables or related assets in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11)    the assignment, licensing or sublicensing of intellectual property or other general intangibles and assignments, licenses, sublicenses, leases or subleases of spectrum or other property;
(12)    foreclosure, condemnation or similar action with respect to any property, securities, or other assets;
(13)    the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of Receivables arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)    sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, and Investments in a Receivables Entity consisting of cash or Securitization Obligations;
(15)    a transfer of Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;
(16)    any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;
(17)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company, the Affiliate Issuer or any Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(18)    any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(19)    (a) disposals of assets, rights or revenue not constituting part of the Distribution Business of the Company, the Affiliate Issuer and the Restricted Subsidiaries, and (b) other disposals of non-core assets acquired in connection with any acquisition permitted under this Indenture;
(20)    any disposition or expropriation of assets or Capital Stock which the Company, the Affiliate Issuer or any Restricted Subsidiary is required by, or made in response to concerns raised by, a regulatory authority or court of competent jurisdiction;
(21)    any disposition of other interests in other entities in an amount not to exceed $10.0 million;
(22)    any disposition of real property, provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of $45.0 million and 3.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year, subject to a maximum of the greater of $45.0 million and 3.0% of Total Assets of carried over amounts for any calendar year);
(23)    any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company, the Affiliate Issuer or any Restricted Subsidiary to such Person;
(24)    any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such disposition is applied in accordance with Section 4.10;

(25)    any sale or disposition with respect to property built, repaired, improved, owned or otherwise acquired by the Company, the Affiliate Issuer or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Indenture;
(26)    contractual arrangements under long-term contracts with customers entered into by the Company, the Affiliate Issuer or any Restricted Subsidiary in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;
(27)    any disposition reasonably required in connection with the Spin-Off (including any transfer of assets to Affiliates of the Company, the Affiliate Issuer and any Restricted Subsidiary prior to the completion of any Spin-Off);
(28)    the sale or disposition of the Towers Assets;
(29)    any dispositions constituting the surrender of tax losses by the Company, the Affiliate Issuer or any Restricted Subsidiary (A) to the Company, the Affiliate Issuer or any Restricted Subsidiary; (B) to the Ultimate Parent or any of its Subsidiaries (other than the Company, the Affiliate Issuer or any Restricted Subsidiary); or (C) in order to eliminate, satisfy or discharge any tax liability of any Person that was formerly a Subsidiary of the Ultimate Parent which has been disposed of pursuant to which a disposal permitted by the terms of this Indenture, to the extent that the Company, the Affiliate Issuer or any Restricted Subsidiary would have a liability (in the form of an indemnification obligation or otherwise) to one or more Persons in relation to such tax liability if not so eliminated, satisfied or discharged; and
(30)    any other disposition of assets comprising in aggregate percentage value of 10.0% or less of Total Assets.
In the event that a transaction (or any portion thereof) meets the criteria of a disposition permitted under clauses (1) through (30) above and would also be a Restricted Payment permitted to be made under Section 4.07 or a Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition permitted under clauses (1) through (30) above and/or one or more of the types of Restricted Payments permitted to be made under Section 4.07 or Permitted Investments.
“Authenticating Agent” means each Person authorized pursuant to Section 2.02 to authenticate Notes and any Person authorized pursuant to Section 2.02 to act on behalf of the Trustee to authenticate Notes.
“Authorized Person” means any person who is designated by the Fold-In Issuer to give Instructions to the Trustee or the Agents under the terms of this Indenture pursuant to one or more incumbency certificates (which may be amended or updated from time to time) delivered to the Trustee and the Agents containing the specimen signature of such person.
“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing Law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.
“Bank Products” means (i) any facilities or services related to cash management, cash pooling, treasury, depositary, overdraft, commodity trading or brokerage accounts, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of the Company, the Affiliate Issuer or any Restricted Subsidiary in respect of banking and treasury arrangements entered into in the ordinary course of business.
“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state Law or relevant Law in any jurisdiction or organization or similar foreign Law (including, without limitation, Laws of Ireland relating to moratorium, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors) or any amendment to, succession to or change in any such Law.
“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially held,” “beneficially holding” and “beneficial ownership” have a corresponding meaning.
“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof; provided, that (i) if and for so long as the Company or the Affiliate Issuer is a Subsidiary of the Ultimate Parent, any action required to be taken under this Indenture by the Board of Directors of the Company or the Affiliate Issuer can, in the alternative, at the option of the Company, or the Affiliate Issuer, be taken by the Board of Directors of the Ultimate Parent and (ii) following consummation of a Spin-Off, any action required to be taken under this Indenture by the Board of Directors of the Company, or the Affiliate Issuer can, in the alternative, at the option of the Company or the Affiliate Issuer, be taken by the Board of Directors of the Spin Parent.
“Borrower Share Trustee” means CAFICO Share Trustee Limited, who directly holds the Capital Stock of the SPV Borrower under a declaration of trust.
“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.
“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.
“BRRD Party” means any Agent subject to Bail-in Powers.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the Netherlands, New York, New York, Dublin, Ireland or London, England are authorized or required by Law to close.

“Business Division Transaction” means any creation of or participation in any joint venture with respect to any assets, undertakings and/or businesses of the Company, the Affiliate Issuer or any Restricted Subsidiary which comprise all or part of the Company’s the Affiliate Issuer’s or any Restricted Subsidiary's business solutions division (or its predecessor or successors), to or with any other entity or person whether or not the Company, the Affiliate Issuer or any Restricted Subsidiary, excluding the contribution to (but not the use by) any joint venture of the backbone assets utilized by the Company, the Affiliate Issuer or any Restricted Subsidiary and excluding any Subsidiary included in or owned by the Company’s, the Affiliate Issuer’s or any Restricted Subsidiary's business solutions division but not engaged in the business of that division.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Captive Insurance Subsidiary” means any Subsidiary of the Company or any Affiliate Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash Equivalents” means:
(1)    securities or obligations issued, insured or unconditionally guaranteed by the United States government, the government of the United Kingdom, the relevant member state of the European Union as of January 1, 2004 (each, a “Qualified Country”) or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;
(2)    securities or obligations issued by any Qualified Country or any political subdivision of any such Qualified Country, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service in any Qualified Country);
(3)    commercial paper issued by any lender party to a Credit Facility or any bank holding company owning any lender party to a Credit Facility;
(4)    commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(5)    time deposits, eurodollar time deposits, bank deposits, certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any lender party to a Credit Facility or any other bank or trust company (x) having combined capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the Dollar Equivalent thereof) in the case of non-U.S. banks or (y) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency in any Qualified Country);
(6)    auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);
(7)    repurchase agreements or obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1), (2) and (5) above entered into with any bank meeting the qualifications specified in clause (5) above or securities dealers of recognized national standing;
(8)    marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million (or Dollar Equivalent thereof) or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);
(9)    interests in investment companies or money market funds, 95% the investments of which are one or more of the types of assets or instruments described in clauses (1) through (8) above; and
(10)    in the case of investments by the Company, the Affiliate Issuer or any Restricted Subsidiary organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Restricted Subsidiary is organized or located or in which such Investment is made, all as conclusively determined in good faith by the Company or the Affiliate Issuer;
provided that bank deposits and short term investments in local currency of any Restricted Subsidiary shall qualify as Cash Equivalents as long as the aggregate amount thereof does not exceed the amount reasonably estimated by such Restricted Subsidiary as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding 90 days.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means any entity that has no material assets other than equity interests (or equity interests and indebtedness) of one or more entities that are CFCs or CFC Holdcos.
“Change of Control” means:

(1)    LiLAC Ventures Ltd and/or LiLAC Communications, individually or collectively, (a) cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or the Affiliate Issuer or (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Company or the Affiliate Issuer to, directly or indirectly, direct or cause the direction of management and policies of the Company or the Affiliate Issuer, as applicable; or
(2)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company, the Affiliate Issuer and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;
(3)    the adoption by the stockholders of the Company or the Affiliate Issuer (after an Affiliate Issuer Accession) of a plan or proposal for the liquidation or dissolution of the Company or the Affiliate Issuer (after an Affiliate Issuer Accession), other than a transaction complying with Section 5.01;
(4)    the Share Trustee ceases to directly or indirectly hold 100% of the Capital Stock of the Senior Debt Issuer; or
(5)    the Senior Debt Issuer ceases to directly or indirectly hold 100% of the Capital Stock of the SPV Borrower and the Fold-In Issuer;
provided, however, that a Change of Control shall not be deemed to have occurred pursuant to clause (1) of this definition upon the consummation of the Post-Closing Reorganization or a Spin-Off.
“Clearing System Business Day” means a day on which the Depositary is open for business.
“Clearstream” means Clearstream Banking, S.A., or any successor thereto.
“Code” means the United States Internal Revenue Code of 1986, and the United States Department of the Treasury regulations promulgated thereunder, as amended from time to time.
“Commodity Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.
“Common Holding Company” means, following an Affiliate Issuer Accession, a person that is a Holding Company of the Company and each Affiliate Issuer.
“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Company” means Liberty Cablevision of Puerto Rico LLC, and any successors thereto.

“Consolidated EBITDA” means, for any period, operating income (loss) determined on the basis of GAAP of the Company, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis, plus, without duplication, at the option of the Company or the Affiliate Issuer (except with respect to clauses (1) and (2) below) the following (to the extent deducted or taken into account, as the case may be, for the purposes of determining operating income (loss), other than in respect of clauses (20)(B) and (21) of this definition of Consolidated EBITDA):
(1)    Consolidated depreciation expense;
(2)    Consolidated amortization expense;
(3)    stock based compensation expense;
(4)    other non-cash charges reducing operating income (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (i) a receipt of cash payments in any future period, (ii) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (iii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);
(5)    any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or post-retirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, earthquake, flood, hurricane and storm and related events);
(6)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes and Permitted Tax Distributions;
(7)    any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, the Affiliate Issuer or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined conclusively in good faith by the Board of Directors, senior management or an Officer of the Company or the Affiliate Issuer);

(8)    the amount of Management Fees and other fees and related expenses (including Intra-Group Services) paid in such period to the Permitted Holders to the extent permitted by Section 4.11;
(9)    any reasonable expenses, charges or other costs to effect or consummate the Transactions, a Spin-Off, a Permitted Joint Venture, any Equity Offering, Permitted Investment, any transaction permitted under Section 4.11, acquisition, disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture, in each case, as determined conclusively in good faith by the Board of Directors, senior management or an Officer of the Company or the Affiliate Issuer;
(10)    any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting principles or policies;
(11)    (i) the amount of loss on the sale or transfer of any assets in connection with an asset securitization programme, Receivables factoring transaction or other Receivables transaction (including, without limitation, a Qualified Receivables Transaction) and/or (ii) any gross margin (revenue minus cost of goods sold) recognized by any Affiliate of the Company, the Affiliate Issuer or any Restricted Subsidiary in relation to the sale of goods and services relating to the business of the Company, the Affiliate Issuer or any Restricted Subsidiary;
(12)    Specified Legal Expenses;
(13)    an amount equal to 100% of the up-front installation fees associated with commercial contract installations completed during the applicable reporting period, less any portion of such fees included in operating income for such period, provided that the amount of such fees, to the extent amortized over the life of the underlying service contract, shall not be included in operating income in any future period;
(14)    any fees or other amounts charged or credited to the Company, the Affiliate Issuer or any Restricted Subsidiary related to Intra-Group Services may be excluded from the calculation of Consolidated EBITDA;
(15)    any charges or costs in relation to any long-term incentive plan and any interest component of pension or post-retirement benefits schemes;
(16)    after reversing net other operating income or expense;
(17)    Receivables Fees;
(18)    any costs, charges, fees and related expenses in connection with programming rights that would be accounted for as intangible assets under GAAP;
(19)    any taxes, assessments, levies or other governmental charges that are based, in whole or in part, on income measures; or any provision for Permitted Tax Distribution;
(20)    (A) any expense to the extent covered by liability, casualty events or business interruption insurance or indemnity, or Parametric Cover, and actually reimbursed or paid out or with respect to which the Company, the Affiliate

Issuer or any Restricted Subsidiary has made a determination that a reasonable basis exists for indemnification, reimbursement or pay-out, but only to the extent that such amount is in fact indemnified, reimbursed or paid out within the next four fiscal quarters following such determination (collectively, “Business Interruption Receipts”) (with a deduction in calculating Consolidated EBITDA in the applicable future period of any amount so added back in any prior period to the extent not so indemnified or reimbursed within such four fiscal quarters), and
(B) to the extent not otherwise included in operating income and without duplication of amounts included under clause (A) above, the amount of proceeds of business interruption insurance or Parametric Cover in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Company, the Affiliate Issuer or any Restricted Subsidiary in good faith expects to receive such proceeds within the next four fiscal quarters) (collectively, “Business Interruption Expected Proceeds”, and together with Business Interruption Receipts, the “Business Interruption Addback”) (it being understood that (i) to the extent not actually received within such four fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for such future period and (ii) there shall be no double counting of amounts included in calculating Consolidated EBITDA as Business Interruption Expected Proceeds which are subsequently received in such future period as Business Interruption Receipts); provided that, for the avoidance of doubt, for any period, there shall be no double counting of any amount included in calculating Consolidated EBITDA as a Business Interruption Addback and as an addback pursuant to clause (5) of this definition of Consolidated EBITDA; and
(21)    without duplication of amounts above, non-cash expenses represented by roaming agreement credits.
For the purposes of determining the amount of Consolidated EBITDA of the Company, the Affiliate Issuer and the Restricted Subsidiaries under this definition which is denominated in a foreign currency, the Company or the Affiliate Issuer shall calculate the Dollar Equivalent amount of such Consolidated EBITDA based on the weighted average exchange rates for the relevant period used in the Consolidated financial statements of the Reporting Entity for such relevant period.
“Consolidated Interest Expense” means, for any period, the net interest income/expense of the Company, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis (in each case, determined on the basis of GAAP), whether paid or accrued, including any such interest and charges consisting of:
(1)    interest expense attributable to Capitalized Lease Obligations;
(2)    non-cash interest expense;
(3)    dividends or other distributions in respect of all Disqualified Stock of the Company or the Affiliate Issuer and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company, the Affiliate Issuer or a Subsidiary of the Company or the Affiliate Issuer;

(4)    the Consolidated interest expense that was capitalized during such period; and
(5)    interest actually paid by the Company, the Affiliate Issuer or any Restricted Subsidiary, under any guarantee of Indebtedness or other obligation of any other Person.
Notwithstanding the foregoing, Consolidated Interest Expense shall not include (a) any interest accrued, capitalized or paid in respect of Subordinated Shareholder Loans, (b) any commissions, discounts, yield and other fees and charges related to Qualified Receivables Transactions, (c) any payments on any operating leases, including without limitation any payments on any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP, (d) any foreign currency gains or losses, (e) any pension liability cost, (f) any amortization of debt discount, debt issuance cost, charges and premium, (g) costs and charges associated with Hedging Obligations, and (h) any interest, costs and charges contained in clause (3) of this definition.
“Consolidated Net Leverage Ratio,” as of any date of determination, means the ratio of:
(1)    (a)    the outstanding Indebtedness of the Company, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis as of such date and the Reserved Indebtedness Amount (to the extent applicable) as of such date, other than:
(vi)    Indebtedness up to a maximum amount equal to the Credit Facility Excluded Amount (or its equivalent in other currencies) at the date of determination Incurred under any Permitted Credit Facility;
(vii)    any Subordinated Shareholder Loans;
(viii)    any Indebtedness Incurred pursuant to Section 4.09(b)(25);
(ix)    any Indebtedness arising under the Production Facilities to the extent that it is limited recourse to the assets funded by such Production Facilities; and
(x)    any Indebtedness which is a contingent obligation of the Company, the Affiliate Issuer or any Restricted Subsidiary; provided that, any guarantee by the Company, the Affiliate Issuer or any Restricted Subsidiary of Indebtedness of any Parent shall be included for the purposes of calculating the Consolidated Net Leverage Ratio under (A) Section 4.09(a), Section 4.09(b)(6)(A) and Section 4.09(b)(6)(B), (B) Section 5.01(a)(3) and (C) the definition of “Unrestricted Subsidiary”;
less
(b)    the aggregate amount of cash and Cash Equivalents of the Company, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis, to
(2)    the Pro forma EBITDA for the Test Period,

provided, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to the provisions described in the Section 4.09(b) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described in Section 4.09(b).
For the avoidance of doubt, in determining the Consolidated Net Leverage Ratio, (i) no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made and (ii) the Consolidated EBITDA and all outstanding Indebtedness of any company, business division or other assets to be acquired or disposed of pursuant to a signed purchase agreement (which may be subject to one or more conditions precedent) may be given pro forma effect.
“Consolidated Senior Secured Net Leverage Ratio,” as of any date of determination, means the ratio of:
(1)    (a)    the outstanding Senior Secured Indebtedness of the Company, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis as of such date and the Reserved Indebtedness Amount (to the extent applicable) as of such date, other than:
(iv)    Senior Secured Indebtedness up to a maximum amount equal to the Credit Facility Excluded Amount (or its equivalent in other currencies) at the date of determination Incurred under any Permitted Credit Facility;
(v)    any Senior Secured Indebtedness Incurred pursuant to Section 4.09(b)(25);
(vi)    any Senior Secured Indebtedness which is a contingent obligation of the Company, the Affiliate Issuer or any Restricted Subsidiary;
less
(b)    the aggregate amount of cash and Cash Equivalents of the Company, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis, to
(2)    the Pro forma EBITDA for the Test Period,
provided, that the pro forma calculation of the Consolidated Senior Secured Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to Section 4.09(b) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.09(b).
For the avoidance of doubt, in determining the Consolidated Senior Secured Net Leverage Ratio, (i) no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Senior Secured Net Leverage Ratio is to be made and (ii) the Consolidated EBITDA and all outstanding Indebtedness of any company, business division or other assets to be acquired or disposed of pursuant to a signed purchase agreement (which may be subject to one or more conditions precedent) may be given pro forma effect.

“Consolidation” means the consolidation or combination of the accounts of each of the Company’s Restricted Subsidiaries (excluding the Affiliate Subsidiaries) with those of the Company and each of the Affiliate Issuer’s Restricted Subsidiaries (excluding the Affiliate Subsidiaries) with those of the Affiliate Issuer, in each case, in accordance with GAAP consistently applied and together with the accounts of the Affiliate Subsidiaries on a combined basis (including eliminations of intercompany transactions and balances, as appropriate); provided that, for the purposes of making any determination or calculation under this Indenture (other than with respect to any determination or calculation of Total Assets) that refers to “Consolidated” or “Consolidation”, the relevant measures being consolidated or combined shall (without duplication) (a) be reduced proportionately to reflect any Non-Controlling Interests, and to the extent that, since the beginning of the relevant period, the Company’s or the Affiliate Issuer’s proportionate interest in any direct or indirect Restricted Subsidiary has decreased as at the date of determination or calculation, such measures shall be reduced by an amount proportionate to such reduction as if such reduction occurred on the first day of such period (and in the event of an increase, shall be increased by an amount proportionate to such increase) and (b) be deemed to include the relevant measures of any Minority Investments to the extent of the Company’s, the Affiliate Issuer’s or any Restricted Subsidiary's proportionate interest in such Person, and to the extent that, since the beginning of the relevant period, the Company’s, the Affiliate Issuer’s or any Restricted Subsidiary's proportionate interest in any such Person has decreased as at the date of determination or calculation, such measures shall be reduced by an amount proportionate to such reduction as if such reduction occurred on the first day of such period (and in the event of an increase, shall be increased by an amount proportionate to such increase); provided, further, that “Consolidation” will not include (i) consolidation or combination of the accounts of any Unrestricted Subsidiary, but the interest of the Company, the Affiliate Issuer or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an Investment, (ii) at the Company’s or the Affiliate Issuer’s election, any Receivables Entities, and (iii) at the Company’s or the Affiliate Issuer’s election, any Minority Investment, any Restricted Subsidiary or other assets in any Person held for sale in accordance with GAAP. The term “Consolidated” has a correlative meaning.
“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).
“Content Transaction” means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Company, the Affiliate Issuer or any Restricted Subsidiary which comprise all or part of the Content business (or its predecessor or successors) of the Company, the Affiliate Issuer or any Restricted Subsidiary, to or with any other entity or person whether or not the Company the Affiliate Issuer or any Restricted Subsidiary.
“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.01 or such other address as to which the Trustee may give notice to the Fold-In Issuer.

“Credit Facility” means one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures, commercial paper facilities or overdraft facilities (including, without limitation, the LCPR Credit Facilities, any Permitted Credit Facility or any Production Facility) with banks or other institutions or investors providing for revolving credit loans, term loans, Receivables financing (including through the sale of Receivables to such institutions or to special purpose entities formed to borrow from such institutions against such Receivables), letters of credit, notes, bonds, debentures or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under the LCPR Credit Facilities, a Permitted Credit Facility, a Production Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.
“Credit Facility Assumption” means (i) the assumption by, or assignment or other transfer to, any Proceeds Loan Obligor of any obligations under Credit Facilities incurred by the Fold-In Issuer and its Subsidiaries (including, without limitation, under the SPV Credit Agreement) and/or (ii) the acquisition or other transfer of the Fold-In Issuer and its Subsidiaries, together with any outstanding obligations under Credit Facilities incurred by the Fold-In Issuer and its Subsidiaries, by any Proceeds Loan Obligor.
“Credit Facility Excluded Amount” means the greater of (1) $50 million (or its equivalent in other currencies) and (2) 0.25 multiplied by the Pro forma EBITDA of the Company, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis for the Test Period.
“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.
“Custodian” means The Bank of New York Mellon, as custodian with respect to Global Notes, or any successor thereto.
“Debt Pushdown” means the pushdown, at the option of the Initial Proceeds Loan Borrower and the SPV Borrower, of the Initial Notes Proceeds Loan and certain other proceeds loans and obligations thereunder through their corporate structure through one or a combination of methods.
“Debt Pushdown Proceeds Loan” means any new proceeds loans made by the Issuer to the Debt Pushdown Proceeds Loan Borrower under the Proceeds Loan Agreement in connection with the Debt Pushdown.

“Debt Pushdown Proceeds Loan Borrower” means the Proceeds Loan Obligor to which any new proceeds loans under the Proceeds Loan Agreement are made in connection with the Debt Pushdown.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding up, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07, substantially in the form of Exhibit B hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to Global Notes, DTC, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company, the Affiliate Issuer or one of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company, the Affiliate Issuer or any Restricted Subsidiary); or
(3)    is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or the

Affiliate Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable); provided that the Company or the Affiliate Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company or the Affiliate Issuer with the provisions of Section 3.11, Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.
“Distribution Business” means: (1) the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or (2) any business which is incidental to or related to such business.
“Dollar” or “$” means the lawful currency of the United States of America.
“Dollar Equivalent” means, (1) with respect to any monetary amount in Dollars, such amount and (2) with respect to any monetary amount in a currency other than Dollars, at any time of determination thereof by the Company or the Affiliate Issuer, as the case may be, the amount of Dollars obtained by converting such currency other than Dollars involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable currency other than Dollars as published in The Financial Times in the “Currencies” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or senior management of the Company or the Affiliate Issuer) on the date of such determination.
“Domestic Subsidiary” means any Subsidiary of the Company or of any Affiliate Issuer that, in each case, is organized under the Laws of the United States, any state thereof, Puerto Rico or the District of Columbia.
“DTC” means The Depository Trust Company, a limited-purpose trust company under New York Law, or any successor thereto.
“Electronic Means” means the following communications methods: S.W.I.F.T. (Society for Worldwide Interbank Financial Telecommunication) messaging, email, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.
“Enforcement Sale” means (1) any sale or disposition (including by way of public auction) pursuant to an enforcement action taken by the Security Agent under and in accordance with the provisions of the Intercreditor Agreement, to the extent such sale or disposition is effected in compliance with the provisions of the Intercreditor Agreement, or (2) any sale or disposition pursuant to the enforcement of security in favor of other Senior Indebtedness of the Company, the Affiliate Issuer or the Restricted Subsidiaries which complies with the terms of an Additional Intercreditor Agreement (or if there is no such intercreditor agreement, would substantially comply with the requirements of clause (1) hereof).

“Equity Offering” means (1) the distribution of Capital Stock of the Spin Parent in connection with any Spin-Off, or (2) a sale of (a) Capital Stock of the Company or the Affiliate Issuer (other than Disqualified Stock), (b) Capital Stock the proceeds of which are contributed as equity share capital to the Company or the Affiliate Issuer or as Subordinated Shareholder Loans or (c) Subordinated Shareholder Loans.
“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.
“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system or any successor thereto.
“European Union” means the European Union, including member states as of May 1, 2004 but excluding any country which became or becomes a member of the European Union after May 1, 2004.
“Excess Capacity Network Services” means the provision of network services, or an agreement to provide network services, by the Company, the Affiliate Issuer or any Restricted Subsidiary in favor of one or more other members of the Wider Group where such network services are only provided in respect of the capacity available to the Company, the Affiliate Issuer or any Restricted Subsidiary in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Assets” means (a) any property or assets owned by any Excluded Subsidiary (unless such Excluded Subsidiary ceases to be an Excluded Subsidiary or becomes a Guarantor at the sole option of the Company), (b) any property or assets located in or governed by the laws of any jurisdiction or agreement other than the United States or Puerto Rico (other than Equity Interests otherwise required to be pledged pursuant to the terms hereof and the Note Security Documents, Pledged Debt (as defined in the Note Security Documents) otherwise required to be pledged pursuant to the terms hereof and the Note Security Documents and assets that can be perfected by the filing of a UCC-1 financing statement), (c) any lease, license, contract, agreement or other general intangible or any property subject to a purchase money security interest, Capitalized Lease Obligation, Purchase Money Obligations, lease that would be a capital lease under GAAP as in effect at any time or similar arrangement, in each case permitted under this Indenture, to the extent that a grant of a security interest therein would violate or invalidate (or is otherwise prohibited by) such lease, license, contract, agreement or other general intangible, Capitalized Lease Obligations, Purchase Money Obligations, lease that would be a capital lease under GAAP as in effect at any time or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a member of the Restricted Group) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such violation, (d) any interest in fee-owned Real Property (other than Material Real Property), (e) any interest in leased real property, (f) motor vehicles and other assets subject to certificates of title, (g) Margin Stock, (h) Equity Interests in any Person that is not the Fold-In Issuer or a Guarantor, (i) any “intent to use” trademark application prior to the filing of a “statement of use” or “Amendment to Allege Use” with respect thereto, to the extent that, and solely during the period that, granting a security interest would impair the enforceability or validity, or result in the voiding, of such trademark application (or any registration that may issue therefrom) under applicable Law or determination of an arbitrator or a court or other governmental authority applicable thereto, (j) any licenses or permits issued by a governmental authority or state or local franchises, charters and authorizations, or any other agreement, to the extent a security in any such license, permit, franchise, charter, authorization or agreement is prohibited or restricted thereby after giving effect to the applicable anti-assignment provision of the Uniform Commercial Code or any other applicable Law (including the Debtor Relief Laws) or principles of equity, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or any other applicable Law (including the Debtor Relief Laws) or principles of equity) notwithstanding such prohibition or restriction, (k) any Securitization Obligations sold or transferred in connection with, or subject to, a Qualified Receivables Transaction, (l) any assets to the extent pledges and security interests therein are prohibited or restricted by applicable Law (including any requirement to obtain the consent of any governmental authority or third party (other than a member of the Restricted Group)), (m) commercial tort claims, (n) deposit, securities and similar accounts (including securities entitlements) and any amounts on deposit therein or credited thereto (in each case, other than identifiable proceeds of Note Collateral), (o) any accounts used solely as payroll and other employee wage and benefit accounts, tax accounts (including sales tax accounts) and any tax benefits accounts, escrow accounts, fiduciary or trust accounts and any funds and other property held in or maintained in any such accounts, (p) letter of credit rights, except to the extent constituting a supporting obligation for other Note Collateral as to which perfection of the security interest in such other Note Collateral may be accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (q) cash and Cash Equivalents (other than cash and Cash Equivalents to the extent constituting identifiable proceeds from the sale, transfer or other disposition of Note Collateral), (r) any property or assets for which the creation or perfection of pledges of, or security interests in, pursuant to the Note Security Documents would result in material adverse tax consequences to the Fold-In Issuer or any Guarantor or any of their Subsidiaries, as reasonably determined by the Company, (s) assets in circumstances where the cost of obtaining a security interest in such assets, including the cost of title insurance, surveys or flood insurance (if necessary), would be excessive in light of the practical benefit to the holders of the Notes afforded thereby as reasonably determined by the Company, (t) any assets that are expressly excluded from the collateral securing the LCPR Credit Facility or any Pari Passu Lien Obligations outstanding from time to time; provided, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (t) above (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (a) through (t)) and (u) as and where the Fold-In Issuer is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or any successor provision thereto) (i) the assets of (x) a CFC, (y) a CFC Holdco, or (z) a direct or indirect subsidiary of a CFC or CFC Holdco, and (ii) Equity Interests in any of the entities described in clause (i), except for Equity Interests not in excess of 65% of the issued and outstanding Equity Interests of any such entity that is a direct subsidiary of the Fold-In Issuer or any Guarantor.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company, the Affiliate Issuer or an Affiliate Subsidiary as capital contributions or Subordinated Shareholder Loans to the Company, the Affiliate Issuer or an Affiliate Subsidiary after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, the Affiliate Issuer or an Affiliate Subsidiary, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company or the Affiliate Issuer.
“Excluded Subsidiary” means (a) any Subsidiary that is not a direct or indirect wholly owned Subsidiary of the Company or any Affiliate Issuer, (b) any Subsidiary that is not a Significant Subsidiary, (c) any Unrestricted Subsidiaries, (d) any Captive Insurance Subsidiary, (e) any special purpose securitization vehicle (or similar entity), including any Receivables Entity, (f) any Subsidiary that is prohibited by contractual obligations existing on the Issue Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), or by applicable Law, from guaranteeing the obligations under the Notes, or if guaranteeing the obligations under the Notes would require governmental (including regulatory) or third party (other than a member of the Restricted Group) consent, approval, license or authorization, (g) any Subsidiary where the cost of obtaining a Note Guarantee by such Subsidiary would be excessive in light of the practical benefit to the holders of the Notes afforded thereby, (h) any Foreign Subsidiary, (i) any not-for-profit Subsidiary, (j) any CFC Holdco, (k) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (l) any Subsidiary, the obtaining of a Note Guarantee with respect to which would result in material adverse tax consequences to the Fold-In Issuer or any Guarantor or any of their Subsidiaries, as reasonably determined by the Company, (n) any member of the Restricted Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including indebtedness owed to it) which in the aggregate have a value of more than $100,000 (excluding intercompany loans owed to it and existing on the Issue Date) and (m) any member of the Restricted Group (or a Person in which any member of the Restricted Group has an interest) which has a special purpose and whose creditors have no recourse to any member of the Restricted Group in respect of Indebtedness of that Subsidiary or Person, as the case may be, or any of such Subsidiary’s or Person’s Subsidiaries (other than recourse to such member of the Restricted Group who had granted a Lien over its shares or other interests in such Subsidiary or Person beneficially owned by it, provided that such recourse is limited to an enforcement of such a Lien); provided that any Excluded Subsidiary may, at the election of the Company and upon not less than 10 Business Days prior written notice to the Trustee, cease to be an Excluded Subsidiary and become a Guarantor.
“fair market value” unless otherwise specified, wherever such term is used in this Indenture (except as otherwise specifically provided in this Indenture), may be conclusively established by the Board of Directors, senior management or an Officer of the Company or the Affiliate Issuer in good faith.
“FCC” refers to the U.S. Federal Communications Commission.
“First-Priority Lien” means any Lien on some or all of the Note Collateral that ranks or is intended to rank pari passu with the Liens on the Notes, including any Lien that ranks pari passu by virtue of any Intercreditor Agreement or any other agreement or instrument; provided further that Liens that rank pari passu with the Liens on the Note Collateral securing the Notes but secure Indebtedness that is junior to the Notes with respect to the distributions of proceeds of enforcement of Note Collateral shall not be First-Priority Liens.
“Fold-In Issuer” means the Notes Proceeds Loan Borrower (or its successors).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company or of the Affiliate Issuer, in each case, which is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect as of the Issue Date or, for purposes of Section 4.03 as in effect from time to time; provided that at any date after the Issue Date the Company may make an election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election. Except as otherwise expressly provided below or in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in conformity with GAAP. At any time after the Issue Date, the Company may elect to apply for all purposes of this Indenture, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect on the Issue Date; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Indenture shall be prepared on the basis of IFRS as in effect from time to time (including that, upon first reporting its fiscal year results under IFRS, the financial statements of the Reporting Entity (but not the financial statements of the Affiliate Issuer) shall be restated on the basis of IFRS for the year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS), and (2) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall, at the Company’s option (a) continue to be computed in conformity with GAAP (provided that, following such election, the annual and quarterly information required by Section 4.03(a)(1) and 4.03(a)(2) shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such GAAP presentation to the corresponding IFRS presentation of such financial information), or (b) be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date. Thereafter, the Company may, at its option, elect to apply GAAP or IFRS and compute all ratios, computations and other determinations based on GAAP or IFRS, as applicable, all on the basis of the foregoing provisions of this definition of GAAP.
“Global Note Legend” means the legend set forth in Section 2.07(j)(2), which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with the Custodian and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.07(c), 2.07(d), 2.07(f) or 2.07(h).
“Grantor” means any Person that has pledged Note Collateral to secure the Notes and the Note Guarantees.
“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
“guarantor” means the obligor under a guarantee.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.
“Holder” means a Person in whose name a Note is registered on the Registrar’s books.
“Holding Company” means, in relation to a Person, an entity of which that Person is a Subsidiary.
“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors.
“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be "Incurred" at the time any funds are borrowed thereunder, subject to the definition of "Reserved Indebtedness Amount" (as defined in Section 4.09) and related provisions.
“Indebtedness” means, with respect to any Person (and with respect to the Company, the Affiliate Issuer and the Restricted Subsidiaries, on a Consolidated basis) on any date of determination (without duplication):
(1)    money borrowed or raised and debit balances at banks;
(2)    any bond, note, loan stock, debenture or similar debt instrument;
(3)    acceptance or documentary credit facilities; and
(4)    the principal component of Indebtedness of other Persons to the extent guaranteed by such Person to the extent not otherwise included in the Indebtedness of such Person, provided that Indebtedness which has been cash-collateralized shall not be included in any calculation of Indebtedness to the extent so cash-collateralized (including, for the avoidance of doubt, any Indebtedness to the extent the proceeds thereof constitute Escrowed Proceeds).
Notwithstanding the foregoing, “Indebtedness” shall not include (a) any deposits or prepayments received by the Company, the Affiliate Issuer or any Restricted Subsidiary from a customer or subscriber for its service and any other deferred or prepaid revenue, (b) any obligations to make payments in relation to earn outs, (c) Indebtedness which is in the nature of equity (other than redeemable shares) or equity derivatives, (d) Capitalized Lease

Obligations, (e) Receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt, any indebtedness in respect of Qualified Receivables Transactions, including, without limitation, guarantees by a Receivables Entity of the obligations of another Receivables Entity and any indebtedness in respect of Limited Recourse, (f) pension obligations or any obligation under employee plans or employment agreements, (g) any “parallel debt” obligations to the extent that such obligations mirror other Indebtedness, (h) any payments or liability for assets acquired or services supplied deferred (including Trade Payables) and, without limitation, any liability under an IRU Contract), (i) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (including, in each case, any accrued dividends), (j) any Hedging Obligations, (k) any Non-Recourse Indebtedness and (l) the Escrow Guarantee (or any similar arrangement entered into in connection with the Escrow Account). The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Independent Financial Advisor” means an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors or senior management of the Company or the Affiliate Issuer, qualified to perform the task for which it has been engaged.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means the $1,200,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.
“Initial Notes Proceeds Loan” means the proceeds loan under the Proceeds Loan Agreement funded with the proceeds of the Initial Notes.
“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company, the Affiliate Issuer, the Spin Parent or any direct or indirect parent company of the Company, or the Affiliate Issuer (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of the common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market (including, for the avoidance of doubt, any such Equity Offering of common stock or other common equity interest of the Spin Parent in connection with any Spin-Off).
“Instructions” means any written notices, directions or instructions (including for the avoidance of doubt by Electronic Means) received by the Trustee or the Agents from an Authorized Person or from a person reasonably believed by the Trustee or the respective Agent to be an Authorized Person.
“Intercreditor Agreement” means (i) the Intercreditor Agreement dated the Issue Date, and (ii) any Additional Intercreditor Agreement (in each case to the extent in effect).
“Interest Payment Date” has the meaning given to it in the Notes.
“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to the Company, the Affiliate Issuer or any Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate) or, in the event that there are no comparable transactions to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company or the Affiliate Issuer has conclusively determined in the good faith judgment of the Board of Directors or senior management to be fair to the Company or the Affiliate Issuer or such Restricted Subsidiary:
(1)    the sale of programming or other content by the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries to the Company, the Affiliate Issuer or any Restricted Subsidiary;
(2)    the lease or sublease of office space, other premises or equipment by the Company, the Affiliate Issuer or the Restricted Subsidiaries to the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries or by the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries to the Company, the Affiliate Issuer or the Restricted Subsidiaries;
(3)    the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Indebtedness) in the ordinary course of business, by the Company, the Affiliate Issuer or the Restricted Subsidiaries to or from the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries, including, without limitation, (a) the employment of personnel, (b) provision of employee healthcare or other benefits, including stock and other incentive plans (c) acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers, and (d) the provision of treasury, audit, accounting, banking, strategy, IT, branding, marketing, network, technology, research and development, telephony, office, administrative, compliance, payroll or other similar services; and
(4)    the extension by or to the Company, the Affiliate Issuer or the Restricted Subsidiaries to or by the Ultimate Parent, Liberty Latin America, the Spin Parent or any of their respective Subsidiaries of trade credit not constituting Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (1), (2) or (3) of this definition of Intra-Group Services.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
(1)    Hedging Obligations entered into in the ordinary course of business;
(2)    endorsements of negotiable instruments and documents in the ordinary course of business; and
(3)    an acquisition of assets, Capital Stock or other securities by the Company, the Affiliate Issuer or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company, the Affiliate Issuer or a Parent.
For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07,
(a)    “Investment” will include the portion (proportionate to the Company’s or the Affiliate Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company or the Affiliate Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s or the Affiliate Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s or the Affiliate Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and
(b)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined conclusively in good faith by the Board of Directors or senior management of the Company or the Affiliate Issuer.
If the Company, the Affiliate Issuer or any Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of Voting Stock of a Restricted Subsidiary such that such Subsidiary is no longer a Restricted Subsidiary, then the Investment of the Company or the Affiliate Issuer in such Person shall be deemed to have been made as of the date of such transfer or other disposition in an amount equal to the fair market value of such Voting Stock on such date.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company or the Affiliate Issuer’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.
“Investment Grade Securities” means:
(1)    securities issued by the U.S. government or by any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by the U.S. government and in each case with maturities not exceeding two years from the date of the acquisition;

(2)    securities issued by or a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, and in each case with maturities not exceeding two years from the date of the acquisition;
(3)    debt securities or debt instruments with a rating of A or higher by S&P or A-2 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities ratings agency, but excluding any debt securities or instruments constituting loans or advances among the Company, the Affiliate Issuer and their Subsidiaries;
(4)    investments in any fund that invests exclusively in investments of the type described in clauses (1) through (3) which fund may also hold immaterial amounts of cash and Cash Equivalents pending investment and/or distribution; and
(5)    corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high-quality investments and, in each case, with maturities not exceeding two years from the date of the acquisition.
“Investment Grade Status” shall occur when the Notes receive any two of the following:
(1)    a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns;
(2)    a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns; and
(3)    a rating of “BBB-” (or the equivalent) or higher from Fitch Ratings Inc. or any of its successors or assigns, in each case, with a “stable outlook” from such rating agency.
“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold or distributed in such Initial Public Offering.
“IRU Contract” means a contract entered into by the Company, the Affiliate Issuer or any Restricted Subsidiary in the ordinary course of business in relation to the right to use capacity on a telecommunications cable system (including the right to lease such capacity to another person).
“Issue Date” means October 25, 2019.
“Joint Venture Parent” means the joint venture entity formed in a Parent Joint Venture Transaction.
“Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of Law.
“LCPR Credit Agreement” means the credit agreement to be entered into between, among others, the Company as borrower, The Bank of Nova Scotia as the administrative agent and security agent, and certain financial institutions as lenders (as may be further amended, supplemented or otherwise modified from time to time).
“LCPR Credit Facilities” means the term loan facilities and revolving credit facilities established under the LCPR Credit Agreement.
“LCPR Group” means LiLAC Communications Inc., LiLAC Ventures Ltd and their respective Subsidiaries.
“LCPR Group Assumption” means the assumption by the Fold-In Issuer of all of the obligations of the Old Issuer under the Notes and this Indenture and the deemed repayment in full and cancellation of the Notes Proceeds Loan.
“LCPR Group Assumption Date” means the date on which the LCPR Group Assumption is consummated.
“LCPR Initial Revolving Credit Commitments” means the $125 million revolving credit commitments of the revolving credit lenders under the LCPR Credit Agreement.
“Liberty Latin America” means Liberty Latin America Ltd., and any and all successors thereto.
“Lien” means any assignment, mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“LiLAC Communications” means LiLAC Communications Inc., and any and all successors thereto.
“LiLAC Ventures” means LiLAC Ventures Ltd., and any and all successors thereto.
“Limited Condition Transaction” means (i) any Investment or acquisition, in each case, by one or more of the Company, the Affiliate Issuer and the Restricted Subsidiaries of any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (iii) any Restricted Payment.
“Limited Recourse” means a letter of credit, revolving loan commitment, cash collateral account, guarantee or other credit enhancement issued by the Company, the Affiliate Issuer or any Restricted Subsidiary (other than a Receivables Entity) in connection with the Incurrence of Indebtedness by a Receivables Entity under a Qualified Receivables Transaction; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts, guarantees or other such credit enhancements of the Company, the Affiliate Issuer and the Restricted Subsidiaries (other than a Receivables Entity) shall not exceed 25% of the principal amount of such Indebtedness at any time.

“Losses” means any and all claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) sustained by any party.
“Management Fees” means any management, consultancy, stewardship or other similar fees payable by the Company, the Affiliate Issuer or any Restricted Subsidiary, including any fees, charges and related expenses Incurred by any Parent on behalf of and/or charged to the Company, the Affiliate Issuer or any Restricted Subsidiary.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of the declaration of such dividend.
“Material Real Property” means any fee-owned Real Property located in the United States that is owned by any Loan Party with a fair market value in excess of $15,000,000 (at the Issue Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as estimated by the Company in good faith.
“Minority Investment” means any Person in which the Company, the Affiliate Issuer or any Restricted Subsidiary owns a minority interest that is not a Subsidiary of the Company, the Affiliate Issuer or any Restricted Subsidiary that has been designated as a “Minority Investment” by the Board of Directors or senior management of the Company or the Affiliate Issuer. The Board of Directors or senior management of the Company or the Affiliate Issuer may subsequently elect to remove any such designation. Any such designation or election shall be evidenced to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying such designation or election by the Board of Directors or senior management of the Company or the Affiliate Issuer.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
(1)    all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements) and Permitted Tax Distributions, as a consequence of such Asset Disposition;
(2)    all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable Law be repaid out of the proceeds from such Asset Disposition;

(3)    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
(4)    the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, the Affiliate Issuer or any Restricted Subsidiary after such Asset Disposition.
“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Non-Controlling Interest” means any minority interest in a Restricted Subsidiary held by a Person other than the Company, the Affiliate Issuer or any Restricted Subsidiary.
“Non-Recourse Indebtedness” means any indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary (and not of any other Person), in respect of which the Person or Persons to whom such indebtedness is or may be owed has or have no recourse whatsoever to the Company, the Affiliate Issuer or any Restricted Subsidiary for any payment or repayment in respect thereof:
(1)    other than recourse to the Company, the Affiliate Issuer or any Restricted Subsidiary which is limited solely to the amount of any recoveries made on the enforcement of any collateral securing such indebtedness or in respect of any other disposition or realization of the assets underlying such indebtedness;
(2)    provided that such Person or Persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up, dissolution or administration of the Company, the Affiliate Issuer or any Restricted Subsidiary (or proceedings having an equivalent effect) or to appoint or cause the appointment of any receiver, trustee or similar person or officer in respect of the Company, the Affiliate Issuer or any Restricted Subsidiary or any of its assets until after the Notes have been repaid in full; and
(3)    provided further that the principal amount of all indebtedness Incurred and outstanding pursuant to this definition does not exceed the greater of (i) $75.0 million and (ii) 5.0% of Total Assets.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Note Collateral” means the following property and assets that will secure the Notes following the Fold-In:
(1)    the Capital Stock of the Fold-In Issuer, any Affiliate Issuer and each Guarantor;
(2)    all of the rights of the relevant creditors in relation to certain Subordinated Shareholder Loans;

(3)    substantially all assets of the Fold-In Issuer and any Guarantor (other than Excluded Assets); and
(4)    any other additional security interests that may in the future be pledged to secure obligations under the Notes.
“Note Security Documents” means the agreements pursuant to which security interests in the Note Collateral are granted.
“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Notes Proceeds Loan” means the Initial Notes Proceeds Loan and any Debt Pushdown Proceeds Loan.
“Notes Proceeds Loan Borrower” means the Initial Proceeds Loan Borrower or the Debt Pushdown Proceeds Loan Borrower and, in each case, any and all successors thereto, and any permitted assignees thereof under the Proceeds Loan Agreement.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the final Offering Memorandum, dated October 22, 2019, relating to the offer of the Initial Notes.
“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, Deputy Chief Financial Officer, the President, any Vice President, any Managing Director, any Director, any Board Member, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary, or any authorized signatory of such Person.
“Officer’s Certificate” means a certificate signed by an Officer.
“Old Issuer” means LCPR Senior Secured Financing Designated Activity Company and any and all successors thereto prior to the LCPR Group Assumption Date.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, the Affiliate Issuer or the Trustee.
“ordinary course of business” means the ordinary course of business of the Company, the Affiliate Issuer, any Affiliate Subsidiary and any of their respective Subsidiaries and/or the Ultimate Parent and its Subsidiaries.
“Parametric Cover” means any parametric insurance or derivative arrangements in respect of weather-related events.
“Parent” means (i) the Ultimate Parent, (ii) any Subsidiary of the Ultimate Parent of which the Company is a Subsidiary on the Issue Date, (iii) any other Person of which the Company or the Affiliate Issuer at any time is or becomes a Subsidiary after the Issue Date (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Parent following any Spin-Off ) and (iv) any Joint Venture Parent, any Subsidiary of the Joint

Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.
“Parent Expenses” means:
(1)    costs (including all professional fees and expenses) Incurred by any Parent or any Subsidiary of a Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable Laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary;
(2)    indemnification obligations of any Parent or any Subsidiary of a Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person with respect to its ownership of the Company, the Affiliate Issuer or any Restricted Subsidiary or the conduct of the business of the Company, the Affiliate Issuer or any Restricted Subsidiary;
(3)    obligations of any Parent or any Subsidiary of a Parent in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Company, the Affiliate Issuer or any Restricted Subsidiary or the conduct of the business of the Company, the Affiliate Issuer and any Restricted Subsidiary;
(4)    general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent or Subsidiary of a Parent related to the ownership, stewardship or operation of the business (including, but not limited to, Intra-Group Services) of the Company, the Affiliate Issuer or any of the Restricted Subsidiaries, including acquisitions or dispositions or treasury transactions by the Company, the Affiliate Issuer or any of the Subsidiaries permitted hereunder (whether or not successful), in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Parent; and
(5)    fees and expenses payable by any Parent in connection with any the Transactions, or a Post-Closing Reorganization.
“Parent Joint Venture Holders” means the holders of the share capital of the Joint Venture Parent.
“Parent Joint Venture Transaction” means a transaction pursuant to which a joint venture is formed by the contribution of some or all of the assets of a Parent or issuance or sale of shares of a Parent to one or more entities which are not Affiliates of the Ultimate Parent.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively.
“Pari Passu Lien Obligation” means any Indebtedness that has Pari Passu Lien Priority relative to the Notes and the Note Guarantees with respect to the Note Collateral.

“Pari Passu Lien Priority” means, relative to the specified Indebtedness and other obligations, having equal or substantially equal Lien priority to the Notes and the Note Guarantees, as the case may be, on the Note Collateral (taking into account any intercreditor arrangements).
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets (including, without limitation, securities of a Related Business) or a combination of such assets, cash and Cash Equivalents between the Company, the Affiliate Issuer or any of the Restricted Subsidiaries and another Person.
“Permitted Business” means any business:
(1)    engaged in by any Parent, any Subsidiary of any Parent, the Company, the Affiliate Issuer or any Restricted Subsidiary (in each case after giving effect to the Acquisition) on the Issue Date;
(2)    that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Indenture), operation, utilization and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony (including for the avoidance of doubt, mobile telephony), internet services and Content, high speed data transmission, video, multi-media and related activities);
(3)    or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which any Parent, any Subsidiary of any Parent, the Company, the Affiliate Issuer or the Restricted Subsidiaries (in each case after giving effect to the Acquisition) are engaged on the Issue Date, including, without limitation, all forms of television, telephony (including, for the avoidance of doubt, mobile telephony) and internet services and any services relating to carriers, networks, broadcast or communications services, or Content; or
(4)    that comprises being a Holding Company of one or more Persons engaged in any such business referred to above.

“Permitted Collateral Liens” means:
(1)    Liens on the Note Collateral that are described in one or more of clauses (2), (3), (4), (5), (6), (8), (9), (11) and (12) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce the Lien in the Collateral granted under the Note Security Documents; and
(2)        Liens on the Note Collateral to secure:
(a)    the Notes;
(b)    Indebtedness of the Company, the Affiliate Issuer and the Restricted Subsidiaries that is permitted to be Incurred under Sections 4.09(a)(2), 4.09(b)(1), 4.09(b)(3), and 4.09(b)(4) (in the case of Section 4.09(b)(4), to the extent such Indebtedness is secured by a Lien on the Note Collateral that is existing on, or provided for, under written arrangements existing on the Issue Date), 4.09(b)(13) (in the case of Section 4.09(b)(13), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this clause (2) of this definition of Permitted Collateral Liens), 4.09(b)(14), 4.09(b)(18), 4.09(b)(21) and 4.09(b)(25);
(c)    Indebtedness that is permitted to be Incurred under Section 4.09(b)(6) and guarantees thereof; provided that, at the time of the acquisition or other transaction pursuant to which such Indebtedness was Incurred and after giving effect to the Incurrence of such Indebtedness on a pro forma basis, (i) the Company, the Affiliate Issuer and the Restricted Subsidiaries would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) or (ii) the Consolidated Senior Secured Net Leverage Ratio would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the Incurrence of such Indebtedness; and
(d)    any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a), (b) and (c);
provided, however, that (i) such Lien ranks equal or junior to all other Liens on the Note Collateral securing Senior Indebtedness of the Company, the Affiliate Issuer and the Restricted Subsidiaries and (ii) holders of Indebtedness referred to in this clause (2) (or their duly authorized Representative) shall enter into any applicable Intercreditor Agreement; and
(3)    Liens on the Note Collateral to secure:
(a)    Indebtedness that is permitted to be Incurred under Sections 4.09(a)(1), 4.09(b)(1), 4.09(b)(4) (in the case of Section 4.09(b)(4), to the extent such Indebtedness is secured by a Lien on the Note Collateral that is existing on, or provided for, under written arrangements existing on the Issue Date), 4.09(b)(6) and 4.09(b)(13) (in the case Section 4.09(b)(13), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this clause (3) of this definition of Permitted Collateral Liens), 4.09(b)(14), 4.09(b)(18), 4.09(b)(21) and 4.09(b)(25);
(b)    any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (a) and this clause (b);
provided, however, that (i) such Lien ranks junior to all other Liens on the Note Collateral securing the Senior Indebtedness of the Company, the Affiliate Issuer and the Restricted Subsidiaries and (ii) holders of Indebtedness referred to in this clause (3) (or their duly authorized Representative) shall enter into any applicable Intercreditor Agreement.

“Permitted Credit Facility” means, one or more debt facilities or arrangements (including, without limitation, the LCPR Credit Facilities) that may be entered into by the Company, the Affiliate Issuer and the Restricted Subsidiaries providing for credit loans, letters of credit or other Indebtedness or other advances, in each case, Incurred in compliance with Section 4.09.

“Permitted Financing Action” means, to the extent that any Incurrence of Indebtedness or Refinancing Indebtedness is permitted pursuant to Section 4.09, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Indebtedness in relation to the Incurrence of that Indebtedness or Refinancing Indebtedness.
“Permitted Holders” means, collectively, (1) the Ultimate Parent, (2) in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent, (3) any Affiliate or Related Person of a Permitted Holder described in clauses (1) or (2) above, and any successor to such Permitted Holder, Affiliate, or Related Person, (4) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Company or the Affiliate Issuer, acting in such capacity and (5) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of the Company, the Affiliate Issuer and the Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with Section 4.14.
“Permitted Investment” means an Investment by the Company, the Affiliate Issuer or any Restricted Subsidiary in:
(1)    the Company, the Affiliate Issuer or any Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);
(2)    another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, the Affiliate Issuer or any Restricted Subsidiary (other than a Receivables Entity);
(3)    cash and Cash Equivalents or Investment Grade Securities;
(4)    Receivables owing to the Company, the Affiliate Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, the Affiliate Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;
(5)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6)    loans or advances to employees made in the ordinary course of business consistent with past practices of the Company, the Affiliate Issuer or such Restricted Subsidiary;
(7)    Capital Stock, obligations, accounts receivables or securities received in settlement of debts created in the ordinary course of business and owing to the Company, the Affiliate Issuer or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization, workout recapitalization or similar arrangement including upon the bankruptcy or insolvency of a debtor;
(8)    Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.10 and other Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;
(9)    any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date or made in compliance with Section 4.07; provided that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;
(10)    Currency Agreements, Commodity Agreements and Interest Rate Agreements, in each case not entered into for speculative purposes, and related Hedging Obligations;
(11)    Investments by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of $75.0 million and 5.0% of Total Assets at any one time, provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary in compliance with Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;
(12)    Investments by the Company, the Affiliate Issuer or any Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company, the Affiliate Issuer or any Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;
(13)    guarantees issued in accordance with Section 4.09 and other guarantees (and similar arrangements) of obligations not constituting Indebtedness;
(14)    pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;

(15)    the LCPR Credit Facilities, the Notes and any other Indebtedness (other than Subordinated Obligations) of the Company, the Affiliate Issuer or any Restricted Subsidiary;
(16)    so long as no Default or Event of Default of the type specified in Section 6.01(a)(1) or Section 6.01(a)(2) has occurred and is continuing, (a) minority Investments in any Person engaged in a Permitted Business and (b) Investments in joint ventures that conduct a Permitted Business to the extent that, after giving pro forma effect to any such Investment, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.50 to 1.00;
(17)    any Investment to the extent made using as consideration Capital Stock of the Company or the Affiliate Issuer (other than Disqualified Stock), Subordinated Shareholder Loans or Capital Stock of any Parent;
(18)    Investments acquired after the Issue Date as a result of an acquisition by the Company, the Affiliate Issuer or any Restricted Subsidiary, including by way of merger, amalgamation or consolidation with or into the Company, the Affiliate Issuer or any Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(19)    Permitted Joint Ventures;
(20)    Investments in Securitization Obligations;
(21)    [Reserved];
(22)    any Person where such Investment was acquired by the Company, the Affiliate Issuer or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company, the Affiliate Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Fold-In Issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company, the Affiliate Issuer or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(23)    any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except those transactions described in Section 4.11(b)(1), Section 4.11(b)(5), Section 4.11(b)(9) or Section 4.11(b)(24));
(24)    Investments in or constituting Bank Products;
(25)    any loans or guarantees relating to Excess Capacity Network Services provided that the price payable to the Company, the Affiliate Issuer or any Restricted Subsidiary in relation to such Excess Capacity Network Services is no less than the cost incurred by the Company, the Affiliate Issuer or any Restricted Subsidiary in providing such Excess Capacity Network Services;
(26)     [Reserved];

(27)    Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or purchases of contract rights or licenses or leases of intellectual property;
(28)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements;
(29)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company, the Affiliate Issuer or the Restricted Subsidiaries;
(30)    Investments by the Company, the Affiliate Issuer or any Restricted Subsidiary in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;
(31)    Investments by the Company, the Affiliate Issuer or any Restricted Subsidiary in connection with any start-up financing or seed funding of any Person, together with all other Investments pursuant to this clause (31), in an aggregate amount at the time of such Investment not to exceed the greater of (i) $15.0 million and (ii) 1.0% of Total Assets at any one time; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause; and
(32)    Investments of all or a portion of the Escrowed Proceeds permitted under the relevant escrow agreement.
“Permitted Joint Ventures” means one or more joint ventures formed (a) by the contribution of some or all of the assets of the Company’s or the Affiliate Issuer’s business solutions division pursuant to a Business Division Transaction to a joint venture formed by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries with one or more joint venturers, (b) by the contribution of some or all of the assets of the Company’s or the Affiliate Issuer’s Content business pursuant to a Content Transaction to a joint venture formed by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries with one or more joint venturers and/or (c) for the purposes of network and/or infrastructure sharing with one or more joint venturers.
“Permitted Liens” means:
(1)    Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction, and Liens on Investments in Receivables Entities;
(2)    pledges or deposits by such Person under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(3)    Liens imposed by Law, including carriers’, warehousemen’s, mechanics’ landlords’, materialmen’s, repairmen’s, construction and other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;
(4)    Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(5)    Liens in favor of issuers of surety, bid or performance bonds or with respect to other regulatory requirements or trade or government contracts or to secure leases or permits, licenses, statutory or regulatory obligations, or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(6)    (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property or assets over which the Company, the Affiliate Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto (including, without limitation, the right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the Company, the Affiliate Issuer or any of its Restricted Subsidiaries or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof), (b) minor survey exceptions, encumbrances, trackage rights, special assessments ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company, the Affiliate Issuer and the Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company, the Affiliate Issuer and the Restricted Subsidiaries, and (c) any condemnation or eminent domain proceedings affecting any real property;
(7)    [Reserved];
(8)    leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company, the Affiliate Issuer or the Restricted Subsidiaries;
(9)    Liens arising out of judgments, decrees, orders or awards so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(10)    Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Purchase Money Obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business (including Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business) provided that such Liens do not encumber any other assets or property of the Company, the Affiliate Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
(11)    Liens (i) arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) deposits made in the ordinary course of business to secure liability to insurance carriers;
(12)    Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company, the Affiliate Issuer and the Restricted Subsidiaries in the ordinary course of business;
(13)    Liens securing Indebtedness to the extent Incurred in compliance with Section 4.09(b)(17), including guarantees and any Refinancing Indebtedness in respect thereof;
(14)    Liens (a) over the segregated trust accounts set up to fund productions, (b) required to be granted over productions to secure production grants granted by regional and/or national agencies promoting film production in the relevant regional and/or national jurisdiction and (c) over assets relating to a specific production funded by Production Facilities;
(15)    Liens existing on, or provided for under written arrangements existing on, the Issue Date;
(16)    Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (including Liens created, Incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, that any such Lien may not extend to any other property owned by the Company, the Affiliate Issuer or any other Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(17)    Liens on property at the time the Company, the Affiliate Issuer or any Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Restricted Subsidiary (including Liens created, Incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property owned by the Company, the Affiliate Issuer or such Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(18)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company, the Affiliate Issuer or another Restricted Subsidiary;
(19)    Permitted Collateral Liens;
(20)    Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(21)    Liens securing Indebtedness Incurred under any Permitted Credit Facility;
(22)    Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(23)    any interest or title of a lessor under any Capitalized Lease Obligations or operating leases;
(24)    any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(25)    Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Indebtedness, which Liens are created to secure payment of such Indebtedness;
(26)    Liens on assets or property of a Restricted Subsidiary that is not the Fold-In Issuer or a Guarantor securing Indebtedness of a Restricted Subsidiary that is not the Fold-In Issuer or a Guarantor permitted by Section 4.09;
(27)    any Liens in respect of the ownership interests in, or assets owned by, any joint ventures securing obligations of such joint ventures or similar agreements;
(28)    Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers or escrow agent thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;
(29)    Liens Incurred with respect to obligations that do not exceed the greater of (a) $75.0 million and (b) 5.0% of Total Assets at any time outstanding;
(30)    Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Transaction;
(31)    Liens for the purpose of perfecting the ownership interests of a purchaser of Receivables and related assets pursuant to any Qualified Receivables Transaction;
(32)    Cash deposits or other Liens for the purpose of securing Limited Recourse;
(33)    Liens arising in connection with other sales of Receivables permitted hereunder without recourse to the Company, the Affiliate Issuer or any of the Restricted Subsidiaries;
(34)    Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction”;
(35)    Liens in respect of Bank Products or to implement cash pooling arrangements or arising under the general terms and conditions of banks with whom the Company, the Affiliate Issuer or any Restricted Subsidiary maintains a banking relationship or to secure cash management and other banking services, netting and set-off arrangements, and encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled and net balance basis (including any ancillary facility under any Credit Facility or other accommodation comprising of more than one account) and Liens of the Company, the Affiliate Issuer or any Restricted Subsidiary under the general terms and conditions of banks and financial institutions entered into in the ordinary course of banking or other trading activities;
(36)    Liens on cash, Cash Equivalents, Investments or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is not prohibited hereunder;
(37)    Liens on equipment of the Company, the Affiliate Issuer or any Restricted Subsidiary granted in the ordinary course of business to a client of the Company, the Affiliate Issuer or any Restricted Subsidiary at which such equipment is located;
(38)    subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects except as such non-compliance does not interfere in any material respect, as determined in good faith by the Board of Directors or senior management of the Company or the Affiliate Issuer, with the business of the Company, the Affiliate Issuer and their Subsidiaries taken as a whole;

(39)    facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation a property in the ordinary course of business; provided the same are complied with in all material respects;
(40)    deemed trusts created by operation of Law in respect of amounts which are (i) not yet due and payable, (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or (iv) unpaid due to inadvertence after exercising due diligence;
(41)    Liens encumbering deposits made in the ordinary course of business to secure liabilities to insurance carriers; and
(42)    Liens securing the Notes and the Note Guarantees.
“Permitted Tax Distribution” means
(a)    (1) with respect to any taxable period ending after the date hereof for which the Company is treated as a partnership or as an entity disregarded as separate from its owner for Puerto Rican income tax purposes, any payment from the Company to its direct or indirect equity owners (or directly to the Puerto Rican taxing authority on behalf of such direct or indirect owners), to fund the Puerto Rican income tax liabilities of such direct or indirect equity owners in respect of their direct or indirect ownership of the Company for such taxable period, in an aggregate amount assumed to equal the product of (i) the taxable income of the Company for such taxable period (determined, for any taxable period for which the Company is a disregarded entity, as if the Company were a partnership) reduced, but not below zero, by any net cumulative taxable loss with respect to all prior taxable periods ending after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the taxable income of the current taxable period and has not previously been taken into account pursuant to this clause (a)(1) and (ii) the highest marginal Puerto Rican income tax rate (taking into account the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to an individual or corporation resident in Puerto Rico (whichever is higher) for such taxable period, (2) for each taxable period for which the Company is treated as a partnership or as an entity disregarded as separate from its owner for Puerto Rican income tax purposes (including any taxable periods prior to the date hereof), any payments from the Company to its direct or indirect equity owners (or directly to the Puerto Rican taxing authority on behalf of such direct or indirect owners) in an aggregate amount equal to the product of (i) any incremental taxable income of the Company for such taxable period resulting from an audit adjustment made by an applicable taxing authority after the date hereof and (ii) the highest marginal Puerto Rican income tax rate (taking into account the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such direct or indirect equity owner for such taxable period and (3) any Puerto Rico branch profits tax in respect of Relevant Net Income imposed pursuant to Section 1092.02 of the Internal Revenue Code of Puerto Rico (or any similar provision of Puerto Rico law) on any direct or indirect equity owner of the Company. For purposes of this provision, Relevant Net Income shall mean the amounts set forth in clauses (a)(1)(i) or (a)(2)(i) of this definition, as applicable, net of applicable Puerto Rican income tax; and
(b)    (1) with respect to any taxable period ending after the date hereof for which the Company, the Affiliate Issuer or any Affiliate Subsidiary is treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes, any payment from the Company, the Affiliate Issuer or any Affiliate Subsidiary to its direct or indirect equity owners, to fund the U.S. income tax liabilities of such direct or indirect equity owners in respect of their direct or indirect ownership of the Company, such Affiliate Issuer or such Affiliate Subsidiary for such taxable period, in an aggregate amount (determined prior to reduction for any Puerto Rican withholding tax applicable to any Permitted Tax Distributions) assumed to equal any excess of (A) the product of (i) the taxable income of the Company, the Affiliate Issuer or any Affiliate Subsidiary for such taxable period (determined, for any taxable period for which the Company, the Affiliate Issuer or any Affiliate Subsidiary is a disregarded entity, as if the Company, the Affiliate Issuer or any Affiliate Subsidiary were a partnership) reduced, but not below zero, by any net cumulative taxable loss with respect to all prior taxable periods ending after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the current taxable period and has not previously been taken into account pursuant to this clause (b)(1); provided that, for the avoidance of doubt, such taxable income shall be computed without taking into account any special basis adjustments under Section 734 or 743 of the Code made with respect to any transaction occurring after the date hereof and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to a corporation resident in Colorado for such taxable period over (B) for any taxable period in which the Puerto Rican income tax and/or branch profits tax are considered creditable taxes for purposes of Section 901 of the Code, the maximum permitted distribution under clauses (a)(1), (a)(2) and/or (a)(3) of this definition (as applicable) for such taxable period (to the extent such maximum permitted distribution (plus any Puerto Rican withholding tax attributable to any Permitted Tax Distributions) does not exceed the portion of the amount described in clause (b)(1)(A) of this definition that is attributable to U.S. federal income tax) (such excess, the “U.S. Partnership Tax Distribution Amount”), (2) for each taxable period for which the Company, the Affiliate Issuer or any Affiliate Subsidiary is treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes (including any taxable periods prior to the date hereof), any payments from the Company, the Affiliate Issuer or any Affiliate Subsidiary to its direct or indirect equity owners in an aggregate amount equal to any additional U.S. Partnership Tax Distribution Amount with respect to any incremental taxable income of the Company, the Affiliate Issuer or any Affiliate Subsidiary for such taxable period resulting from an audit adjustment made by an applicable taxing authority after the date hereof including as necessary to satisfy any taxes imposed on a direct or indirect owner of the Company, the Affiliate Issuer or any Affiliate Subsidiary arising from the Partnership Audit Rules and attributable to the operations or activities of the Company, the Affiliate Issuer, any Affiliate subsidiary or any of their Subsidiaries and (3) for any taxable period for which the Company, the Affiliate Issuer, any Affiliate Subsidiary or any of their Subsidiaries is a member of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes of which a direct or indirect parent of the Company is the common parent (a “Tax Group”) (or the Company, the Affiliate Issuer, any Affiliate Subsidiary or any of their Subsidiaries is a disregarded entity or partnership directly or indirectly owned by a member or members of such a group), to pay the portion of any U.S. federal, foreign, state or local income taxes (as applicable) of such Tax Group for such taxable period that are attributable to the taxable income of the Company, the Affiliate Issuer, any Affiliate Subsidiary and/or any of their Restricted Subsidiaries (and, to the extent permitted below, the applicable Subsidiaries that are not Restricted Subsidiaries); provided that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Company, the Affiliate Issuer and the Restricted Subsidiaries (and, to the extent permitted below, the applicable Subsidiaries that are not Restricted Subsidiaries), as applicable, would have been required to pay in respect of such taxable income as stand-alone taxpayers or a stand-alone Tax Group and (B) the amount of such payments made in respect of a Subsidiary that is not a Restricted Subsidiary will be permitted only to the extent that cash distributions were made by such Subsidiary to the Company, the Affiliate Issuer or any Restricted Subsidiary for such purpose. To the extent any portion of the Permitted Tax Distribution for a particular taxable period is not actually distributed in such period, the amount of the excess of such Permitted Tax Distribution over the amount actually distributed for such period shall increase the amount of Permitted Tax Distributions with respect to the immediately subsequent period (and, to the extent such excess is not actually distributed in the immediately subsequent period, the following period(s)). “Partnership Audit Rules” means Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (and any Treasury regulations or other guidance that may be promulgated in the future relating thereto) and, in each case, any analogous provisions of state, local, and non-U.S. law.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Post-Closing Reorganization” means the possible reorganization of the LiLAC Communications and LiLAC Ventures and their Subsidiaries by the Ultimate Parent, which is expected to include: (i) a distribution or other transfer of the Company and the Affiliate Issuer and their respective Subsidiaries or a Parent of both the Company and the Affiliate Issuer to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent through one or more mergers, transfers, consolidations or other similar transactions such that the Company and the Affiliate Issuer and their respective Subsidiaries or such Parent will become the direct Subsidiary of the Ultimate Parent or such other direct Subsidiary of the Ultimate Parent, and/or (ii) the issuance by the Company and the Affiliate Issuer of Capital Stock to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent and, as consideration therefor, the assignment by the Ultimate Parent or a direct Subsidiary of the Ultimate Parent of a loan receivable to the Company or the Affiliate Issuer, as the case may be, and/or (iii) the insertion of a new entity as a Subsidiary of LiLAC Communications and/or LiLAC Ventures, as applicable, which new entity will become a Parent of the Company.
“Preferred Stock,” as applied to the Capital Stock of any corporation, partnership, limited liability company or other entity, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such entity, over shares of Capital Stock of any other class of such entity.
“Private Placement Legend” means the legend set forth in Section 2.07(j)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“Proceeds Loan Agreement” means the Proceeds Loan Agreement dated on or around the date of funding of the first SPV Credit Facility Proceeds Loan (as amended, supplemented and/or restated from time to time) between, among others, the SPV Borrower and the Old Issuer as lenders and the Company as a Proceeds Loan Borrower.
“Proceeds Loan Obligor” means any borrower or guarantor of any proceeds loan under the Proceeds Loan Agreement.
“Production Facilities” means any bilateral facilities provided by a lender to the Company, the Affiliate Issuer or any Restricted Subsidiary to finance a production.
“Pro forma EBITDA” means, for any period, the Consolidated EBITDA of the Company, the Affiliate Issuer and the Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro forma EBITDA for such period, if, as of such date of determination:
(1)     since the beginning of such period the Company, the Affiliate Issuer or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, any business, any group of assets constituting an operating unit of a business or any Minority Investment (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or Pro forma Non-Controlling Interest EBITDA, as applicable, is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)    since the beginning of such period the Company, the Affiliate Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, acquires any Non-Controlling Interests in a Restricted Subsidiary or otherwise acquires any company, any business, any group of assets constituting an operating unit of a business or any Minority Investment (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made under this Indenture, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and
(3)    since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Company, the Affiliate Issuer or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company, the Affiliate Issuer or any Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.
For purposes of this definition and determining compliance with any provision of this Indenture that requires the calculation of any financial ratio or test, (a) whenever pro forma effect is to be given to any transaction or calculation, the pro forma calculations will be as determined conclusively in good faith by a responsible financial or accounting officer of the Company (including without limitation in respect of anticipated expense and cost reductions) including, without limitation, as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company, the Affiliate Issuer or any Restricted Subsidiary including, without limitation, in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) interest on any Indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).
For the avoidance of doubt, the Consolidated EBITDA and all outstanding Indebtedness of any company or business division or other assets to be acquired or disposed of pursuant to a signed purchase agreement (which may be subject to one or more conditions precedent) may be given pro forma effect for the purpose of calculating Pro Forma EBITDA.
“Pro forma Non-Controlling Interest EBITDA” means, for any period, an amount equal to the proportion of the Pro forma EBITDA of the Company, the Affiliate Issuer and the Restricted Subsidiaries which would have been attributable to Non-Controlling Interests, on the basis that the relevant measures for calculating such Pro forma EBITDA for such period under the definition of “Pro forma EBITDA” (including “Consolidated EBITDA”) are attributed to such Non-Controlling Interests in accordance with the definition of “Consolidation”.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term “Public Debt” (a) shall not include the Notes (or any Additional Notes) and (b) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and Affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the LCPR Credit Agreement, a Permitted Credit Facility, a Production Facility, commercial bank or similar Indebtedness, Capitalized Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”
“Public Market” means any time after an Equity Offering has been consummated, shares of common stock or other common equity interests of the IPO Entity having a market value in excess of $75.0 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.
“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include any offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).
“Public Offering Expenses” means expenses Incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (whether or not successful):
(1)    where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company, the Affiliate Issuer or any Restricted Subsidiary; or
(2)    in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or
(3)    otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company, the Affiliate Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary of such Parent.
“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company, the Affiliate Issuer or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) is repayable from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables and (b) may be subordinated to the payments described in clause (a).
“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries pursuant to which the Company, the Affiliate Issuer or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of the Company, the Affiliate Issuer or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables and any Hedging Obligations entered into by the Company, the Affiliate Issuer or any such Restricted Subsidiary in connection with such Receivables.
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code and any “supporting obligations” as so defined.
“Receivables Entity” means a Subsidiary of the Company, the Affiliate Issuer or any Restricted Subsidiary (or another Person in which the Company, the Affiliate Issuer or any Restricted Subsidiary makes an Investment or to which the Company, the Affiliate Issuer or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables, which is designated by the Board of Directors or senior management of the Company or the Affiliate Issuer (as provided below) as a Receivables Entity and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:
(a)    is guaranteed by the Company, the Affiliate Issuer or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
(b)    is recourse to or obligates the Company, the Affiliate Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings;
(c)    subjects any property or asset of the Company, the Affiliate Issuer or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; or
(d)    except, in each such case, Limited Recourse and Permitted Liens as defined in clauses (30) through (33) and (36) of the definition thereof.
(2)    with which neither the Company, the Affiliate Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms not materially less favorable to the Company, the Affiliate Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company or the Affiliate Issuer, other than fees payable in the ordinary course of business in connection with servicing Receivables; and
(3)    to which neither the Company, the Affiliate Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Qualified Receivables Transaction), except for Limited Recourse and Permitted Liens as defined in clauses (30) through (33) and (36) of the definition thereof.
Any such designation by the Board of Directors or senior management of the Company or the Affiliate Issuer shall be evidenced to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing conditions.
“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.
“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Redemption Date” means, when used with respect to any Note to be redeemed pursuant to this Indenture, the date fixed for such redemption.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company or the Affiliate Issuer that refinances Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary, as applicable, and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company, the Affiliate Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, including successive refinancings; provided that:
(1)    if the Indebtedness being refinanced constitutes Subordinated Obligations, (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Notes;
(2)    such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, Incurred in connection therewith; and
(3)    if the Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being refinanced.
Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of all or any part of any such Credit Facility or other Indebtedness.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means one or more Global Notes, substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of the Depositary or its nominee, initially issued in an aggregate principal amount equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.
“Related Business” means any business that is the same as or related, ancillary or complementary to, any of the businesses of the Company, the Affiliate Issuer and the Restricted Subsidiaries on the Issue Date.
“Related Person” with respect to any Permitted Holder, means:
(1)    any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder;
(2)    in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)    any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.
“Related Taxes” means:
(1)    any taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:
(a)    being organized or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, the Affiliate Issuer or any Restricted Subsidiary or any of the Company’s, the Affiliate Issuer’s or any Restricted Subsidiary's Subsidiaries), or
(b)    being a Holding Company parent of the Company, the Affiliate Issuer, any Restricted Subsidiary or any of the Company’s, the Affiliate Issuer’s or any Restricted Subsidiary's Subsidiaries, or
(c)    receiving dividends from or other distributions in respect of the Capital Stock of the Company, the Affiliate Issuer, any Restricted Subsidiary or any of the Company’s, the Affiliate Issuer’s or any Restricted Subsidiary's Subsidiaries, or
(d)    having guaranteed any obligations of the Company, the Affiliate Issuer, any Restricted Subsidiary or any Subsidiary of the Company, the Affiliate Issuer or any Restricted Subsidiary, or
(e)    having made any payment in respect to any of the items for which the Company, the Affiliate Issuer or any Restricted Subsidiary is permitted to make payments to any Parent pursuant to Section 4.07, in each case, to the extent such taxes are not paid by another Subsidiary or such Parent; or
(2)    any taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that the Company, the Affiliate Issuer, any Restricted Subsidiary and their respective Subsidiaries would have been required to pay on a separate company basis or on a Consolidated basis if the Company, the Affiliate Issuer, any Restricted Subsidiary and their respective Subsidiaries had paid tax on a Consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company, the Affiliate Issuer, any Restricted Subsidiary and their respective Subsidiaries and any taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Company, the Affiliate Issuer, any Restricted Subsidiary and their respective Subsidiaries (in each case, reduced by any taxes measured by income actually paid by the Company, the Affiliate Issuer, any Restricted Subsidiary and their respective Subsidiaries).
“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.
“Reporting Entity” refers to the Company, or following any election made in accordance with Section 4.03, the Company or such other Parent of the Company, or, following an Affiliate Issuer Accession, the Common Holding Company or a Parent of the Common Holding Company.
“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness or the provider of Senior Indebtedness (if provided on a bilateral basis), as the case may be.
“Reserved Indebtedness Amount” has the meaning given to that term in Section 4.09.
“Restricted Group” means the Company, any Affiliate Issuer and any Subsidiary of the Company or of any Affiliate Issuer, together with any Affiliate Subsidiaries from time to time, but in each case excluding any Unrestricted Subsidiary.
“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) including any vice president, assistant vice president, assistant treasurer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company or of the Affiliate Issuer, together with any Affiliate Subsidiaries, in each case other than an Unrestricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Securitization Obligation” means any Indebtedness or other obligation of any Receivables Entity.
“Security Agent” means The Bank of Nova Scotia appointed as security agent for the Notes or any successors thereto.

“Senior Debt Issuer” refers only to LCPR Senior Financing Designated Activity Company and its successors and not to any of its Subsidiaries;
“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter Incurred, all amounts payable by, under or in respect of all other Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to each of the Company, the Affiliate Issuer or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:
(7)    any Indebtedness Incurred in violation of this Indenture;
(8)    any obligation of the Company or the Affiliate Issuer to any Restricted Subsidiary or any obligation of any Guarantor to the Company, the Affiliate Issuer or any Restricted Subsidiary;
(9)    any liability for taxes owed or owing by the Company, the Affiliate Issuer or any Restricted Subsidiary;
(10)    any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);
(11)    any Indebtedness, guarantee or obligation of the Company, any Affiliate Issuer or any Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company, the any Affiliate Issuer or such other Guarantor, including, without limitation, any Subordinated Obligation; or
(12)    any Capital Stock.
“Senior Secured Indebtedness” means, with respect to any Person as of any date of determination, any Indebtedness that is (1) secured by a First-Priority Lien, (2) Incurred by the Fold-In Issuer or any Guarantor and secured by any other Lien on assets of the Fold-In Issuer, any Guarantor or any Restricted Subsidiary (other than a Lien permitted under clauses (22), (28), or (29) of the definition of “Permitted Liens”), or (3) Incurred by a Restricted Subsidiary that is not the Fold-In Issuer or a Guarantor, in each case, without double counting.
“Significant Subsidiary” means any Restricted Subsidiary which, together with the Restricted Subsidiaries of such Restricted Subsidiary, accounted for more than 10.0% of the Total Assets as of the end of the most recently completed fiscal year.
“Solvent Liquidation” means any voluntary liquidation, winding up or corporate reconstruction involving the business or assets of, or shares of (or other interests in) any Subsidiary of a Parent or any Grantor (other than the Company); provided that, to the extent such Subsidiary of a Parent or Grantor involved in such Solvent Liquidation is a Guarantor, the Successor Company assumes all the obligations of that Guarantor under this Indenture, the Note Guarantee and the Intercreditor Agreement, in each case, to which such Guarantor was a party prior to the Solvent Liquidation unless (i) such Successor Company is an existing Guarantor or (ii) such Successor Company would, but for the operation of this proviso, no longer be required to guarantee the Notes or any Senior Secured Indebtedness secured on the Note Collateral and accordingly any guarantee required by this proviso would become subject to automatic release in accordance with the provisions set forth under Section 10.02.
“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).
“Spin-Off” means a transaction by which all outstanding ordinary and or equity shares of the Company and the Affiliate Issuer or a Parent of the Company or such Affiliate Issuer directly or indirectly owned by the Ultimate Parent are distributed to (1) all of the Ultimate Parent’s shareholders or (2) all of the shareholders comprising one or more group of the Ultimate Parent’s shareholders as provided by the Ultimate Parent’s articles of association, in each case, either directly or indirectly through the distribution of shares in a Parent holding the Company’s and the Affiliate Issuer’s shares or such Parent’s shares.
“Spin Parent” means the Person the shares of which are distributed to the shareholders of the Ultimate Parent pursuant to the Spin-Off.
“SPV Borrower” means LCPR Loan Financing LLC and its successors and not to any of its Subsidiaries, which is an independent special purpose financing company formed for the purpose of issuing debt to be on-lent to the Group as secured Indebtedness.
“SPV Credit Agreement” means the credit agreement to be entered into between, among others, SPV Borrower as borrower and the Fold-In Issuer as guarantor, The Bank of Nova Scotia as the administrative agent and security agent, and certain financial institutions as lenders (as may be further amended, supplemented or otherwise modified from time to time).
“SPV Credit Facilities” means the term loan facilities and revolving credit facilities established under the SPV Credit Agreement in an aggregate amount of $1,200.0 million.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, the Affiliate Issuer or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions, including, without limitation, those relating to the servicing of the assets of a Receivables Entity and Limited Recourse, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any security, loan or other evidence of Indebtedness, the date specified in such security, loan or other evidence of Indebtedness as the fixed date on which the payment of principal of such security, loan or other evidence of Indebtedness is due and payable, including pursuant to any mandatory repayment, redemption or repurchase provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Obligation” means, in the case of the Fold-In Issuer or the Affiliate Issuer, any Indebtedness of the Fold-In Issuer or the Affiliate Issuer, as applicable (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Notes pursuant to a written agreement and, in the case of a

Guarantor, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Note Guarantee of such Guarantor pursuant to a written agreement.
“Subordinated Shareholder Loans” means Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary (and any security into which such Indebtedness, other than Capital Stock, is convertible or for which it is exchangeable at the option of the holder) issued to and held by any Affiliate (other than the Company, the Affiliate Issuer or any Restricted Subsidiary) that (either pursuant to its terms or pursuant to an agreement with respect thereto):
(1)    does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company or the Affiliate Issuer, as applicable, or any Indebtedness meeting the requirements of this definition);
(2)    does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;
(3)    contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Stated Maturity of the Notes;
(4)    does not provide for or require any Lien or encumbrance over any asset of the Company, the Affiliate Issuer or any of the Restricted Subsidiaries;
(5)    is subordinated in right of payment to the prior payment in full of the Notes or the Note Guarantee, as applicable, in the event of (a) a total or partial liquidation, dissolution or winding up of the Company or the Affiliate Issuer or such Restricted Subsidiary, as applicable, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property the Affiliate Issuer and its property or such Restricted Subsidiary and its property, as applicable, (c) an assignment for the benefit of creditors or (d) any marshalling of the Company’s assets and liabilities or the Affiliate Issuer’s assets and liabilities, or such Restricted Subsidiary’s assets and liabilities, as applicable;
(6)    under which the Company or the Affiliate Issuer or such Restricted Subsidiary, as applicable, may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (a) a payment Default under this Indenture in relation to the Notes occurs and is continuing or (b) any other Default under this Indenture occurs and is continuing that permits the holders of the Notes to accelerate their maturity and the Company or the Affiliate Issuer or any Restricted Subsidiary, as applicable, receives notice of such Default from the requisite holders of the Notes, until in each case the earliest of (i) the date on which such Default is cured or waived or (ii) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and

(7)    under which, if the holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Indenture or as a result of a mandatory requirement of applicable Law or (b) under circumstances described under clauses (5)(a) through (d) above, such holder will forthwith pay all such amounts to the Trustee or the Security Agent to be held in trust for application in accordance with this Indenture.
“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. The definitions of “ordinary course of business”, “LCPR Group” and clause (13) of “Permitted Collateral Liens”, or as otherwise specified herein or unless the context may otherwise require, each reference to a Subsidiary will refer to a Subsidiary of the Company or the Affiliate Issuer.
“Tax Group” has the meaning given to such term in the definition of Permitted Tax Distributions.
“Test Period” means, on any date of determination, the period of the most recent two consecutive fiscal quarters for which, at the option of the Company or the Affiliate Issuer, (i) interim management statements and/or quarterly financial statements have previously been furnished to the Trustee pursuant to Section 4.03 or (ii) internal interim management statements and/or internal financial statements of the Reporting Entity are available immediately preceding the date of determination (the “L2QA Test Period”). The calculation of Pro forma EBITDA and Pro forma Non-Controlling Interest EBITDA in respect of any Test Period that is an L2QA Test Period shall be determined by multiplying Pro forma EBITDA or Pro forma Non-Controlling Interest EBITDA, as applicable, for such L2QA Test Period by two.
“The Bank of New York Mellon Group” means the group comprising The Bank of New York Mellon and its affiliates.
“TIA” means the United States Trust Indenture Act of 1939, as amended.
“Total Assets” means the Consolidated total assets of the Company, the Affiliate Issuer and the Restricted Subsidiaries as shown on the most recent balance sheets (excluding the footnotes thereto) which have previously been furnished to the Trustee pursuant to Section 4.03 or are internally available immediately preceding the date of determination (and, in the case of any determination relating to any Incurrence of Indebtedness, any Restricted Payment or other determination under this Indenture, calculated with such pro forma and other adjustments as are consistent with the pro forma provisions set forth in the definition of “Pro forma EBITDA” including, but not limited to, any property or assets being acquired in connection therewith).
“Towers Assets” means:

(7)    all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in the Company, the Affiliate Issuer or any Restricted Subsidiary (whether pursuant to title, rights in rem, leases, rights of use, site sharing rights, concession rights or otherwise) and include, without limitation, any and all towers and tower sites under construction;
(8)    all rights (including, without limitation, rights in rem, leases, rights of use, site sharing rights and concession rights), title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land or property on which such towers and tower sites referred to in paragraph (1) above have been or will be constructed or erected or installed;
(9)    all current assets relating to the towers or tower sites and their operation referred to in paragraph (1) above, whether movable, immovable or incorporeal;
(10)    all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (1) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and
(11)    all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (1) to (4) above; and
(12)    shares or other interests in Tower Companies.
“Tower Company” means a company or other entity whose principal activity relates to Towers Assets and substantially all of whose assets are Towers Assets.
“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transactions” means (1) any transactions to effect or consummate the LCPR Group Assumption, (2) any transactions to effect or consummate the Credit Facility Assumption, (3) intercompany indebtedness (A) by the Company, the Affiliate Issuer or any Restricted Subsidiary to an Affiliate or (B) by an Affiliate to the Company, the Affiliate Issuer or any Restricted Subsidiary, in each case, to effect or consummate the LCPR Group Assumption or the Credit Facility Assumption, (4) any transactions to effect or consummate the Debt Pushdown, (5) the Post-Closing Reorganization and (6) payment of fees, costs and expenses in connection with the LCPR Group Assumption, the Credit Facility Assumption, the Debt Pushdown and/or the Post-Closing Reorganization.
“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent

Federal Reserve Statistical Release H.15 (519) which has become publicly available on a day no earlier than two Business Days prior to the date of the delivery of the redemption notice in respect of such Redemption Date (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Fold-In Issuer in good faith)) most nearly equal to the period from the Redemption Date to October 15, 2022; provided, however, that if the period from the Redemption Date to October 15, 2022 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields to U.S. Treasury securities for which such yields are given, except that if the period from the Redemption Date to October 15, 2022 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.
“Trustee” means BNY Mellon Corporate Trustee Services Limited, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Ultimate Parent” means (1) Liberty Latin America and any and all successors thereto or (2) upon consummation of a Spin-Off, “Ultimate Parent” will mean the Spin Parent and its successors, and (3) upon consummation of a Parent Joint Venture Transaction, “Ultimate Parent” will mean each of the top tier Parent entities of the Parent Joint Venture Holders and their successors.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Company or the Affiliate Issuer or any Affiliate Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or the Affiliate Issuer in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Company or the Affiliate Issuer may designate any Subsidiary of the Company, the Affiliate Issuer, or any Affiliate Subsidiary, as applicable (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein), to be an Unrestricted Subsidiary only if such designation and the Investment of the Company or the Affiliate Issuer in such Subsidiary or Affiliate Subsidiary complies with Section 4.07.
Any such designation shall be evidenced to the Trustee by promptly delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the foregoing conditions.
The Company or the Affiliate Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) the Company, the Affiliate Issuer and the Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness under Section 4.09(a) or (2) the Consolidated Senior Secured Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
“VAT” means: (a) value added tax imposed in compliance with the Council Directive 2006/112/EC on the common system of value added tax as implemented by a member state of the European Union; and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.
“Wholly Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable Law, regulation or to ensure limited liability and (b) in the case of a Receivables Entity, shares held by a Person that is not an Affiliate of the Company or the Affiliate Issuer solely for the purpose of permitting such Person (or such Person’s designee) to vote with respect to customary major events with respect to such Receivables Entity, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).
“Wider Group” means (a) the Ultimate Parent and its Subsidiaries from time to time (other than the Company, the Affiliate Issuer or any Restricted Subsidiary); and (b) following consummation of a Parent Joint Venture Transaction, each of the ultimate holding companies of the Parent Joint Venture Holders, the Parent Joint Venture Holders and the Joint Venture Parent, and in each case, their successors and their Subsidiaries.

Section 3.02    Other Definitions.

Defined in
Term	Section
“Additional Amounts”	4.18
“Additional Guarantee”	10.01
“Additional Guarantor”	10.01
“Additional Intercreditor Agreement”	4.23
“Additional Parent Guarantee”	10.01
“Additional Parent Guarantor”	10.01
“Additional Subsidiary Guarantee”	10.01
“Additional Subsidiary Guarantor”	10.01
“Affiliate Issuer”	10.03
“Affiliate Issuer Accession”	10.03
“Affiliate Subsidiary Accession”	10.03
“Affiliate Subsidiary Release”	10.03
“Affiliate Transaction”	4.11
“Asset Disposition Offer”	3.11

“Asset Disposition Offer Amount”	3.11
“Asset Disposition Purchase Date”	3.11
“Authentication Order”	2.02
“Called Notes”	12.01
“Change in Tax Law”	3.10
“Change of Control Offer”	4.14
“Change of Control Purchase Price”	4.14
“Change of Control Purchase Date”	4.14
“Covenant Defeasance”	8.03
“cross acceleration provision”	6.01
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Guarantors”	10.03
“Initial Guarantors”	10.01
“Initial Guarantees”	10.01
“Initial Lien”	4.12
“Investment Grade Status Period”	4.19
“judgment default provision”……………………………………………...	6.01
“LCT Election”	4.26
“LCT Test Date”	4.26
“Legal Defeasance”	8.02
“Other Asset Disposition Indebtedness”	3.11
“Note Guarantees”	10.03
“Paying Agent”	2.03
“payment default”	6.01
“Payor”	4.18
“Register”	2.03
“Registered Agent”	14.09
“Registrar”	2.03
“Regular Record Date”	2.04
“Reinstatement Date”	4.19
“Relevant Taxing Jurisdiction”	4.18
“Reserved Indebtedness Amount”	4.18
“Restricted Payment”	4.07
“Successor Company”	5.01
“Taxes”	4.18
“Tax Redemption Date”	3.10
“Transfer Agent”	2.03

Section 3.03    Rules of Construction
Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;
(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3)    “or” is not exclusive;
(4)    words in the singular include the plural, and in the plural include the singular;
(5)    “will” shall be interpreted to express a command;
(6)    provisions apply to successive events and transactions; and
(7)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.
ARTICLE 4.
THE NOTES
Section 4.01    Form and Dating
(a)    Global Notes. Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more 144A Global Notes, duly executed by the Fold-In Issuer, and authenticated by the Trustee or its Authenticating Agent as hereinafter provided. Notes offered and sold to Non-U.S. Persons in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Global Notes, duly executed by the Fold-In Issuer and authenticated by the Trustee or its Authenticating Agent as hereinafter provided. Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby shall from time to time be reduced or increased, as appropriate, by the Registrar, the Paying Agent or the Trustee to reflect exchanges, repurchases, redemptions and transfers of interests therein, in accordance with the terms of this Indenture.
The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Fold-In Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
Ownership of interests in the Global Notes will be limited to Participants and Indirect Participants. Book-Entry Interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary and its Participants. The Applicable Procedures shall be applicable to Book-Entry Interests in Global Notes.
Except as set forth in Section 2.07(a), the Global Notes may be transferred, in whole and not in part, only to a nominee or a successor of the Depositary.
(b)    Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.
(c)    Book-Entry Provisions. Neither Participants nor Indirect Participants shall have any rights either under this Indenture or under any Global Note held on their behalf by the Depositary. Notwithstanding the foregoing, nothing herein shall prevent the Fold-In

Issuer, the Trustee or any Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of the Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.
(d)    Note Forms. The Global Notes and the Definitive Registered Notes shall be issuable only in registered form, substantially in the forms set forth as Exhibit A and Exhibit B hereto, respectively. The Notes shall be issued without coupons and only in denominations of at least $200,000 and in integral multiples of $1,000 in excess thereof.
(e)    Additional Notes. Subject to the restrictions contained in Section 4.09, from time to time after the Issue Date the Fold-In Issuer may issue Additional Notes under this Indenture. Any Additional Notes issued as provided for herein will be treated as a single class and as part of the same series as the Initial Notes for all purposes (including voting) under this Indenture.
(f)    Dating. Each Note shall be dated the date of its authentication.
ARTICLE 2.
Section 2.01
Section 2.02    Execution and Authentication
At least one Officer of the Fold-In Issuer must sign the Notes for such Fold-In Issuer by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated or at any time thereafter, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Authenticating Agent. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
Upon receipt of an authentication order signed by at least one Officer of the Fold-In Issuer directing the Authenticating Agent to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with (an “Authentication Order”), the Authenticating Agent shall authenticate any Notes. The Authenticating Agent shall authenticate Additional Notes upon receipt of an Authentication Order relating thereto. Each Note shall be dated the date of its authentication.
The Trustee may authenticate Notes as the Fold-In Issuer’s Authenticating Agent. The Trustee may appoint an additional Authenticating Agent or Agents acceptable to the Fold-In Issuer to authenticate Notes. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. Such Authenticating Agent shall have the same rights as the Trustee in any dealings hereunder with any of the Fold-In Issuer’s Affiliates.
Notes authenticated by an Authenticating Agent shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated hereunder by the Trustee, and every reference in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be subject to acceptance by the Fold-In Issuer and shall at all times be a corporation organized and doing business under, or licensed to do business pursuant to, the Laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom or a jurisdiction in the European Union and authorized under such Laws to act as Authenticating Agent, subject to supervision or examination by governmental authorities, if applicable. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 2.02, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 2.02.
Any entity into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any entity resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any entity succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided that such entity shall be otherwise eligible under this Section 2.02, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.
An Authenticating Agent may resign at any time by giving written notice of resignation to the Trustee and the Fold-In Issuer. Each of the Trustee and the Fold-In Issuer may at any time terminate the agency of an Authenticating Agent by giving written notice of the termination to that Authenticating Agent and the Fold-In Issuer or the Trustee, as the case may be. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent ceases to be eligible in accordance with the provisions of this Section 2.02, the Trustee may appoint a successor Authenticating Agent acceptable to the Fold-In Issuer. Any successor Authenticating Agent, upon acceptance of its appointment hereunder, shall become vested with all of the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 2.02.
The Fold-In Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 2.02.
The initial Authenticating Agent shall be The Bank of New York Mellon.
If an Authenticating Agent is appointed with respect to the Notes pursuant to this Section 2.02, the Notes may have endorsed thereon, in addition to or in lieu of the Trustee’s certification of authentication, an alternative certificate of authentication in the following form:
“This is one of the Notes referred to in the within-mentioned Indenture.
[NAME OF AUTHENTICATING AGENT],
as Authenticating Agent
By: ________________________
Authorized Signatory”
Section 2.03    Paying Agent and Registrar
The Fold-In Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes in London, England (the “Principal Paying Agent”). The Bank of New York Mellon, London Branch will initially act as Principal Paying Agent in London.
The Fold-In Issuer will also maintain one or more registrars (each, a “Registrar”) for so long as the Notes are listed on the International Stock Exchange and the rules of the International Stock Exchange so require. The Fold-In Issuer will also maintain a Transfer

Agent. The initial Registrar for the Notes will be The Bank of New York Mellon. The initial Transfer Agent with respect to the Notes will be The Bank of New York Mellon (the “Transfer Agent”). The Registrar will maintain a register for the Notes (the “Register”) on behalf of the Fold-In Issuer for so long as the Notes remain outstanding reflecting ownership of Definitive Registered Notes outstanding from time to time. The Paying Agents will effect payments on, and the Transfer Agents will facilitate transfer of, Definitive Registered Notes on behalf of the Fold-In Issuer. In the event that the Notes are no longer listed, the Fold-In Issuer or its agent will maintain a register reflecting ownership of the Notes.
The parties hereto acknowledge that the Fold-In Issuer has appointed The Bank of New York Mellon, London Branch, at its Corporate Trust Office, as Principal Paying Agent and The Bank of New York Mellon, at 240 Greenwich Street, New York, New York 10286, as Registrar and Transfer Agent. The Fold-In Issuer acknowledges that The Bank of New York Mellon, London Branch, and The Bank of New York Mellon have accepted such appointment. Section 7.07 shall apply to them in such capacities as if they were Trustee hereunder.
The Fold-In Issuer may appoint one or more additional Paying Agents and the term “Paying Agent” shall include any such additional Paying Agent, as applicable. Upon notice to the Trustee, the Fold-In Issuer may change any Paying Agent, Registrar or Transfer Agent and the Fold-In Issuer may act as the Paying Agent; provided, however, that in no event may the Fold-In Issuer act as Paying Agent or appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states.
The Fold-In Issuer shall notify the Trustee of the name and address of any Agent appointed after the Issue Date. If the Fold-In Issuer fails to maintain a Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07.
Section 2.04    Holders to Be Treated as Owners; Payments of Interest
(a)    Except as otherwise ordered by a court of competent jurisdiction or required by applicable Law, the Fold-In Issuer, the Paying Agents, the Registrar, the Trustee and any agent of the Fold-In Issuer, any Paying Agent, the Registrar or the Trustee shall deem and treat the Holder of a Note as the absolute owner of such Note for the purpose of receiving payment of or on account of the principal, premium or interest on such Note and for all other purposes; and neither the Fold-In Issuer, any Paying Agent, the Registrar, the Trustee nor any agent of the Fold-In Issuer, any Paying Agent, the Registrar or the Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note.
(b)    Notwithstanding the foregoing, nothing herein shall prevent the Fold-In Issuer, the Trustee or the Agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee or impair, as between the Depositary or its nominees, the Participants or any other person, the operation of customary practices of such persons governing the exercise of the rights of a Holder.
(c)    A Holder of a Note at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Regular Record Date and prior to such Interest Payment Date, except if and to the extent the Fold-In Issuer shall default in the payment of the interest due on such

Interest Payment Date, in which case such defaulted interest shall be paid in accordance with Section 2.13. The term “Regular Record Date” as used with respect to any Interest Payment Date for the Notes shall mean the date specified as such in the Notes.
Section 2.05    Paying Agent to Hold Money
Each Paying Agent shall hold for the benefit of the Holders or the Trustee all money received by the Paying Agent for the payment of principal, premium, interest or Additional Amounts on the Notes (whether such money has been paid to it by the Fold-In Issuer or any other obligor on the Notes), and the Fold-In Issuer and the Paying Agent shall notify the Trustee of any Default by the Fold-In Issuer (or any other obligor on the Notes) in making any such payment. For the avoidance of doubt, the Paying Agent acts as agent and not trustee under this Indenture. Money held by a Paying Agent need not be segregated (other than when the Fold-In Issuer acts as a Paying Agent), except as required by Law, and in no event shall any Paying Agent be liable for any interest on any money received by it hereunder. The Fold-In Issuer at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may, if such a Default has occurred and is continuing, require any Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.
Section 2.06    Holder Lists
The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar and the Registrar maintains such a list on behalf of the Fold-In Issuer, the Fold-In Issuer will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.
Section 2.07    Transfer and Exchange
(a)    Transfer and Exchange of Global Notes.
(1)    A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
(2)    All Global Notes will be exchanged by the Fold-In Issuer for Definitive Registered Notes:
(A)    if the Depositary notifies the Fold-In Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Fold-In Issuer within 120 days;
(B)    in whole, but not in part, if the Fold-In Issuer or the Depositary so request following an Event of Default; or
(C)    if the Holder of a Book-Entry Interest requests such exchange in writing delivered through the Depositary following an Event of Default.
Upon the occurrence of any of the preceding events in clauses (A) through (C) above, the Fold-In Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary shall instruct the Trustee and such transfer or exchange shall be recorded in the applicable Register.
(3)    Global Notes may also be exchanged or replaced, in whole or in part, as provided in Section 2.08 and Section 2.11. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.08 or Section 2.11, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note (including a Definitive Registered Note), other than as provided in this Section 2.07(a).
(b)    General Provisions Applicable to Transfers and Exchanges of the Notes. The transfer and exchange of Book-Entry Interests shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of Book-Entry Interests in the Global Notes (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note) shall require compliance with this Section 2.07(b), as well as one or more of the other following subparagraphs of this Section 2.07, as applicable.
In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Trustee and the Paying Agent must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participants’ accounts to be debited with such decrease and credited with such increase, as applicable.
In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the Paying Agent and the Registrar must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.
In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the Trustee and the Paying Agent must receive (i) a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged and (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the Paying Agent, the Registrar or the Trustee as specified in this Section 2.07, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its systems.
(c)    Transfer of Book-Entry Interests in a Regulation S Global Note to Book-Entry Interests in a 144A Global Note. A Book-Entry Interest in a Regulation S Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a 144A Global Note, only if the transfer complies with the requirements of Section 2.07(b) above and the Trustee receives a certificate to the effect set forth in Exhibit C hereto, including the certification in item (1) thereof.
Upon the receipt of such certificate and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the Global Notes to the Transfer Agent for endorsement and upon receipt thereof, the Transfer Agent shall decrease Schedule A to such Regulation S Global Note and increase Schedule A to such 144A Global Note by the principal amount of such transfer, and (ii) instruct the Depositary to credit and debit the Participants’ accounts in accordance with the certificate and the Applicable Procedures.
(d)    Transfer of Book-Entry Interests in a 144A Global Note to Book-Entry Interests in a Regulation S Global Note. A Book-Entry Interest in a 144A Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note only if the transfer complies with the requirements of Section 2.07(b) above and the Trustee receives a certificate from the Holder of such Book-Entry Interest in the form of Exhibit C hereto, including the certifications in item (2) thereof.
Upon the receipt of such certificate and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the Global Notes to the Transfer Agent for endorsement and upon receipt thereof, the Transfer Agent shall increase Schedule A to such Regulation S Global Note and decrease Schedule A to such 144A Global Note by the principal amount of such transfer, and (ii) instruct the Depositary to credit and debit the Participants’ accounts in accordance with the certificate and the Applicable Procedures.
(e)    Transfer of Book-Entry Interests in Global Notes to Definitive Registered Notes. A Holder of a Book-Entry Interest in a Global Note may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note if the transfer complies with the requirements of Section 2.07(a) and Section 2.07(b) above and:
(1)    in the case of a transfer by a holder of a Book-Entry Interest in a Global Note to a QIB in reliance on Rule 144A, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof; or
(2)    in the case of a transfer by a holder of a Book-Entry Interest in a Global Note in reliance on Regulation S, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof.
Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the Global Notes to the Transfer Agent for endorsement and upon receipt thereof, the Transfer

Agent shall decrease Schedule A to the relevant Global Note by the principal amount of such transfer; (ii) instruct the Depositary to debit the Participants’ accounts in accordance with the certificate and the Applicable Procedures; and (iii) deliver to the Registrar the instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such transfer. The Registrar shall record the transfer in the Register and shall cause all Definitive Registered Notes issued in connection with a transfer pursuant to this Section 2.07(e) to bear the Private Placement Legend.
The Fold-In Issuer shall issue and, upon receipt of an Authentication Order from the Fold-In Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so transferred and registered and in the names set forth in the instructions received by the Registrar.
(f)    Transfer of Definitive Registered Notes to Book-Entry Interests in Global Notes. Any Holder of a Definitive Registered Note may transfer such Definitive Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note only if:
(1)    in the case of a transfer by a Holder of Definitive Registered Note to a person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;
(2)    in the case of a transfer by a Holder of Definitive Registered Notes to a QIB in reliance on Rule 144A who takes delivery thereof in the form of a Book-Entry Interest in a Rule 144A Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;
Upon satisfaction of the foregoing conditions, the Registrar shall (i) deliver the Definitive Registered Notes to the Trustee for cancellation pursuant to Section 2.12; (ii) record such transfer on the Register; (iii) instruct the Depositary to deliver (A) in the case of a transfer pursuant to Section 2.07(f)(1), a Regulation S Global Note, and (B) in the case of a transfer pursuant to Section 2.07(f)(2), a 144A Global Note; (iv) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such transfer; and (v) thereafter, return the Global Notes to the Depositary, together with all information regarding the Participant accounts to be credited in connection with such transfer.
(g)    Exchanges of Book-Entry Interests in Global Notes for Definitive Registered Notes. A Holder of a Book-Entry Interest in a Global Note may exchange such Book-Entry Interest for a Definitive Registered Note if the exchange complies with the requirements of Section 2.07(a) and Section 2.07(b) above and the Trustee receives the following:
(1)    if the Holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Regulation S Definitive Registered Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in items (a) thereof;
(2)    if the Holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a 144A Definitive Registered Note, a certificate from such Holder in the form of Exhibit D hereto including the certifications in item (a) thereof.
Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the relevant Global Note to the Transfer Agent for endorsement and upon receipt thereof, the Transfer Agent shall decrease Schedule A to the relevant Global Note by the principal amount of such exchange; and thereafter return the Global Note to the Depositary, together with all information regarding the Participant accounts to be debited in connection with such exchange; and (ii) deliver to the Registrar instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such exchange. The Registrar shall record the exchange in the Register and shall cause all Definitive Registered Notes issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.07(g) to bear the Private Placement Legend.
The Fold-In Issuer shall issue and, upon receipt of an Authentication Order from the Fold-In Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so exchanged and registered and in the names set forth in the instructions received by the Registrar.
(h)    Exchanges of Definitive Registered Notes for Book-Entry Interests in Global Notes. Any Holder of a Definitive Registered Note may exchange such Note for a Book-Entry Interest in a Global Note if such exchange complies with Section 2.07(b) above and the Trustee receives the following documentation:
(1)    if the Holder of a 144A Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a 144A Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof; or
(2)    if the Holder of a Regulation S Definitive Registered Notes proposes to exchange such Notes for a Book-Entry Interest in a Regulation S Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof.
Upon satisfaction of the foregoing conditions, the Transfer Agent shall (i) cancel such Note pursuant to Section 2.12; (ii) request that the Registrar record such exchange on the Register; and (iii) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such exchange.
(i)    Transfer of Definitive Registered Notes for Definitive Registered Notes. Any Holder of a Definitive Registered Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Registered Notes if the transfer complies with Section 2.07(b) above and the Registrar receives the following additional documentation:
(1)    in the case of a transfer by a Holder of Definitive Registered Notes pursuant to Regulation S, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof; or
(2)    in the case of a transfer by a Holder of Definitive Registered Notes to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof.
Upon the receipt of any Definitive Registered Note, the Transfer Agent shall cancel such Note pursuant to Section 2.12 and the Trustee shall complete and deliver to the Fold-In Issuer (i) in the case of a transfer pursuant to Section 2.07(i)(1), a Regulation S Definitive Registered Note and (ii) in the case of a transfer pursuant to Section 2.07(i)(2), a 144A Definitive Registered Note. The Trustee shall cause all Definitive Registered Notes issued in exchange in connection with a transfer pursuant to this Section 2.07(i) to bear the Private Placement Legend.
The Fold-In Issuer shall issue and, upon receipt of an Authentication Order from the Fold-In Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Definitive Registered Notes so transferred and registered in the names set forth in the instructions received by the Registrar.
(j)    Legends.
(1)    Private Placement Legend. The following legend shall appear on the face of all Notes issued under this Indenture, unless the Fold-In Issuer determines otherwise in compliance with applicable Law:
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT [IN THE CASE OF RULE 144A NOTES: IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) ("RULE 144A")] [IN THE CASE OF REGULATION S NOTES: IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT ("REGULATION S")], (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE FOLD-IN ISSUER OR ANY AFFILIATE OF THE FOLD-IN ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE FOLD-IN ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF

REGULATION S, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT TO THE FOLD-IN ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
(2)    BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTE REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS NOTE OR ANY INTEREST HEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), (I) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, (II) AN INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (THE “CODE”), APPLIES, (III) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA)) BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH OF (I), (II) AND (III), A “BENEFIT PLAN INVESTOR”), OR (IV) A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS UNDER SECTIONS 404 AND 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR ANY SUCH GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); AND (2) NONE OF THE FOLD-IN ISSUER, THE INITIAL PURCHASERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE ACQUIRER OR TRANSFEREE IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THIS NOTE, OR AS A RESULT OF ANY EXERCISE BY THE FOLD-IN ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THIS NOTE, AND NO ADVICE PROVIDED BY THE FOLD-IN ISSUER, THE INITIAL PURCHASERS, OR ANY OF THEIR RESPECTIVE AFFILIATES CONSTITUTES “INVESTMENT ADVICE” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE) IN

CONNECTION WITH THIS NOTE AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS NOTE.”
(3)    Global Note Legend. Each Global Note shall also bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE; (II) THE TRUSTEE OR TRANSFER AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE; AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE FOLD-IN ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(4)    Original Issue Discount. The following legend shall be included to the extent applicable:
“THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTOIN 1275(c) OF THE CODE.”
(k)    Cancellation. At such time as all Book-Entry Interests have been exchanged for Definitive Registered Notes or all Global Notes have been redeemed or repurchased, the Global Notes shall be returned to the Trustee for cancellation in accordance with Section 2.12.
(l)    General Provisions Relating to Registration of Transfers and Exchanges. To permit registration of transfers and exchanges, the Fold-In Issuer shall execute and the

Trustee shall authenticate Global Notes and Definitive Registered Notes upon the Fold-In Issuer’s order in accordance with the provisions of Section 2.02.
(1)    No service charge shall be made to a Holder for any registration of transfer or exchange, but the Fold-In Issuer may require payment of a sum sufficient to cover any taxes, duties or governmental charge payable in connection therewith (other than any such taxes, duties or governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 4.10, 4.14 and 9.05).
(2)    All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid obligations of the Fold-In Issuer, evidencing the same debt and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.
(3)    The Fold-In Issuer shall not be required to register the transfer of, or to exchange, Definitive Registered Notes: (A) for a period beginning at the opening of business 15 calendar days before any Redemption Date and ending at the close of business on the Redemption Date; (B) for a period beginning at the opening of business 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part, and ending at the close of business on the date on which such Notes are selected; (C) for a period of 15 calendar days before any Regular Record Date with respect to any Interest Payment Date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer.
(4)    The Fold-In Issuer, the Trustee, the Registrar and the Paying Agents will be entitled to treat the registered Holder of a Note as the owner thereof for all purposes.
(5)    The Fold-In Issuer shall not be required to register the transfer or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
The Trustee shall have no responsibility for any actions or omissions of the Depositary.
Section 2.08    Replacement Notes
(a)    If any mutilated Note is surrendered to a Paying Agent, the Registrar or the Trustee or the Fold-In Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Fold-In Issuer will issue and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s and/or the Authenticating Agent’s requirements are met. If required by the Trustee or the Fold-In Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Fold-In Issuer to protect the Fold-In Issuer, the Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Fold-In Issuer and the Trustee may charge for their expenses in replacing a Note, including reasonable fees and expenses of counsel. In the event any such mutilated, lost, destroyed or stolen Note has become or is about to become due and payable, the Fold-In Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

(b)    The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or stolen Notes.
(c)    Every replacement Note issued pursuant to this Section 2.08 is an additional obligation of the Fold-In Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.09    Outstanding Notes
The Notes outstanding at any time are all the Notes authenticated by the Authenticating Agent except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Fold-In Issuer or an Affiliate of the Fold-In Issuer holds the Note; however, Notes held by the Fold-In Issuer or a Subsidiary of the Fold-In Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a).
If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Fold-In Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.
Section 2.10    Treasury Notes
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Fold-In Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Fold-In Issuer, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.
Section 2.11    Temporary Notes
Until certificates representing Notes are ready for delivery, the Fold-In Issuer may prepare and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Fold-In Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Fold-In Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.
Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.12    Cancellation
The Fold-In Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy cancelled Notes. Certification of the destruction of all cancelled Notes will be delivered to the Fold-In Issuer. The Fold-In Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.13    Defaulted Interest
If the Fold-In Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Fold-In Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Fold-In Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Fold-In Issuer (or, upon the written request of the Fold-In Issuer, the Trustee in the name and at the expense of the Fold-In Issuer) will deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
Section 2.14    CUSIP, ISIN or Common Code Number
The Fold-In Issuer in issuing the Notes may use a “CUSIP”, an “ISIN” or “Common Code” number and, if so, such CUSIP, ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Fold-In Issuer will promptly notify the Trustee and each Agent of any change in any CUSIP, ISIN and/or Common Code number.
Section 2.15    Deposit of Moneys
One Business Day prior to each Interest Payment Date, the maturity date of the Notes, each Redemption Date and each payment date relating to an Asset Disposition Offer or a Change of Control Offer, and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.02, the Fold-In Issuer shall deposit with a Paying Agent in immediately available funds money in U.S. dollars sufficient to make cash payments, if any, due on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be. All such payments so made to a Paying Agent, or upon its order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note. Subject to receipt of such funds by such time, each Paying Agent shall remit such payment in a timely manner on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be, to the Persons and in the manner set forth in paragraph (B) of the Notes.

Section 2.16    Actions of Agents
The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.
ARTICLE 3.
REDEMPTION AND PREPAYMENT
Section 3.01    Notices to Trustee
If the Fold-In Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, Section 3.08 or Section 3.10 or pursuant to Section 4.14(d), they must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:
(1)    the Section of this Indenture pursuant to which the redemption shall occur;
(2)    the Redemption Date and the record date;
(3)    the principal amount of Notes to be redeemed;
(4)    the redemption price; and
(5)    the CUSIP, ISIN or Common Code numbers, as applicable.
Any notices in connection with such redemption shall be given by the Fold-In Issuer or the Company pursuant to Section 14.01(d) and Section 14.01(e), as applicable.
Section 3.02    Selection of Notes to Be Redeemed or Purchased; Notices
In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis (or, in the case of Global Notes, based on the procedures of the Depositary) unless otherwise required by applicable Law or applicable stock exchange or depositary requirements, although no Notes of $200,000 or less can be redeemed in part. The Trustee and Registrar will not be liable for selections made by it in accordance with this paragraph. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.
For Notes which are represented by Global Notes held on behalf of the Depositary, notices may be given by delivery of the relevant notices to the Depositary for communication to entitled account holders in substitution for the aforesaid delivery.
Section 3.03    Notice of Redemption
Subject to the provisions of Section 3.07, at least 10 calendar days but not more than 60 calendar days before a Redemption Date, the Fold-In Issuer will deliver or cause to be delivered, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12.
The notice will identify the Notes to be redeemed and will state:
(1)    the Redemption Date and the record date;

(2)    the redemption price;
(3)    the CUSIP, ISIN and/or Common Code number(s), if any;
(4)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(5)    the name and address of the Paying Agent;
(6)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(7)    that, unless the Fold-In Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date (or such other date specified in Section 4.14(d) to the extent applicable);
(8)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(9)    that no representation is made as to the correctness or accuracy of the CUSIP, ISIN and/or Common Code, if any, listed in such notice or printed on the Notes.
    At the Fold-In Issuer’s request, the Trustee will give the notice of redemption in the Fold-In Issuer’s name and at its expense; provided, however, that the Fold-In Issuer has delivered to the Trustee, at least 15 days prior to the Redemption Date or such shorter period as the Trustee may agree, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04    Effect of Notice of Redemption
Once notice of redemption is delivered in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price; provided, however, that a notice of redemption may be conditional except as otherwise set forth in this Article 3.
Section 3.05    Deposit of Redemption or Purchase Price
One Business Day prior to the Redemption Date or repurchase date, the Fold-In Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or repurchased on that date. The Trustee or the Paying Agent will promptly return to the Fold-In Issuer any money deposited with the Trustee or the Paying Agent by the Fold-In Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.
If the Fold-In Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or repurchase date (or such other date specified in Section 4.14(d), to the extent applicable), interest will cease to accrue on the Notes or the portions of Notes called for redemption or repurchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or repurchase is not so paid upon surrender for redemption or repurchase because of the failure of the Fold-In Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or repurchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.
Section 3.06    Notes Redeemed or Repurchased in Part
Upon surrender of a Note that is redeemed in part, the Fold-In Issuer will issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent will authenticate for the Holder at the expense of the Fold-In Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that any Definitive Registered Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof.
Section 3.07    Optional Redemption
(a)    Except as set forth in Section 3.07(b), Section 3.07(d), Section 3.08, Section 3.10 and Section 4.14(d), the Notes are not redeemable until October 15, 2022.
(b)    At any time prior to October 15, 2022, the Fold-In Issuer may redeem during each 12 month period commencing with the Issue Date up to 10% of the original principal amount of the Notes (calculated after giving effect to any issuance of any Additional Notes forming part of the same series of notes, if any) upon not less than 10 nor more than 60 days’ notice, at a price equal to 103% of the principal amount thereof, and accrued but unpaid interest and Additional Amounts, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
In addition, at any time prior to October 15, 2022, the Fold-In Issuer may redeem all, or from time to time a part, of the Notes upon not less than 10 nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest and Additional Amounts, if any, to, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
In each case above, any such redemption and notice may, in the Fold-In Issuer’s discretion, be subject to satisfaction of one or more conditions precedent, including that the Fold-In Issuer has received or any Paying Agent has received from the Fold-In Issuer sufficient funds to pay the full redemption price payable to the Holders of the Notes on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Fold-In Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the Fold-In Issuer may provide in such notice that payment of the redemption price and performance of the Fold-In Issuer’s obligations with respect to such redemption may be performed by another Person.
If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.
(c)    On or after October 15, 2022, the Fold-In Issuer may redeem all, or from time to time a part, of the Notes upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on October 15 of the years set out below:

Year
Redemption Price
2022	103.375%
2023	101.688%
2024 and thereafter	100.000%

In each case above, any such redemption and notice may, in the Fold-In Issuer’s discretion, be subject to satisfaction of one or more conditions precedent, including that the Fold-In Issuer has received or any Paying Agent has received from the Fold-In Issuer sufficient funds to pay the full redemption price payable to the Holders of the Notes on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Fold-In Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the Fold-In Issuer may provide in such notice that payment of the redemption price and performance of the Fold-In Issuer’s obligations with respect to such redemption may be performed by another Person.
If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.
(d)    At any time, or from time to time, prior to October 15, 2022, the Fold-In Issuer may redeem, upon not less than 10 nor more than 60 days’ notice, up to 40% of the original principal amount of the Notes issued under this Indenture (calculated after giving effect to any issuance of any Additional Notes forming part of the same series of notes, if any) at a redemption price of 106.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1)    at least 50% of the original principal amount of the Notes (calculated after giving effect to any issuance of any Additional Notes forming part of the same series of notes, if any) issued under this Indenture remains outstanding immediately after any such redemption; and
(2)    the redemption occurs not more than 180 days after the consummation of any such Equity Offering.
In each case above, any such redemption and notice may, in the Fold-In Issuer’s discretion, be subject to satisfaction of one or more conditions precedent, including that the Fold-In Issuer has received or any Paying Agent has received from the Fold-In Issuer sufficient funds to pay the full redemption price payable to the Holders of the Notes on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Fold-In Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the Fold-In Issuer may provide in such notice that payment of the redemption price and performance of the Fold-In Issuer’s obligations with respect to such redemption may be performed by another Person.
If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.
(e)    Any redemption pursuant to this Section 3.07, Section 3.08 and Section 4.14(d) shall be made pursuant to the provisions of Sections 3.01 through 3.06.
Section 3.08    Optional Redemption upon Certain Tender Offers
(a)    In connection with any tender offer or other offer to purchase for all of the Notes, if Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Fold-In Issuer, or any third party making such tender offer in lieu of the Fold-In Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Fold-In Issuer or such third party will have the right, at any time, upon not less than 10 nor more than 60 days’ notice following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.
(b)    If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.
Section 3.09    Mandatory Redemption
The Fold-In Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.10    Redemption for Taxation Reasons
The Fold-In Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), and Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Fold-In Issuer determines that, as a result of:
(1)    any change in, or amendment to, the Law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or
(2)    any change in the official position regarding the application, administration or interpretation of such Laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the relevant Payor is, or on the next Interest Payment Date in respect of the Notes or any Note Guarantee would be, required to pay more than de minimis Additional Amounts (but if the relevant Payor is a Guarantor, then only if the payment giving rise to such requirement cannot be made by the Fold-In Issuer or another Guarantor without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to it (including, without limitation, by appointing a new or additional paying agent in another jurisdiction). The Change in Tax Law must become effective on or after the date of the LCPR Group Assumption (or, if the relevant jurisdiction was not a Relevant Taxing Jurisdiction on such date, the date on which such jurisdiction became a Relevant Taxing Jurisdiction under this Indenture). In the case of a successor to the Fold-In Issuer or a relevant Guarantor, the Change in Tax Law must become effective after the date that such entity first makes payment on the Notes or the Note Guarantee. Notice of redemption for taxation reasons will be published in accordance with Section 3.03. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication, delivery or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Fold-In Issuer will deliver to the Trustee (i) an Officer’s Certificate stating that the Fold-In Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and that it cannot avoid the obligations to pay Additional Amounts (but if the relevant Payor is a Guarantor, then only if the payment giving rise to such requirement cannot be made by the Fold-In Issuer or another Guarantor without the obligation to pay Additional Amounts) by taking reasonable measures available to it; and (ii) an opinion of an independent tax counsel reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the existence of satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders of the Notes.
The foregoing provisions will apply mutatis mutandis to any successor to the Fold-In Issuer after such successor person becomes a party to this Indenture.
Section 3.11    Offer to Purchase by Application of Excess Proceeds
In the event that, pursuant to Section 4.10, the Fold-In Issuer is required to make an offer to all Holders to purchase Notes (an “Asset Disposition Offer”), it will follow the procedures specified below.
On the 366th day (or the 546th day, in the case of any Net Available Cash committed to be used pursuant to a definitive binding agreement or commitment approved by the Board of Directors or senior management of the Company or any Affiliate Issuer pursuant to Section 4.10(b)(3)) after an Asset Disposition (or at such earlier date that the Company or any Affiliate Issuer may elect), if the aggregate amount of Excess Proceeds exceeds $100.0 million, the Fold-In Issuer will be required to make an Asset Disposition Offer to all Holders of Notes and to the extent notified by the Fold-In Issuer in such notice, to all holders of other Indebtedness of the Fold-In Issuer or any Guarantor that does not constitute Subordinated Obligations (“Other Asset Disposition Indebtedness”), to purchase the maximum principal amount of Notes and any such Other Asset Disposition Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Other Asset Disposition Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Section 3.11 or the agreements governing the Other Asset Disposition Indebtedness, as applicable, in each case in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof.
To the extent that the aggregate amount of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company and the Affiliate Issuer may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and Other Asset Disposition Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Other Asset Disposition Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Other Asset Disposition Indebtedness. The Trustee shall not be liable for selections made by it in accordance with this paragraph. For the purposes of calculating the principal amount of any such Indebtedness not denominated in dollars, such Indebtedness shall be calculated by converting any such principal amounts into their Dollar Equivalent determined as of a date selected by the Company or the Affiliate Issuer that is prior to the Asset Disposition Purchase Date (as defined below). Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
No later than five Business Days after the termination of the Asset Disposition Offer (the “Asset Disposition Purchase Date”), the Fold-In Issuer will purchase the principal amount of Notes and Other Asset Disposition Indebtedness required to be purchased pursuant to this Section 3.11 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Other Asset Disposition Indebtedness validly tendered in response to the Asset Disposition Offer.
To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than the currency in which the Notes are denominated, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Fold-In Issuer, upon converting such portion into such currency.
If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.
Upon the commencement of an Asset Disposition Offer, the Fold-In Issuer will deliver a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The notice, which will govern the terms of the Asset Disposition Offer, will state:
(1)    that the Asset Disposition Offer is being made pursuant to this Section 3.11 and Section 4.10 and the length of time the Asset Disposition Offer will remain open;
(2)    the Asset Disposition Offer Amount, the purchase price and the Asset Disposition Purchase Date;
(3)    that any Note not tendered or accepted for payment will continue to accrue interest;
(4)    that, unless the Fold-In Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest after the Asset Disposition Purchase Date;
(5)    that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in denominations of $200,000 and in integral multiples of $1,000 in excess thereof;
(6)    that Holders electing to have Notes purchased pursuant to any Asset Disposition Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Fold-In Issuer, the Depositary, if appointed by the Fold-In Issuer, or a Paying Agent at the address specified in the notice at least three days before the Asset Disposition Purchase Date;
(7)    that Holders will be entitled to withdraw their election if the Fold-In Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Disposition Offer, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(8)    that, if the aggregate principal amount of Notes and Other Asset Disposition Indebtedness surrendered by Holders thereof exceeds the Asset Disposition Offer Amount, the Fold-In Issuer will select the Notes and Other Asset Disposition Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such Other Asset Disposition Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Fold-In Issuer so that only Notes in denominations of $200,000 and in integral multiples of $1,000 in excess thereof will be purchased); and

(9)    that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
On or before the Asset Disposition Purchase Date, the Fold-In Issuer or an Affiliate Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Other Asset Disposition Indebtedness or portions of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn, in each case in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Fold-In Issuer in accordance with the terms of this Section 3.11. The Fold-In Issuer or the Paying Agents, as the case may be, will promptly (but in any case on or prior to the Asset Disposition Purchase Date) mail or deliver to each tendering Holder of Notes or holder or lender of Other Asset Disposition Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Fold-In Issuer for purchase, and the Fold-In Issuer will promptly issue a new Note, and the Trustee (or its authenticating agent), upon delivery of an Officer’s Certificate from the Company will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof. In addition, the Fold-In Issuer will take any and all other actions required by the agreements governing the Other Asset Disposition Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Fold-In Issuer to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.
The Fold-In Issuer or the Affiliate Issuer, as the case may be, will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities Laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities Laws or regulations conflict with the provisions of this Section 3.11 or Section 4.10, the Fold-In Issuer or the Affiliate Issuer, as the case may be, will comply with the applicable securities Laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.
Other than as specifically provided in this Section 3.11, any purchase pursuant to this Section 3.11 shall be made pursuant to the provisions of Sections 3.01 through 3.06.
ARTICLE 4.
COVENANTS
Section 4.01    Payments on the Notes
(a)    The Fold-In Issuer shall pay or cause to be paid the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if the Paying Agent, if other than the Fold-In Issuer, holds on the Business Day prior to the due date, money deposited by the Fold-In Issuer in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due.

Principal of, interest, premium and Additional Amounts, if any, on Global Notes will be payable, at the office or agency of the Principal Paying Agent maintained in London, England, for such purposes. All payments on the Global Notes will be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with the procedures of DTC, as applicable.
Principal of, interest, premium and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the office or agency of any Paying Agent, in any location required to be maintained for such purposes pursuant to Section 2.03. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register.
If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holders thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.
(b)    The Fold-In Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02    Maintenance of Office or Agency
The Fold-In Issuer shall maintain the offices and agencies specified in Section 2.03. The Fold-In Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Fold-In Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee. For the avoidance of doubt, the Trustee shall not be required to act as Registrar
The Fold-In Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Fold-In Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Fold-In Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Fold-In Issuer in accordance with Section 2.03.
Section 4.03    Reports
(a)    So long as the Notes are outstanding, the Company or the Affiliate Issuer will provide to the Trustee without cost to the Trustee (who, at the Fold-In Issuer’s expense, will provide to the Holders) and, in each case of clauses (1), (2) and (3)  of this Section 4.03, will post on its, the Reporting Entity’s or the Ultimate Parent’s website (or make similar disclosure) the following (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or the Ultimate Parent’s website, such reports shall be deemed to be provided to the Trustee and the Holders of the Notes):
(1)    within 150 days after the end of each fiscal year, audited combined or Consolidated balance sheets of the Reporting Entity as of the end of the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence) and audited combined or Consolidated income statements and statements of cash flow of the Reporting Entity for the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence), in each case prepared in accordance with GAAP, including appropriate footnotes to such financial statements, and a report of the independent public accountants on the financial statements; provided, however, that such financial statements need not (i) contain any segment data other than as required under GAAP in its financial statements with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;
(2)    within 75 days after the end of each of the first three quarters in each fiscal year, unaudited condensed combined or Consolidated financial statements of the Reporting Entity for the relevant fiscal quarter, prepared in accordance with GAAP; provided that such financial statements need not (i) contain any segment data other than as required under GAAP in its financial statements with respect to the period presented, (ii) include any exhibits or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses; and
(3)    within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Reporting Entity (unless such change is made in conjunction with a change in the auditor of the Ultimate Parent), (b) any material acquisition or disposal of the Company, the Affiliate Issuer and the Restricted Subsidiaries, taken as a whole, and (c) any material development in the business of the Company, the Affiliate Issuer and the Restricted Subsidiaries, taken as a whole.
(b)    If the Company or the Affiliate Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries would, if they were Restricted Subsidiaries constitute Significant Subsidiaries of the Reporting Entity, then the annual and quarterly financial statements required by Section 4.03(a)(1)  and Section 4.03(a)(2), as applicable, shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Reporting Entity and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.
(c)    Following any election by the Reporting Entity to change its accounting principles in accordance with the definition of GAAP set forth under Section 1.01, the annual and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2), as applicable, shall include any reconciliation presentation required by clause (2)(a) of the definition of GAAP set forth under Section 1.01.
(d)    Notwithstanding the foregoing, the Company may satisfy its obligations under Section 4.03(a)(1) and Section 4.03(a)(2), as applicable, by (i) prior to an Affiliate Issuer Accession or an Affiliate Subsidiary Accession, delivering the corresponding Consolidated annual financial statements and quarterly information of the Company or any Parent of the Company and (ii) following an Affiliate Issuer Accession, delivering the corresponding condensed combined or Consolidated annual financial statements and quarterly financing information of the Common Holding Company or any Parent of the Common Holding Company provided that to the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the

Company, the Affiliate Issuer and the Restricted Subsidiaries (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and the Company, the Affiliate Issuer and the Restricted Subsidiaries), such annual and quarterly financial statements shall include an unaudited reconciliation of such Parent’s or Common Holding Company’s (as the case may be) financial statements to the condensed combined or Consolidated financial statements of the Company, the Affiliate Issuer and the Restricted Subsidiaries. Following any such election, references in this covenant to the “Reporting Entity” shall be deemed to refer to the Company, such Common Holding Company or such Parent of the Common Holding Company (as the case may be). Nothing contained in this Indenture shall preclude the Reporting Entity from changing its fiscal year end.
(e)    To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Company, the Affiliate Issuer and the Restricted Subsidiaries (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and the Company, the Affiliate Issuer and the Restricted Subsidiaries), the annual financial statements and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2), as applicable, shall give a reasonably detailed description of such differences and include an unaudited reconciliation of the Reporting Entity’s financial statements to the financial statements of the Company, the Affiliate Issuer and the Restricted Subsidiaries.
(f)    In addition, so long as the Notes remain outstanding and during any period during which the Reporting Entity is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b) of the Exchange Act, the Reporting Entity shall furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Section 4.04    Compliance Certificate
(a)    The Company, the Affiliate Issuer or the Fold-In Issuer, as applicable, shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that, in the course of the performance by the signers of their duties as officers of the Company, the Affiliate Issuer or the Fold-In Issuer, as applicable, they would normally have knowledge of any Default, and further stating whether or not the signers know of any Default that occurred during such period.
(b)    The Company, the Affiliate Issuer or the Fold-In Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee within 30 days after becoming aware of the occurrence of any Default or Event of Default an Officer’s Certificate specifying such Default or Event of Default, its status and what action the Company, the Affiliate Issuer or the Fold-In Issuer, as applicable, is taking or proposes to take with respect thereto.
Section 4.05    Taxes
Each of the Fold-In Issuer and the Affiliate Issuer will pay, and will cause each of its respective Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.
Section 4.06    Stay, Extension and Usury Laws
Each of the Fold-In Issuer and the Affiliate Issuer agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury Law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Fold-In Issuer and the Affiliate Issuer agrees (to the extent that it may lawfully do so) hereby to expressly waive all benefit or advantage of any such Law, and agrees that it will not, by resort to any such Law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such Law has been enacted.
Section 4.07    Limitation on Restricted Payments
(a)    The Company and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly:
(1)    to declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company, the Affiliate Issuer or any of the Restricted Subsidiaries) except:
(A)    dividends or distributions payable in Capital Stock of the Company, the Affiliate Issuer or an Affiliate Subsidiary (other than Disqualified Stock) or Subordinated Shareholder Loans; and
(B)    dividends or distributions payable to the Company, the Affiliate Issuer or any Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary of the Company, or the Affiliate Issuer, as applicable, to its other holders of common Capital Stock on a pro rata basis);
(2)    to purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company, the Affiliate Issuer, any Affiliate Subsidiary or any Parent of the Company, the Affiliate Issuer or any Affiliate Subsidiary held by Persons other than the Company, the Affiliate Issuer or any Restricted Subsidiary (other than in exchange for Capital Stock of the Company, the Affiliate Issuer or an Affiliate Subsidiary (other than Disqualified Stock) or Subordinated Shareholder Loans);
(3)    to purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (y) Indebtedness permitted under Section 4.09(b)(2)); or
(4)    to make any Restricted Investment in any Person;
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clause (1) through clause (4) above is referred to herein as a “Restricted Payment”), if at the time the Company, such Affiliate Issuer or such Restricted Subsidiary makes such Restricted Payment:
(A)    except in the case of a Restricted Investment, an Event of Default shall have occurred and be continuing (or would result therefrom); or
(B)    except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on Section 4.07(a)(C)(i), the Company, the

Affiliate Issuer and the Restricted Subsidiaries are not able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.09(a) after giving effect, on a pro forma basis, to such Restricted Payment; or
(C)    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date and not returned or rescinded (excluding all Restricted Payments permitted by Section 4.07(b) would exceed the sum of:
(vii)    an amount equal to 100% of the Consolidated EBITDA for the period beginning on the first day of the first full fiscal quarter commencing prior to the Issue Date to the end of the Reporting Entity’s most recently ended full fiscal quarter ending prior to the date of such Restricted Payment for which internal Consolidated financial statements of the Reporting Entity are available, taken as a single accounting period, less the product of 1.4 times the Consolidated Interest Expense for such period;
(viii)    100% of the aggregate Net Cash Proceeds and the fair market value, of marketable securities, or other property or assets, received by the Company, the Affiliate Issuer or any Affiliate Subsidiary from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions or received by the Company, the Affiliate Issuer or any Restricted Subsidiary from the issue or sale of Subordinated Shareholder Loans subsequent to the Issue Date (other than (A) Net Cash Proceeds received from an issuance or sale of such Capital Stock or Subordinated Shareholder Loans to the Company, the Affiliate Issuer or any Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, the Affiliate Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (B) Excluded Contributions, or (C) any property received in connection with Section 4.07(b)(26);
(ix)    100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities, or other property or assets, received by the Company, the Affiliate Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Company, the Affiliate Issuer or any Restricted Subsidiary) by the Company, the Affiliate Issuer or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company, the Affiliate Issuer or any Affiliate Subsidiary (other than Disqualified Stock) or Subordinated Shareholder Loans;
(x)    the amount equal to the net reduction in Restricted Investments made by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries subsequent to the Issue Date resulting from:
(C)    repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company, the Affiliate Issuer or any Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company, the Affiliate Issuer or any Restricted Subsidiary; or
(D)    the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, the Affiliate Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (C)(iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated EBITDA for the purposes of clause (C)(i) to the extent that it is (at the Company’s option) included under this clause (C)(iv);
(xi)    without duplication of amounts included in clause (C)(iv) above, the amount by which Indebtedness of the Company, the Affiliate Issuer or any Affiliate Subsidiary is reduced on the Company’s, such Affiliate Issuer’s or such Affiliate Subsidiary’s Consolidated balance sheet, as applicable, upon the conversion or exchange of any Indebtedness of the Company, such Affiliate Issuer or such Affiliate Subsidiary issued after the Issue Date, which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, such Affiliate Issuer or such Affiliate Subsidiary, as applicable, held by Persons not including the Company such Affiliate Issuer or any of the Restricted Subsidiaries, as applicable (less the amount of any cash or the fair market value of other property or assets distributed by the Company, such Affiliate Issuer or such Affiliate Subsidiary upon such conversion or exchange); and
(xii)    100% of the Net Cash Proceeds and the fair market value of marketable securities, or other property or assets, received by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries in connection with: (A) the sale or other disposition (other than to the Company, the Affiliate Issuer or any Restricted Subsidiary or an employee stock ownership plan or trust established by the Company, the Affiliate Issuer or any Subsidiary of the Company or of the Affiliate Issuer for the benefit of its employees to the extent funded by the Company, the Affiliate Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock of an Unrestricted Subsidiary; and (B) any dividend or distribution made by an Unrestricted Subsidiary to the Company, the Affiliate Issuer or any Restricted Subsidiary; provided, however, that no amount will be included in Consolidated Net Income for the purposes of clause (C)(i) above to the extent that it is (at the Company’s option) included under this clause (vi).
The fair market value of property or assets other than cash for purposes of this Section 4.07 shall be the fair market value thereof as determined conclusively by the Board of Directors, senior management or an Officer of the Company or the Affiliate Issuer.
(b)    Section 4.07(a) will not prohibit:

(1)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Shareholder Loans or Subordinated Obligations of the Company, the Affiliate Issuer or an Affiliate Subsidiary made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the sale or issuance within 90 days of, Subordinated Shareholder Loans, or Capital Stock of the Company, the Affiliate Issuer or an Affiliate Subsidiary (other than Disqualified Stock or Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, the Affiliate Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), or a substantially concurrent capital contribution to the Company, the Affiliate Issuer or an Affiliate Subsidiary; provided, however, that the Net Cash Proceeds from such sale or issuance of Capital Stock or Subordinated Shareholder Loans or from such capital contribution will be excluded from clause (C)(ii) of Section 4.07(a);
(2)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, the Affiliate Issuer or any Restricted Subsidiary made by exchange for, or out of the proceeds of the sale or issuance within 90 days of, Subordinated Obligations of the Company, the Affiliate Issuer or such Restricted Subsidiary that is permitted or otherwise not prohibited to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness;
(3)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company, the Affiliate Issuer or any Restricted Subsidiary made by exchange for, or out of the proceeds of the sale or issuance within 90 days of, Disqualified Stock of the Company, the Affiliate Issuer or such Restricted Subsidiary, as the case may be, that, in each case, is permitted or not otherwise prohibited to be Incurred under Section 4.09 and that in each case constitutes Refinancing Indebtedness;
(4)    dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;
(5)    the purchase, repurchase, defeasance, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company, the Affiliate Issuer or any Restricted Subsidiary or any parent of the Company, the Affiliate Issuer or an Affiliate Subsidiary held by any existing or former employees or management of the Company, the Affiliate Issuer, an Affiliate Subsidiary or any Subsidiary of the Company, the Affiliate Issuer or an Affiliate Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees or where such purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of such Capital Stock or options, warrants, equity appreciation rights or other rights to purchase or acquire such Capital Stock is made as a hedge against a management incentive scheme or other employee bonus scheme in which a bonus or other incentive payment is payable in the relevant Capital Stock or is based on the price of the relevant Capital Stock; provided that such purchases, repurchases, defeasances, redemptions or other acquisitions pursuant to this clause (5) will not exceed an amount equal to $10.0 million in the aggregate during any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year);
(6)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of, or otherwise not prohibited to be Incurred pursuant to, Section 4.09;
(7)    purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;
(8)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation:
(A)    at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control; or
(B)    at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to those of Section 3.11 and Section 4.10;
provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Fold-In Issuer has made (or has caused to be made) the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.11, Section 4.10 or Section 4.14, as the case may be, with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; or
(C)    (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became any Restricted Subsidiary or was designated an Affiliate Issuer or an Affiliate Subsidiary or was otherwise acquired by the Company, the Affiliate Issuer or any Restricted Subsidiary) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest and any premium required by the terms of such Acquired Indebtedness;
(9)    dividends, loans, advances or distributions to any Parent or other payments by the Company, the Affiliate Issuer or any Restricted Subsidiary in amounts equal to:
(A)    the amounts required for any Parent to pay Parent Expenses;
(B)    the amounts required for any Parent to pay Public Offering Expenses or fees and expenses related to any other equity or debt offering of such Parent that are directly attributable to the operation of the Company, the Affiliate Issuer and the Restricted Subsidiaries;

(C)    the amounts required for any Parent to pay Related Taxes or, without duplication, pursuant to any tax sharing agreement or any arrangement between or among the Ultimate Parent, the Fold-In Issuer or any Guarantor or any other Person or a Restricted Subsidiary; and
(D)    amounts constituting payments satisfying the requirements of clauses (11), (12) and (22) of Section 4.11(b);
(10)    Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause (10);
(11)    payments by the Company, the Affiliate Issuer or any Affiliate Subsidiary, or loans, advances, dividends or distributions to any Parent to make payments to holders of Capital Stock of the Company, the Affiliate Issuer, an Affiliate Subsidiary or any Parent in lieu of the issuance of fractional shares of such Capital Stock;
(12)    Restricted Payments in relation to any tax losses received by the Company, the Affiliate Issuer or any Restricted Subsidiary from the Ultimate Parent or any of its Subsidiaries (other than Company, the Affiliate Issuer or any Restricted Subsidiary); provided that (i) such Restricted Payments shall only be made in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by the Company, the Affiliate Issuer or any Restricted Subsidiary if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilized by the Company, the Affiliate Issuer or any Restricted Subsidiary or (ii) such payments shall only be made in relation to such tax losses in an amount not exceeding, in any financial year, the greater of $30.0 million and 2.0% of Total Assets (with any unused amounts in any financial year being carried over to the next succeeding financial year);
(13)    so long as no Default or Event of Default of the type specified in clauses (1) or (2) under Section 6.01(a) has occurred and is continuing, any Restricted Payment to the extent that, after giving pro forma effect to any such Restricted Payment, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.50 to 1.00;
(14)    Restricted Payments in an aggregate amount at any time outstanding, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed the greater of (A) $75.0 million, and (B) 5.0% of Total Assets, and (C) 0.25 multiplied by the Pro forma EBITDA for the Test Period, in the aggregate in any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year);
(15)    [Reserved];
(16)    Restricted Payments for the purpose of making corresponding payments on:
(A)    any Indebtedness of a Parent; provided that, in the case of this clause (A), (i) on the date of Incurrence of such Indebtedness by a Parent and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, calculated for the purposes of this clause (16) as if such Indebtedness of such Parent were being Incurred by the Company or the Affiliate Issuer, would not exceed 5.00 to 1.00 or (ii) such Indebtedness of a Parent is guaranteed by the Company, the Affiliate Issuer or any Restricted Subsidiary pursuant to Section 4.09(b)(15);
(B)    any Indebtedness of a Parent, to the extent that such Indebtedness is guaranteed by the Company, the Affiliate Issuer or any Restricted Subsidiary pursuant to a guarantee otherwise permitted to be Incurred under this Indenture;
(C)    any Indebtedness of a Parent or any such Parent's Subsidiaries (i) the net proceeds of which are or were used in the prepayment, repayment, redemption, defeasance, retirement or purchase of the LCPR Credit Facilities, the Notes or other Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary, in whole or in part, or (ii) the net proceeds of which are or were contributed to or otherwise loaned or transferred to the Company, the Affiliate Issuer or any Restricted Subsidiary, or (iii) which is otherwise Incurred for the benefit of the Company, the Affiliate Issuer or any Restricted Subsidiary,
and, in each case of clause (A), clause (B) and clause (C), any Refinancing Indebtedness in respect thereof;
(17)    the distribution, as a dividend or otherwise, of shares of Capital Stock of or, Indebtedness owed to the Company, the Affiliate Issuer or any Restricted Subsidiary by, Unrestricted Subsidiaries;
(18)    following a Public Offering of the Company, the Affiliate Issuer or any Parent, the declaration and payment by the Company, the Affiliate Issuer or such Parent, or the making of any cash payments, advances, loans, dividends or distributions to any Parent to pay, dividends or distributions on the Capital Stock, common stock or common equity interests of the Company, the Affiliate Issuer or any Parent; provided that the aggregate amount of all such dividends or distributions under this clause (18) shall not exceed in any fiscal year the greater of (A) 6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Company or the Affiliate Issuer or Parent or contributed to the capital of the Company or the Affiliate Issuer by any Parent in any form other than Indebtedness or Excluded Contributions and (B) following the Initial Public Offering, an amount equal to the greater of (i) 7.0% of the Market Capitalization and (ii) 7.0% of the IPO Market Capitalization, provided that after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.5 to 1.00;
(19)    after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or property or other assets of such Unrestricted Subsidiary that in each case is held by the Company, the Affiliate Issuer or any Restricted Subsidiary; provided, however, that (A) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the property or other assets being transferred; (B) any property or other assets received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (19) only if such property or other assets, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company, the Affiliate Issuer or such Restricted Subsidiary; and (C) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis; provided further, however, that proceeds from the disposition of any cash, Capital Stock or property or other assets of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under Section 4.07(a)(C)(iv);
(20)    [Reserved];
(21)    any Business Division Transaction or Content Transaction, provided that after giving pro forma effect thereto, the Company, the Affiliate Issuer and the Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness under Section 4.09(a);
(22)    any Restricted Payment reasonably necessary to consummate or in connection with the Transactions;
(23)    distributions or payments of Receivables Fees and purchases of Receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction;
(24)    Permitted Tax Distributions;
(25)    [Reserved];
(26)    Restricted Payments to finance Investments or other acquisitions by a Parent or any Affiliate (other than the Company, the Affiliate Issuer or any Restricted Subsidiary) which would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Company, the Affiliate Issuer or any Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made within 120 days of the closing of such Investment or other acquisition, (ii) such Parent or Affiliate shall, prior to or promptly following the date such Restricted Payment is made, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Company, the Affiliate Issuer or any Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Company, the Affiliate Issuer or any Restricted Subsidiary (in a manner not prohibited by Section 5.01 or Section 5.02) in order to consummate such Investment or other acquisition, (iii) such Parent or Affiliate receives no consideration or other payment in connection with such transaction except to the extent the Company, the Affiliate Issuer or any Restricted Subsidiary could have given such consideration or made such payment in compliance with this Section 4.07 and (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution up to the amount of such Restricted Payment made under this clause (26);
(27)    any Restricted Payment from the Company, the Affiliate Issuer or any Restricted Subsidiary to a Parent or any other Subsidiary of a Parent which is not a Restricted Subsidiary; provided that such Subsidiary advances the proceeds of any such Restricted Payment to the Company, the Affiliate Issuer or any Restricted Subsidiary, as applicable, within three days of receipt thereof and that such Restricted Payments do not exceed an amount equal to 10.0% of Total Assets at any one time;

(28)    distributions (including by way of dividend) to a Parent consisting of cash, Capital Stock or property or other assets of a Restricted Subsidiary that is in each case held by the Company, the Affiliate Issuer or any Restricted Subsidiary for the sole purpose of transferring such cash, Capital Stock or property or other assets to the Company, the Affiliate Issuer or any Restricted Subsidiary; and
(29)    Restricted Payments reasonably required to consummate any Permitted Financing Action.
(c)    For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories described in Section 4.07(b)(1) through Section 4.07(b)(29), or is permitted pursuant to Section 4.07(a) or the definition of “Permitted Investments”, the Company and the Affiliate Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07 or the definition of “Permitted Investments”.
(d)    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company, such Affiliate Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount.
Section 4.08    Limitation on Restrictions on Distributions from Restricted Subsidiaries
(a)    The Company and the Affiliate Issuer will not, and will not permit any Restricted Subsidiary (other than the Company, the Fold-In Issuer, the Affiliate Issuer and the Affiliate Subsidiaries) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Company, the Fold-In Issuer, the Affiliate Issuer and the Affiliate Subsidiaries) to:
(1)    pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, the Affiliate Issuer or any Restricted Subsidiary;
(2)    make any loans or advances to the Company, the Affiliate Issuer or any Restricted Subsidiary; or
(3)    transfer any of its property or assets to the Company, the Affiliate Issuer or any Restricted Subsidiary;
provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (y) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Company, the Affiliate Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Company the Affiliate Issuer or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.
(b)    Section 4.08(a) will not prohibit:
(1)    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture, the LCPR Credit Agreement, the Intercreditor Agreement, and any related documentation

(including the security documents securing the Indebtedness under the LCPR Credit Agreement and the guarantees thereof), in each case, as in effect on the Issue Date;
(2)    any encumbrance or restriction pursuant to an agreement or instrument of a Person relating to any Capital Stock or Indebtedness of a Person, Incurred on or before the date on which such Person was acquired by or merged or consolidated with or into the Company, the Affiliate Issuer or any Restricted Subsidiary or designated an Affiliate Issuer, an Affiliate Subsidiary or a Restricted Subsidiary (or becomes a Restricted Subsidiary as a result thereof), or on which such agreement or instrument is assumed by the Company, the Affiliate Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company, the Affiliate Issuer or any Restricted Subsidiary or was merged or consolidated with or into the Company, the Affiliate Issuer or any Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date, provided that any such encumbrance or restriction shall not extend to any assets or property of the Company, the Affiliate Issuer or any Restricted Subsidiary other than the assets and property so acquired and provided, further, that for the purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company, the Affiliate Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;
(3)    any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement referred to in clause (1) or clause (2) of this paragraph or this clause (3) or contained in any amendment, supplement, restatement or other modification to an agreement referred to in clause (1) or clause (2) of this paragraph or this clause (3); provided, however, that the encumbrances and restrictions, taken as a whole, with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clause (1) or clause (2) of this Section 4.08(b) (as determined conclusively in good faith by the Board of Directors or senior management of the Company or the Affiliate Issuer);
(4)    in the case of Section 4.08(a)(3), any encumbrance or restriction:
(A)    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;
(B)    contained in Liens permitted under this Indenture securing Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;
(C)    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company, the Affiliate Issuer or any Restricted Subsidiary; or

(D)    contained in operating leases for real property and restricting only the transfer of such real property upon the occurrence and during the continuance of a default in the payment of rent;
(5)    any encumbrance or restriction pursuant to (A) Purchase Money Obligations for property acquired in the ordinary course of business or (B) Capitalized Lease Obligations permitted under this Indenture, in each case that either (i) impose encumbrances or restrictions of the nature described in Section 4.08(a)(3) on the property so acquired or (ii) are customary in connection with Purchase Money Obligations, Capitalized Lease Obligations and mortgage financings for property acquired in the ordinary course of business (as determined conclusively by the Board of Directors or senior management of the Company or an Affiliate Issuer);
(6)    any encumbrance or restriction arising in connection with, or any contractual requirement Incurred with respect to, any Purchase Money Note, other Indebtedness or a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors or senior management of the Company or the Affiliate Issuer, are necessary to effect such Qualified Receivables Transaction;
(7)    any encumbrance or restriction (A) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement (or option to enter into such agreement) entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition or (B) arising by reason of contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale and disposition of all or substantially all assets of such Subsidiary or conditions imposed by governmental authorities or otherwise resulting from dispositions required by governmental authorities;
(8)    (A) customary provisions in leases, asset sale agreements, joint venture agreements and other agreements and instruments entered into by the Company, the Affiliate Issuer or any Restricted Subsidiary in the ordinary course of business or (B) in the case of a joint venture or a Subsidiary that is not a Wholly-Owned Subsidiary, encumbrances, restrictions and conditions imposed by its organizational documents or any related shareholders, joint venture or other agreements (including restrictions on the payment of dividends or other distributions);
(9)    encumbrances or restrictions arising or existing by reason of applicable Law or any applicable rule, regulation, governmental license, order, concession, franchise, or permit or required by any regulatory authority;
(10)    any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;
(11)    any encumbrance or restriction pursuant to Currency Agreements, Commodity Agreements or Interest Rate Agreements;
(12)    any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 if (A) the encumbrances and restrictions taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in this Indenture, the Intercreditor Agreement, and any related documentation, in each case, as in effect on the Issue Date (as determined conclusively in good faith by the Board of Directors or senior management of the Company or the Affiliate Issuer) or (B) such encumbrances and restrictions taken as a whole are not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined conclusively in good faith by the Board of Directors or senior management of the Company or the Affiliate Issuer) and, in each case, either (i) the Company or the Affiliate Issuer reasonably believes that such encumbrances and restrictions will not materially affect the Fold-In Issuer’s ability to make principal or interest payments on the Notes as and when they come due or (ii) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;
(13)    any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements; and
(14)    any encumbrance or restriction pursuant to any Intercreditor Agreement.
Section 4.09    Limitation on Indebtedness
(a)    The Company and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, the Affiliate Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis,
(1)    the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00; and
(2)    to the extent that such Indebtedness is Senior Secured Indebtedness, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.5 to 1.00.
(b)    Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:
(1)    Indebtedness of the Company, the Affiliate Issuer and any of the Restricted Subsidiaries under Credit Facilities, and any Refinancing Indebtedness in respect thereof, in the aggregate principal amount at any one time outstanding not to exceed:
(A)    an amount equal to the greater of (i) (a) $1,325.0 million, plus (b) the amount of any Credit Facilities Incurred under Section 4.09(a) or any other provision of Section 4.09(b) to acquire any property, other assets or shares of Capital Stock of a Person, and (ii) 10.0% of Total Assets, plus
(B)    any accrual or accretion of interest that increases the principal amount of Indebtedness under Credit Facilities, plus
(C)    in the case of any Refinancing Indebtedness permitted under this Section 4.09(b)(1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2)    Indebtedness of the Company or the Affiliate Issuer owing to and held by the Company, the Affiliate Issuer or any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company, the Affiliate Issuer or any other Restricted Subsidiary (other than a Receivables Entity); provided that:
(A)    any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company, the Affiliate Issuer or any Restricted Subsidiary (other than a Receivables Entity); and
(B)    any sale or other transfer of any such Indebtedness to a Person other than the Company, the Affiliate Issuer or any Restricted Subsidiary (other than a Receivables Entity), shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company, the Affiliate Issuer or such Restricted Subsidiary, as the case may be, not permitted by this Section 4.09(b)(2);
(3)    (A) Indebtedness represented by the Notes (but excluding, for the avoidance of doubt, any Additional Notes) and (B) Indebtedness of the Guarantors represented by the Note Guarantees;
(4)    any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3) of this Section 4.09(b)) outstanding on the Issue Date;
(5)    any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3), (4), (5), (6), (8), (14), (15), (18), (20), (22) or (25) of this Section 4.09(b) or Incurred pursuant to Section 4.09(a);
(6)    Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary (A) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, the Affiliate Issuer or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, the Affiliate Issuer or any Restricted Subsidiary or was designated an Affiliate Issuer or an Affiliate Subsidiary or a Restricted Subsidiary, (B) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or an Affiliate Issuer or was otherwise acquired by the Company, the Affiliate Issuer or any Restricted Subsidiary or such Person was designated as an Affiliate Issuer or an Affiliate Subsidiary or (C) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, the Affiliate Issuer or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, the Affiliate Issuer or any Restricted Subsidiary or was designated an Affiliate Issuer or an Affiliate Subsidiary or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, the Affiliate Issuer or any Restricted Subsidiary); provided, however, that with respect to clauses (A) and (B) of this Section 4.09(b)(6) only, immediately following the consummation of the acquisition of such Restricted Subsidiary by the Company, the Affiliate Issuer or any Restricted Subsidiary or such other transaction, (i) the Company, the Affiliate Issuer and the Restricted Subsidiaries would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving pro forma effect to the relevant acquisition or other transaction and the Incurrence of such Indebtedness pursuant to this Section 4.09(b)(6) or (ii) the Consolidated Net Leverage Ratio would not be greater than immediately prior to such acquisition or such other transaction;
(7)    [Reserved];
(8)    Indebtedness consisting of (A) mortgage financings, asset backed financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, the Affiliate Issuer or any Restricted Subsidiary or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, development, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, the Affiliate Issuer or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Refinancing Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8), will not exceed the greater of (i) $45.0 million and (ii) 3.0% of Total Assets at any time outstanding so long as such Indebtedness exists on the date of, or commissioning of, or contracting for, such purchase, design, development, construction, installation or improvement, or is created within 270 days thereafter;
(9)    Indebtedness in respect of (A) workers’ compensation claims, casualty or liability insurance, self-insurance obligations, performance (including insurance policies), bid, indemnity, surety, judgment, appeal, completion, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company, the Affiliate Issuer or any Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, including, but not limited to, those Incurred to secure health, safety and environmental obligations or rental obligations, (B) letters of credit, bankers’ acceptances, guarantees, or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, including, but not limited to, letters of credit or similar instruments in respect of casualty or liability insurance, self-insurance, unemployment insurance, workers compensation obligations, health disability or other benefits, pensions-related obligations and other social security Laws, (C) the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business and (D) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;
(10)    Indebtedness Incurred constituting reimbursement obligations with respect to letters of credit issued and bank guarantees in the ordinary course of business provided to lessors of real property or otherwise in connection with the leasing of real property and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses in respect of any government requirement, or other Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;
(11)    Indebtedness arising from agreements of the Company, the Affiliate Issuer or any Restricted Subsidiary providing for indemnification, guarantees or obligations in respect of earn-outs or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of the Company, the Affiliate Issuer or any Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds) actually received (in the case of dispositions) or paid (in the case of acquisitions) by the Company, the Affiliate Issuer and the Restricted Subsidiaries in connection with such disposition or acquisition, as applicable;
(12)    Indebtedness arising from (A) Bank Products and (B) the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that in the case of this clause (12)(B), such Indebtedness is extinguished within thirty Business Days of Incurrence;
(13)    guarantees by the Company, the Affiliate Issuer or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company, the Affiliate Issuer or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company, the Affiliate Issuer or Restricted Subsidiary in violation of this Section 4.09); provided, however, that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or Note Guarantee, then such guarantee shall be subordinated substantially to the same extent as the relevant Indebtedness guaranteed;
(14)    Indebtedness Incurred by the Company, the Affiliate Issuer or any Restricted Subsidiary after the Issue Date to provide all or a portion of the funds utilized to consummate the acquisition by the Company, the Affiliate Issuer or any Restricted Subsidiary of any Non-Controlling Interests in an aggregate principal amount at any time outstanding not to exceed 4.0x Pro forma Non-Controlling Interest EBITDA for the Test Period;
(15)    Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary Incurred pursuant to any guarantees of Indebtedness of any Parent; provided that for purposes of this clause (15): (i) on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00 (for the avoidance of doubt, outstanding Indebtedness for the purpose of calculating the Consolidated Net Leverage Ratio under this clause (15) shall include any Indebtedness represented by guarantees by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries of Indebtedness of any Parent) and (ii) such guarantees shall be subordinated in right of payment to the Notes pursuant to the terms of the applicable Intercreditor Agreement;
(16)    Subordinated Shareholder Loans;

(17)    Indebtedness (including any Refinancing Indebtedness in respect thereof) of any Restricted Subsidiary under any local Credit Facility in an amount not to exceed the greater of (A) $45.0 million and (B) 3.0% of Total Assets;
(18)    Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (18) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company or the Affiliate Issuer from the issuance or sale (other than to the Company, the Affiliate Issuer or any Restricted Subsidiary) of Subordinated Shareholder Loans or its Capital Stock or otherwise contributed to the equity of the Company or the Affiliate Issuer, in each case, subsequent to the Issue Date (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock or an Excluded Contribution); provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a)(C)(ii), 4.07(a)(C)(iii) and Section 4.07(b)(1) to the extent the Company, the Affiliate Issuer or any Restricted Subsidiary Incurs Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.09(b)(18) to the extent the Company, the Affiliate Issuer or any Restricted Subsidiary makes a Restricted Payment under Section 4.07(a)(C)(ii), 4.07(a)(C)(iii) and Section 4.07(b)(1) in reliance thereon;
(19)    [Reserved];
(20)    Indebtedness with Affiliates reasonably necessary to effect or consummate any Post-Closing Reorganization, the Debt Pushdown, the LCPR Group Assumption or the Credit Facility Assumption;
(21)    (i) Indebtedness arising under (a) any arrangements to fund a production where such funding is only repayable from the distribution revenues of that production or (b) Production Facilities provided that the aggregate amount of Indebtedness under all Production Facilities incurred pursuant to this clause (b) does not exceed the greater of (1) $15.0 million and (2) 1.0% of Total Assets at any time outstanding; and (ii) any Refinancing Indebtedness of any Indebtedness Incurred under clause (i);
(22)    Indebtedness arising under borrowing facilities provided by a special purpose vehicle notes issuer to the Company, the Affiliate Issuer or any Restricted Subsidiary in connection with the issuance of notes or other similar debt securities intended to be supported primarily by the payment obligations of the Company, the Affiliate Issuer or any Restricted Subsidiary in connection with any vendor financing platform;
(23)    [Reserved];
(24)    Indebtedness pursuant to any Permitted Financing Action and any Refinancing Indebtedness in respect thereof; and
(25)    in addition to the items referred to in clauses (1) through (24) of this Section 4.09(b), Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section

4.09(b)(25) and then outstanding, will not exceed the greater of (i) $75.0 million and (ii) 5.0% of Total Assets at any time outstanding.
(c)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:
(1)    in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of its Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses of Section 4.09(a) or Section 4.09(b) and will be permitted on the date of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), and, from time to time, may reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 4.09; provided, however, that the LCPR Initial Revolving Credit Commitments under the LCPR Credit Agreement and amounts outstanding under the SPV Credit Agreement on the LCPR Group Assumption Date shall be deemed to have been Incurred under Section 4.09(b)(1) and cannot be reclassified;
(2)    guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(3)    if obligations in respect of letters of credit are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(a) or Section 4.09(b)(1), Section 4.09(b)(17), Section 4.09(b)(18), Section 4.09(b)(21) or Section 4.09(b)(25) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;
(4)    the principal amount of any Disqualified Stock of the Company or the Affiliate Issuer, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(5)    Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness;
(6)    the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and
(7)    in the event that the Company, the Affiliate Issuer or any Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness or commits to Incur any Lien pursuant to clause (30) of the definition of “Permitted Liens” set forth under Section 1.01, the Incurrence or issuance thereof for all purposes under this clause (7), including without limitation for purposes of calculating the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, or usage of clauses (1) through (25) of Section 4.09(b) (if any) for borrowings and re-borrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s or the Affiliate Issuer’s option, either (a) be determined on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof has been borrowed as of such date) or other Indebtedness, and, if such Consolidated Net Leverage Ratio or Consolidated Senior Secured Net Leverage Ratio or other provision of Section 4.09 is satisfied with respect thereto at such time, any borrowing or re-borrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 4.09 irrespective of the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, or other provision of this Section 4.09 at the time of any borrowing or re-borrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or re-borrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this sub-clause (a) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Consolidated Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio and, to the extent of the usage of clauses (1) through (25) of Section 4.09(b) (if any), shall be deemed to be Incurred and outstanding under such clauses) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and in the case of sub-clause (a) of this clause (7), the Company or the Affiliate Issuer may revoke any such determination at any time and from time to time.
(d)    Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Preferred Stock or Disqualified Stock and increases in the amount of Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (2) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
(e)    If at any time an Unrestricted Subsidiary becomes an Affiliate Issuer or a Restricted Subsidiary, any Indebtedness of such Unrestricted Subsidiary shall be deemed to be Incurred by an Affiliate Issuer or a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Fold-In Issuer shall be in Default of this Section 4.09).
(f)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be (1) calculated by the Company based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (2) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such

Indebtedness is denominated covering principal and interest on such Indebtedness, the swapped rate of such Indebtedness (if swapped into U.S. dollars) as of the date of the applicable swap. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company, the Affiliate Issuer and the Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
(g)    For purposes of determining compliance with (1) Section 4.09(a) and (2) any other provision of this Indenture which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency (if such Indebtedness has not been swapped into U.S. dollars, or if such Indebtedness has been swapped into a currency other than U.S. dollars) shall be calculated by the Company using the same weighted average exchange rates for the relevant period used in the Consolidated financial statements of the Reporting Entity for calculating the Dollar Equivalent of Consolidated EBITDA denominated in the same currency as the currency in which such Indebtedness is denominated or into which it has been swapped.
Section 4.10    Limitation on Sales of Assets and Subsidiary Stock
(a)    The Company and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:
(1)    the Company, the Affiliate Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined conclusively in good faith by the Board of Directors or senior management of the Company or the Affiliate Issuer (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;
(2)    unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company, the Affiliate Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
(3)    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company, the Affiliate Issuer or such Restricted Subsidiary, as the case may be:
(A)    to the extent the Company, the Affiliate Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Company, the Fold-In Issuer (including the Notes), the Affiliate Issuer or a Guarantor or Indebtedness of a Restricted Subsidiary other than a Guarantor (in each case other than Indebtedness owed to the Company, the Affiliate Issuer or an Affiliate of the Company, the Fold-In Issuer or the Affiliate Issuer)

within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company, the Affiliate Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of any revolving Indebtedness) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or
(B)    to the extent the Company, the Affiliate Issuer or such Restricted Subsidiary elects to invest in or commit to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive agreement or a commitment approved by the Board of Directors or senior management of the Company or the Affiliate Issuer that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 6 months of such 365th day;
provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 4.10(a)(3), the Company, the Affiliate Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.
(b)    Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied as provided in Section 4.10(a) will be deemed to constitute “Excess Proceeds”. On the 366th day (or the 546th day, in the case of any Net Available Cash committed to be used pursuant to a definitive binding agreement or commitment approved by the Board of Directors or senior management of the Company or the Affiliate Issuer pursuant to Section 4.10(a)(3)(B) after an Asset Disposition (or at such earlier date that the Company or the Affiliate Issuer may elect), if the aggregate amount of Excess Proceeds exceeds $100.0 million, the Fold-In Issuer will be required to make an Asset Disposition Offer in accordance with Section 3.11.
For the purposes of this Section 4.10, the following will be deemed to be cash:
(1)    the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of the Company, the Affiliate Issuer, the Fold-In Issuer or any Guarantor or Indebtedness of a Restricted Subsidiary that is not a Guarantor and the release of the Company, the Affiliate Issuer, the Fold-In Issuer, such Guarantor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Fold-In Issuer will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 4.10(a)(3)(A);
(2)    securities, notes or other obligations received by the Company, the Affiliate Issuer or any Restricted Subsidiary from the transferee that are convertible by the Company, the Affiliate Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;
(3)    Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company, the Affiliate Issuer and each Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;
(4)    consideration consisting of Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary;
(5)    any Designated Non-Cash Consideration received by the Company, the Affiliate Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value not to exceed 25.0% of the consideration from such Asset Disposition (excluding any consideration received from such Asset Disposition in accordance with clauses (1) to (4) of this Section 4.10(b)) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(6)    in addition to any Designated Non-Cash Consideration received pursuant to clause (5) of this Section 4.10(b), any Designated Non-Cash Consideration received by the Company, the Affiliate Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (6) that is at that time outstanding, not to exceed the greater of $75.0 million and 5.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and
(7)    consideration consisting of securities or obligations issued, insured or unconditionally guaranteed by a government (or any agency or instrumentality thereof) of a country where the Company, the Affiliate Issuer or any Restricted Subsidiary is organized or located.
(c)    The Fold-In Issuer or the Affiliate Issuer, as the case may be, will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities Laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities Laws or regulations conflict with provisions of Section 4.10, the Fold-In Issuer or the Affiliate Issuer, as the case may be, will comply with the applicable securities Laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.
Section 4.11    Limitation on Affiliate Transactions
(a)    The Company and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or the Affiliate Issuer (an “Affiliate Transaction”) involving aggregate consideration in excess of $50.0 million unless:
(1)    the terms of such Affiliate Transaction are not materially less favorable, taken as a whole, to the Company, such Affiliate Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of the Company, such Affiliate Issuer or such Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company, the Affiliate Issuer or such Restricted Subsidiary has conclusively determined in good faith to be fair to the Company, such Affiliate Issuer or such Restricted Subsidiary); and
(2)    in the event such Affiliate Transaction involves an aggregate consideration in excess of $100.0 million, the terms of such transaction have been approved by either (i) a majority of the members of the Board of Directors or (ii) the senior management of the Company, such Affiliate Issuer or such Restricted Subsidiary, as applicable.
(b)    Section 4.11(a) will not apply to:
(1)    any Restricted Payment permitted to be made pursuant to Section 4.07 or any Permitted Investment;
(2)    any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, the Affiliate Issuer, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants, in each case in the ordinary course of business;
(3)    loans or advances to employees, officers or directors in the ordinary course of business of the Company, the Affiliate Issuer or any Restricted Subsidiary, but in any event not to exceed $2.0 million in the aggregate amount outstanding at any one time with respect to all loans or advances made since the Issue Date;
(4)    (A) any transaction between or among the Company, the Affiliate Issuer or any Restricted Subsidiary (or an entity that becomes an Affiliate Issuer or a Restricted Subsidiary in connection with such transaction) or between or among Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary in connection with such transaction); and (B) any guarantees issued by the Company, the Affiliate Issuer or any Restricted Subsidiary for the benefit of the Company, the Affiliate Issuer or any Restricted Subsidiary (or an entity that becomes an Affiliate Issuer or a Restricted Subsidiary in connection with such transaction), as the case may be, in accordance with Section 4.09;
(5)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which, taken as a whole, are fair to the Company, the relevant Affiliate Issuer or Restricted Subsidiary, as applicable, or are on terms not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;
(6)    loans or advances to any Affiliate of the Company or the Affiliate Issuer by the Company, the Affiliate Issuer or any Restricted Subsidiary, provided that the terms of such loan or advance are fair to the Company or the Affiliate Issuer or the relevant Restricted Subsidiary, as the case may be, or are on terms not materially less favorable than those that could reasonably have been obtained from an unaffiliated party;
(7)    the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors, executives or officers of any Parent, the Company, the Affiliate Issuer, an Affiliate Subsidiary or any Restricted Subsidiary;
(8)    the performance of obligations of the Company, the Affiliate Issuer or any of the Restricted Subsidiaries under (A) the terms of any agreement to which the Company, the Affiliate Issuer or any of the Restricted Subsidiaries is a party as of or on the Issue Date or (B) any agreement entered into after the Issue Date on substantially similar terms to an agreement under clause (A) of this Section 4.11(b)(8), in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous to the Holders of the Notes than the terms of the agreements in effect on the Issue Date;
(9)    any transaction with (i) a Receivables Entity effected as part of a Qualified Receivables Transaction, acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction and other Investments in Receivables Entities consisting of cash or Securitization Obligations or (ii) with an Affiliate in respect of Non-Recourse Indebtedness;
(10)    the issuance of Capital Stock or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company, the Affiliate Issuer or an Affiliate Subsidiary to any Affiliate of the Company, the Affiliate Issuer or such Affiliate Subsidiary;
(11)    the payment to any Permitted Holder of all reasonable expenses Incurred by any Permitted Holder in connection with its direct or indirect investment in the Company, the Affiliate Issuer or an Affiliate Subsidiary and their respective Subsidiaries and unpaid amounts accrued for prior periods;
(12)    the payment to any Parent or Permitted Holder (1) of Management Fees (A) on a bona fide arm’s-length basis in the ordinary course of business or (B) of up to the greater of $15.0 million and 1.0% of Total Assets in any calendar year, (2) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with loans, capital market transactions, hedging and other derivative transactions, acquisitions or divestitures or (3) of Parent Expenses;
(13)    guarantees of indebtedness, hedging and other derivative transactions and other obligations not otherwise prohibited under this Indenture;
(14)    if not otherwise prohibited under this Indenture, the issuance of Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans (including the payment of cash interest thereon; provided that, after giving pro forma effect to any such cash interest payment, the Consolidated Senior Secured Net Leverage Ratio would not exceed 4.5 to 1.0) of the Company, the Affiliate Issuer or any Restricted Subsidiary to any Parent of the Company, the Affiliate Issuer or an Affiliate Subsidiary or any Permitted Holder;

(15)    arrangements with customers, clients, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate, in each case, which are otherwise in compliance with the terms of this Indenture; provided that the terms and conditions of any such transaction or agreement as applicable to the Company, the Affiliate Issuer and the Restricted Subsidiaries, taken as a whole are fair to the Company, the Affiliate Issuer and the Restricted Subsidiaries and are on terms not materially less favorable to the Company, the Affiliate Issuer and the Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction;
(16)    (A) transactions with Affiliates in their capacity as holders of indebtedness or Capital Stock of the Company, the Affiliate Issuer or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such indebtedness or Capital Stock generally, and (B) transactions with Affiliates in their capacity as borrowers of indebtedness from the Company, the Affiliate Issuer or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such indebtedness generally;
(17)    any tax sharing agreement or arrangement and payments pursuant thereto between or among the Ultimate Parent, the Company, the Affiliate Issuer or any other Person or a Restricted Subsidiary not otherwise prohibited by this Indenture and any payments or other transactions pursuant to a tax sharing agreement or arrangement between the Company, the Affiliate Issuer and any other Person or a Restricted Subsidiary and any other Person with which the Company, the Affiliate Issuer or any of the Restricted Subsidiaries files a consolidated tax return or with which the Company, the Affiliate Issuer or any of the Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation;
(18)    transactions relating to the provision of Intra-Group Services in the ordinary course of business;
(19)    the Transactions;
(20)    any transaction reasonably necessary to effect the Post-Closing Reorganization and/or a Spin-Off;
(21)    any transaction in the ordinary course of business between or among the Company, the Affiliate Issuer or any Restricted Subsidiary and any Affiliate of the Company, the Affiliate Issuer or any Restricted Subsidiary that is an Unrestricted Subsidiary or a joint venture or similar entity (including a Permitted Joint Venture) that would constitute an Affiliate Transaction solely because the Company, the Affiliate Issuer or any Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;
(22)    commercial contracts entered into in the ordinary course of business between an Affiliate of the Company, the Affiliate Issuer or any Restricted Subsidiary and the Company, the Affiliate Issuer or any Restricted Subsidiary that are on arm’s length terms or on a basis that senior management of the Company, the Affiliate Issuer or any Restricted Subsidiary reasonably believes allocates costs fairly;
(23)    transactions between the Company, the Affiliate Issuer or any Restricted Subsidiary and a Parent and/or an Affiliate, in each case, to effect or facilitate the transfer of any property or asset from the Company, the Affiliate Issuer and/or any Restricted Subsidiary to another Restricted Subsidiary, the Affiliate Issuer and/or the Company, as applicable;
(24)    any Permitted Financing Action; and
(25)    transactions relating to Excess Capacity Network Services; provided that the price payable by any member of the Wider Group in relation to such Excess Capacity Network Services is no less than the cost incurred by the Company, the Affiliate Issuer or any Restricted Subsidiary in providing such Excess Capacity Network Services.
Section 4.12    Limitation on Liens
(a)    The Company and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than (1) in the case of any property or asset that does not constitute Note Collateral, Permitted Liens (other than Permitted Collateral Liens), and (2) in the case of any property or asset that constitutes Note Collateral, Permitted Collateral Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), unless, in the case of Section 4.12(a)(1) only, contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under the Notes, or in respect of Liens on any Guarantor’s property or assets, such Guarantor’s Note Guarantee, equally and ratably with (or prior to, in the case of Liens with respect to Subordinated Obligations of the Company, an Affiliate Issuer or a Restricted Subsidiary, as the case may be) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured.
(b)    Any such Lien created pursuant to Section 4.12(a) will be automatically and unconditionally released and discharged upon (1) the release and discharge of the Initial Lien to which it relates, or (2) in accordance with Section 10.02.
(c)    For purposes of determining compliance with this Section 4.12, (1) a Lien need not be Incurred solely by reference to one category of Permitted Liens, but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (2) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.12 and the definition of “Permitted Liens”.
(d)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
Section 4.13    Corporate Existence
Subject to Article 5, the Company, the Fold-In Issuer and the Affiliate Issuer shall respectively do or cause to be done all things necessary to preserve and keep in full force and effect:
(1)    its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company, the Fold-In Issuer, the Affiliate Issuer or any such Restricted Subsidiary; and
(2)    the rights (charter and statutory), licenses and franchises of the Company, the Fold-In Issuer, the Affiliate Issuer and their respective Restricted Subsidiaries; provided, however, that none of the Company, the Fold-In Issuer or the Affiliate Issuer shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their respective Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company, the Fold-In Issuer or the Affiliate Issuer and their respective Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.
Section 4.14    Change of Control
(a)    If a Change of Control shall occur at any time, the Fold-In Issuer shall, pursuant to the procedures described in this Section 4.14, offer (the “Change of Control Offer”) to purchase all Notes in whole or in part in denominations of $200,000 and in integral multiples of $1,000 in excess thereof at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus any Additional Amounts and accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an Interest Payment Date); provided, however, that the Fold-In Issuer shall not be obliged to repurchase Notes as described in this Section 4.14 in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes pursuant to Section 3.07 or Section 3.08 or all conditions to such redemption have been satisfied or waived. No such purchase in part shall reduce the principal amount at maturity of the Notes held by any Holder to below $200,000.
Unless the Fold-In Issuer has unconditionally exercised its right to redeem all the Notes as described under Section 3.07 or Section 3.08 or all conditions to such redemption have been satisfied or waived, within 30 days of any Change of Control, or, at the Fold-In Issuer’s option, at any time prior to a Change of Control following the public announcement thereof or if a definitive agreement is in place for the Change of Control, the Fold-In Issuer shall notify the Trustee thereof and give written notice of such Change of Control to each Holder stating, to the extent relevant, among other things:
(1)    that a Change of Control has occurred (or may occur) and the date (or expected date) of such event;
(2)    the circumstances and relevant facts regarding such Change of Control;

(3)    the purchase price and the purchase date which shall be fixed by the Fold-In Issuer, the Company or the Affiliate Issuer on a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered, or such later date as is necessary to comply with requirements under the Exchange Act;
(4)    that any Note not tendered will continue to accrue interest and unless the Fold-In Issuer defaults in payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and
(5)    certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.
If and for so long as the Notes are listed on the International Stock Exchange and the rules of the International Stock Exchange so require, the Company will publish a public announcement with respect to the results of any Change of Control Offer in a leading newspaper of general circulation in the Channel Islands or, to the extent and in the manner permitted by such rules, post such notice on the official website of the International Stock Exchange.
The Fold-In Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities Laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities Laws or regulations conflict with the provisions of this Section 4.14 (other than the obligation to make an offer pursuant to this Section 4.14), the Fold-In Issuer will comply with the securities Laws and regulations and will not be deemed to have breached its obligations described in this Section 4.14 by virtue thereof.
(b)    On the Change of Control Purchase Date, the Fold-In Issuer shall, to the extent lawful:
(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to a Change of Control Offer;
(2)    deposit with the Paying Agent, prior to 10:00 a.m. London time an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered; and
(3)    deliver or cause to be delivered to the Trustee, the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Fold-In Issuer.
The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Purchase Date) to each Holder of Notes properly tendered the Change of Control Purchase Price for such Notes, and the Authenticating Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note in equal principal amount to any unpurchased portion of Notes surrendered to the applicable Holder; provided that each such new Note will be in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof. The Fold-In Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.
(c)    Notwithstanding anything to the contrary in this Section 4.14, the Fold-In Issuer shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(d)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Fold-In Issuer, or any third party making a Change of Control Offer in lieu of the Fold-In Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Fold-In Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of the delivery of the notice for such redemption.
Section 4.15    Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries
(a)    The Company and the Affiliate Issuer will not permit any Restricted Subsidiary (other than the Fold-In Issuer or any Guarantor) to, directly or indirectly, guarantee or otherwise become obligated under any Indebtedness of the Fold-In Issuer or any Guarantor in an amount in excess of $50.0 million unless such Restricted Subsidiary is or becomes an Additional Guarantor on the date on which such other guarantee or Indebtedness is Incurred (or as soon as reasonably practicable thereafter) and, if applicable, executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Restricted Subsidiary will provide an Additional Guarantee (which Additional Note Guarantee shall be senior to or pari passu with such Restricted Subsidiary's guarantee of such other Indebtedness); provided that:
(1)    if such Restricted Subsidiary is not a Significant Subsidiary, such Restricted Subsidiary shall only be obligated to become an Additional Guarantor if such Indebtedness is Indebtedness of the Company, the Affiliate Issuer or the Fold-In Issuer or Public Debt of a Guarantor;
(2)    if the Indebtedness is pari passu in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall rank pari passu in right of payment to its Note Guarantee;
(3)    if the Indebtedness is subordinated in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to its Note Guarantee substantially to the same extent as such Indebtedness is subordinated in right of payment to the Notes;
(4)    an Additional Guarantor’s Note Guarantee may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar Laws (but, in such a case (A) each of the Company, the Affiliate Issuer and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (B) the relevant guarantee shall be given on an equal and ratable basis with the guarantee of any other Indebtedness giving rise to the obligation to guarantee the Notes); and
(5)    for so long as it is not permissible under applicable Law for a Restricted Subsidiary to become an Additional Guarantor, such Restricted Subsidiary need not become an Additional Guarantor (but, in such a case, each of the Company, the Affiliate Issuer and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible).
(b)    Section 4.15(a) shall not apply to: (1) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the guarantee of Indebtedness of the Company, the Affiliate Issuer or any Restricted Subsidiary; or (2) the guarantee by any Restricted Subsidiary of Indebtedness that refinances Indebtedness which benefited from a guarantee by any Restricted Subsidiary Incurred in compliance with this Section 4.15 immediately prior to such refinancing.
(c)    Notwithstanding anything herein to the contrary, the provisions of Section 4.15(a) shall not be applicable to any guarantee provided by a Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary if such guarantee was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary.
(d)    Notwithstanding the foregoing, any Additional Guarantee created pursuant to the provisions described in Section 4.15(a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the occurrence of any events described in clauses (1) through (14) under Section 10.02.
Section 4.16    Payments for Consents
The Fold-In Issuer, the Company and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Note Guarantees unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Fold-In Issuer, the Company, the Affiliate Issuer and the Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders in any jurisdiction where (i) the solicitation of such consent, waiver or amendment, including in connection with an exchange offer or an offer to purchase for cash, or (ii) the payment of the consideration therefore would require the Fold-In Issuer, the Company, the Affiliate Issuer or any Restricted Subsidiary to file a registration statement, prospectus or similar document under any applicable securities Laws (including, but not limited to, the United States federal securities Laws and the Laws of the European Union or its member states), which the Fold-In Issuer or the Company in its sole discretion determine (acting in good faith) (A) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction)

or (B) such solicitation would otherwise not be permitted under applicable Law in such jurisdiction.
Section 4.17    Impairment of Liens
(a)    The Company and the Affiliate Issuer shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing any Lien on the Note Collateral granted under the Note Security Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair any Lien on the Note Collateral granted under the Note Security Documents) for the benefit of the Trustee, the Security Agent and/or the holders of the Notes, and the Company and the Affiliate Issuer shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Trustee, the Security Agent and/or the holders of the Notes and the other beneficiaries described in the Note Security Documents and any Intercreditor Agreement, as applicable, any interest whatsoever in any of the Note Collateral, except that (a) the Company, the Affiliate Issuer and the Restricted Subsidiaries may Incur Permitted Collateral Liens, (b) the Note Collateral may be discharged and released in accordance with this Indenture, the Note Security Documents and any Intercreditor Agreement, as applicable, and (c) the Company, the Affiliate Issuer and any Restricted Subsidiary may consummate any other transaction permitted under Section 5.01; provided that, except with respect to any discharge or release of Note Collateral in accordance with this Indenture, the Note Security Documents and any Intercreditor Agreement, as applicable, or in connection with the Incurrence of Liens for the benefit of the Trustee, the Security Agent and/or the holders of the Notes, no Note Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, at the direction of the Company or the Affiliate Issuer and without the consent of the holders of the Notes, the Trustee and/or the Security Agent may from time to time (subject to customary protections and indemnifications from the Company) enter into one or more amendments to the Note Security Documents to: (1) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (2) provide for Permitted Collateral Liens; (3) make any change necessary or desirable, as determined conclusively in good faith by the Board of Directors, senior management or an Officer of the Company or the Affiliate Issuer, in order to implement transactions permitted under Section 5.01; (4) provide for the release of any Lien on any properties and assets constituting Note Collateral from the Lien of the Note Security Documents; provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Notes or the Note Guarantee, as applicable; (5) provide for the release of any Lien pursuant to, or in connection with, any Solvent Liquidation; and (6) make any other change that does not adversely affect the holders of the Notes in any material respect. For any amendments, modifications or replacements of any Note Security Documents not contemplated in clauses (1) to (6) of this Section 4.17(a), the Company or the Affiliate Issuer shall, contemporaneously deliver to the Trustee, either (A) a solvency opinion, in form and substance reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the Company, the Affiliate Issuer and the Restricted Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, (B) a certificate from the responsible financial or accounting officer of the relevant Grantor (acting in good faith) which confirms the solvency of the person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (C) an Opinion of Counsel, in form reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the

Lien or Liens created under the Note Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced, are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.
Section 4.18    Additional Amounts
All payments made by or on account of the Fold-In Issuer, the Affiliate Issuer, an Affiliate Subsidiary, any Guarantor or any successor thereto (a “Payor”) on or with respect to the Notes (including any Note Guarantee for the purposes of this Section 4.18) will be made without withholding or deduction for, or on account of, any present or future taxes (including interest or penalties to the extent resulting from a failure by the Fold-In Issuer to timely pay amounts due), duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by Law or by the official interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:
(1)    the government of the Approved Jurisdiction in which the Fold-In Issuer is organized or otherwise considered to be resident for tax purposes, or in each case, any political subdivision or governmental authority thereof or therein having power to tax;
(2)    any jurisdiction from or through which payment on the Notes is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or
(3)    any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Notes, including payments of principal, redemption price, interest or premium, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder of the Notes, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts) equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:
(i)    any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner and the Relevant Taxing Jurisdiction imposing such Taxes (other than the mere ownership or holding of such Note or enforcement of rights thereunder or under this Indenture or the receipt of payments in respect thereof);
(j)    any Taxes that would not have been so imposed if the Holder had (i) made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (A) such declaration of non-residence or other claim or filing for exemption is required by the applicable Law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (B) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable Law of the Relevant Taxing Jurisdiction, the relevant Holder at that time has been notified (in accordance with the procedures set forth in this Indenture) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made, but only to the extent the Holder is legally entitled to provide such declaration, claim or filing) and (ii) provided an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8 (together with any required attachments and including any successor forms);
(k)    any Taxes imposed by reason of such holder’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of the Fold-In Issuer entitled to vote;
(l)    any Taxes imposed on a holder by reason of its past or present status as a bank that acquired the Notes in consideration for an extension made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(m)    any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented during such 30-day period);
(n)    any Taxes that are payable otherwise than by withholding from a payment of the principal of, redemption price of, premium, if any, or interest on or with respect to the Notes;
(o)    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;
(p)    all United States backup withholding taxes;
(q)    any withholding or deduction imposed pursuant to (1) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (as amended), as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (2) any treaty, Law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of (1) above or (3) any agreement pursuant to the implementation of (1) or (2) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction; or
(r)    any combination of items (a) through (i) above.
Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Notes, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (a) to (j) inclusive of this Section 4.18.
The Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable Law. The Payor will use all reasonable efforts to provide evidence reasonably satisfactory to the Trustee that the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes has been made and will provide such evidence to each Holder. The Payor will attach to such evidence a certificate stating (a) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (b) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of the Trustee by the Holders of the Notes upon request and will be made available at the offices of the Paying Agents if the Notes are then listed on the International Stock Exchange.
At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the Trustee and each Paying Agent an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Paying Agents to pay such Additional Amounts to Holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officer’s Certificate addressing such matters. The Trustee and the Paying Agents shall be entitled to rely solely on each such Officer’s Certificate as conclusive proof that such payments are necessary.
Wherever mentioned in this Indenture or the Notes, in any context, (1) the payment of principal, (2) purchase prices in connection with a purchase of Notes, (3) interest, or (4) any other amount payable on or with respect to the Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The Payor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies (including interest and penalties to the extent resulting from a failure by the Fold-In Issuer to timely pay amounts due) which arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes, the Note Collateral or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.
The obligations of this Section 4.18 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.
Section 4.19    Suspension of Covenants on Achievement of Investment Grade Status
If, during any period after the Issue Date, the Notes have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as an “Investment Grade Status Period”), then the Company will notify the Trustee of this fact and beginning on the date such status was achieved, the provisions of Sections 3.11, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.14, and Section 5.01(a)(3) and any related default provisions of this Indenture will be suspended and will not, during such Investment Grade Status Period, be applicable to the Company, the Affiliate Issuer and the Restricted Subsidiaries. As a result, during any such Investment Grade Status Period, the Notes will lose a significant amount of the covenant protection initially provided under this Indenture. No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a Default under this Indenture or the Notes in the event that suspended covenants are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Notes to maintain Investment Grade Status (the “Reinstatement Date”). The Company or the Affiliate Issuer will promptly notify the Trustee in writing of any failure of the Notes to maintain Investment Grade Status and the Reinstatement Date.
Section 4.20    Further Instruments and Acts
Upon request of the Trustee, but without an affirmative duty on the Trustee to do so, the Fold-In Issuer, the Company and the Affiliate Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
Section 4.21    Listing
To the extent that the Notes are not listed prior to the LCPR Group Assumption Date, the Fold-In Issuer will apply to list the Notes on the International Stock Exchange and will use all reasonable efforts to obtain permission to be granted to deal in the Notes on the Official List of The International Stock Exchange within a reasonable period after the Issue Date and will maintain such listing as long as the Notes are outstanding; provided, however, that if the Fold-In Issuer can no longer maintain such listing or it becomes unduly burdensome to make or maintain such listing (for the avoidance of doubt, preparation of financial statements in accordance with IFRS (except pursuant to the definition of GAAP) or any accounting standard other than GAAP and any other standard pursuant to which the Reporting Entity then prepares its financial statements shall be deemed unduly burdensome), the Fold-In Issuer may cease to make or maintain such listing on the International Stock Exchange provided that the Fold-In Issuer will use its reasonable best efforts to obtain and maintain the listing of the Notes on another recognized listing exchange for high yield issuers (which may be a stock exchange that is not regulated by the European Union). Notwithstanding anything herein to the contrary, the Fold-In Issuer may cease to make or maintain a listing (whether on the International Stock Exchange or on another recognized listing exchange for high yield issuers) if such listing is not required for the Fold-In Issuer to benefit from an exemption on withholding tax on interest payments on the Notes or to otherwise prevent tax from being withheld from interest payments on the Notes.
Section 4.22    [Reserved]
Section 4.23    Intercreditor Agreement; Additional Intercreditor Agreement
(g)    The Trustee will accede to the Intercreditor Agreement on the LCPR Group Assumption Date by executing an accession and/or amendment thereto, and each Holder, by accepting a Note, will be deemed to have (1) authorized and directed the Trustee to enter into the Intercreditor Agreement or any additional intercreditor agreement contemplated hereby or thereby (an “Additional Intercreditor Agreement”), (2) agreed to be bound by all the terms and provisions of the Intercreditor Agreement applicable to such holder and (3) irrevocably appointed and directed the Trustee to act on its behalf and to perform the duties and exercise the rights, powers and discretions that are specifically given to them under the Intercreditor Agreement.
(h)    In addition, at the direction of the Company or the Affiliate Issuer and without the consent of the Holders of the Notes, the Trustee and the Security Agent, as applicable, will from time to time enter into one or more amendments to the applicable Intercreditor Agreement (including, for the avoidance of doubt, any Additional Intercreditor Agreement) to:
(1) cure any ambiguity, omission, manifest error, defect or inconsistency therein;

(2) add guarantors or other parties (such as representatives of new issuances of Indebtedness) thereto;
(3) secure the Notes or the Note Guarantees;
(4) make provisions for equal and ratable grants of Liens on the Note Collateral to secure Additional Notes or implement any Permitted Collateral Liens;
(5) make any other change to the applicable Intercreditor Agreement to provide for additional Indebtedness constituting Subordinated Obligations or any other additional Indebtedness (in either case, including with respect to the applicable Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes or the Note Guarantees, as applicable) or other obligations that are permitted by the terms of this Indenture to be Incurred and secured by a Lien on any collateral on a senior, pari passu or junior basis with any Liens securing the Notes or the Note Guarantees;
(6) add Restricted Subsidiaries to the applicable Intercreditor Agreement;
(7) amend the applicable Intercreditor Agreement in accordance with the terms thereof;
(8) make any change necessary or desirable, in the good faith determination of the Board of Directors or senior management of the Company, in order to implement any transaction that is subject to Article 5;
(9) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of the LCPR Credit Facilities or the Notes, as applicable, that is not prohibited by this Indenture; or
(10) make any other change thereto that does not adversely affect the rights of the Holders of the Notes in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of the Notes or the release of any Note Guarantee in a manner than would adversely affect the rights of the Holders of the Notes in any material respect except as otherwise permitted by this Indenture, or the applicable Intercreditor Agreement, immediately prior to such change.
(i)    The Company and the Affiliate Issuer will not otherwise direct the Trustee or the Security Agent, as applicable, to enter into any amendment to either of the Intercreditor Agreement or, if applicable, any Additional Intercreditor Agreement, without the consent of the Holders of a majority in principal amount of the Notes outstanding, except as otherwise permitted under Article 9, and the Company may only direct the Trustee and the Security Agent, applicable, to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent, as applicable, or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement.
(j)    Each Holder of a Note, by accepting such Note, is deemed to have:
(1)    appointed and authorized the Fold-In Issuer, the Trustee and the Security Agent, as applicable, from time to time to give effect to the foregoing provisions;
(2)    authorized each of the Fold-In Issuer, the Trustee and the Security Agent, as applicable, from time to time to become a party to any Additional

Intercreditor Agreement and any document giving effect to such amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement;
(3)    agreed to be bound by such provisions and the provisions of any Additional Intercreditor Agreement, and any document giving effect to such amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement; and
(4)    irrevocably appointed the Trustee and the Security Agent, as applicable, to act on its behalf from time to time to enter into and comply with the foregoing provisions and the provisions of any Additional Intercreditor Agreement and any document giving effect to such amendments to either the Intercreditor Agreement or any Additional Intercreditor Agreement,
in each case, without the need for the consent of the Holders.
(k)    In relation to the Intercreditor Agreement or an Additional Intercreditor Agreement, the Fold-In Issuer and/or the Trustee (on behalf of the Holders of the Notes), as applicable, shall consent to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.07.
Section 4.24    [Reserved]
Section 4.25    Limitation on Layering
The Company and the Affiliate Issuer will not Incur, and will not permit any Guarantor to Incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor that ranks pari passu with or subordinated to the Notes or Note Guarantee, as applicable, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or relevant Note Guarantee, on substantially identical terms (as conclusively determined in good faith by the Board of Directors or senior management of the Company or the Affiliate Issuer); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company, the Affiliate Issuer or any other Restricted Subsidiary solely by virtue of being unsecured or secured on a junior Lien basis or by virtue of not being guaranteed or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.
Section 4.26    Limited Condition Transaction
(d)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company or the Affiliate Issuer, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into. For the avoidance of doubt, if the Company or the Affiliate Issuer has exercised its option under the first sentence of this Section 4.26(a), and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(e)    In connection with any action being taken in connection with a Limited Condition Transaction for purposes of:
(1)    determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio or the Consolidated Senior Secured Net Leverage Ratio; or
(2)    testing baskets set forth in this Indenture (including baskets measured as a percentage or multiple, as applicable, of Total Assets, Pro forma EBITDA or Pro forma Non-Controlling Interest EBITDA);
in each case, at the option of the Company or the Affiliate Issuer (the Company’s or the Affiliate Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “LCT Test Date”); provided, however, that the Company or the Affiliate Issuer shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definitions of “Pro forma EBITDA”, “Consolidated Net Leverage Ratio” and “Consolidated Senior Secured Net Leverage Ratio”, the Company, the Affiliate Issuer or any Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.
(f)    If the Company or the Affiliate Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Pro forma EBITDA or Total Assets, of the Company , the Affiliate Issuer and the Restricted Subsidiaries or the Person or assets subject to the Limited Condition Transaction (as if each reference to the “Company” or the “Affiliate Issuer” in such definition was to such Person or assets) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company or the Affiliate Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under this Indenture (including with respect to the Incurrence of Indebtedness or Liens, or the making of Asset Dispositions, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company, the Affiliate Issuer or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE 15.
SUCCESSORS
Section 15.01    Merger and Consolidation
(a)    Neither the Fold-In Issuer nor the Affiliate Issuer will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:
(1)    the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the Laws of an Approved Jurisdiction and the Successor Company (if not the Fold-In Issuer or the Affiliate Issuer, as applicable) will expressly assume all the obligations of the Fold-In Issuer or the Affiliate Issuer, as applicable, under the Notes or Note Guarantee, as applicable, this Indenture and the Intercreditor Agreement to which it is party pursuant to agreements in form reasonably satisfactory to the Trustee;
(2)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
(3)    either (A) immediately after giving effect to such transaction, the Company, the Affiliate Issuer and the Restricted Subsidiaries, or such Successor Company, as applicable, would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.09(a) or (B) the Consolidated Senior Secured Net Leverage Ratio of the Company, the Affiliate Issuer and the Restricted Subsidiaries (including such Successor Company) or such Successor Company and the Restricted Subsidiaries would be no greater than that of the Company, the Affiliate Issuer and the Restricted Subsidiaries immediately prior to giving effect to such transaction; and
(4)    the Company or the Affiliate Issuer, as applicable, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture; provided that in giving such opinion, such counsel may rely on an Officer’s Certificate as to compliance with Sections 5.01(a)(2) and 5.01(a)(3) above and as to any matters of fact.
(b)    No Guarantor will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, other than the Fold-In Issuer or a Guarantor (other than in connection with a transaction that does not constitute an Asset Disposition or a transaction that is permitted under Section 4.10; unless:
(1)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
(2)    either:
(A)    the Successor Company (if not such Guarantor) assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee and any Intercreditor Agreement; or

(B)    the Net Cash Proceeds of such transaction are applied in accordance with the applicable provisions of this Indenture.
(c)    For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or the Affiliate Issuer which properties and assets, if held by the Company or such Affiliate Issuer, as applicable, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Affiliate Issuer, as applicable, on a Consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or such Affiliate Issuer, as applicable.
(d)    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company, the Fold-In Issuer or the relevant Guarantor, as the case may be, under this Indenture, the Notes and the Note Guarantee, as applicable, and upon such substitution, the predecessor to the Company, the Fold-In Issuer or the relevant Guarantor, as the case may be, will be released from its obligations under this Indenture, the Notes and the Note Guarantee, as applicable, but, in the case of a lease of all or substantially all its assets, the predecessor to the Company, the Fold-In Issuer or the relevant Guarantor, as the case may be, will not be released from the obligation to pay the principal of and interest on the Notes or the obligations under the Note Guarantee, as applicable.
(e)    The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (1) any Restricted Subsidiary from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Company, any Affiliate Issuer or another Restricted Subsidiary (that guarantees the Notes, if the former Restricted Subsidiary also guarantees the Notes); (2) any Guarantor from merging or liquidating into or transferring all or part of its properties and assets to another Guarantor; (3) any consolidation or merger of any Guarantor into the Fold-In Issuer, provided that, for the purposes of this sub-clause (3), if the Fold-In Issuer is not the surviving entity of such merger or consolidation, the relevant Guarantor will assume the obligations of the Fold-In Issuer under the Notes, the Indenture, the Intercreditor Agreement, and any Additional Intercreditor Agreement and clauses (1) and (4) under the first paragraph of this covenant shall apply to such transaction; (4) any consolidation or merger effected as part of the Transactions; (5) any Solvent Liquidation; and (6) the Company, the Fold-In Issuer or any Guarantor consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, for the purposes of this clause (6), Sections 5.01(a)(1), 5.01(a)(2) and 5.01(a)(4) or 5.01(b)(1) or 5.01(b)(2), as the case may be, shall apply to any such transaction.
Section 15.02    Successor Corporation Substituted
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Fold-In Issuer, the Affiliate Issuer or any Guarantor in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which such Fold-In Issuer, Affiliate Issuer or Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Fold-In Issuer,” the “Affiliate Issuer” or the applicable “Guarantor” shall refer instead to the successor Person), and may exercise every right and power of the “Fold-In Issuer,” the “Affiliate Issuer” or the applicable “Guarantor” under this Indenture with the same effect as if such successor Person had been named as the “Fold-In Issuer,” the “Affiliate Issuer” or the applicable “Guarantor” herein; provided, however, that the predecessor Fold-In Issuer, Affiliate Issuer or applicable Guarantor shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of such Fold-In Issuer, Affiliate Issuer or applicable Guarantor’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01.

ARTICLE 16.
DEFAULTS AND REMEDIES
Section 16.01    Events of Default
(a)    Each of the following is an “Event of Default”:
(1)    default in any payment of interest or Additional Amounts on any Note when due, which has continued for 30 days;
(2)    default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase or otherwise;
(3)    failure by the Fold-In Issuer or any Guarantor to comply for 60 days after notice specified in this Indenture with its other agreements contained in the Notes, this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Note Security Documents; provided, however, that the Fold-In Issuer or any Guarantor shall have 90 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with the obligations to file annual, quarterly and current reports in accordance with Section 4.03 so long as the Fold-In Issuer or any Guarantor is, as applicable, attempting to cure such failure as promptly as reasonably practicable;
(4)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Fold-In Issuer, the Company, the Affiliate Issuer or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company, the Affiliate Issuer or any of the Restricted Subsidiaries), other than Indebtedness owed to the Company, the Affiliate Issuer or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:
(A)    is caused by a failure to pay principal of such Indebtedness at its Stated Maturity after giving effect to any applicable grace period provided in such Indebtedness (“payment default”); or
(B)    results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(5)    (A) a proceeding is commenced seeking a decree or order for (i) relief in respect of the Fold-In Issuer, the Affiliate Issuer, the Company, any Guarantor, a Significant Subsidiary, or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, in an involuntary case under any applicable Bankruptcy Law, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestrator or similar official of the Fold-In Issuer, the Affiliate Issuer, the Company, any Guarantor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, or for all or substantially all of the property and assets of the Fold-In Issuer, the Affiliate Issuer, the Company, any Guarantor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, or (iii) the winding up or liquidation of the affairs of the Fold-In Issuer, the Affiliate Issuer, the Company, any Guarantor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary (other than, except in the case of the Fold-In Issuer, a solvent winding up or liquidation in connection with a transfer of assets among the Company, the Affiliate Issuer or any Guarantor and the Restricted Subsidiaries) and, in each case, such proceeding shall remain unstayed and in effect for a period of 30 consecutive days; or (B) other than, except in the case of the Fold-In Issuer, in relation to a solvent winding up or liquidation in connection with a transfer of assets among the Company, the Affiliate Issuer or any Guarantor and the Restricted Subsidiaries, the Company, the Affiliate Issuer, any Guarantor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary (i) commences a voluntary case (including taking any action for the purpose of winding up) under any applicable Bankruptcy Law, or consents to the entry of an order for relief in an involuntary case under any such Law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestrator or similar official of the Fold-In Issuer, the Affiliate Issuer, the Company, any Guarantor, a Significant Subsidiary, or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, or for all or substantially all of the property and assets of the Fold-In Issuer, the Affiliate Issuer, the Company, any Guarantor, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, or (iii) effects any general assignment for the benefit of creditors, in each case of this Section 6.01(a)(5), except as a result of, or in connection with, any Solvent Liquidation;
(6)    failure by the Fold-In Issuer, the Company, any Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $75.0 million (net of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);

(7)    any Note Guarantee of a Parent or a Significant Subsidiary ceases to be in full force and effect (except in accordance with the terms of this Indenture) or is declared invalid or unenforceable in a judicial proceeding and such Default continues for 60 days after the notice specified in this Indenture (the “guarantee default provision”); or
(8)    any Lien on the Note Collateral created under the Note Security Documents having a fair market value in excess of $100.0 million, or any Lien on the Note Collateral created under the Note Security Documents, (a) at any time, ceases to be in full force and effect in any material respect for any reason other than as a result of its release in accordance with this Indenture and the Note Security Documents or Note Security Documents, as applicable, or (b) is declared invalid or unenforceable in a judicial proceeding and, in each case, and such Default continues for 60 days after the notice specified in this Indenture (the “collateral failure provision”).
(b)    A default under clauses (3), (7) or (8) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in such clause (3), (7) or (8) of Section 6.01(a) after receipt of such notice.
Section 16.02    Acceleration
If an Event of Default (other than an Event of Default described in Section 6.01(a)(5)) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, accrued and unpaid interest, if any, and Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest and Additional Amounts, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(4) shall be remedied or cured by the Fold-In Issuer, the Company, the Affiliate Issuer or any of the Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except non-payment of principal, premium or interest and Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in Section 6.01(a)(5) occurs and is continuing, the principal of, premium, if any, accrued and unpaid interest and Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to non-payment of principal, premium, interest or Additional Amounts) and rescind any such acceleration with respect to the Notes and its consequences if (a) rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (b) all existing Events of Default, other than the non-payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (c) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

Section 16.03    Other Remedies
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by Law.
Section 16.04    Waiver of Past Defaults
The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to non-payment of principal, premium, interest or Additional Amounts) and rescind any such acceleration with respect to the Notes and its consequences if (a) rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (b) all existing Events of Default, other than the non-payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (c) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all Losses and expenses caused by taking or not taking such action.
Section 16.05    Control by Majority
Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with applicable Law, this Indenture or the Intercreditor Agreement or any Intercreditor Agreement or that the Trustee determines is unduly prejudicial to the rights of any other Holder of Notes or that may involve the Trustee in personal liability.
Section 16.06    Limitation on Suits
A Holder may pursue a remedy with respect to this Indenture or the Notes only if:
(1)    such Holder of Notes has previously given the Trustee written notice that an Event of Default is continuing;
(2)    Holders of at least 50% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;
(3)    such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)    the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 16.07    Rights of Holders of Notes to Receive Payment
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holders of not less than 90% in aggregate principal amount of the Notes.
Section 16.08    Collection Suit by Trustee
If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Fold-In Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 16.09    Trustee May File Proofs of Claim
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Fold-In Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 16.10    Priorities
Subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:    to the Trustee, the Security Agent and the Agents, and their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred and indemnities owed to and all advances made, by the Trustee, the Security Agent and the Agents and the costs and expenses of collection;
Second:    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and
Third:    to the Fold-In Issuer or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
Section 16.11    Undertaking for Costs
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 17.
TRUSTEE
Section 17.01    Duties of Trustee
(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)    in the absence of bad faith on its part, the Trustee may rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy or mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)    this Section 7.01(c) does not limit the effect of Section 7.01(b);
(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or Section 6.05.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.
(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.
(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Fold-In Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by Law.
(g)    In no event shall the Trustee or any other entity of The Bank of New York Mellon Group be liable for any Losses arising to the Trustee or any other entity of The Bank of New York Mellon Group or any other Agent receiving or transmitting any data from the Fold-In Issuer, any Authorized Person or any party to the transaction via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or e-mail.
Section 17.02    Rights of Trustee
(a)    The Trustee and each agent acting on its instructions may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document (regardless of whether any such document is subject to any monetary or other limit).
(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Fold-In Issuer will be sufficient if signed by an Officer of the Fold-In Issuer.
(f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
(g)    The Trustee shall have no duty to inquire as to the performance of the covenants of the Company and/or the Restricted Subsidiaries in Article 4. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided it is acting as Paying Agent); and (2) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Fold-In Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
(h)    The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable Law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.
(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, its right to be indemnified are extended to, and shall be enforceable by The Bank of New York Mellon, London Branch in each of its capacities hereunder, The Bank of New York Mellon in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder. Absent willful misconduct or negligence, each Paying Agent and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.
(j)    The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future Law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.
(k)    The Trustee shall not be liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(l)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Fold-In Issuer personally or by agent or attorney.

(m)    In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.
(n)    The Trustee may request that the Fold-In Issuer delivers an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
(o)    In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
(p)    The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.
(q)    The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.
(r)    The Trustee shall have the right to accept and act upon Instructions, including with respect to fund transfers given pursuant to this Indenture and delivered using Electronic Means. If the Fold-In Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Fold-In Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Person have been sent by such Authorized Person. The Fold-In Issuer shall be responsible for ensuring that only Authorized Persons transmit such Instructions to the Trustee and that the Fold-In Issuer and all Authorized Persons are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Fold-In Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent Instruction not delivered by Electronic Means. The Fold-In Issuer agrees: (1) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (2) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions by Electronic Means to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Fold-In Issuer; (3) that the security procedures (if any) to be followed in connection with its transmission of Instructions by Electronic Means provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (4) use its reasonable commercial efforts to notify the Trustee upon learning of any compromise or unauthorized use of the security procedures.

Section 17.03    Individual Rights of Trustee
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Fold-In Issuer or any Affiliate of the Fold-In Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee hereunder. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.
Section 17.04    Trustee’s Disclaimer
The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Fold-In Issuer’s use of the proceeds from the Notes or any money paid to the Fold-In Issuer or upon the Fold-In Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 17.05    Notice of Defaults
If a Default occurs and is continuing and is actually known to the Trustee, the Trustee must give notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, interest or Additional Amounts, if any, on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company, the Affiliate Issuer or the Fold-In Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company, the Affiliate Issuer or the Fold-In Issuer, as applicable, also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Company, the Affiliate Issuer or the Fold-In Issuer, as applicable, is taking or proposing to take in respect thereof.
Section 17.06    [Reserved]
Section 17.07    Compensation and Indemnity
(a)    The Fold-In Issuer will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any Law on compensation of a trustee of an express trust. The Fold-In Issuer will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
(b)    The Fold-In Issuer will indemnify the Trustee, including its directors, officers, employees and agents, against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, any Supplemental Indenture, the Notes, the Intercreditor Agreement, any Additional Intercreditor Agreement, any Note Security Document or other transaction document to which the Trustee is party or in any other role performed by The Bank of New York Mellon Group under said documents, including the costs and expenses of enforcing this

Indenture or any Security Documents against the Fold-In Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Fold-In Issuer, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Fold-In Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Fold-In Issuer will not relieve the Fold-In Issuer of its obligations hereunder. The Fold-In Issuer will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Fold-In Issuer will pay the reasonable fees and expenses of such counsel. The Fold-In Issuer need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.
(c)    The obligations of the Fold-In Issuer under this Section 7.07 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Fold-In Issuer’s obligations pursuant to Article 8 and any rejection or termination under any Bankruptcy Law, and the satisfaction and discharge of this Indenture
(d)    To secure the Fold-In Issuer’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any applicable Bankruptcy Law.
For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given, to the Trustee in Section 7.07, including its right to be indemnified, are extended to, and shall be enforceable by The Bank of New York Mellon, London Branch, in each of its capacities hereunder, by The Bank of New York Mellon, in each of its capacities hereunder, by the Security Agent and by each agent, custodian and each Person employed by the Trustee to act hereunder.
Section 17.08    Replacement of Trustee
(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Fold-In Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Fold-In Issuer in writing. The Fold-In Issuer may remove the Trustee if:
(1)    the Trustee fails to comply with Section 7.10;
(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)    a custodian or public officer takes charge of the Trustee or its property; or
(4)    the Trustee becomes incapable of acting.

(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Fold-In Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Fold-In Issuer.
(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (1) the retiring Trustee, the Fold-In Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee; or (2) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment shall be reasonably satisfactory to the Fold-In Issuer.
(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Fold-In Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will deliver a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Fold-In Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.
Section 17.09    Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
Section 17.10    Agents; Resignation of Agents
Any Agent may resign and be discharged from its duties under this Indenture at any time by giving sixty (60) days’ prior written notice of such resignation to the Trustee and the Fold-In Issuer. The Fold-In Issuer may remove any Agent at any time by giving sixty (60) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Fold-In Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Fold-In Issuer is unable to replace the resigning Agent within sixty (60) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The properly incurred and documented costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Fold-In Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s properly incurred and documented fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07.

Section 17.11    Eligibility; Disqualification
There will at all times be a Trustee hereunder that is a corporation organized and doing business under the Laws of the United States of America or of any state thereof, England and Wales or a jurisdiction in the European Union that is authorized under such Laws to exercise corporate trust power and which customarily performs such corporate trust roles and provides such corporate trust services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.
Section 17.12    Contractual Recognition of Bail-In Powers
    Notwithstanding and to the exclusion of any other term of this Indenture or any other agreements, arrangements, or understanding between the parties to this Indenture, each counterparty to a BRRD Party under this Indenture acknowledges and accepts that a BRRD Liability arising under this Indenture may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)    the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:
(1)    the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;
(2)    the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);
(3)    the cancellation of the BRRD Liability;
(4)    the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and
(b)    the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.
Section 17.13    Tax Matters
(d)    Information Covenants. Each of the Fold-In Issuer and the Trustee shall, within ten Business Days of a written request by the other party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party's compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this Section 7.13 to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this Section 7.13, “Applicable Law” means applicable tax Laws (inclusive of any current and future Laws, rules, regulations, intergovernmental agreements and interpretations thereof promulgated by competent authorities) related to this Indenture in effect from time to time.
(e)    Notice of Withholding or Deduction. If the Fold-In Issuer is, in respect of any payment in respect of the Notes, compelled to withhold or deduct any amount for or on account of any Taxes as contemplated by Section 4.18 (Additional Amounts) or any undertaking given in addition to or in substitution for Section 4.18 (Additional Amounts) pursuant to this Indenture, the Fold-In Issuer shall give notice to the Trustee as soon as it becomes aware of the requirement to make the withholding or deduction and shall give to the Trustee such information as it, the Security Agent or any Agent (including any Paying Agent) shall require to enable each of them to comply with the requirement.
(f)    Entitlement to Withhold or Deduct. Notwithstanding any other provision of this Indenture, the Trustee, the Security Agent or any Agent (including any Paying Agent) shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Taxes, if and only to the extent so required by Applicable Law or by virtue of the relevant holder failing to satisfy any certification or other requirements in respect of the Notes, in which event the Trustee, the Security Agent or any Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant regulatory or governmental authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Fold-In Issuer the amount so deducted or withheld, in which case, the Fold-In Issuer shall so account to the relevant regulatory or governmental authority for such amount. In each case, the Trustee, the Security Agent and each Agent shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such taxes, duties or charges.

ARTICLE 18.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 18.01    Option to Effect Legal Defeasance or Covenant Defeasance
The Fold-In Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 18.02    Legal Defeasance and Discharge
(a)    Upon the Fold-In Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Fold-In Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Fold-In Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Fold-In Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;
(2)    the Fold-In Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02;
(3)    the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Fold-In Issuer’s obligations in connection therewith; and
(4)    this Article 8.
(b)    Subject to compliance with this Article 8, the Fold-In Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.
Section 18.03    Covenant Defeasance
Upon the Fold-In Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Fold-In Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under Sections 3.11, 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.19, 4.21, 4.22, 4.23, and 4.25, clauses (3) and (4) of Section 5.01(a) and clauses (1) and (2)(B) of Section 5.01(b) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Fold-In Issuer may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01(a), but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Fold-In Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01(a)(3) (with respect to the Sections referenced in the first sentence of this Section 8.03 only), Section 6.01(a)(4), Section 6.01(a)(5) (only with respect to Significant Subsidiaries), Section 6.01(a)(6), Section 6.01(a)(7) and Section 6.01(a)(8) will not constitute Events of Default.]
Section 18.04    Conditions to Legal or Covenant Defeasance
(a)    In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:
(1)    the Fold-In Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee (or an agent nominated by the Trustee for such purpose) U.S. dollars, U.S. dollar-denominated U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, interest and Additional Amounts, if any, on the Notes to redemption or maturity, as the case may be;

(2)    in the case of an election under Section 8.02, the Fold-In Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that:
(A)    the Fold-In Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or
(B)    since the Issue Date, there has been a change in the applicable federal income tax Law, in either case to the effect that, and based thereon such Opinion of Counsel (subject to customary exceptions and exclusions) shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax Law;
(3)    in the case of an election under Section 8.03, the Fold-In Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Fold-In Issuer, the Affiliate Issuer or the Company is a party or by which the Fold-In Issuer, the Affiliate Issuer or the Company is bound;
(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Fold-In Issuer, the Company, the Affiliate Issuer or any of their respective Subsidiaries is a party or by which the Company, the Affiliate Issuer or any of its Subsidiaries is bound;
(6)    the Fold-In Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Fold-In Issuer with the intent of preferring the Holders over the other creditors of the Fold-In Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Fold-In Issuer or others; and
(7)    the Fold-In Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 18.05    Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions
(a)    Subject to Section 8.06, all money, all U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by Law.
(b)    The Fold-In Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in U.S. dollars or against the U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by Law is for the account of the Holders of the outstanding Notes.
(c)    Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Fold-In Issuer from time to time upon the request of the Fold-In Issuer any money, non-callable U.S. dollar-denominated U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 18.06    Repayment to Issuer
Any money deposited with the Trustee or any Paying Agent, or then held by the Fold-In Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Fold-In Issuer on its request or (if then held by the Fold-In Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Fold-In Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Fold-In Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may (without an obligation to do so) at the expense of the Fold-In Issuer cause to be published once, in a leading newspaper having general circulation in London, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Fold-In Issuer.
Section 18.07    Reinstatement
If the Trustee or any Paying Agent is unable to apply any U.S. dollar or U.S. dollar-denominated non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Fold-In Issuer’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Fold-In Issuer makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Fold-In Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 19.
AMENDMENT, SUPPLEMENT AND WAIVER
Section 19.01    Without Consent of Holders
(a)    Subject to Section 9.06 and notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Fold-In Issuer and the Trustee may amend this Indenture, the Notes, Note Guarantees, the Note Security Documents, the Intercreditor Agreement, and any Additional Intercreditor Agreement to:
(1)    cure any ambiguity, omission, manifest error, defect or inconsistency;
(2)    provide for the assumption by a Successor Company of the obligations of the Fold-In Issuer or any Guarantor under this Indenture, the Notes, the Note Guarantees, the Note Security Documents, the Intercreditor Agreement, and any Additional Intercreditor Agreement, as applicable;
(3)    provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986 (as amended));
(4)    add guarantees with respect to the Notes;
(5)    secure the Notes or the Note Guarantees (including, without limitation, to grant any security or supplemental security);
(6)    add to the covenants of the Company, the Affiliate Issuer and the Restricted Subsidiaries for the benefit of the Holders or surrender any right or power conferred upon the Company, the Affiliate Issuer or any Restricted Subsidiaries under this Indenture or the Notes or the Note Security Documents;
(7)    make any change that does not adversely affect the rights of any Holder in any material respect;
(8)    release (i) the Note Guarantees and (ii) any Lien created to secure the Notes and the Note Guarantees, in each case, as provided by the terms of this Indenture;
(9)    provide for the issuance of Additional Notes in accordance with the terms of this Indenture;
(10)    give effect to Permitted Liens and Permitted Collateral Liens;
(11)    evidence and provide for the acceptance and appointment under this Indenture, the Note Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, and any security documents granted to secure the Notes or any Note Guarantee, of a successor Trustee, Security Agent and/or any other agent pursuant to the requirements thereof;
(12)    the extent necessary to grant a Lien for the benefit of any Person; provided that the granting of such Lien is permitted by this Indenture;

(13)    make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities Law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;
(14)    conform the text of this Indenture, the Notes, the Note Guarantees, the Note Security Documents or the Intercreditor Agreement to any provision of the “Description of the Fold-In Notes” section of the Offering Memorandum to the extent that such provision of the “Description of the Fold-In Notes” section of the Offering Memorandum was intended to be a verbatim recitation of this Indenture, the Notes, the Note Guarantees, the Note Security Documents or the Intercreditor Agreement;
(15)    comply with Section 5.01;
(16)    provide for a reduction in the minimum denominations of the Notes; provided that such reduction would not result in a breach of applicable securities Laws or in a requirement to produce a prospectus or otherwise register the Notes with any regulatory authority in connection with any investment therein or resale thereof;
(17)    comply with the rules of any applicable securities depositary;
(18)    [Reserved];
(19)    give effect to, or as otherwise reasonably required (in the opinion of the Company) for the entry into the Intercreditor Agreement; or
(20)    to the extent reasonably required to allow for the Transactions.
(b)    In formulating its opinion on such matters, the Trustee shall be entitled to require and conclusively rely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate.
(c)    The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. For so long as the Notes are listed on the International Stock Exchange and the guidelines of the International Stock Exchange so require, the Company or the Affiliate Issuer will notify the International Stock Exchange of any such amendment, supplement and waiver.
(d)    Upon the request of the Fold-In Issuer accompanied by a resolution of its board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and subject to Section 9.06, the Trustee and the Security Agent will join with the Fold-In Issuer in the execution of any amended or supplemental indenture or such other amended or supplemental agreement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Security Agent will not be obligated to enter into such amended or supplemental indenture or such other amended or supplemental agreement that adversely affects its own rights, duties or immunities under this Indenture or otherwise.
Section 19.02    With Consent of Holders
Subject to Section 9.06 and except as provided below in this Section 9.02, the Fold-In Issuer and the Trustee and the Security Agent (to the extent party thereto) may amend or supplement this Indenture (including, without limitation, Sections 3.11, 4.10 and 4.14), the Notes, the Note Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for the Notes) voting as a single class and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Security Documents, the Intercreditor Agreement, or any Additional Intercreditor Agreement may be waived with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes) voting as a single class.
Upon the request of the Fold-In Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Fold-In Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental indenture directly adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.
It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
However, without the consent of the Holders of at least 90% of the aggregate principal amount of then outstanding Notes, an amendment, supplement or waiver under this Section 9.02 may not:
(1)    reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;
(2)    reduce the stated rate of or extend the stated time for payment of interest or Additional Amounts on any Note;
(3)    reduce the principal of or extend the Stated Maturity of any Note;
(4)    whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (i) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed under Section 3.07 (other than the notice provisions) or (ii) reduce the premium payable upon repurchase of any Note or change the time at which any Note is to be repurchased pursuant to Section 3.11, Section 4.10 or Section 4.14, at any time after the obligation to repurchase has arisen;
(5)    make any Note payable in money other than that stated in the Note (except to the extent the currency stated in the Note has been succeeded or replaced pursuant to applicable Law);
(6)    impair the right of any Holder to receive payment of, premium, if any, principal of or interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or
(7)    make any change to this Section 9.02.
In addition, without the consent of at least 75% in aggregate principal amount of Notes then outstanding, no amendment or supplement may:
(A)     release any Guarantor from any of its obligations under its Note Guarantee or modify any Note Guarantee, except, in each case, in accordance with the terms of this Indenture and the Intercreditor Agreement; or
(C)    modify any Note Security Document or the provisions in this Indenture dealing with the Note Security Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release all or substantially all of the Note Collateral other than pursuant to the terms of the Note Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, or as otherwise permitted by this Indenture.
Section 19.03    [Reserved]
Section 19.04    Revocation and Effect of Consents
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
Section 19.05    Notation on or Exchange of Notes
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Fold-In Issuer in exchange for all Notes may issue and the Authenticating Agent shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 19.06    Trustee/Security Agent to Sign Amendments, etc.
The Trustee and/or the Security Agent, as applicable, will sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Fold-In Issuer may not sign an amended or supplemental Indenture until the Board of Directors of the Fold-In Issuer approves it. In executing any amended or supplemental Indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 14.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture or other document is authorized or permitted by or not in breach of this Indenture and that such amendment is the legal, valid and binding obligation of the Fold-In Issuer enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture.
ARTICLE 20.
GUARANTEES
Section 20.01    Note Guarantees
(a)    The Notes shall be guaranteed by each entity that remained a guarantor of the Notes Proceeds Loan immediately prior to the LCPR Group Assumption. Each such guarantor shall, jointly and severally, irrevocably guarantee (each guarantee, an “Initial Guarantee” and collectively, the “Initial Guarantees”), as primary obligor and not merely as surety, on a senior basis, the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, all payment obligations of the Fold-In Issuer under this Indenture and the Notes, whether for payment of principal of or interest on or in respect of the Notes, fees, expenses, indemnification or otherwise. Each guarantor that provides a Note Guarantee on the LCPR Group Assumption Date is hereinafter referred to as an “Initial Guarantor”.
(b)    The obligations of a Guarantor under its Note Guarantee are limited as necessary to prevent the relevant Note Guarantee from constituting a fraudulent conveyance under applicable Law, or otherwise to reflect limitations under applicable Law.
(c)    From time to time, the Fold-In Issuer or the Affiliate Issuer may from time to time designate a Parent as an additional Parent Guarantor of the Notes (each an “Additional Parent Guarantor”, together with any other Additional Parent Guarantors, the “Parent Guarantors”) by causing it to execute and deliver to the Trustee a supplemental indenture in the form attached to the Indenture, pursuant to which such Parent shall become a Parent Guarantor.
(d)    Each Additional Parent Guarantor shall, jointly and severally, with the other Parent Guarantors, irrevocably guarantee (each guarantee, an “Additional Parent Guarantee”, together with each other Additional Parent Guarantee, the “Parent Guarantees”), as primary obligor and not merely as surety, on a senior basis the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all payment obligations of the Fold-In Issuer under the Indenture and the Notes, whether for payment of principal of or interest on or in respect of the Notes, fees, expenses, indemnification or otherwise. The obligations of any Additional Parent Guarantor are contractually limited under its Additional Parent Guarantee to prevent the relevant Additional Parent Guarantee from constituting a fraudulent conveyance under applicable Law, or otherwise to reflect limitations under applicable Law.
(e)    The Company or the Affiliate Issuer may from time to time designate a Restricted Subsidiary as an additional guarantor of the Notes (an “Additional Subsidiary

Guarantor”, together with any Additional Parent Guarantor, any Affiliate Issuer and any Affiliate Subsidiary, an “Additional Guarantor”; and each Additional Subsidiary Guarantor and each Initial Guarantor of a Restricted Subsidiary, the “Subsidiary Guarantors”) by causing it to execute and deliver to the Trustee a supplemental indenture in the form attached as Exhibit E to this Indenture, pursuant to which such Restricted Subsidiary will become a Guarantor.
(f)    Each Additional Subsidiary Guarantor will, jointly and severally, with the Guarantors and each other Additional Subsidiary Guarantor, irrevocably guarantee (each guarantee, an “Additional Subsidiary Guarantee”, together with any Additional Parent Guarantee, any Affiliate Issuer Guarantee and any Affiliate Subsidiary Guarantee, an “Additional Guarantee”; and each Additional Subsidiary Guarantee and each Initial Guarantee of a Restricted Subsidiary, a “Subsidiary Guarantee”), as primary obligor and not merely as surety, on a senior basis the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all payment obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on or in respect of the Notes, fees, expenses, indemnification or otherwise. The obligations of any Additional Subsidiary Guarantor will be contractually limited under its Additional Subsidiary Guarantee to prevent the relevant Additional Subsidiary Guarantee from constituting a fraudulent conveyance under applicable Law, or otherwise to reflect limitations under applicable Law.
Section 20.02    Releases.
(a)    The Fold-In Issuer will not cause or permit, directly or indirectly, any Note Guarantee to be released, except that a Note Guarantee will be automatically and unconditionally released:
(1)    upon the sale or other disposition of all or substantially all of the Capital Stock of the relevant Guarantor pursuant to an Enforcement Sale as provided for in the Intercreditor Agreement or as otherwise provided for under the Intercreditor Agreement;
(2)    in the case of a Subsidiary Guarantee, an Affiliate Issuer Guarantee or an Affiliate Subsidiary Guarantee, upon the sale or other disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) in compliance with this Indenture of the Capital Stock of the relevant Guarantor (whether directly or through the disposition of a parent thereof), following which such Guarantor is no longer a Restricted Subsidiary or an Affiliate Issuer (other than a sale or other disposition to the Company, the Affiliate Issuer or any Restricted Subsidiary);
(3)    in the case of a Parent Guarantee, if such Parent Guarantor ceases to be a Parent of the Fold-In Issuer or the Affiliate Issuer;
(4)    in the case of a Guarantor that is prohibited or restricted by applicable Law from guaranteeing the Notes;
(5)    upon the Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes and this Indenture as provided in Articles 8 or 12, respectively;
(6)    with respect to an Additional Note Guarantee given pursuant to Section 4.15, upon release of the guarantee that gave rise to the requirement to issue such Additional Note Guarantee so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give an Additional Note Guarantee is at that time guaranteed by the relevant Guarantor;

(7)    with respect to Subsidiary Guarantors only, upon the release or discharge of such Subsidiary Guarantor from its guarantee of Indebtedness of the Company, the Affiliate Issuer and the Subsidiary Guarantors under the LCPR Credit Agreement or any other Pari Passu Lien Obligation (including by reason of the termination of the agreement, document or instrument governing the LCPR Credit Agreement or any other Pari Passu Lien Obligation) and/or the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to this Indenture (and treating any guarantees of such Subsidiary Guarantor that remain outstanding as Incurred at least 30 days prior to such release or discharge), except a discharge or release by or as a result of payment under such guarantee;
(8)    with respect to any Additional Parent Guarantors only, upon the release or discharge of such Additional Parent Guarantor from its guarantee of any Indebtedness of the Company, the Affiliate Issuer and the Subsidiary Guarantors under the LCPR Credit Agreement or any other Pari Passu Lien Obligation (including by reason of the termination of the agreement, document or instrument governing the LCPR Credit Agreement or any other Pari Passu Lien Obligation) and/or if such Additional Parent Guarantor would not then otherwise be required to guarantee the Notes pursuant to this Indenture, except a discharge or release by or as a result of payment under such guarantee;
(9)    in the case of a Subsidiary Guarantee, if the relevant Guarantor is designated as an Unrestricted Subsidiary in compliance with Section 4.07;
(10)    as a result of a transaction permitted by, and in compliance with, Section 5.01;
(11)    if such Guarantor is an Affiliate Subsidiary and such Affiliate Subsidiary (i) becomes a Subsidiary of the Company or the Affiliate Issuer, (ii) is merged into or with the Company, the Affiliate Issuer or another Restricted Subsidiary that is not a Guarantor or (iii) is released pursuant to an Affiliate Subsidiary Release;
(12)    as described under Article 9;
(13)    upon the full and final payment and performance of all obligations of the Fold-In Issuer under this Indenture and the Notes; or
(14)    as a result of, and in connection with, any Solvent Liquidation.
(b)    Notwithstanding any of the foregoing, in all circumstances a Note Guarantee shall only be released if the relevant Guarantor or the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.
(c)    The Trustee shall take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement, to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications to the reasonable satisfaction of the Trustee.

Section 20.03    Affiliate Issuer and Affiliate Subsidiaries
The Company may from time to time designate an Affiliate as an Affiliate Issuer (each an “Affiliate Issuer”, together with the Initial Guarantors, the Parent Guarantors, the Subsidiary Guarantors and the Affiliate Subsidiaries, the “Guarantors”) by causing it to execute and deliver a supplemental indenture to the Indenture whereby the Affiliate Issuer will provide a Note Guarantee (an “Affiliate Issuer Guarantee”) and accede as an Affiliate Issuer (the “Affiliate Issuer Accession”); provided that, prior to or immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. In this Indenture, references to the Affiliate Issuer include all Affiliate Issuers so designated from time to time. Any Affiliate Issuer Guarantee shall be issued on substantially the same terms as any Additional Parent Guarantee.
 The Company may designate an Affiliate as an Affiliate Subsidiary by causing it to execute and deliver to the Trustee a supplemental indenture to the Indenture (the “Affiliate Subsidiary Accession”) whereby the Affiliate Subsidiary will provide a Note Guarantee (the “Affiliate Subsidiary Guarantee”, together with each Initial Guarantee, each Parent Guarantee, each Subsidiary Guarantee, each Affiliate Issuer Guarantee, a “Note Guarantee”); provided that, prior to or immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. In this Indenture, references to the Affiliate Subsidiary include all Affiliate Subsidiaries so designated from time to time. Any Affiliate Subsidiary Guarantee shall be issued on substantially the same terms as any Additional Subsidiary Guarantee. The Company may designate that any Affiliate Subsidiary is no longer an Affiliate Subsidiary (“Affiliate Subsidiary Release”); provided that immediately after giving effect to such Affiliate Subsidiary Release, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (A) the Company, the Affiliate Issuer and the Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness pursuant to clause (2) of Section 4.09(a) or (B) the Consolidated Senior Secured Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such Affiliate Subsidiary Release.
Section 20.04    Limitation on Guarantor Liability
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar national, federal, local or state law to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each Guarantor hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor, if any, in respect of the obligations of such other Guarantor, if any, under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

ARTICLE 21.
SECURITY
Section 21.01    Note Security Documents
The due and punctual payment of the principal of and premium, interest and Additional Amounts, if any, on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts (to the extent permitted by Law), if any, on the Notes, and performance of all other monetary obligations of the Fold-In Issuer and the Guarantor to the Holders or the Trustee under this Indenture or the Notes, according to the terms hereunder or thereunder, are secured as provided in the Note Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Note Security Documents, as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Trustee and the Security Agent to enter into the Note Security Documents and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith. The Fold-In Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Note Security Documents. The Fold-In Issuer will take, upon request of the Trustee or the Security Agent, any and all actions reasonably required to cause the Note Security Documents to create and maintain, as security for the Obligations of the Fold-In Issuer hereunder, a valid and enforceable perfected Lien in and on the relevant Note Collateral in favor of the Security Agent.
Section 21.02    Release of the Note Collateral
The Note Collateral will be automatically and unconditionally released and discharged:
(1)    in the event of a sale or disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) of assets included in the Note Collateral to a Person that is not (either before or after giving effect to such transaction) the Company, the Affiliate Issuer or any Restricted Subsidiary, provided that such sale or disposition is in compliance with this Indenture, including the provisions described under Section 4.10, or in connection with any other release of a Note Guarantee permitted under this Indenture;
(2)    if the Note Collateral is the Capital Stock of, or an asset of, a Guarantor or any of its Subsidiaries, in connection with any sale or disposition of Capital Stock of that Guarantor or Subsidiary to a Person that is not (either before or after giving effect to such transaction) the Company, the Affiliate Issuer or any Restricted Subsidiary, provided that such sale or disposition is in compliance with this Indenture, including the provisions of Section 4.10, or if the applicable Subsidiary of which such Capital Stock or assets are pledged is designated as an Unrestricted Subsidiary in compliance with Section 4.07;
(3)    to release and/or re-take any Lien under the Note Security Documents to the extent otherwise permitted by the terms of this Indenture, the Note Security Documents or the Intercreditor Agreement (including, without limitation as may be permitted by Section 4.17);
(4)    if the Note Collateral is owned by a Guarantor that is released from its Note Guarantee in accordance with the terms of this Indenture;

(5)    upon the sale or other disposition of any Note Collateral pursuant to an Enforcement Sale;
(6)    as described in Article 9;
(7)    in connection with any merger or other transaction permitted by, and in compliance with, Section 5.01; provided that any other Lien on such property or assets that secures any other Indebtedness (other than (a) any Indebtedness permitted to be incurred pursuant to clause (15) of Section 4.09(b) and (b) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (a)) of the Company, the Affiliate Issuer or any Restricted Subsidiaries is simultaneously released;
(8)    with the consent of holders of at least seventy-five percent (75%) in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);
(9)    if such Note Collateral is Capital Stock of, or an asset of, the Company, the Affiliate Issuer or any Restricted Subsidiary (other than the Capital Stock of the Company and the Fold-In Issuer); provided that any other Lien on such Note Collateral that secures the LCPR Credit Facility or any Pari Passu Lien Obligation, is simultaneously released;
(10)    with respect to any Note Collateral that is transferred to a Receivables Entity pursuant to a Qualified Receivables Transaction, and with respect to any Securitization Obligation that is transferred, in one or more transactions, to a Receivables Entity;
(11)    upon the full and final payment and performance of all obligations of the Fold-In Issuer and the Guarantors under this Indenture and the Notes; and
(12)    as a result of, and in connection with, any Solvent Liquidation.
In addition, the Liens created by the Note Security Documents will be released in accordance with the Note Security Documents and the Intercreditor Agreement (including any Additional Intercreditor Agreement). The security interests will also be released upon the defeasance or discharge of the Notes as provided in Article 8, in each case, in accordance with the terms and conditions of this Indenture.
ARTICLE 22.
SATISFACTION AND DISCHARGE
Section 22.01    Satisfaction and Discharge
(a)    This Indenture, the Note Security Documents, and, subject to Section 7.07, the rights, duties and obligations of the Trustee, the Security Agent and the Holders under the Intercreditor Agreement or any Additional Intercreditor Agreement will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)    either:
(A)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Fold-

In Issuer, have been delivered to a Paying Agent or Registrar for cancellation; or
(B)    (i) all Notes that have not been delivered to a Paying Agent or Registrar for cancellation (a) have become due and payable by reason of the mailing or delivery of a notice of redemption or otherwise or (b) will become due and payable within one year and (ii) the Fold-In Issuer or a Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash, Cash Equivalents, U.S. Government Obligations or a combination thereof, in each case, denominated in U.S. dollars, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to a Paying Agent or Registrar for cancellation for principal, premium and Additional Amounts (if any) and accrued interest to the date of maturity or redemption;
(2)    the Fold-In Issuer or the Guarantor(s) has paid or caused to be paid all other amounts payable by it under this Indenture; and
(3)    the Fold-In Issuer or the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.
(b)    In addition, the Company must deliver to the Trustee and the Security Agent an Officer’s Certificate and an Opinion of Counsel, in each case stating that all conditions precedent to satisfaction and discharge have been satisfied.
(c)    In addition, if:
(1)    part of the Notes (the “Called Notes”) have become irrevocably due and payable by reason of the mailing or delivery of an unconditional notice of redemption or otherwise;
(2)    the Fold-In Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, with respect to the Called Notes, cash, Cash Equivalents, US Government Obligations or a combination thereof, in each case, denominated in dollars, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Called Notes for principal, premium and Additional Amounts (if any) and accrued interest to the Redemption Date; and
(3)    the Company or the Affiliate Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Called Notes on the Redemption Date, then the Called Notes will not constitute Indebtedness under this Indenture, In addition, the Company must deliver to the Trustee and the Security Agent an Officer’s Certificate and an Opinion of Counsel, in each case, stating that all conditions precedent to such Notes not constituting Indebtedness have been satisfied.
(d)    Notwithstanding the satisfaction and discharge of this Indenture if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(B), the provisions of Section

8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 22.02    Application of Trust Money
Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by Law.
If the Trustee or Paying Agent is unable to apply U.S. dollars or U.S. dollar-denominated non-callable U.S. Government Obligations in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Fold-In Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Fold-In Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Fold-In Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from U.S. dollars or U.S. dollar-denominated non-callable U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE 23.
[RESERVED]